UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HUDSON PACIFIC PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION, DATED DECEMBER 22, 2014

11601 Wilshire Blvd., Sixth Floor

Los Angeles, California 90025

                    , 2015

To the Stockholders of Hudson Pacific Properties, Inc.:

You are cordially invited to attend a special meeting of the common stockholders of Hudson Pacific Properties, Inc., which we refer to as “Hudson,” to be held on                     , 2015, commencing at              local time, at             .

On December 6, 2014, Hudson and its subsidiary Hudson Pacific Properties, L.P., which we refer to as the “Operating Partnership,” entered into an asset purchase agreement, which we refer to as the “Purchase Agreement,” with certain affiliates of The Blackstone Group L.P., which we refer to as the “Seller Parties.” Pursuant to the Purchase Agreement, Hudson will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels located in the San Francisco Peninsula and Silicon Valley areas, which we refer to as the “Target Properties” and also refer to in certain instances herein, collectively, as the “Target Portfolio,” from the Seller Parties, in exchange for a combination of $1.75 billion in cash, subject to adjustment as described in this proxy statement, and the issuance of up to an aggregate amount of 63,474,791 shares of Hudson common stock, or “common stock,” and common units of limited partnership interest in the Operating Partnership, or “common units,” subject to reduction as described this proxy statement. We believe that the acquisition of the Target Properties aligns with our strategy to acquire high-quality office properties in our core West Coast target markets and where we can leverage our operating, leasing and development platforms to create long-term value for our shareholders. Hudson has long targeted these two Northern California regions for expansion and the Target Properties present Hudson with a strong, diversified tenancy, including several nationally known technology companies. The transaction will result in Hudson effectively doubling in size, and we believe will result in operational efficiencies and improved access to capital, as well as a potential path to an investment grade credit rating.

The final number of shares of common stock and common units to be issued in the transaction will not exceed 63,474,791 in the aggregate, but the exact number of each will not be known until the closing of the transaction. Under the rules of the New York Stock Exchange, or NYSE, on which our common stock is listed, the proposed issuance of the shares of common stock and common units to the Seller Parties (or their designated affiliates) in connection with the transaction requires the approval of Hudson’s stockholders because the maximum number of shares and common units to be issued exceeds 20% of the total number of shares of our common stock and common units outstanding prior to the issuance.

At the special meeting, holders of shares of Hudson common stock will be asked to consider and vote on (i) a proposal to approve the issuance of the shares of Hudson common stock and common units as contemplated by the Purchase Agreement, which we refer to as the “Equity Issuance” and (ii) a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

Hudson’s Board of Directors approved the Purchase Agreement as well as the Equity Issuance and the other transactions contemplated by the Purchase Agreement, and recommends that Hudson’s stockholders vote “FOR” each of the proposals.

If Hudson’s stockholders do not approve the proposal to approve the Equity Issuance presented at the special meeting, the transactions contemplated by the Purchase Agreement cannot be consummated.

Your vote is important. Whether or not you expect to attend the special meeting in person, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or authorizing your proxy by one of the other methods specified in this proxy statement. If your common stock is held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to you broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. Authorizing a proxy will ensure that your shares are represented at the special meeting. If you attend the special meeting and desire to vote in person, you may do so even though you have previously authorized your proxy.

We encourage you to carefully read this proxy statement in its entirety before voting, including the annexes and documents referred to or incorporated by reference and the section entitled “Risk Factors” beginning on page 17. On behalf of your management team and board of directors, I thank you for your support and urge you to vote “FOR” approval of the issuance of Hudson common stock and common units of limited partnership interest in the Operating Partnership in the transaction.

Sincerely,

Victor Coleman

Chief Executive Officer, President and

Chairman of the Board of Directors

Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the transaction or has passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     and is first being mailed to Hudson Pacific Properties, Inc. stockholders on or about                     .

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd., Sixth Floor

Los Angeles, California 90025

(310) 445-5700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2015

To the Stockholders of Hudson Pacific Properties, Inc.:

Notice is hereby given that a special meeting of the stockholders of Hudson Pacific Properties, Inc., a Maryland corporation, which we refer to as “Hudson,” will be held on                     , 2015, commencing at             , local time, at             , unless postponed or adjourned to a later date or time or different place, for the purpose of considering and voting upon the following matters contemplated by the Purchase Agreement, dated as of December 6, 2014, by and among Hudson, Hudson Pacific Properties, L.P., a Maryland limited partnership and subsidiary of Hudson, which we refer to as the “Operating Partnership,” and certain affiliates of The Blackstone Group L.P. in connection with the proposed acquisition by Hudson and the Operating Partnership of a portfolio of 26 office buildings and two land parcels located in the San Francisco Peninsula and Silicon Valley areas:

1. a proposal to approve the issuance of up to an aggregate amount of 63,474,791 shares of Hudson common stock and common units of limited partnership interest in the Operating Partnership as contemplated by the Purchase Agreement (the “Equity Issuance”); and

2. a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

Approval of the proposal to approve the Equity Issuance requires the affirmative vote of a majority of the votes cast on such proposal.

Approval of the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance, requires the affirmative vote of a majority of the votes cast on such proposal. If Hudson’s stockholders do not approve the Equity Issuance, the transactions contemplated by the Purchase Agreement cannot be consummated.

Recommendation of the Board

The Board recommends that holders of shares of Hudson common stock vote “FOR” the proposal to approve the issuance of the shares of Hudson common stock and common units of limited partnership interest in the Operating Partnership as contemplated by the Purchase Agreement.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The expenses of printing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by Hudson. Only stockholders of record at the close of business on                     , 2015 are entitled to notice of and to vote at the special meeting.

By Order of the Board of Directors,

Kay L. Tidwell

Executive Vice President, General Counsel

and Secretary

                    , 2015

Los Angeles, California

YOUR VOTE IS IMPORTANT

Your vote is important no matter how many shares you own. In order to ensure that your shares of common stock will be represented at the special meeting, we have enclosed a proxy card by which you can direct the voting of your shares. Whether or not you plan to attend the special meeting in person, please authorize a proxy to vote your shares as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or calling the toll-free telephone number listed on your proxy card or accessing the Internet Web site described in the instructions on the enclosed proxy card. Authorizing a proxy will assure that you are represented and your votes are cast at the special meeting if you do not attend in person. If your shares are held in “street name” by your broker or other nominee, please follow the directions provided by your broker or other nominee regarding how to instruct the record holder to vote your shares. Additionally, if you attend the special meeting and desire to vote in person, you may do so even though you have previously authorized a proxy.

We thank you for your continued interest in Hudson Pacific Properties, Inc. and look forward to seeing you at the special meeting.

i

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Hudson from other documents filed with the Securities and Exchange Commission, which we refer to as the “SEC,” that are not included or delivered with this proxy statement. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 117.

This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone at the following address and telephone number:

Hudson Pacific Properties, Inc.

Attention: Investor Relations

11601 Wilshire Blvd., Sixth Floor

Los Angeles, California 90025

(310) 445-5700

www.hudsonpacificproperties.com

Information contained on the Web site specified above is expressly not incorporated by reference into this proxy statement.

You may also request information from Mackenzie Partners, Inc., Hudson’s proxy solicitor, at the following address and telephone number:

Mackenzie Partners, Inc.

Attention: Dan Burch

105 Madison Avenue

New York, NY 10016

800-322-2885

To receive timely delivery of the requested documents in advance of the Hudson special meeting, please make your request no later than                     , 2015.

ABOUT THIS DOCUMENT

Hudson Pacific Properties, Inc., which we refer to herein as the “Company,” “Hudson,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our special meeting of our stockholders to be held on                     , 2015, at             , or at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be mailed to each stockholder entitled to notice of, and to vote at, the special meeting of stockholders commencing on or about             .

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated                     , 2015. You should not assume that the information contained in this proxy statement is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. The mailing of this proxy statement to our stockholders will not create any implication to the contrary.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

v

QUESTIONS AND ANSWERS

The following are answers to some questions that you may have regarding Hudson, the Purchase Agreement, the Equity Issuance and the other transactions contemplated by the Purchase Agreement and the special meeting. We urge you to read carefully this entire proxy statement, including the annexes and the other documents referred to or incorporated by reference into this proxy statement, because the information in this section does not provide all of the information that might be important to you.

Unless stated otherwise or the context otherwise requires, in this proxy statement:

•

all references to (i) “Hudson,” the “Company,” “we,” “us” or “our” are to Hudson Pacific Properties, Inc., a Maryland corporation, and (ii) the “Operating Partnership” are to Hudson Pacific Properties, L.P., a Maryland limited partnership and a subsidiary of Hudson;

•

all references to (i) “Blackstone” are to The Blackstone Group L.P., a Delaware limited partnership, and (ii) the “Seller Parties” are to the certain affiliates of Blackstone who are parties to the Purchase Agreement; and

•

all references to the “Purchase Agreement” are to the Asset Purchase Agreement, dated as of December 6, 2014, by and among Hudson, the Operating Partnership and the Seller Parties, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference.

Who is soliciting my vote?

Hudson’s Board of Directors (the “Board”) is soliciting your vote at the special meeting of stockholders.

What is the proposed transaction?

Hudson, the Operating Partnership and the Seller Parties entered into the Purchase Agreement on December 6, 2014, pursuant to which the Operating Partnership and/or other subsidiaries of Hudson will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (which we refer to as the “Target Properties” and also refer to in certain instances herein, collectively, as the “Target Portfolio”) from the Seller Parties in exchange for a combination of cash and equity consideration, each subject to adjustment in accordance with the terms of the Purchase Agreement (the “transaction”) as follows:

•

Cash Consideration. At the consummation of the transaction, the Operating Partnership will deliver to the Seller Parties a payment in cash of an aggregate amount equal to $1.75 billion, subject to adjustment as described under the heading “The Transaction Documents—The Purchase Agreement—Consideration” beginning on page 65 (the “Cash Consideration”).

•

Equity Consideration. At the consummation of the transaction, the Operating Partnership will deliver to the Seller Parties (or their designated affiliates) an aggregate amount of up to 63,474,791 newly-issued shares of Hudson common stock (“common stock”) and newly-issued common units of limited partnership interest in the Operating Partnership (“common units”) (and such common units and shares of common stock, together, the “Equity Consideration”). At the consummation of the transaction, the portion of the Equity Consideration consisting of common stock will represent 9.8% (rounded down to the nearest whole share) of the total outstanding shares of common stock (after giving effect to the issuance of the Equity Consideration but excluding outstanding restricted shares of common stock), and the issuance of the portion of the Equity Consideration consisting of common units will be in an amount equal to up to 63,474,791, less the number of shares of common stock to be issued in the transaction (we refer to the issuance by Hudson of such common stock and the issuance by the Operating Partnership of such common units as the “Equity Issuance”), subject to reduction as described below under the heading “The Transaction Documents—The Purchase Agreement—Consideration” beginning on page 65.

Why am I receiving this proxy statement?

The Board is using this proxy statement to solicit proxies of Hudson stockholders in connection with the Equity Issuance. In order to complete the transaction, the Hudson stockholders must approve the Equity Issuance. Hudson will hold a special meeting of its stockholders to obtain approval of the Equity Issuance. This proxy statement contains important information about the transaction, the Equity Issuance, and the special meeting and you should read it carefully and in its entirety. The enclosed voting materials allow you to authorize a proxy to vote your shares of Hudson common stock without attending the special meeting. As promptly as practicable, please complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or call the toll-free telephone number listed on your proxy card or access the Internet Web site described in the instructions on the enclosed proxy card.

Why has Hudson decided to acquire the Target Properties?

We believe that the transaction will provide substantial strategic and financial benefits to our company, our stockholders and our customers, including the following:

•	the unique opportunity presented by the size, scope and premium quality of the Target Properties;

•	the opportunity for Hudson to leverage its operating platform and create near and long-term value;

•	the benefits that could result from the combination of the Target Properties with Hudson’s existing portfolio; and

•	the benefits of Blackstone as a significant equity holder in Hudson.

Please see “The Transaction—Recommendation of the Board and Its Reasons for the Transaction” beginning on page 38 for a detailed discussion of the reasons for and benefits of the transaction.

What are the specific proposals that stockholders are being asked to vote on at the special meeting?

The holders of our common stock are being asked to consider and vote upon the following proposals at the special meeting:

Proposal 1: a proposal to approve the Equity Issuance; and

Proposal 2: a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

Proposal 1: “FOR” approval of the Equity Issuance; and

Proposal 2: “FOR” approval of the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

Are there risks I should consider in deciding how to vote on the proposal to approve the Equity Issuance?

Yes. In evaluating the proposal to approve the Equity Issuance, you should carefully read this proxy statement, including the factors discussed in the section “Risk Factors” beginning on page 17. You are urged to read this proxy statement in its entirety prior to authorizing a proxy.

What is included in the proxy materials?

Proxy materials include this proxy statement for the special meeting. This proxy statement was filed with the SEC and is available free of charge on our Web site (www.hudsonpacificproperties.com).

When and where is the special meeting of Hudson stockholders?

The special meeting will be held on                     , 2015, commencing at             , local time, at             , unless postponed or adjourned to a later date or time or different place.

Who may vote at the special meeting?

The Board has set the close of business on                     , 2015, as the record date for the special meeting. If you were the owner of shares of Hudson common stock at the close of business on                     , 2015, which we refer to as the “record date,” you may vote at the special meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “holder of record”; and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

Concurrently with the execution of the Purchase Agreement, on December 6, 2014, Farallon Capital Partners L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (which we refer to collectively as the “Farallon Funds”) entered into a Voting Agreement (which we refer to here as the “Voting Agreement”) with the Seller Parties, pursuant to which each of the Farallon Funds has agreed that, until the termination of the Voting Agreement, it will vote in favor of the transaction and against any potential competing transaction or any action that could reasonably be expected to adversely affect the transaction. For a detailed description of the Voting Agreement, please see the “The Transaction Documents—The Voting Agreement” beginning on page 86. As of December 6, 2014, the Farallon Funds collectively held an aggregate of 8,722,016 shares of common stock.

How many stockholders must be present to hold the meeting?

Stockholders entitled to cast a majority of the votes entitled to be cast at the special meeting must be present in person or represented by proxy at the special meeting in order to hold the meeting and conduct business. This is called a quorum. As of the record date, there were                      shares of Hudson common stock outstanding and entitled to vote at the special meeting. Stockholders who properly authorize a proxy and instruct their proxy to abstain with respect to any or all matters to be voted on at the special meeting will be counted as present for purposes of establishing a quorum at the meeting. A “broker non-vote” occurs when shares are held by a broker or other nominee, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Brokers or other nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. The only proposals to be voted on at the special meeting are “non-routine.” Therefore, there can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in you not being counted as present at the meeting.

What vote is required to approve each item?

The proposal to approve the Equity Issuance requires the affirmative vote of the stockholders that cast a majority of the total votes cast on the proposal. The actions contemplated by the Equity Issuance, even if approved by our stockholders, will not occur unless we complete the transaction.

The proposal to adjourn the special meeting requires the affirmative vote of the stockholders that cast a majority of the total votes cast on the proposal.

How may I cast my votes?

You may vote “FOR” or “AGAINST” or instruct your proxy to “ABSTAIN” on the vote on the proposal to approve the Equity Issuance and you may vote “FOR” or “AGAINST” or instruct your proxy to “ABSTAIN” on the vote on the proposal to adjourn the special meeting.

If you authorize a proxy without providing voting instructions, and your proxy is not revoked, the persons named as proxies will vote in accordance with the Board’s recommendation to approve the Equity Issuance and to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance. The Board recommends a vote “FOR” each proposal.

What if I abstain from voting?

If you properly authorize a proxy but instruct your proxy to abstain from voting on any proposal, you will still be counted as present at the meeting for purposes of determining whether a quorum exists. If you instruct your proxy to abstain from voting on the proposal to approve the Equity Issuance, your abstention will have the effect of a vote “AGAINST” the proposal. Abstentions will have no effect on the proposal to adjourn the special meeting.

Will my shares be voted if I do not authorize a proxy or vote in person?

If you do not sign and return your proxy card, authorize a proxy by telephone or Internet, or vote in person, your votes will not be cast at the special meeting. If your shares are held in “street name” and you do not provide instructions to your broker, your broker may not vote your shares with respect to the proposals because they are considered “non-routine.” If a broker who holds shares for another person does not vote on a particular proposal because that broker does not have discretionary voting power for the proposal and has not received voting instructions from the owner of the shares, then a “broker non-vote” will occur. It is important that your shares are voted at the special meeting.

The proposal to approve the Equity Issuance and the proposal to adjourn the special meeting are non-routine matters. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the proposal to approve the Equity Issuance or on the proposal to adjourn the special meeting. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of voting instructions.

What do I need to do now?

After carefully reading and considering the information in this proxy statement, whether or not you plan on attending the special meeting, please authorize a proxy in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope so that your shares may be voted at the special meeting. You may also call the toll-free telephone number listed on your proxy card or access the Internet Web site described in the instructions on the enclosed proxy card.

How do I authorize a proxy to vote my shares without attending the special meeting?

Stockholders of Record. If you hold shares directly in your name with Hudson’s transfer agent, Computershare Investor Services, you are a stockholder of record and you may authorize a proxy to vote your shares at the special meeting. You may authorize a proxy by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or calling the toll-free telephone number listed on your proxy card or accessing the Internet Web site described in the instructions on the enclosed proxy card. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Beneficial Owner of Shares/Shares Held in Street Name. If you hold shares in “street name,” you may direct your vote without attending the special meeting by following the voting directions provided by your broker, bank, broker-dealer or similar organization. Please check the voting form used by your broker to see if it offers telephone or Internet submission. If you provide specific voting instructions by mail, telephone or the Internet, your votes will be cast by your broker or nominee as you have directed. If your broker, bank, broker-dealer or similar organization holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting.

How will my proxy be voted?

All proxies authorized via the Internet or by telephone at or prior to 11:59 p.m. New York time on , 2015 or by mail and received at or prior to the special meeting, and in each case, not revoked, will be voted at the special meeting as instructed on such proxies. If you are a holder of record of our common stock as of the record date and return a properly executed proxy but do not indicate how your shares of common stock should be voted on a proposal, the shares of common stock represented by your properly executed proxy will be voted in accordance with the recommendation of the Board. The Board recommends that you vote “FOR” the proposal to approve the Equity Issuance and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

How do I vote my shares in person at the special meeting?

Even if you plan to attend the special meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card and mailing it in the pre-addressed postage-paid envelope provided, calling the toll-free telephone number listed on your proxy card or accessing the Internet Web site described in the instructions on the enclosed proxy card so your vote will be counted if you later decide not to attend the special meeting.

If you choose to vote in person at the special meeting:

•	if you are a stockholder of record, you may vote by the ballot to be provided at the special meeting; or

•

if you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the special meeting (which may take several days).

Please call (310) 455-5700 to obtain directions to attend the special meeting.

What happens if my shares are held in more than one account or if I receive more than one set of voting materials?

If your shares are held in more than one account, you will receive a proxy card for each account. To ensure that all of your shares in each account are voted, you must complete, sign, date and mail each proxy card you receive in the pre-addressed postage-paid envelopes provided or call the toll-free telephone number listed on each proxy card or access the Internet Web site described in the instructions on each proxy card you receive.

If you and other residents at your mailing address own shares of Hudson stock in “street name,” your bank, broker or other holder of record may have notified you that your household will receive only one proxy statement for each company in which you hold stock through that bank, broker or other holder of record. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your bank, broker or other holder of record will send only one copy of the proxy statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own proxy statement in the future, or if you share an address with another Hudson stockholder and together both of you would like to receive only a single set of Hudson disclosure documents, please contact our Investor Relations department by: (i) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, (ii) telephone at

(310) 455-5700, or (iii) e-mail at investorrelations@hudsonpacificproperties.com. As a part of this process, you will be asked to provide your name, the name of your bank, broker or other holder of record and your account number. The revocation of your consent to householding should be effective 30 days following receipt of your instructions.

If you did not receive an individual copy of this proxy statement, we will send a copy to you upon a written or oral request. Please contact us as indicated above.

May I revoke my proxy or change my vote?

If you hold shares of Hudson common stock as the registered holder, you may change your vote or revoke your proxy at any time before it is exercised at the special meeting by:

•

submitting a later-dated notice in writing to Hudson’s Executive Vice President, General Counsel and Secretary at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or

•	attending the special meeting in person and voting your shares, although attendance at the special meeting will not, by itself, revoke a proxy, unless you specifically request such a revocation.

If you hold shares of Hudson common stock through a broker or other nominee, you may revoke your voting instructions by following the instructions provided by your broker or other nominee.

What if I sell my shares of common stock before the special meeting?

If you held shares of common stock as of the record date for the special meeting, you are entitled to vote even if you transfer the shares after the record date but before the special meeting.

How can I find out the results of the special meeting?

The preliminary voting results will be announced at the special meeting. The final voting results will be published on a Form 8-K which will be filed with the SEC within four business days after the special meeting.

When do you expect the transaction to be completed?

We currently expect the transaction to close in the first half of 2015. However, we cannot consummate the transaction until the Hudson common stockholders approve the proposal related to the Equity Issuance described in this proxy statement and until the other conditions set forth in the Purchase Agreement are satisfied or waived by the respective parties to the Purchase Agreement. Nevertheless, the transaction will not close prior to April 30, 2015 without Hudson’s consent.

SUMMARY

The following summary highlights some of the information contained in this proxy statement. This summary may not contain all of the information that is important to you. For a more complete description of Hudson, the Operating Partnership, the Seller Parties, Blackstone, the Purchase Agreement, the Target Properties and the other transactions contemplated by the Purchase Agreement, Hudson encourages you to read the information incorporated by reference into this proxy statement which includes important business and financial information about Hudson that has been filed with the SEC. You may find the information incorporated by reference into this proxy statement, without charge, by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 117. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Parties

Hudson Pacific Properties, Inc. (see page 31)

Hudson is a full-service, vertically integrated real estate investment trust, or REIT, focused on owning, operating, developing and acquiring high-quality office and media and entertainment properties in select growth markets primarily in Northern and Southern California and the Pacific Northwest. Hudson’s investment strategy is focused on high barrier-to-entry, in-fill locations with favorable, long-term supply demand characteristics. These markets include Los Angeles, San Francisco, Silicon Valley, and the Pacific Northwest, which Hudson refers to as its target markets.

Hudson was formed as a Maryland corporation in 2009 to succeed the business of Hudson Capital, LLC, a Los Angeles-based real estate investment firm founded by Victor J. Coleman, Hudson’s Chief Executive Officer, President and Chairman of the Board. On June 29, 2010, Hudson completed its initial public offering.

Hudson Pacific Properties, L.P. (see page 31)

Hudson owns interests in all of its properties and conducts substantially all of its business through the “Operating Partnership,” Hudson Pacific Properties, L.P., a Maryland limited partnership, of which Hudson serves as the sole general partner. As of December 19, 2014, Hudson owned approximately 96.6% of the outstanding common units of partnership interest in the Operating Partnership. The remaining approximately 3.4% of the common units of limited partnership interest in the Operating Partnership outstanding are owned by certain of Hudson’s executive officers and directors, certain of their affiliates, and other outside investors, including funds affiliated with Farallon Capital Management, L.L.C.

Hudson’s and the Operating Partnership’s principal executive offices are located at 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, and Hudson’s and the Operating Partnership’s telephone number is (310) 445-5700.

The Seller Parties (see page 31)

The Seller Parties under the Purchase Agreement constitute entities affiliated with and controlled by Blackstone. Blackstone is one of the world’s leading investment firms. Blackstone’s asset management businesses, with almost $300 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com. The Seller Parties’ principal executive offices are located at 345 Park Avenue, New York, New York 10154, and its telephone number is (212) 583-5000.

Please see the “The Transaction—The Parties” beginning on page 31 for a description of the parties to the transaction.

The Transaction (see page 32)

The Operating Partnership and/or one or more other subsidiaries of Hudson will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (which we refer to as the “Target Properties” and also refer to in certain instances herein, collectively, as the “Target Portfolio”) pursuant to the terms and subject to the conditions of the Purchase Agreement (as described below). In consideration for the purchase and sale of the Target Properties, (i) the Operating Partnership will deliver (or cause to be delivered) to the Seller Parties a cash payment equal to $1.75 billion, subject to the adjustment described below (the “Cash Consideration”), and (ii) the Operating Partnership will deliver to the Seller Parties (or their designated affiliates) the Equity Consideration, subject to reduction as described below. The “Equity Consideration” will consist of up to 63,474,791 (in the aggregate) shares of common stock (to be issued by Hudson and delivered to the Operating Partnership for further delivery to the Seller Parties (or their designated affiliates) and newly issued common units, subject to reduction as described below. The number of shares of common stock to be delivered to the Seller Parties (or their designated affiliates) will be equal to 9.8% (rounded down to the nearest whole share) of the total issued and outstanding shares of common stock (excluding any restricted shares of common stock then issued and outstanding, but for purposes of such calculation, after giving effect to the Company’s issuance of the Equity Consideration to the Seller Parties (which we refer to as the “Equity Issuance”)) as of the close of business two business days immediately prior to the date of the consummation of the transaction. The remainder of the Equity Consideration will consist of newly-issued common units of limited partnership interest in the Operating Partnership, or “common units.”

A copy of the Purchase Agreement is attached as Annex A to this proxy statement and incorporated herein by reference. Hudson encourages you to carefully read the Purchase Agreement in its entirety because it is the principal document governing the transaction.

The Purchase Agreement (see page 65)

On December 6, 2014, Hudson and the Operating Partnership (together, the “Buyer Parties”) and certain affiliates of the Blackstone Group L.P. (collectively, the “Seller Parties”) entered into an asset purchase agreement (the “Purchase Agreement”), pursuant to which Hudson will acquire the Target Properties from the Seller Parties, in exchange for a combination of the Cash Consideration and the Equity Consideration (the “transaction”). The Purchase Agreement contains certain customary representations, warranties and covenants made by each of the Buyer Parties and the Seller Parties, respectively.

The Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Purchase Agreement carefully and fully, as it is the legal document that governs the transaction.

The Equity Issuance requires the affirmative vote of a majority of votes cast at a meeting of the Company’s stockholders (the “Requisite Stockholder Approval”).

Based on the closing price per share of Hudson common stock of $28.17 on December 5, 2014, which was the last trading day prior to the date Hudson publicly announced execution of the Purchase Agreement, the aggregate dollar value of the Equity Consideration was approximately $1.79 billion, before giving effect to any reduction to the Equity Consideration as described in the Purchase Agreement.

Please see the “The Transaction Documents—Purchase Agreement” beginning on page 65 for a description of the terms of the Purchase Agreement.

The Stockholders Agreement (see page 79)

At the closing of the transaction, Hudson, the Operating Partnership and the Seller Parties (or their designated affiliates that will be receiving the Equity Consideration in the transaction, which we refer to as the “Sponsor Stockholders”) will enter into a stockholders agreement (the “Stockholders Agreement”). Blackstone Real Estate Advisors L.P. will also be a party to the Stockholders Agreement solely for the purpose of enforcing certain standstill provisions.

The Stockholders Agreement will set forth various arrangements and restrictions between the parties with respect to Hudson’s corporate governance and certain rights of the Sponsor Stockholders with respect to the Equity Consideration. The Stockholders Agreement will provide the Sponsor Stockholders with certain director and committee nomination rights, including the right to nominate up to three directors to the Board. In addition, the Stockholders Agreement will also include: (i) certain “standstill” provisions, which will restrict the Sponsor Stockholders, Blackstone Real Estate Advisors L.P. and certain of their affiliates from, among other things, acquiring additional equity or debt securities (other than non-recourse debt and certain other debt) of Hudson and its subsidiaries without the Company’s prior written consent during a specified period; and (ii) certain transfer restrictions provisions, which will generally restrict the ability of the Sponsor Stockholders to transfer all or a portion of the Equity Consideration during specified periods.

In addition, during the 24 months following the closing of the transaction, the Stockholders Agreement requires Hudson to obtain the written consent of the Sponsor Stockholders, prior to certain equity securities issuances.

Please see the “The Transaction Documents—The Stockholders Agreement” beginning on page 79 for a description of the terms of the Stockholders Agreement.

The Registration Rights Agreement (see page 83)

At the closing of the transaction, Hudson will enter into a registration rights agreement with the Sponsor Stockholders (the “Registration Rights Agreement”), pursuant to which Hudson will grant the Sponsor Stockholders certain customary registration rights with respect to the shares of our common stock they receive as consideration in the transaction or upon exchange of common units they receive as the Equity Consideration in the transaction.

Please see the “The Transaction Documents—The Registration Rights Agreement” beginning on page 83 for a description of the terms of the Registration Rights Agreement.

Third Amended and Restated Limited Partnership Agreement of the Operating Partnership (see page 85)

At the closing of the transaction, Hudson will enter into a third amended and restated limited partnership agreement of the Operating Partnership (the “Third Amended and Restated Limited Partnership Agreement”) to give effect to the rights of certain limited partners of the Operating Agreement, including the Sponsor Stockholders.

Please see the “The Transaction Documents—The Third Amended and Restated Limited Partnership Agreement” beginning on page 85 for a description of the Third Amended and Restated Limited Partnership Agreement.

Ownership Limit Waiver (see page 85)

Hudson’s charter contains various restrictions on ownership and transfer of its stock intended to assist Hudson with maintaining its status as a REIT. Among other restrictions, these ownership limits restrict any person’s direct or indirect ownership to no more than 9.8% (in value) of the outstanding shares of Hudson capital stock and no more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of common stock, unless the Board grants such person an exception as specified in Hudson’s charter. In connection with the Equity Issuance, the Seller Parties have requested that the Board grant an exception that will allow the Seller Parties and certain of their affiliates to own directly or indirectly, in the aggregate, up to a number of shares of Hudson common stock equal to 20% of the total issued and outstanding shares of common stock (including restricted shares), as calculated as of the close of business on the second business day prior to the closing of the transaction (but including the shares of common stock issued pursuant to the Equity Issuance). The grant of this exception is conditioned upon the receipt of various representations and covenants set forth in the Seller Parties’ request.

Financing of the Transaction (see page 59)

Hudson is pursuing a number of different options to finance the Cash Consideration payable under the Purchase Agreement, including the issuance of senior unsecured notes or other debt securities and the use of its existing corporate credit facility.

Concurrently with the execution of the Purchase Agreement, Hudson entered into a commitment letter with various lenders pursuant to which they have committed to provide a 364-day senior unsecured bridge loan facility in the principal amount of up to $1.75 billion, subject to customary terms and conditions set forth in such commitment letter. Hudson intends to draw upon all or a portion of this 364-day senior unsecured bridge loan facility to the extent that it is not able to procure financing upon better terms prior to the closing of the transaction.

Please see the “The Transaction—Financing of the Transaction” beginning on page 59 for a description of the financing arrangements.

Voting Agreement (see page 86)

Concurrently with the execution of the Purchase Agreement, on December 6, 2014, the Farallon Funds entered into a Voting Agreement (which we refer to here as the “Voting Agreement”) with the Seller Parties, pursuant to which each of the Farallon Funds has agreed that, until the termination of the Voting Agreement, it will vote in favor of the transaction and against any potential competing transaction or any action that could reasonably be expected to adversely affect the transaction. Each of the Farallon Funds further agreed that until the earlier of the termination of the Voting Agreement and April 1, 2015, it will not transfer any shares of Hudson common stock or common units or any interests therein, subject to certain exceptions. In addition, until the termination of the Voting Agreement the Farallon Funds have agreed not to solicit competing transactions. The Voting Agreement will terminate upon, among other things, the closing of the transactions contemplated by the Purchase Agreement, a change in our Board’s recommendations with respect to the approval of the Proposals and 11:59 p.m. New York time on July 3, 2015.

Please see the “The Transaction Documents—The Voting Agreement” beginning on page 86 for a description of the Voting Agreement.

Proposals (see page 30)

At the special meeting, holders of common stock will be asked to consider and vote on the following proposals:

Proposal 1: a proposal to approve the Equity Issuance; and

Proposal 2: a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

The action contemplated by the proposal to approve the Equity Issuance, even if approved by our stockholders, will not occur unless we complete the transaction contemplated by the Purchase Agreement.

THE TRANSACTION WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE AFFIRMATIVE VOTE OF A MAJORITY OF VOTES CAST BY THE HOLDERS OF COMMON STOCK APPROVE THE EQUITY ISSUANCE. UNDER THE PURCHASE AGREEMENT, CLOSING OF THE ACQUISITION IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. OBTAINING REQUISITE STOCKHOLDER APPROVAL OF THE EQUITY ISSUANCE IS SUCH A CONDITION, WHICH MAY NOT BE WAIVED BY EITHER HUDSON OR THE SELLER PARTIES.

Recommendations of the Board and Its Reasons for the Transaction (see page 38)

The Board (i) approved the execution and delivery of the Purchase Agreement and the Stockholders Agreement, the Registration Rights Agreement, the Third Amended and Restated Limited Partnership Agreement, the Ownership Limit Waiver and the consummation of the transaction, including without limitation, the Equity Issuance, (ii) submitted the Equity Issuance for consideration by the holders of common stock at the special meeting and (iii) recommends that the holders of common stock vote in favor of approval of the Equity Issuance and directed that such recommendation be included in this proxy statement.

For a discussion of the factors considered by our Board in reaching its decision to recommend approval of the transaction, please see “The Transaction—Recommendation of the Board and Its Reasons for the Transaction” beginning on page 38.

Opinions of Hudson’s Financial Advisors (see page 41)

Wells Fargo Securities, LLC

Hudson retained Wells Fargo Securities, LLC, which we refer to as “Wells Fargo Securities,” to provide it with financial advisory services in connection with the transaction. In connection with the transaction, Wells Fargo Securities rendered an opinion, dated December 6, 2014, to the Board as to the fairness, from a financial point of view and as of such date, to Hudson of the aggregate consideration to be paid for the Target Properties in the transaction pursuant to the Purchase Agreement. The full text of Wells Fargo Securities’ written opinion is attached as Annex E to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to the Board (in its capacity as such) for its information and use in connection with its evaluation of the aggregate consideration from a financial point of view to Hudson and did not address any other terms, aspects or implications of the transaction or any related transactions. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Hudson to enter into the Purchase Agreement or the relative merits of the transaction or any related transactions compared with other business strategies or transactions available or that have been or might be considered by Hudson’s management or the Board or in which Hudson might engage. Wells Fargo Securities’ opinion does not constitute a recommendation to the Board or any other person or entity in respect of the transaction or any related transactions, including as to how any stockholder should vote or act in connection with the transaction, any related transactions or any other matters.

Please see “The Transaction—Opinions of Hudson’s Financial Advisors—Opinion of Wells Fargo Securities, LLC” beginning on page 41 for a description of Wells Fargo Securities’ opinion.

Houlihan Lokey Capital, Inc.

Hudson retained Houlihan Lokey Capital, Inc., which we refer to as “Houlihan Lokey,” to render an opinion to the Board (in its capacity as such) regarding the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction. On December 6, 2014, Houlihan Lokey rendered an oral opinion to the Board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 6, 2014) as to the fairness, from a financial point of view and as of such date, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement. Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement and did not address any other aspect or implication of the transaction. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to the Board, Hudson, the Operating Partnership or any stockholder as to how to act or vote with respect to the transaction or related matters.

Please see “The Transaction—Opinions of Hudson’s Financial Advisors—Opinion of Houlihan Lokey Capital, Inc.” beginning on page 49 for a description of the opinion letter.

Risk Factors (see page 17)

There are a number of significant risks related to the transaction, including the following:

•

The issuance of shares of Hudson common stock in the transaction (or upon exchange of common units received in the transaction), will have a dilutive effect on Hudson common stock and will reduce our existing stockholders’ percentage interest in our earnings, voting power and market value.

•

The public resale by the Seller Parties of common stock issued in the transaction or upon exchange of common units received in the transaction, or the perception that such resales could occur, could adversely affect the per share trading price of common stock following the completion of the transaction.

•	If the transaction does not occur, Hudson may incur payment obligations to the Seller Parties.

•

Failure to complete the transaction in a timely manner could negatively affect Hudson’s ability to achieve the benefits associated with the transaction and could negatively affect our share price and future business and financial results.

•	The pendency of the transaction could adversely affect the business and operations of Hudson and the Target Properties.

•	Hudson will incur significant non-recurring costs in connection with the transaction.

•

There can be no assurance that Hudson will be able to obtain financing for the funds necessary to pay the cash portion of the transaction consideration on acceptable terms, in a timely manner, or at all.

•	The equity portion of the transaction consideration will not be adjusted in the event of any change in Hudson’s stock price.

•	Certain of the Target Properties are subject to ground leases, pursuant to which the lessors have consent rights if not granted or waived may prevent Hudson from acquiring such properties.

•	The Target Properties may be subject to environmental liabilities, for which we may become responsible.

In addition, Hudson could be subject to significant risks following the transaction, including the following:

•	Blackstone may exercise significant influence over Hudson.

•

In connection with the transaction, Hudson will incur significant additional indebtedness in order to finance the acquisition of the Target Properties, which could adversely affect Hudson, including by decreasing our business flexibility and increasing our interest expense.

•	Hudson’s future results will suffer if Hudson does not effectively integrate the Target Properties and any retained employees following the transaction.

•	The market price of shares of Hudson common stock may decline as a result of the transaction.

•

The agreements that will govern the indebtedness incurred in connection with the transaction are expected to contain various covenants imposing restrictions on Hudson and certain of Hudson’s subsidiaries that may affect Hudson’s ability to operate its business.

•	Hudson cannot assure you that it will be able to continue paying dividends at the current rate.

•

The risks associated with implementing Hudson’s long-term business plan and strategy following the transaction may be different from the risks related to Hudson’s business with respect to Hudson’s existing portfolio.

Conditions to Closing (see page 76)

The Purchase Agreement provides for certain conditions that must be satisfied or waived prior to either the Buyer Parties or the Seller Parties being required to consummate the transactions, which conditions include the following:

•	The receipt of the Requisite Stockholder Approval.

•	The approval for listing on the NYSE of the shares of Hudson common stock to be issued to the Seller Parties or their designees (subject only to official notice of issuance).

•	The absence of any law, injunction or order of any governmental entity or court prohibiting the transaction.

In addition, the following conditions must be satisfied, or waived by Hudson and the Operating Partnership (subject to certain limitations and exceptions):

•	The accuracy of the representations and warranties made by the Seller Parties (subject to certain specified materiality standards and exceptions).

•	Material compliance by the Seller Parties with their respective covenants.

•	The absence of a material adverse effect on the Target Properties.

•	The issuance of title insurance policies for the underlying land, buildings and other improvements relating to each Target Property.

•	The issuance of a percentage of tenant estoppel certificates, as described in the Purchase Agreement.

•	The receipt of certain other deliverables.

In addition, the following conditions must be satisfied, or waived by the Seller Parties (subject to certain limitations and exceptions):

•	The accuracy of the representations and warranties made by Hudson and the Operating Partnership (subject to certain specified materiality standards and exceptions).

•	Material compliance by Hudson and the Operating Partnership with their respective covenants.

•	The absence of a material adverse effect on the condition, business, properties, assets, liabilities or results of operation of Hudson and the Operating Partnership.

•	The receipt of certain other deliverables.

Termination of the Purchase Agreement (see page 77)

The Purchase Agreement may be terminated at any time prior to the closing thereunder only as follows:

•	by mutual written consent of the parties;

•	by either party (subject to certain limitations and exceptions):

•

if the other party has breached any representation, warranty, covenant or agreement which causes a failure of a condition of the terminating party’s obligation to close, and such breach is not curable prior to the Outside Date (as defined below);

•	if the closing has not occurred by 11:59 p.m. New York time on July 3, 2015 (such date is referred to as the “Outside Date”);

•	if a final and non-appealable order, decree or ruling has been issued prohibiting the transaction; or

•	if the requisite stockholder approval of the Equity Issuance is not obtained at the special meeting at which a vote on the approval of the Equity Issuance is taken;

•	by the Seller Parties (subject to certain limitations and exceptions):

•	if the Board (or any committee thereof) effects a change of the Board’s recommendation with respect to the transaction; or

•

if the Buyer Parties fail to consummate the closing within two business days following the date the closing should have occurred pursuant to the Purchase Agreement and the Seller Parties stood ready, willing and able to consummate the closing throughout such two business day period.

•	by the Buyer Parties (subject to certain limitations and exceptions)

•

prior to receipt of the Requisite Stockholder Approval in order to concurrently enter into a definitive agreement with respect to an acquisition proposal that, among other things, is or would reasonably be likely to result in a transaction more favorable to Hudson and its stockholders from a financial point of view than the transaction contemplated by the Purchase Agreement.

Termination Fees and Expense Reimbursement (see page 78)

The Buyer Parties would be required to pay the Seller Parties a termination fee of up to $120 million, subject to reduction as set forth in the Purchase Agreement, if the Purchase Agreement is terminated by the Seller Parties due to the Buyer Parties failing to consummate the closing in the circumstances described in the second item under “Summary—Termination of the Purchase Agreement—by the Seller Parties” above. In certain other specified circumstances, the Buyer Parties would be required to pay the Seller Parties a termination fee of up to $60 million, subject to reduction as set forth in the Purchase Agreement.

In the event that the requisite stockholder approval of the Equity Issuance is not obtained at the special meeting, the Buyer Parties shall pay to the Seller Parties an aggregate amount equal to $14 million, which would be intended to reimburse the Seller Parties for the fees and expenses incurred by the Seller Parties in connection with the Purchase Agreement and the related transactions.

Accounting Treatment of the Transaction

The acquisition is expected to be accounted for using the acquisition method as required in Accounting Standards Codification 805, Business Combinations. Under acquisition accounting, the assets acquired and liabilities assumed as a result of the transaction will be recorded as of the acquisition date, at their respective fair values. Any excess of purchase price over the fair values will be recorded as goodwill. Hudson, with the assistance of independent valuation professionals, has calculated preliminary fair values of certain intangible assets; however the allocation is based upon a valuation that has not yet been finalized.

Selected Historical Financial Information for the Target Properties (see page 88)

The following table sets forth selected financial information for the Target Properties. The selected statement of revenues and certain expenses data for the nine months ended September 30, 2014 has been derived from the unaudited combined statement of revenues and certain expenses of the Target Properties appearing elsewhere in this proxy statement, and the selected statement of revenues and certain expenses data for the year ended December 31, 2013 has been derived from the audited combined statement of revenues and certain expenses of the Target Properties appearing elsewhere in this proxy statement. The selected balance sheet data as of September 30, 2014 and 2013 and December 31, 2013, 2012, 2011, 2010 and 2009 and the statement of revenues and certain expenses data for the nine months ended September 30, 2013 and each of the years ended December 31, 2012, 2011, 2010 and 2009 have been derived from the unaudited financial statements of the Target Properties not included in this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Statement of Revenues and Certain Expenses Data:
Revenue
Rental	$168,942	$172,629	$230,383	$212,142	$222,385	$234,468	$250,766
Tenant reimbursements	27,428	25,475	34,543	29,669	30,213	33,501	38,123
Other property income	13,094	5,193	5,590	2,804	3,642	2,811	24,021

Total revenues	209,464	203,297	270,516	244,615	256,240	270,780	312,910

Certain Expenses
Property operating	51,639	47,785	66,428	65,832	62,775	65,109	60,173
Real estate taxes	18,737	19,085	24,810	23,119	22,481	23,492	25,941
Ground rent	11,127	11,529	15,537	13,484	12,073	8,911	8,837

Total certain expenses	81,503	78,399	106,775	102,435	97,329	97,512	94,951

Revenues in excess of certain expenses	$127,961	$124,898	$163,741	$142,180	$158,911	$173,268	$217,959

Balance Sheet Data (at period end):
Investment in real estate, net	$1,522,202	$1,522,041	$1,519,718	$1,545,276	$1,586,481	$1,620,706	$1,643,891

Selected Unaudited Pro Forma Consolidated Financial Information (see page 104)

The following table shows summary unaudited pro forma consolidated financial information about the combined financial condition and operating results of Hudson after giving effect to the acquisition of the Target Properties and related financing. The unaudited pro forma consolidated balance sheet of Hudson as of September 30, 2014 and unaudited pro forma consolidated statements of operations of Hudson for the nine months ended September 30, 2014 and year ended December 31, 2013 have been prepared as if the acquisition of the Target Properties and related financing had occurred on September 30, 2014 for the pro forma consolidated balance sheet and as if the acquisition of the Target Properties and related financing had occurred on January 1, 2013 for the pro forma consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013.

The summary unaudited pro forma consolidated financial information shown below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma consolidated financial information, including the notes thereto, appearing elsewhere in this proxy statement, (2) Hudson’s historical audited consolidated financial statements and related notes of Hudson included in its Annual Report on Form 10-K for the year ended December 31, 2013 and historical unaudited consolidated financial statements and related notes of Hudson included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each incorporated herein by reference, and (3) the historical combined statements of revenues and certain expenses and related notes of the Target Properties for the nine months ended September 30, 2014 (unaudited) and the year ended December 31, 2013 (audited), attached as Annex G to this proxy statement.

The summary unaudited pro forma consolidated financial information is presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Hudson’s management. However, the summary unaudited pro forma consolidated financial information do not purport to (1) represent Hudson’s financial condition that would have actually occurred had the acquisition of the Target Properties and related financing occurred on September 30, 2014, (2) represent the results of Hudson’s operations that would have actually occurred had the acquisition of the Target Properties and related financing occurred on January 1, 2013 or (3) project Hudson’s financial position or results of operations as of any future date or for any future period, as applicable.

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
	(in thousands, except per share data)
Unaudited pro forma consolidated statements of operations data:
Total revenues	$416,571	$513,801
Income from operations	$73,201	$56,631
Income (loss) from continuing operations	$37,834	$(39,264)
Earnings (loss) per share—basic and diluted	$0.21	$(0.43)

As of September 30, 2014
(in thousands)
Unaudited pro forma balance sheet data:
Investment in real estate, net	$5,450,041
Total assets	$6,011,768
Notes payable	$2,670,860
Total liabilities	$2,849,433
Total Hudson Pacific Properties, Inc. stockholders’ equity	$1,382,607
Non-controlling unitholders in the Operating Partnership	$1,726,098
Total equity	$3,152,158

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” beginning on page 24, you should carefully consider the following risks. Risks associated with our business and properties can be found in our reports and statements filed with the SEC and incorporated by reference into this proxy statement. The risks associated with our business and properties described in such reports and statements, to the extent that they relate generally to the ownership and operation of real estate, will also apply to the ownership and operation of the Target Properties if the transaction is consummated. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 117.

Risk Factors Related to the Transaction

The issuance of shares of our common stock in the transaction or upon exchange of common units received in the transaction will have a dilutive effect on our common stock and will reduce your percentage interest in our earnings, voting power and market value.

The equity portion of the transaction consideration consists of up to an aggregate of 63,474,791 shares of our common stock and common units (subject to adjustment as described below). The number of shares of our common stock to be issued to the Seller Parties upon completion of the transaction will be equal to approximately 9.8% of the then total issued and outstanding shares of our common stock and the remainder of the Equity Consideration will consist of common units. The issuance of shares of our common stock in the transaction will have a dilutive effect on our common stock and will reduce the relative percentage interests of current common stockholders in our earnings, voting power and market value.

Additionally, part of the equity portion of the transaction consideration will be paid in common units, which may have a dilutive effect on our common stock. Holders of common units have the right to require the redemption of part or all of their outstanding common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to certain restrictions on ownership and transfer of our common stock. If the Seller Parties exercise their redemption rights and part or all of their outstanding common units are exchanged for shares of our common stock, such exchange will have a dilutive effect on our common stock and reduce the relative percentage interests of existing common stockholders in our earnings, voting power and market value.

The public resale by the Seller Parties of common stock issued in the transaction or issuable upon exchange of common units received in the transaction, or the perception that such resales could occur, could adversely affect the per share trading price of our common stock following completion of the transaction.

None of the shares of common stock or common units that will be issued to the Seller Parties upon completion of the transaction will initially be registered under the Securities Act, and such securities will only be able to be resold pursuant to an effective registration statement or an applicable exemption from registration under federal and state securities laws. Upon the completion of the transaction, the Seller Parties will enter into the Stockholders Agreement with us and the Operating Partnership, pursuant to which they will agree generally to not to transfer or sell any shares of common stock or common units to be issued in connection with the transaction prior to November 1, 2015. The restrictions on transfer and sale contained in the Stockholders Agreement will terminate with respect to 50% of the securities to be issued to the Seller Parties on November 1, 2015 and with respect to the remaining 50% of such securities on March 1, 2016. In the event that the Seller Parties elect to terminate their right to designate nominees for election as directors to the Board (i) prior to November 1, 2015, the restriction on transfer and sale contained in the Stockholders Agreement will terminate on November 1, 2015 with respect to all securities issued to the Seller Parties in connection with the transaction, or (ii) after November 1, 2015 but before March 1, 2016, any remaining restrictions on transfer or sale will terminate on the earlier of March 1, 2016 or thirty days following the Seller Parties’ election.

Upon the completion of the transaction, we will enter into the Registration Rights Agreement with the Seller Parties or their designated affiliates receiving the Equity Consideration, pursuant to which we will agree to register for resale all of the shares of common stock to be issued to the Seller Parties or such designated affiliates and any shares of common stock issuable upon the exchange of common units issued in the transaction. In addition, if we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, the Seller Parties will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations.

If all or a substantial portion of the shares of our common stock issued in the transaction or shares of common stock issuable upon exchange of common units issued in the transaction are resold into the public markets or if there is a perception that such resales could occur, the per share trading price of our common stock could be adversely affected, and our ability to raise additional capital through the sale of our equity securities in the future may be adversely affected.

If the transaction does not occur, we may incur payment obligations to the Seller Parties.

If the Purchase Agreement is terminated because our stockholders do not approve the Equity Issuance, we will be obligated to pay the Seller Parties up to $14 million in expense reimbursement. If the Purchase Agreement is terminated under certain other circumstances, we will be obligated to pay the Seller Parties a termination fee of up to $120 million, net of certain expense reimbursements.

Failure to complete the transaction in a timely manner could negatively affect our ability to achieve the benefits associated with the transaction and could negatively affect our share price and future business and financial results.

The transaction is currently expected to close during the first half of 2015, assuming that all of the conditions in the Purchase Agreement are satisfied or waived. The Purchase Agreement provides that either the Buyer Parties or the Seller Parties may terminate the Purchase Agreement if the closing of the transaction has not occurred by 11:59 p.m. New York time on July 3, 2015. Certain events outside our control may delay or prevent the consummation of the transaction. Delays in consummating the transaction or the failure to consummate the transaction at all may result in our incurring significant additional costs in connection with such delay or termination of the Purchase Agreement and/or failing to achieve the anticipated benefits associated with the transaction. We cannot assure you that the conditions to the completion of the transaction will be satisfied or waived or that any adverse effect, event, development or change will not occur, and we cannot provide any assurances as to whether or when the transaction will be completed.

To complete the transaction, our stockholders must approve the Equity Issuance. In addition, the Purchase Agreement contains additional closing conditions, which may not be satisfied or waived. Delays in consummating the transaction or the failure to consummate the transaction at all could negatively affect our future business and financial results, and, in that event, the market price of our common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the transaction will be consummated. If the transaction is not consummated for any reason, our ongoing business could be adversely affected, and we will be subject to several risks, including:

•

the payment by us of certain costs, including termination fees and expense reimbursements ranging from $14 million to $120 million under certain circumstances as well as costs relating to the transaction, such as legal, accounting, financial advisory, filing, printing and mailing fees; and

•	the diversion of management focus and resources from operational matters and other strategic opportunities while working to consummate the transaction.

If the transaction is not consummated, we will not achieve the expected benefits thereof and will be subject to the risks described above, any of which could affect our share price and future business and financial results.

The pendency of the transaction could adversely affect the business and operations of Hudson and the Target Properties.

In connection with the pending transaction, some current or prospective tenants, lenders, joint venture partners or vendors of Hudson or the Seller Parties may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of Hudson and of the Target Properties, regardless of whether the transaction is completed. In addition, under the Purchase Agreement, both the Buyer Parties and the Seller Parties are subject to certain restrictions on the conduct of their respective businesses prior to completing the transaction. These restrictions may prevent the parties from pursuing certain strategic transactions, undertaking certain significant capital projects, undertaking certain significant financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

We will incur significant non-recurring costs in connection with the transaction.

We expect to incur a number of non-recurring costs associated with transferring and integrating the Target Properties into our business, including any planned renovation, development or lease-up of such properties. Under the terms of the Purchase Agreement we are obligated to pay all expenses incurred in connection with the transaction at closing (subject to certain exceptions). The majority of non-recurring expenses relating to the transaction are comprised of transaction costs, costs of transferring the Target Properties and costs related to formulating integration plans. We expect that approximately $50.6 million will be incurred to complete the transaction although additional unanticipated costs may be incurred in the integration of the Target Properties into our business. As of December 19, 2014, we have incurred $12.4 million in non-recurring costs in connection with the transaction which does not include any fees for which we will need to reimburse the Seller Parties or others at the closing of the transaction.

There can be no assurance that we will be able to obtain financing for the funds necessary to pay the cash portion of the transaction consideration on acceptable terms, in a timely manner, or at all.

Our obligation under the Purchase Agreement to consummate the transaction is not conditioned on us obtaining any financing for the transaction. In connection with the transaction, we have obtained commitments for up to $1.75 billion under a 364-day senior unsecured bridge loan facility to finance the cash portion of the transaction consideration, subject to certain conditions. Hudson is also pursuing a number of financing options, and anticipates that the funds needed to complete the transaction will be derived from a combination of (i) available cash on hand of Hudson and/or the Operating Partnership, (ii) proceeds from the sale of equity interests in, or assets of, certain wholly or partially owned subsidiaries, (iii) the issuance and sale of Hudson common and/or preferred stock and/or limited partnership interests in the Operating Partnership and (iv) debt financing, which may include, without limitation, some combination of the following: (a) a senior unsecured bridge loan facility, (b) the issuance of senior unsecured notes or other debt securities, (c) borrowings under the Operating Partnership’s existing corporate credit facility and/or an upsizing thereof, including pursuant to the incremental feature thereof, (d) secured asset level financing and/or (e) other commercial or institutional bank loans.

There can be no assurance that we will satisfy the conditions needed to enter into the committed 364-day senior unsecured bridge loan facility, or that we will be able to obtain alternative financing on acceptable terms, in a timely manner or at all. If we utilize the committed 364-day senior unsecured bridge loan facility, we would need to refinance such indebtedness within one year and there can be no assurance that we would be able to do so on acceptable terms, in a timely manner or at all, particularly since we would only utilize our committed 364-day senior unsecured bridge facility if alternative financing on better terms was not available to us. Our committed 364-day senior unsecured bridge facility contains provisions that are not favorable to us, including a duration fee that is payable every 90 days after the funding of the bridge and that steps up over time as well as mandatory prepayment requirements for, among other things, debt and equity issuances and asset sales. If we are unable to obtain the funds necessary to pay the cash portion of the transaction consideration, we may not be able to complete the transaction and may be required to pay the Seller Parties a termination fee of up to $120 million.

The equity portion of the transaction consideration will not be adjusted in the event of any change in our stock price.

The equity portion of the transaction consideration consists of an aggregate of up to 63,474,791 shares of our common stock and common units, subject to reduction as set forth in the Purchase Agreement. The number of shares of our common stock to be delivered to the Seller Parties upon completion of the transaction will be equal to approximately 9.8% of the total issued and outstanding shares of our common stock, and the remainder of the Equity Consideration will consist of common units. The aggregate number of shares of common stock and common units will not be adjusted for changes in the market price of our common stock. Changes in the market price of our common stock, which may result from a variety of factors (many of which are beyond our control), will affect the value of the transaction consideration that the Seller Parties will receive upon consummation of the transaction. As a result, prior to the consummation of the transaction, you will not know the exact value of the shares of common stock and the common units that the Seller Parties will receive upon the consummation of the transaction.

Certain of the Target Properties are subject to ground leases, pursuant to which the lessors have consent rights that if not granted may prevent us from acquiring such properties.

Certain of the Target Properties are subject to ground leases with unaffiliated third party ground lessors, pursuant to which such lessors have consent rights that, if not granted or waived, may prevent us from acquiring such properties. There can be no assurance that the Seller Parties will be able to obtain the consents required to consummate the transfer of such properties to us pursuant to the Purchase Agreement. In the event that we are unable to acquire the properties that are subject to ground leases due to a failure to obtain ground lessor consent, the total consideration to be paid in the transaction will be adjusted; however, such reduction in consideration may not be commensurate with the lost actual or anticipated benefits of acquiring such properties. In addition, if we are unable to acquire one or more of the Target Properties for the reasons described above, we may not realize the operating efficiencies that may otherwise be achieved and the overall size, geographic footprint, tenant mix and other attributes of the portfolio of properties to be acquired in the transaction may not be as we anticipated.

The Target Properties may be subject to environmental liabilities, for which we may become responsible.

Certain of the Target Properties that are ground-leased from Stanford University have been subject to environmental investigation and remediation for many years, including soil removal, groundwater remediation and monitoring. These activities are ongoing at certain sites and will continue into the foreseeable future. At other sites, only monitoring is required. At present, these activities do not interfere with the leasing and operation of the properties, but could do so if agency requirements or remediation requirements change. Also, these activities could cause additional expense if the properties are redeveloped or renovated by us. The parties responsible for remediation are typically former tenants that engaged in electronic manufacturing and caused the release of chlorinated compounds and other contaminants. If the responsible parties become unable to meet these remediation obligations, it is possible that we could become responsible for them.

Screening for vapor intrusion is underway on several of the Target Properties. These screenings are monitored by either the San Francisco Regional Water Quality Control Board or the Department of Toxic Substances Control and are the responsibility of prior tenants. If the responsible parties are unable to meet any required remediation obligations, it is possible that we could become responsible for them. Also, we could be the subject of claims associated with indoor air exposure. Further, certain of the Target Properties have known asbestos-containing materials. We could incur abatement costs associated with testing for and remediating any asbestos issues and could be subject of claims associated with exposure to asbestos.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to our stockholders or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our securities. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Risk Factors Following the Transaction

Blackstone may exercise significant influence over us.

Upon completion of the transaction, Blackstone is expected to beneficially own 9.8% of our outstanding common stock and an approximate 48% interest in our Company on a fully diluted basis (including common units). Consequently, Blackstone may be able to significantly influence the outcome of matters submitted for stockholder action, including approval of significant corporate transactions, such as amendments to our governing documents, business combinations, consolidations and mergers. In addition, concurrently with the completion of the transaction, the partnership agreement of the Operating Partnership will be amended to provide that holders of common units will be entitled to vote to approve the consummation of certain change of control and other transactions that are required to be approved by Hudson’s stockholders. The right of the holders of common units to vote to approve any such transactions will remain in effect for so long as Blackstone owns at least 9.8% of the aggregate number of shares of common stock and common units that Blackstone receives as the Equity Consideration in the transaction.

Further, under the Purchase Agreement, we have agreed to increase the size of our Board from nine to twelve members, and if the transaction is consummated, entities controlled by Blackstone will have the right to designate three of our director nominees for so long as those entities beneficially own more than 50% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction. This right to designate director nominees (i) will be reduced to two directors on the first date on which those entities beneficially own greater than or equal to 30% but less than or equal to 50% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction, (ii) will be reduced to one director on the first date on which those entities beneficially own greater than or equal to 15% but less than 30% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction, and (iii) will cease altogether on the date on which those entities beneficially own less than 15% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction. For so long as those entities have the right to designate at least two director nominees, they will also be entitled to appoint one such nominee then serving on the Board to serve on each committee of the Board (other than certain specified committees). As a result, Blackstone will have substantial influence on us and could exercise its influence in a manner that conflicts with the interests of other stockholders. The presence of a significant stockholder and the addition to the Board of its nominees may also have the effect of making it more difficult for a third party to acquire us or for our Board to discourage a third party form seeking to acquire us.

In connection with the transaction, we will incur significant additional indebtedness in order to finance the acquisition of the Target Properties, which could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.

Our consolidated indebtedness as of September 30, 2014 was approximately $917.2 million (before loan premium). After giving effect to the transaction and the anticipated incurrence of indebtedness in connection therewith (and assuming the transaction were to be consummated on September 30, 2014), our indebtedness would be approximately $2.667 billion (before loan premium), assuming we finance the entire Cash Consideration (before closing costs, prorations, and credits) with indebtedness. We will have substantially increased indebtedness following completion of the transaction, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. We will also incur various costs and expenses associated with the financing of the transaction. The amount of cash required to pay interest on our increased indebtedness levels following completion of the transaction and thus the demands on our cash resources will be greater than the amount of cash flows required to service our indebtedness prior to the transaction. The increased levels of indebtedness following completion of the transaction could (i) reduce access to capital, (ii) increase borrowing costs generally or for any additional indebtedness, (iii) reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, (iv) create competitive disadvantages for us relative to other companies with lower debt levels, (v) reduce the amount of cash available to pay dividends on our common stock and (vi) increase our vulnerability to general adverse economic and industry conditions. If we do not achieve the expected benefits and cost savings from the transaction, then our ability to service our indebtedness may be adversely impacted.

Certain of the indebtedness that may be incurred in connection with the transaction could bear interest at variable interest rates. If interest rates increase, such variable rate debt would create higher debt service requirements, which could adversely affect our cash flows, our ability to pay principal and interest on our debt, our cost of refinancing our debt when it becomes due and our ability to make or sustain distributions to stockholders. Additionally, if we choose to hedge our interest rate risk, we cannot guarantee that the hedge will be effective or that the hedging counterparty will meet its obligations to us.

Moreover, we may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain additional financing on terms acceptable to us or at all.

Our future results will suffer if we do not effectively integrate the Target Properties and any retained employees following the transaction.

Following the transaction, we may be unable to integrate successfully the Target Properties and any retained employees and realize the anticipated benefits of the transaction or do so within the anticipated timeframe. The integration process could distract management, disrupt our ongoing business or result in inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with our tenants, lenders, joint venture partners, vendors and employees or to achieve all or any of the anticipated benefits of the transaction.

The market price of our common stock may decline as a result of the transaction.

The market price of our common stock may decline as a result of the transaction if we do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the transaction on our financial results is not consistent with the expectations of financial or industry analysts. The transaction is expected to be accretive to funds from operations per share, or FFO per share, in 2015. The extent and duration of any accretion will depend on several factors, including the amount of transaction-related expenses that are charged against our earnings. If expenses charged against earnings are higher than we expected, the amount of accretion in 2015 could be less than currently anticipated and the transaction may not turn out to be accretive (or may be less accretive than currently anticipated). In such event, the price of our common stock could decline.

In addition, if the transaction is consummated, we will own and operate a significantly larger portfolio than at present, with a different mix of properties, geographic concentration, risks and liabilities. Current holders of our common stock may not wish to continue to invest in us if the transaction is consummated or for other reasons may wish to dispose of some or all of their investment. If, following the consummation of the transaction, there is selling pressure on our common stock that exceeds demand at the market price, the price of our common stock could decline. Further, the transaction is expected to be dilutive to adjusted funds from operations per share in 2015, which could cause the price of our common stock to decline.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the transaction are expected to contain various covenants imposing restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the transaction are expected to contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict our ability and that of certain of our subsidiaries to, among other things, have liens on property, incur additional indebtedness, make loans, advances or other investments, make non-ordinary course asset sales, and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person. In addition, some of the agreements that govern the debt financing are expected to contain financial covenants that will require us to maintain certain financial ratios. Our ability to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations.

We cannot assure you that Hudson will be able to continue paying dividends at the current rate.

We intend to make distributions each taxable year (not including a return of capital for United States federal income tax purposes) equal to at least 90% of our taxable income and intends to pay regular quarterly dividends to our stockholders. However, holders of our common stock may not receive the same quarterly dividends following the transaction for various reasons, including the following:

•

as a result of the transaction and the issuance of the common stock and common units in connection with the transaction, the total amount of cash required for us to pay dividends at our current rate will increase; and

•	Hudson may not have enough cash to pay such distributions due to changes in our cash requirements, indebtedness, interest costs, capital spending plans, cash flows or financial position.

The risks associated with implementing our long-term business plan and strategy following the transaction may be different from the risks related to our business with respect to our existing property portfolio.

Our ability to execute our long-term business plan and strategy following the acquisition of the Target Properties may be different from the execution risks related to our business solely with respect to our existing real property portfolio. Such risks may include unforeseen delays or an inability to renew leases, lease vacant spaces or re-let spaces as leases expire. In addition, we may be required to make rent or other concessions and/or incur significant capital expenditures to improve both our existing properties as well as the Target Properties in order to retain and attract tenants, causing our financial condition, results of operation, cash flow and trading price of our common stock to be adversely affected.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements that represent the current good faith expectations and beliefs of management of Hudson concerning the proposed issuance of equity consideration, the anticipated consequences and benefits of the transaction and the targeted closing date for the transaction, and other future events and their potential effects on Hudson, including, but not limited to, statements relating to anticipated financial and operating results, Hudson’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond Hudson’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. Furthermore, Hudson disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes. Forward-looking statements include statements about future results, projected yields, rates of return and performance, projected cash available for distribution, projected cash from any single source of investment or fee stream, projected expenses, expected and weighted average return on equity, market and industry trends, investment opportunities, business conditions and other matters, including, among other things: the ability to consummate Hudson’s proposed transaction on the terms proposed or not at all. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement; (2) the inability to complete the proposed transaction or failure to satisfy other conditions to completion of the proposed transaction; (3) the inability to complete the proposed transaction within the expected time period or at all, including due to the failure to obtain the required Hudson stockholder approval or the failure to satisfy other conditions to completion of the acquisition, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; (4) risks related to disruption of management’s attention from the ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on Hudson’s or the Target Properties’ relationships with their respective customers, tenants, lenders, operating results and businesses generally; (6) the size and timing of offerings or capital raises; (7) the performance of the Target Properties and Hudson’s real estate portfolio generally; (8) the ability to execute upon, and realize any benefits from, potential value creation opportunities through value-add transactions and tenant relationships in the future or at all; (9) the stability of long-term cash flow streams; (10) the projected net operating income of Hudson’s portfolio and the Target Properties, including the ability to achieve the growth, obtain the lease payments and step ups in contractual lease payments, and maintain dividend payments, at current or anticipated levels, or at all; and (11) the ability to opportunistically participate in commercial real estate refinancings or unsecured financings and to achieve an investment grade rating. For a further discussion of these and other factors that could cause Hudson’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Hudson’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014, and incorporated by reference into this proxy statement and other risks described in documents subsequently filed by Hudson from time to time with the SEC.

Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated herein by reference occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference into this proxy statement, as applicable.

All forward-looking statements, expressed or implied, included in this proxy statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Hudson or persons acting on its behalf may issue.

Except as otherwise required by applicable law, Hudson disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Hudson disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the Securities and Exchange Commission. See also “Where You Can Find More Information; Incorporation by Reference” beginning on page 117.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

A special meeting of the common stockholders of Hudson will be held on                     , 2015, commencing at local time, at                     , unless postponed or adjourned to a later date or time or different place.

Purpose of the Special Meeting

At the special meeting, the holders of shares of Hudson common stock as of the close of business on the record date will be asked to consider and vote on the following matters:

1.

a proposal to approve the issuance of up to an aggregate amount of 63,474,791 shares of Hudson common stock and common units of limited partnership interest in the Operating Partnership as contemplated by the Purchase Agreement (the “Equity Issuance”); and

2.	a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

Hudson is not aware of any other business that may properly be brought before the special meeting or any postponements or adjournments thereof. If, however, other matters are properly brought before the special meeting or any postponements or adjournments thereof, the persons named as proxies will vote on those matters in their discretion.

Recommendations of the Board

The Board approved the Purchase Agreement and the Equity Issuance and the other transactions contemplated by the Purchase Agreement, and recommends that Hudson stockholders vote “FOR” the proposal to approve the Equity Issuance and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Equity Issuance. For the reasons for this recommendation, see “The Transaction—Recommendation of the Board and Its Reasons for the Transaction” beginning on page 38.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or calling the toll-free telephone number listed on your proxy card or accessing the Internet Web site described in the instructions on the enclosed proxy card. Authorizing a proxy will assure that you are represented and your votes are cast at the special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, please follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. Additionally, if you attend the special meeting and desire to vote in person, you may do so even though you have previously authorized a proxy.

Record Date; Who Can Vote at the Special Meeting

The Board has set the close of business on                     , 2015 as the record date for determining the Hudson stockholders entitled to receive notice of, and to vote at, the special meeting and any postponements or adjournments thereof. Only holders of record of shares of common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were              shares of Hudson common stock outstanding and entitled to receive notice of, and to vote at, the special meeting, held by approximately                      holders of record. As of the record date, directors and executive officers of Hudson and their affiliates and associates owned and were entitled to vote              shares of Hudson common stock, representing approximately     % of the outstanding shares of Hudson common stock.

Each holder of record of shares of Hudson common stock is entitled to cast one vote for each share held as of the record date on each proposal properly presented at the special meeting or any postponement or adjournment thereof. Holders of shares of Hudson preferred stock are not entitled to vote at the special meeting.

Quorum

The Company’s Bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting on any matter constitutes a quorum at the special meeting. If a quorum is not established at the meeting, the chairman of the meeting may adjourn the meeting to a date not more than 120 days after the original record date for the meeting without notice other than announcement at the meeting.

Vote Required for Approval

Approval of the proposal to approve the Equity Issuance requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is a condition to the closing of the transaction.

Approval of the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Equity Issuance, requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is a not a condition to the closing of the transaction.

Abstentions and Broker Non-Votes

Stockholders who properly authorize a proxy and instruct the proxy holders to abstain from voting on one or more proposals considered at the special meeting will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. Abstentions will have the same effect as votes cast “AGAINST” the proposal to approve the Equity Issuance, but will have no effect on the proposal to adjourn the special meeting. There can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in you not being represented at the meeting. A broker non-vote occurs when shares held by a broker or other nominee are represented at the meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Nominees may exercise discretion in voting on routine matters, but may not exercise discretion, and therefore will not vote on, non-routine matters if instructions are not given. The approval of the Equity Issuance and the approval of the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance, are regarded as non-routine matters and your broker or other nominee may not vote on these matters without instructions from you.

Manner of Authorizing Proxy

If you hold shares of common stock as the registered holder, you may vote in person at the special meeting or you may authorize a proxy in the following ways:

•	Internet. You may authorize a proxy over the Internet by going to the Web site listed on your proxy card and following the instructions.

•	Telephone. You may authorize a proxy using the toll-free number listed on your proxy card.

•	Mail. You may authorize a proxy by completing, signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. New York time on                                 , 2015.

The method by which you authorize a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting and vote in person.

All proxies authorized via the Internet or by telephone at or prior to 11:59 p.m. New York time on                     , 2015 or by mail and received at or prior to the special meeting, and in each case, not revoked, will be voted at the special meeting as instructed on such proxies. If holders of record of shares of Hudson common stock return properly executed proxies but do not indicate how their shares of Hudson common stock should be voted on a proposal, the shares of Hudson common stock represented by their properly executed proxy will be voted in accordance with the recommendation of the Board. The Board recommends that you vote “FOR” the proposal to approve the Equity Issuance and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance.

Shares Held in “Street Name”

If you hold shares of Hudson common stock through a broker or other nominee and wish to vote, you must follow the voting instructions provided to you by your broker or other nominee. Your broker or other nominee will not vote your shares and your shares will not be present at the special meeting for purposes of establishing a quorum unless you provide instructions on how to vote.

If you hold your shares of Hudson common stock through a broker or other nominee and wish to vote in person at the special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker or other nominee (which may take several days). Please note that if you do not instruct your broker or other nominee how to vote your Hudson common stock it will have the same effect as a vote “AGAINST” the Equity Issuance, but will have no effect on the proposal to adjourn the special meeting.

Revocation of Proxies or Voting Instructions

If you hold shares of Hudson common stock as the registered holder, you may change your vote or revoke your proxy at any time before it is exercised at the special meeting by:

•

submitting a later-dated notice in writing to Hudson’s Executive Vice President, General Counsel and Secretary at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or

•	attending the special meeting in person and voting the shares, although attendance at the special meeting will not, by itself, revoke a proxy, unless you specifically request such a revocation.

If you hold shares of Hudson common stock through a broker or other nominee, you may revoke your voting instructions by following the instructions provided by your broker or other nominee.

Tabulation of the Votes

Hudson will appoint an inspector of election for the special meeting to determine the presence of a quorum and to tabulate the votes.

Solicitation of Proxies

The solicitation of proxies from holders of shares of Hudson common stock is being made on behalf of the Board. Hudson has engaged Mackenzie Partners, Inc. to assist it in the solicitation of proxies. Hudson has agreed to pay Mackenzie Partners, Inc. an initial fee of $10,000 and to reimburse Mackenzie Partners, Inc. for its reasonable expenses incurred in connection with its services to solicit proxies and to indemnify Mackenzie

Partners, Inc. against certain losses, costs and expenses. Directors, officers and employees of Hudson may also solicit proxies on behalf of Hudson in person or by telephone, mail, electronic communications, facsimile or other means, for which they will not receive any additional compensation.

Hudson will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Hudson common stock.

Householding

Some banks, brokers, trustees and other nominee record holders may be participating in the practice of “householding” the notice or the proxy statement, as the case may be. This means that only one copy each of the notice, or the proxy statement, as the case may be, may have been sent to multiple stockholders in your household. Hudson will promptly deliver a separate copy of these documents to you if you call or write to Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, Attention: Investor Relations, Telephone: (310) 445-5700. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact Hudson at the above address or phone number.

Assistance

You may also request information from Mackenzie Partners, Inc., Hudson’s proxy solicitor, at the following address and telephone numbers:

Mackenzie Partners, Inc.

Attention: Dan Burch

105 Madison Avenue

New York, NY 10016

800-322-2885

PROPOSALS SUBMITTED TO HOLDERS OF SHARES OF COMMON STOCK

Proposal to Approve the Equity Issuance

(Proposal 1 on the Hudson Proxy Card)

Holders of shares of Hudson common stock are being asked to approve the issuance of up to an aggregate amount of 63,474,791 shares of Hudson common stock and common units of limited partnership interest in the Operating Partnership as contemplated by the Purchase Agreement (the “Equity Issuance”). For detailed information regarding this proposal, see the information about the Purchase Agreement and the transaction throughout this proxy statement, including the information set forth in the section entitled “The Transaction” beginning on page 31. A copy of the Purchase Agreement is attached as Annex A to this proxy statement.

Pursuant to the Purchase Agreement, approval of this proposal is a condition to the closing of the transaction. In the event this proposal is not approved, the transaction cannot be consummated.

Approval of the proposal to approve the Equity Issuance requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of the Board

The Board recommends that holders of shares of Hudson common stock vote “FOR” the proposal to approve the Equity Issuance.

Adjournment Proposal

(Proposal 2 on the Hudson Proxy Card)

Holders of shares of Hudson common stock are being asked to approve a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Equity Issuance.

Approval of the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Equity Issuance requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is not a condition to the closing of the transaction.

Recommendation of the Board

The Board recommends that the holders of shares of Hudson common stock vote “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Equity Issuance.

THE TRANSACTION

The following is a description of the material aspects of the acquisition of the Target Properties, the Equity Issuance and the other transactions contemplated by the Purchase Agreement. While we believe that the following description covers the material terms of the transaction, such description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the Purchase Agreement, the form of Stockholders Agreement, the form of Registration Rights Agreement, and the form of Third Amended and Restated Limited Partnership Agreement each attached to this proxy statement as Annexes A-D and each incorporated herein by reference, for a more complete understanding of the acquisition of the Target Properties, the Equity Issuance and the other transactions contemplated by the Purchase Agreement.

The Parties

Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P.

Hudson is a full-service, vertically integrated real estate investment trust, or REIT, focused on owning, operating and acquiring high-quality office and media and entertainment properties in select growth markets primarily in Northern and Southern California and the Pacific Northwest. Our investment strategy is focused on high barrier-to-entry, in-fill locations with favorable, long-term supply demand characteristics. These markets include Los Angeles, San Francisco, Silicon Valley, and the Pacific Northwest, which we refer to as our target markets. As of December 19, 2014, our portfolio of operating properties included properties totaling approximately 6.4 million square feet strategically located in many of our target markets.

We were formed as a Maryland corporation in 2009 to succeed the business of Hudson Capital, LLC, a Los Angeles-based real estate investment firm founded by Victor J. Coleman, our Chief Executive Officer, President and Chairman of the Board. On June 29, 2010, we completed our initial public offering. We own our interests in all of our properties and conduct substantially all of our business through the Operating Partnership, of which we serve as the sole general partner. As of December 19, 2014, we owned approximately 96.6% of the outstanding common units of partnership interest in our operating partnership. The remaining approximately 3.4% of common units outstanding are owned by certain of Hudson’s executive officers and directors, certain of their affiliates, and other outside investors, including funds affiliated with Farallon Capital Management, L.L.C.

We focus our investment strategy on office and media and entertainment properties located in high barrier-to-entry submarkets with growth potential as well as on underperforming properties that provide opportunities to implement a value-add strategy to increase occupancy rates and cash flow. We report our results of operations through two segments: (i) office properties and (ii) media and entertainment properties. The office properties reporting segment includes 26 properties totaling approximately 5.5 million square feet strategically located in many of our target markets, while the media and entertainment reporting segment includes two properties, totaling approximately 0.9 million square feet located in the heart of Hollywood, California. All of our business is conducted in the States of California and Washington. The principal executive offices of Hudson and the Operating Partnership are located at 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, and our and their telephone number is (310) 445-5700.

The Seller Parties

The Seller Parties under the Purchase Agreement constitute entities affiliated with and controlled by The Blackstone Group L.P., a Delaware limited partnership, which we refer to as “Blackstone.” The Seller Parties’ principal executive offices are located at 345 Park Avenue, New York, New York 10154, and their telephone number is (212) 583-5000. Blackstone is one of the world’s leading investment firms. Blackstone’s asset management businesses, with almost $300 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

The Transaction

The Operating Partnership and/or one or more other subsidiaries of Hudson will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley Target Properties (which we refer to as the “Target Properties” and also refer to in certain instances herein, collectively, as the “Target Portfolio”) pursuant to the terms and subject to the conditions of the Purchase Agreement. In consideration for the purchase and sale of the Target Properties, (i) the Operating Partnership will deliver (or cause to be delivered) to the Seller Parties a cash payment equal to $1.75 billion, subject to adjustment as described below, and (ii) the Operating Partnership will deliver to the Seller Parties (or their designated affiliates) the Equity Consideration, subject to reduction as described below. The “Equity Consideration” will consist of up to 63,474,791 (in the aggregate) shares of Hudson common stock (to be issued by Hudson and delivered to the Operating Partnership for further delivery to the Seller Parties (or their designated affiliates) and newly issued common units of limited partnership interest in the Operating Partnership, subject to reduction as described below. The number of shares of Hudson common stock to be delivered to the Seller Parties (or their designated affiliates) will be equal to 9.8% (rounded down to the nearest whole share) of the total issued and outstanding shares of Hudson common stock (excluding any restricted shares of Hudson common stock then issued and outstanding, but for purposes of such calculation, after giving effect to the issuance of the Equity Consideration) as of the close of business two business days immediately prior to the date of the consummation of the transaction. The remainder of the Equity Consideration will consist of the newly-issued common units.

A copy of the Purchase Agreement is attached as Annex A to this proxy statement and incorporated herein by reference. Hudson encourages you to carefully read the Purchase Agreement in its entirety because it is the principal document governing the transaction.

Background to the Transaction

Hudson’s management team regularly reviews and evaluates potential acquisition transactions with the goal of increasing stockholder value. The Company focuses its efforts on sourcing off-market opportunities in its target markets of California and the Pacific Northwest by leveraging an extensive network of long-standing relationships with key market participants. Hudson’s management team and the Board have also made substantial efforts to ensure that Hudson is an attractive partner for sellers of office and media and entertainment properties by maintaining a conservative, flexible and growth-oriented capital structure with comparatively low leverage, maintaining a disciplined focus on core markets and, through its experienced and dedicated management team, fostering a reputation as a high-quality real estate owner, operator and developer. Hudson believes that these factors combine to drive access to attractive acquisition opportunities, including the opportunity to acquire the Target Properties from Blackstone in the pending transaction.

On September 10, 2014, Mr. Andy Jonas, whom we refer to as Mr. Jonas, of Goldman, Sachs & Co., which we refer to as Goldman Sachs, called Mr. Victor Coleman, Chairman, President and Chief Executive Officer of Hudson, whom we refer to as Mr. Coleman, to discuss a potential transaction with Blackstone involving the real estate assets comprising the Equity Office Properties San Francisco Peninsula and Silicon Valley portfolio, substantially all of which were previously acquired by Blackstone as part of its acquisition of Equity Office Properties Trust in February of 2007. Mr. Jonas indicated to Mr. Coleman that Blackstone and Goldman Sachs viewed Hudson as an ideal potential acquirer for the Target Properties and future partner given Hudson’s strong presence in the Los Angeles, San Francisco and Seattle markets, existing high-quality portfolio of properties, outstanding management team and attractive prospects for future growth. Following the call, Mr. Jonas emailed Mr. Coleman a list of the Target Properties. On September 11, 2014, Mr. Jonas emailed Mr. Coleman a brief presentation prepared by Goldman Sachs providing an overview of the Target Properties. On September 12, 2014, at Mr. Coleman’s request, Wells Fargo Securities, LLC (which includes the Eastdil Secured group of Wells Fargo Securities), with which Hudson regularly consults in evaluating potential significant acquisition transactions and which we refer to as Wells Fargo Securities, met with Mr. Coleman, Mr. Mark Lammas, Chief

Financial Officer of Hudson, whom we refer to as Mr. Lammas, and Mr. Alex Vouvalides, Chief Investment Officer of Hudson, whom we refer to as Mr. Vouvalides, to discuss the opportunity for Hudson to acquire the Target Properties. Wells Fargo Securities was subsequently engaged by Hudson as its financial advisor in connection with the transaction.

Following preliminary discussions between Hudson and Blackstone regarding the acquisition of the Target Properties, on September 18, 2014, the Operating Partnership and Blackstone Real Estate Advisors L.P. signed a mutual confidentiality agreement. On September 19, 2014, members of Hudson management, together with Wells Fargo Securities, participated in a call with representatives of Goldman Sachs to discuss general transaction terms and structure. Given Blackstone’s desire to retain a significant interest in the portfolio due to the anticipated opportunity in the future to increase occupancy and mark to market rental rates, the parties agreed that a substantial portion of the consideration to be paid by Hudson would be in the form of equity of Hudson and/or the Operating Partnership and that Blackstone would be entitled to representation on the Board commensurate with a significant equity position in the Company. During the call, representatives of Goldman Sachs indicated to the members of Hudson management that Blackstone’s internal valuation of the Target Properties reflected an aggregate proposed purchase price of $3.75 billion.

On September 21, 2014, Blackstone provided Hudson with access to certain non-public operating and financial information and data with respect to the Target Properties to facilitate Hudson’s initial diligence review of the Target Properties. On September 24, 2014, members of Hudson management participated in tours of the Target Properties led by representatives of Blackstone.

On September 29, 2014, in accordance with Hudson’s directives, Wells Fargo Securities met with Blackstone and Goldman Sachs to discuss Hudson’s existing real property asset portfolio and overall financial performance in connection with Blackstone’s review regarding the possibility of receiving an equity stake in Hudson in connection with a potential transaction.

On October 1, 2014, Mr. Frank Cohen, whom we refer to as Mr. Cohen, and Mr. Christopher Chee, each of Blackstone, along with Wells Fargo Securities and Goldman Sachs, met with Messrs. Coleman, Lammas and Vouvalides at Hudson’s Los Angeles offices to discuss general transaction terms and structure and participated in tours of certain Hudson portfolio properties in Los Angeles, California led by representatives of Hudson.

From October 7, 2014 to October 8, 2014, representatives of Blackstone also participated in tours of Hudson portfolio properties in Seattle, Washington and Northern California led by representatives of Hudson. On October 8, 2014, Blackstone was provided with access to certain non-public operating and financial information and data with respect to Hudson and its properties in order to facilitate Blackstone’s due diligence review of Hudson.

Later on October 8, 2014, Mr. Coleman presented to the Board the opportunity to acquire the Target Properties in a negotiated transaction with Blackstone. Mr. Coleman discussed the strategic objectives for both Hudson and Blackstone in a transaction as well as the preliminary underwriting of the Target Properties by Hudson management. Mr. Coleman also discussed with the Board the potential financing options available to Hudson to fund the acquisition and discussed the issuance of equity to Blackstone as a substantial portion of the consideration. Mr. Coleman noted for the Board that the inclusion of Hudson equity in the transaction would likely entail certain board nomination rights in favor of Blackstone. The Board then discussed potential acceptable corporate governance structures as well as the likely market perception of a transaction of this scale.

On October 20, 2014, Mr. Coleman apprised the Board regarding the status of discussions with Blackstone, including with respect to proposed transaction timing, valuation and the potential impact of ground lessors exercising purchase rights under ground leases covering certain ground leased Target Properties. Mr. Coleman informed the Board that on October 22, 2014, Messrs. Lammas and Vouvalides would participate in in-person negotiations with Blackstone with the assistance of Blackstone’s and Hudson’s respective financial advisors.

On October 22, 2014, Mr. Lammas and Mr. Vouvalides met with representatives of Blackstone, together with Hudson’s and Blackstone’s respective financial advisors, to discuss valuation as well as potential terms with respect to the equity consideration in the transaction, Board and committee nomination rights, standstill and equity transfer restrictions, and registration rights. During this meeting, Messrs. Vouvalides and Lammas indicated to the representatives of Blackstone and Goldman Sachs that, based on Hudson’s initial review of the transaction and diligence then conducted to date, Hudson would be willing to offer an aggregate purchase price of approximately $3.3 billion for the Target Properties, consisting of a mix of cash and equity consideration.

On October 27, 2014, Mr. Coleman provided an update to the Board regarding the status of discussions with Blackstone, including the mix of cash and equity consideration, as well as certain financing alternatives available to Hudson for the transaction. Mr. Coleman explained to the Board that the next step in the transaction process would be to prepare and send to Blackstone a term sheet describing various deal terms with respect to structure and governance, including Board nomination rights and standstill and equity transfer restrictions. The Board then discussed the scope of the terms that would be presented in the term sheet. Mr. Coleman requested that the Board approve continuing to pursue a potential transaction with Blackstone and the Board unanimously voted to authorize Hudson management to continue its due diligence review, to continue discussions with Blackstone and to work towards a definitive agreement to acquire the Target Properties.

Following the Board meeting on October 27, 2014, Hudson sent Blackstone a non-binding term sheet outlining certain key governance and structure terms for a potential transaction, along with a cover note that stated Hudson’s proposed purchase price of $3.3 billion payable 50% in cash and 50% in common stock and common units. The term sheet contemplated that Blackstone would receive shares of Hudson common stock totaling up to 9.8% of Hudson’s total issued and outstanding common stock (calculated after having given effect to the transaction) and that any remaining portion of the equity consideration delivered by Hudson would be in the form of common units of limited partnership interest in the Operating Partnership. The term sheet also indicated that, pursuant to the applicable rules of the NYSE, the approval of Hudson’s stockholders would be required in connection with the proposed Equity Issuance. With respect to governance, the term sheet contemplated that, at the consummation of the transaction, Hudson would increase the size of the Board in order to elect two Blackstone representatives to the Board and that Blackstone’s right to continue to designate nominees for such Board seats would be subject to its continued ownership of a minimum percentage of shares of Hudson common stock and common units in the Operating Partnership. The term sheet also outlined the terms of the standstill and transfer restrictions to which Blackstone would be subject following the consummation of the transaction, as well as certain registration rights with respect to the shares of Hudson common stock to be received by Blackstone.

On October 31, 2014, Simpson Thacher & Bartlett LLP, Blackstone’s outside counsel, which we refer to as Simpson Thacher, sent Hudson a revised term sheet. The revised term sheet did not contemplate a total transaction value or specific allocation between cash and equity consideration to be delivered by Hudson. It also contemplated that the equity consideration received by Blackstone would be in shares of Hudson common stock, with an ability for Blackstone to elect, prior to the execution of definitive agreements, to receive some of the equity portion of the consideration as common units in the Operating Partnership in lieu of a corresponding number of shares of Hudson common stock. The revised term sheet contemplated that Blackstone would have the right to designate up to four director nominees, representing a number of nominees more closely reflecting the size of Blackstone’s proposed equity ownership stake. Further, the revised term sheet contemplated that, so long as Blackstone continued to hold at least 50% of the equity consideration delivered in the transaction, Blackstone would have approval rights over any merger transaction involving Hudson or the sale by Hudson of greater than 20% of its assets as well as approval rights over future equity issuances by Hudson and its subsidiaries resulting in cumulative aggregate proceeds to Hudson in excess of $150 million. With respect to the Target Properties, the revised term sheet contemplated that, in the event that one or more ground lessors exercised purchase rights under ground leases covering ground leased Target Properties, such affected Target Properties would be excluded from the transaction with a corresponding reduction in the overall purchase price, but with no right in favor of Hudson to terminate the transaction. Further, the revised term sheet contemplated that Hudson would be obligated to pay a termination fee to Blackstone in the event that the transaction were terminated under certain circumstances, and contemplated that the Farallon Funds would enter into a voting agreement in support of the transaction.

On November 4, 2014, Messrs. Coleman, Vouvalides and Lammas, together with Wells Fargo Securities, met with Blackstone and Goldman Sachs to negotiate the terms of the transaction, including Board nomination rights, standstill and transfer restriction termination dates, and transaction termination fees payable by Hudson under certain circumstances.

On November 7, 2014, representatives of Hudson and Blackstone as well as tax counsel at each of Simpson Thacher and Latham & Watkins LLP, Hudson’s outside counsel, which we refer to as Latham, participated in a call to discuss the mix of shares of Hudson common stock and common units to be received by Blackstone in the transaction. During the call, Hudson indicated to Blackstone its concern that Blackstone’s ownership of a number of shares of common stock in excess of 9.8% would present challenges to Hudson given Hudson’s status as a REIT. Also during the call, representatives of Blackstone indicated that any decrease to the number of shares of Hudson common stock in the transaction would require granting of additional corporate governance terms and enhanced liquidity rights with respect to common units in favor of Blackstone given the size of its expected overall equity position. On a subsequent call on November 7, 2014, representatives of Blackstone proposed an updated aggregate purchase price for the Target Properties of $3.5 billion, subject to reaching a mutual agreement with respect to the maximum number of shares of Hudson common stock to be issued to Blackstone and the applicable implied price per share for purposes of valuing the equity consideration portion of the purchase price.

On November 10, 2014, Mr. Coleman provided an update to the Board regarding the status of discussions with Blackstone, including the terms proposed by each of Hudson and Blackstone in their respective drafts of the term sheet. Mr. Coleman explained to the Board the current status of proposed economic terms, including pricing, the mix of cash and equity consideration and the allocation of responsibility for the parties’ respective transaction costs. Mr. Coleman then led a discussion of outstanding corporate governance issues, and explained to the Board that Blackstone had indicated that it would require additional voting and approval rights as well as enhanced liquidity rights in respect of the Operating Partnership common units to be received by Blackstone in exchange for any significant limitations placed upon its receipt and continued ownership of shares of Hudson common stock in the transaction.

From November 1, 2014 to November 13, 2014, Hudson and Blackstone and their respective legal advisors continued to further discuss the transaction terms as set forth in the term sheet, including the allocation of cash, common stock and common unit consideration, the ability of Hudson to terminate the transaction if a superior alternative proposal were received and the corresponding termination fee payable to Blackstone, as well as additional termination fees payable under other circumstances.

On November 13, 2014, Simpson Thacher sent Latham a further revised draft of the term sheet, setting forth the terms negotiated by the parties and their respective legal advisors during the preceding two weeks. The further revised term sheet contemplated that Hudson would pay to Blackstone a fee in the amount of $14 million in the event that Hudson’s stockholders did not vote to approve the proposed Equity Issuance, which fee would be intended to reimburse Blackstone’s expenses incurred in the transaction. The further revised term sheet also provided for a termination fee in the amount of $120 million in the event that Hudson was unable to timely consummate the transaction and all other conditions to closing were satisfied at such time, as well as a termination fee in the amount of $60 million in the event that the definitive Purchase Agreement was terminated due to the Board’s change of its recommendation to approve the Equity Issuance, Hudson’s breach of its covenants not to solicit or take other actions in connection with an acquisition proposal from a third party or the entering into or consummation by Hudson of a third party acquisition transaction under certain circumstances following termination of the proposed transaction with Blackstone.

Later on November 13, 2014, Messrs. Coleman, Lammas and Vouvalides, along with Hudson’s legal and financial advisors, provided an update to the Board on the status of negotiations and the terms of the transaction as specified in the most recent term sheet circulated by Simpson Thacher. Mr. Coleman with the assistance of Messrs. Lammas and Vouvalides summarized for the Board the financial terms of the transaction, including adjustments to the purchase price upon the exercise of purchase rights by ground lessors with respect to ground leased Target Properties, prorations of rents and expenses at the Target Property level and allocation of transaction costs. Mr. Coleman reiterated to the Board that Hudson’s primary objective in the transaction was to enhance the long-term value of the Company. Messrs. Lammas and Vouvalides, then summarized for the Board the analysis of Hudson’s management with respect to the potential financial impact of the transaction, net asset value dynamics, financing alternatives and Hudson’s likely leverage position following the transaction. During this discussion, Wells Fargo Securities outlined for the Board the potential financial impact of the transaction as structured in the term sheet, the process of reaching a definitive agreement with Blackstone as well as financing options, including a possible bridge financing commitment from Wells Fargo Bank, N.A., which we refer to as Wells Fargo Bank. Representatives of Latham then provided the Board with an overview of directors’ duties under Maryland law in connection with a major transaction involving the issuance of a significant equity interest. Mr. Coleman then summarized for the Board next steps in the transaction process, including finalizing the parties’ diligence review and proceeding to definitive documentation. Mr. Coleman reiterated to the Board that Hudson management would continue to inform the Board as to the status of the transaction on a regular basis and that any definitive agreement regarding a transaction would be subject to prior Board evaluation, consideration and approval. The Board then unanimously voted to authorize Hudson management to proceed with negotiating definitive agreements for the proposed transaction.

Following the Board meeting on November 13, 2014, representatives of Hudson and Blackstone agreed to proceed with negotiation of definitive agreements providing for the acquisition of the Target Properties for an aggregate purchase price equal to $1.75 billion in cash and an aggregate amount of up to 63,474,791 shares of Hudson common stock and common units, with the portion of such securities consisting of shares of Hudson common stock capped at 20% of the total issued and outstanding shares as of the closing, after having given effect to the transaction, and the remainder consisting of common units in the Operating Partnership.

On November 18, 2014, Latham sent Simpson Thacher a proposed draft of the Stockholders Agreement and, on November 19, 2014, Simpson Thacher sent Latham a proposed draft of the Registration Rights Agreement. On November 22, 2014, Latham sent Simpson Thacher a proposed draft of the Purchase Agreement. On November 23, 2014, Simpson Thacher sent Latham a revised draft of the Stockholders Agreement and an issues list for discussion with respect to the Purchase Agreement, and Latham sent Simpson Thacher a proposed draft of the Third Amended and Restated Limited Partnership Agreement. Until December 6, 2014, the parties, assisted by their respective representatives and advisors, continued to negotiate each of the Purchase Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Third Amended and Restated Partnership Agreement. These negotiations covered various aspects of the transaction, including: the earliest date for consummating the transaction; tenant estoppels and casualty or condemnation events; treatment of certain pre-closing liabilities with respect to the Target Properties; representations and warranties; covenants with respect to maintenance of properties and leasing; assisting with financing; conditions to closing with respect to tenant estoppels; allocation of insurance rights; offers of employment to employees servicing the Target Properties; prorations of various items and expenses overlapping both Blackstone and Hudson’s respective periods of ownership, including leasing costs, rents and free rent credits; and the terms for exclusion of certain ground leased Target Properties in the event that the applicable ground lessors exercised purchase rights, refused to waive consent rights or refused to provide an acceptable estoppel certificate.

On November 21, 2014, Mr. Coleman contacted a representative of Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, regarding Hudson’s potential engagement of Houlihan Lokey to render an opinion regarding the fairness, financial point of view, to Hudson, of the aggregate consideration to be paid for the Target Properties in the proposed transaction. Houlihan Lokey was subsequently engaged by Hudson.

On December 3, 2014, the Board met and received an update on the status of negotiations with Blackstone. Members of Hudson’s management as well as Wells Fargo Securities, Latham and Gibson, Dunn & Crutcher

LLP, Hudson’s real estate counsel, which we refer to as Gibson Dunn, also participated in the meeting. Representatives of Latham advised the Board with respect to duties of directors under Maryland law and summarized the current negotiated terms of the Purchase Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Third Amended and Restated Limited Partnership Agreement as well as the remaining open terms still under negotiation. It was noted that, upon consummation of the transaction, the Blackstone-affiliated parties to the transaction would receive equity consideration in the form of shares of Hudson common stock amounting to 9.8% of the total issued and outstanding shares of Hudson common stock at the time of the closing after giving effect to the transaction, with Hudson granting Blackstone an Excepted Holder Limit as described under the Hudson charter, allowing the Blackstone-affiliated parties to the transaction and their related stockholder group to acquire, in the aggregate, up to a number of shares of Hudson common stock equal to 20% of the outstanding shares of Hudson common stock at the time of the closing. During the discussion, the Board was reminded that, under the terms of the Purchase Agreement, the Board would have the right to change its recommendation in favor of the Equity Issuance and terminate the Purchase Agreement in order to enter into a superior third party acquisition transaction, subject to Hudson’s obligation to pay to Blackstone a $60 million termination fee. Members of the Board asked questions of Latham and Hudson’s management team regarding the agreements. After discussion, Mr. Vouvalides and Mr. Lammas, together with representatives of Gibson Dunn, summarized the due diligence review performed by Hudson’s management and advisors on the Target Properties. Wells Fargo Securities reviewed with the Board financial terms of the transaction and financial matters relating to the Target Properties and Hudson both on a standalone basis and pro forma for the transaction. Mr. Lammas reviewed with the Board the terms of the debt commitment letters negotiated with Wells Fargo Bank and its counsel in connection with the proposed bridge financing for the transaction. The Board then instructed management to continue negotiations with Blackstone on the Purchase Agreement and the other transaction documents.

On December 4, 2014, representatives of Hudson, Blackstone and their respective counsel participated in a call to discuss the final terms of the Purchase Agreement. On December 5, 2014, representatives of Simpson Thacher sent Latham revised drafts of the Purchase Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Third Amended and Restated Limited Partnership Agreement and the other exhibits and disclosure schedules to the Purchase Agreement.

On the morning of December 6, 2014, the Board met to consider the proposed transaction. Members of Hudson’s management and representatives of Hudson’s legal and financial advisors, including Houlihan Lokey, also participated in the meeting. Representatives of Latham updated the Board on the negotiations since the December 3, 2014 Board meeting. Wells Fargo Securities reviewed with the Board its financial analysis of the aggregate consideration to be paid for the Target Properties in the transaction pursuant to the Purchase Agreement and rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated December 6, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the aggregate consideration to be paid for the Target Properties in the transaction pursuant to the Purchase Agreement was fair, from a financial point of view, to Hudson. Also at this meeting, Houlihan Lokey reviewed with the Board its financial analysis of the aggregate transaction consideration to be paid pursuant to the Purchase Agreement, and rendered an oral opinion to the Board, which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 6, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement was fair to Hudson from a financial point of view. Following discussion, the Board approved the Purchase Agreement, the commitment letters related to the financing of the transaction, the transaction and the other transactions contemplated by the Purchase Agreement, including the Equity Issuance, and recommended the Hudson stockholders vote for the proposal to approve the Equity Issuance. For further information concerning the factors considered by the Board in reaching its decision to approve the Purchase Agreement, the consummation of the transaction and the Equity Issuance and its decision to recommend that the Hudson stockholders vote to approve the Equity Issuance, see “Recommendation of the Board and Its Reasons for the Transaction.”

On the evening of December 6, 2014, each of the Blackstone affiliates constituting the Seller Parties and Hudson and the Operating Partnership executed and delivered a counterpart of the Purchase Agreement. Also on December 6, 2014, Hudson and the Operating Partnership executed commitment letters from Wells Fargo Bank and the other lenders parties thereto providing for up to $2.2 billion, in the aggregate, in loans to finance the transaction and to potentially refinance certain existing indebtedness of the Operating Partnership. In addition, on December 6, 2014, each of the Blackstone affiliates constituting the Seller Parties and the Farallon Funds executed and delivered a counterpart of the Voting Agreement.

On December 8, 2014 before the opening of the NYSE, Hudson issued a press release announcing the proposed transaction and the execution of the Purchase Agreement.

Recommendation of the Board and Its Reasons for the Transaction

At a meeting of the Board held on December 6, 2014, the Board approved the Purchase Agreement and the other transaction documents contemplated thereby (including the form of Stockholders Agreement, the form of Registration Rights Agreement, the form of the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, and other documents contemplated by the Purchase Agreement) and approved the Equity Issuance, the acquisition of the Target Properties and the other transactions contemplated by the Purchase Agreement. The Board recommends that Hudson stockholders vote “FOR” the proposal to approve the Equity Issuance.

In evaluating the transaction, the Board consulted with Hudson’s management and legal and financial advisors, and in reaching its decision to approve the Purchase Agreement and the transactions contemplated thereby and recommend that Hudson stockholders vote “FOR” the proposal to approve the Equity Issuance, the Board considered various material factors and information, including the following.

•

Strategic and Financial Considerations. The Board considered a number of factors pertaining to the strategic and financial rationale for the acquisition of the Target Properties, the Equity Issuance and the other transactions contemplated by the Purchase Agreement, including:

•

the view of Hudson’s management that the Target Properties present an opportunity of the size and quality not otherwise available in the their respective geographic markets, as the portfolio consists of a critical mass of high quality office assets in the San Francisco Peninsula and Silicon Valley;

•

the view of Hudson’s management that the Target Properties present an opportunity for Hudson to leverage its operating platform to create near- and long-term value through the leasing, operating, repositioning and development expertise of the Hudson management team with respect to the Target Properties;

•

the view of Hudson’s management that the Target Properties present an opportunity to acquire properties currently with above-market vacancy and in-place rental rates that are below market, presenting an opportunity to increase Hudson’s net operating income through the initial lease-up of vacancies at a number of the Target Properties and releasing expiring below market leases to market rental rates;

•

Hudson’s management’s expectation that the transaction will be immediately accretive to Hudson’s funds from operations per share (FFO per share) and accretive to Hudson’s adjusted funds from operations per share (AFFO per share) after initial capital expenses for the lease-up of the Target Properties and that, if successful, such lease-up will enhance Hudson’s ability to raise its dividend in the future;

•

the fact that the Target Properties are being sold unencumbered, presenting Hudson with the opportunity to place new financing and create a large unencumbered asset base to support a potential investment grade rating in the future;

•

the benefits associated with a long-term relationship with Blackstone as a sizable equity holder, including a positive signal to the market regarding Hudson’s outlook and the opportunity to potentially leverage Blackstone’s industry relationships, global capital sources and market intelligence in the future;

•

the benefits to Hudson that could result from the combination of the Target Properties with Hudson’s existing property portfolio, including the increased market capitalization and scale, improved access to the capital markets, strong cash flow growth potential, a stronger balance sheet, enhanced investment and redevelopment opportunities, broadened portfolio tenant mix, increased geographic and asset-class diversity, improved G&A efficiency ratios, and the potential to realize certain cost synergies; and

•

the Board’s knowledge of the business, operations, financial condition, earnings and prospects of the Target Properties, taking into account the results of Hudson’s due diligence review of the Target Properties, as well as its knowledge of the current and prospective environment in which the Target Properties operate, including economic and market conditions.

•

Financial Presentations and Opinions of Hudson’s Financial Advisors. The Board considered the separate financial presentations and opinions, dated December 6, 2014, to the Board of each of Wells Fargo Securities and Houlihan Lokey as to the fairness, from a financial point of view and as of such date, to Hudson of the aggregate consideration to be paid for the Target Properties in the transaction pursuant to the Purchase Agreement, which opinions were based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as further described below under the captions “—Opinions of Hudson’s Financial Advisors—Opinion of Wells Fargo Securities, LLC” beginning on page 41 and “—Opinions of Hudson’s Financial Advisors—Opinion of Houlihan Lokey Capital, Inc.” beginning on page 49.

•	Terms of the Transaction Documents. The Board considered a number of factors pertaining to the terms of the Purchase Agreement and the other agreements contemplated thereby, including:

•

the Board’s view that the material terms of the Purchase Agreement, taken as a whole, were reasonable for an arms’-length acquisition transaction, in particular, the representations and warranties made by the Seller Parties in the Purchase Agreement, the restrictions on the operation of the Target Properties from the signing of the Purchase Agreement until the closing of the acquisition of the Target Properties, the other covenants of the Seller Parties in the Purchase Agreement and the conditions to each party’s obligation to complete the transaction, as more fully described under “The Transaction Documents—The Purchase Agreement” beginning on page 65;

•	the fact that the Equity Issuance is subject to the approval by Hudson stockholders;

•

the right of Hudson under the Purchase Agreement to eliminate from the transaction ground leased Target Properties in the event that the ground lessors party to such ground leases do not deliver to the Seller Parties, in a form acceptable to Hudson, estoppel certificates with respect to the terms and validity of such ground leases;

•

the right of Hudson under the Purchase Agreement to terminate the transaction in the event that the Seller Parties provide notice to Hudson that they are unable to convey title to the Target Properties to the Operating Partnership or Hudson’s other designated subsidiaries (subject to certain qualifications);

•

the right of the Board under the Purchase Agreement to, in response to unsolicited acquisition proposals, provide information to, and negotiate alternative transactions with, third parties in certain circumstances, as more fully described under “The Transaction Documents—The Purchase Agreement—Board Recommendation; Non-Solicitation” beginning on page 72;

•

the right of the Board under the Purchase Agreement to change its recommendation that holders of Hudson common stock vote to approve the Equity Issuance in certain circumstances, as more fully described under “The Transaction Documents—The Purchase Agreement—Board Recommendation; Non-Solicitation” beginning on page 72;

•

the right of the Board under the Purchase Agreement to terminate the Purchase Agreement to accept a superior acquisition proposal subject to the payment of a termination fee in certain circumstances, as more fully described under “The Transaction Documents—The Purchase Agreement—Termination—Termination Rights” beginning on page 77;

•

the fact that the termination fee payable in certain circumstances by Hudson of $60 million is equal to approximately 3.1% of Hudson’s equity value based on the $28.17 per closing share price used to value the Equity Consideration on December 5, 2014), which the Board viewed, after consultation with its advisors, as not likely to preclude a third party from making an acquisition proposal;

•

the corporate governance provisions of the Stockholders Agreement, including that, upon completion of the transaction, the Board will continue to be comprised of a majority of independent directors selected by the Nominating and Corporate Governance Committee of the Board (all of whom are current directors of Hudson);

•

the standstill provisions of the Stockholders Agreement, which restrict the ability of the Seller Parties (or their designated affiliates receiving the Equity Consideration) and certain other Blackstone affiliates from acquiring additional securities of or control over Hudson or its subsidiaries without Hudson’s consent;

•

the lock-up provisions of the Stockholders Agreement, which limit the ability of the Seller Parties (or their designated affiliates receiving the Equity Consideration) to dispose of the shares of Hudson common stock issued in the transaction (including shares of Hudson common stock issuable in redemption of the common units in the Operating Partnership issued in the transaction) in large amounts following the consummation of the transaction; and

•

the fact that the exception to be granted by the Board that will allow the Seller Parties and certain of their affiliates to own directly or indirectly, in the aggregate, not more than 20% of the total issued and outstanding shares of Hudson common stock (calculated as of the close of business on the second business day immediately prior to the consummation of the transaction, after giving effect to the issuance of the Equity Consideration) will be conditioned upon the continued accuracy of certain representations and warranties of, and compliance with certain covenants by, the Seller Parties and/or such affiliates, as well as the continued satisfaction of certain other requirements intended to prevent Hudson from failing to qualify as a REIT.

The Board also considered the following potentially negative factors associated with the acquisition of the Target Properties, the Equity Issuance and the other transactions contemplated by the Purchase Agreement:

•

the execution risks associated with the implementation of Hudson’s long-term business plan and strategy following acquisition of the Target Properties, which may be different from the execution risks related to Hudson’s business solely with respect to its existing real property portfolio;

•

the risk that the benefits expected to result from the acquisition of the Target Properties might not be fully realized or not realized at all, including due to the possibility that Hudson may not be able to successfully integrate the operations of the Target Properties;

•

the possibility that Hudson will be unable to obtain financing for the acquisition of the Target Properties, including the debt financing proceeds contemplated by the bridge commitment letter it obtained, in which event, Hudson is obligated to pay a termination fee of $120 million (equal to approximately 6.1% of Hudson’s equity value based on the $28.17 closing share price on December 5, 2014), as more fully described under “The Transaction Documents—The Purchase Agreement—Termination—Termination Fees/Expense Reimbursement” beginning on page 78;

•

the risk that the acquisition of the Target Properties might not be completed on a timely basis or at all despite the parties’ efforts, and, if the transaction is not completed, the materially adverse impact such event could have on Hudson’s financial condition, results of operations and stock price;

•	the risk of incurring substantial transaction and integration costs in connection with the acquisition of the Target Properties;

•

the fact that Hudson is obligated to pay a reimbursement fee of $14 million if its stockholders fail to approve the Equity Issuance, as more fully described under “The Transaction Documents—The Purchase Agreement—Termination—Termination Fees/Expense Reimbursement” beginning on page 78;

•

the risk that pursuant to the terms of the Purchase Agreement Hudson will not have recourse against the Seller Parties or Blackstone with respect to breaches of representations and warranties regarding the Target Properties or liabilities associated with the Target Properties (including potential environmental liabilities) that may shift to Hudson following the consummation of the transaction;

•

the reduced influence that Hudson’s existing stockholders will exercise over the Board, management and policies of Hudson as compared to the influence such existing stockholders currently have over the Board and the management and policies of Hudson;

•

Hudson’s obligation, as the general partner of the Operating Partnership, to seek the approval, in addition to any required approval from holders of Hudson common stock, of holders of common units with respect to certain change of control and other transactions as provided under the terms of the Third Amended and Restated Limited Partnership Agreement;

•

the possible diversion of management’s time and attention from Hudson’s ongoing business due to the substantial time and effort necessary to complete the acquisition of the Target Properties and plan for and implement the integration of the operations of the Target Properties;

•

the restrictions on the conduct of our business prior to the completion of the transaction, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the transaction, as more fully described under “The Transaction Documents—The Purchase Agreement—Conduct of Business of the Buyer Parties Pending the Closing” beginning on page 69; and

•	the other factors described under “Risk Factors” beginning on page 17.

In the judgment of the Board, however, these potential risks were favorably offset by the potential benefits of the acquisition of the Target Properties and the other transactions contemplated by the Purchase Agreement (including the Equity Issuance), including those described above.

The foregoing discussion is not intended to be exhaustive, but Hudson believes it addresses the material information and factors considered by the Board in its consideration of the acquisition of the Target Properties, the Equity Issuance and the other transactions contemplated by the Purchase Agreement, including factors that may support the Equity Issuance, as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to quantify or otherwise assign relative weights to and did not make specific assessments of the factors considered in reaching its determination, and individual members of the Board may have given different weights to different factors. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. This explanation of the factors and reasoning set forth above contained forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 24.

Opinions of Hudson’s Financial Advisors

Opinion of Wells Fargo Securities, LLC

Hudson retained Wells Fargo Securities to provide it with financial advisory services in connection with the transaction. As part of Wells Fargo Securities’ engagement, the Board requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid for the

Target Properties in the transaction pursuant to the Purchase Agreement. On December 6, 2014, at a meeting of the Board held to evaluate the transaction, Wells Fargo Securities rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated December 6, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the aggregate consideration to be paid for the Target Properties in the transaction pursuant to the Purchase Agreement was fair, from a financial point of view, to Hudson.

The full text of Wells Fargo Securities’ written opinion, dated December 6, 2014, to the Board is attached as Annex E to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the Board (in its capacity as such) for its information and use in connection with its evaluation of the aggregate consideration from a financial point of view to Hudson and did not address any other terms, aspects or implications of the transaction or any related transactions. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Hudson to enter into the Purchase Agreement or the relative merits of the transaction or any related transactions compared with other business strategies or transactions available or that have been or might be considered by Hudson’s management or the Board or in which Hudson might engage. Wells Fargo Securities’ opinion does not constitute a recommendation to the Board or any other person or entity in respect of the transaction or any related transactions, including as to how any stockholder should vote or act in connection with the transaction, any related transactions or any other matters.

The terms of the transaction and related transactions were determined through negotiations between Hudson and Blackstone, rather than by any financial advisor, and the decision to enter into the Purchase Agreement was solely that of the Board. Wells Fargo Securities did not recommend any specific form of consideration to the Board or that any specific form of consideration constituted the only appropriate consideration for the transaction. The opinion was only one of many factors considered by the Board in its evaluation of the transaction and should not be viewed as determinative of the views of the Board, management or any other party with respect to the transaction or the aggregate consideration.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated December 5, 2014, of the Purchase Agreement, including the financial terms of the transaction;

•

reviewed certain publicly available business, financial and other information regarding Hudson, including information set forth in Hudson’s annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2011, 2012 and 2013 and quarterly report on Form 10-Q for the period ended September 30, 2014;

•

reviewed certain other business and financial information regarding the Target Properties and Hudson furnished to Wells Fargo Securities by and discussed with representatives of Blackstone and Hudson’s management, including financial forecasts and estimates relating to the Target Properties for the fiscal years ending December 31, 2015 through December 31, 2025 prepared by representatives of Blackstone as adjusted by Hudson’s management and financial forecasts and estimates relating to Hudson for the fiscal years ending December 31, 2015 through December 31, 2019 prepared by Hudson’s management;

•

discussed with representatives of Blackstone and Hudson’s management the operations and prospects of the Target Properties and Hudson, including the historical financial performance and trends in the results of operations of the Target Properties and Hudson;

•	discussed with Hudson’s management the strategic rationale for the transaction and financial and strategic benefits anticipated by such management to result from the transaction;

•	participated in discussions and negotiations among representatives of Hudson, Blackstone and their respective advisors regarding the proposed transaction;

•	reviewed reported prices and trading activity for Hudson common stock;

•	compared certain financial data of Hudson with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating Hudson;

•

analyzed the estimated net asset value of the Target Properties and Hudson’s real estate portfolio and other assets based upon certain financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by representatives of Blackstone and Hudson’s management;

•

analyzed the estimated present value of the future cash flows of the Target Properties and the estimated present value of the future dividends per share of Hudson based upon certain financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by representatives of Blackstone and Hudson’s management; and

•	considered such other information, such as financial studies, analyses and investigations, as well as financial, economic and market criteria that Wells Fargo Securities deemed relevant.

In connection with Wells Fargo Securities’ review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and did not assume any responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of Hudson’s management and representatives of Blackstone that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates (as adjusted, in the case of financial forecasts and estimates relating to the Target Properties, by Hudson’s management) and other information utilized in Wells Fargo Securities’ analyses, Wells Fargo Securities was advised by Hudson’s management and representatives of Blackstone and, at Hudson’s direction, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of such management and representatives as to the future financial performance of the Target Properties and Hudson, the potential pro forma financial effects of the transaction and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities’ analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there had been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of the Target Properties or Hudson since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities and that the financial forecasts relating to the Target Properties reflected all assets and liabilities to be acquired or assumed by Hudson in the transaction. Wells Fargo Securities relied, at Hudson’s direction, upon the assessments of Hudson’s management and representatives of Blackstone as to (i) the potential impact on the Target Properties and Hudson of certain trends and other developments in, and prospects for, the commercial real estate market and related credit and financial markets and (ii) the terms upon which certain Target Properties are subject to rights of first refusal, rights of first opportunity or other rights and the potential impact of such rights on such Target Properties and the transaction. Wells Fargo Securities assumed, with Hudson’s consent, that there would not be any developments with respect to any such matters that would be meaningful in any respect to Wells Fargo Securities’ analyses or opinion. Wells Fargo Securities also assumed, at Hudson’s direction, that no rights of first refusal, rights of first opportunity or other rights in respect of the Target Properties would be exercised and that there would be no adjustments to the aggregate consideration as a result of such rights or otherwise that would be meaningful in any respect to Wells Fargo Securities’ analyses or opinion.

In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the Target Properties or the properties or assets of Hudson or any other entity, and Wells Fargo Securities did not make and was not provided with any evaluations or appraisals of the Target Properties or the assets or liabilities (contingent or otherwise) of Hudson or any other entity. Wells Fargo Securities also did not evaluate the solvency or fair value, as the case may be, of the Target Properties, Hudson or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities assumed, with Hudson’s consent, that Hudson would acquire and retain all Target Properties and rights contemplated to be acquired by Hudson in the transaction, that there were no undisclosed liabilities relating to the Target Properties to be assumed by Hudson in connection with the transaction and that Hudson would not directly or indirectly assume, retain or incur any liabilities relating to the Target Properties that were contemplated to be excluded as a result of the transaction or otherwise.

In rendering its opinion, Wells Fargo Securities assumed, at Hudson’s direction, that the final form of the Purchase Agreement, when signed by the parties thereto, would not differ from the draft Purchase Agreement reviewed by Wells Fargo Securities in any respect meaningful to Wells Fargo Securities’ analyses or opinion, that the transaction would be consummated in accordance with the terms described in the Purchase Agreement and related documents and in compliance with all applicable laws and other requirements, without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the transaction, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on the Target Properties, Hudson or the transaction (including the contemplated benefits thereof to Hudson). Wells Fargo Securities was advised that Hudson has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its initial qualification as a REIT and further assumed, at Hudson’s direction, that the transaction would not adversely affect such status or operations.

Wells Fargo Securities did not express any opinion as to what the value of Hudson common stock or common units in the Operating Partnership actually would be when issued or the prices at which such securities would trade or otherwise be transferable at any time. Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date thereof. Wells Fargo Securities noted for the Board that the credit, financial and stock markets have experienced significant volatility and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on the Target Properties, Hudson or the transaction (including the contemplated benefits thereof to Hudson). Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to Wells Fargo Securities’ attention after the date of its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view and as of the date thereof, to Hudson of the aggregate consideration to be paid for the Target Properties in the transaction pursuant to the Purchase Agreement to the extent expressly specified in its opinion, and did not address any other terms, aspects or implications of the transaction, including, without limitation, the form or structure of the transaction, the form of the aggregate consideration, any adjustment to or proration or allocation of the aggregate consideration, or any stockholders, registration rights or voting agreements or other agreement, arrangement or understanding entered into in connection with or contemplated by the transaction or otherwise. In addition, Wells Fargo Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the transaction, or class of such persons, relative to the aggregate consideration or otherwise. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Hudson to enter into the Purchase Agreement or related documents or the relative merits of the transaction compared with other business strategies or transactions available or that have been or might be considered by Hudson’s management or the Board or in which Hudson might engage. Wells Fargo Securities also did not express any view or opinion with respect to, and with Hudson’s consent relied upon the assessments of representatives of Hudson regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that Hudson obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to the Target Properties or Hudson but rather made its determinations as to the fairness, from a financial point of view, to Hudson of the aggregate consideration on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of the particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company, business or transaction is identical to the Target Properties, Hudson or the transaction and an evaluation of Wells Fargo Securities’ analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies and businesses reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Hudson, Blackstone or other parties to the transaction. None of Hudson, Blackstone, Wells Fargo Securities or any other person assumes responsibility if future results are different from those described whether or not any such difference is material. Any estimates contained in these analyses and the ranges of values resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on December 6, 2014 to the Board by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. For purposes of Wells Fargo Securities’ analyses described below, the term “implied aggregate consideration” refers to the $1.75 billion Cash Consideration and the implied value of the Equity Consideration based on an aggregate of 63,474,791 shares of Hudson common stock and common units in the Operating Partnership issuable in the transaction and the closing price of Hudson common stock on December 5, 2014 of $28.17 per share assuming no adjustments to the aggregate consideration and that such shares of Hudson common stock and common units are economically equivalent.

Target Properties Financial Analyses

Net Asset Value Analysis. Wells Fargo Securities performed a net asset value analysis of the Target Properties as of September 30, 2014 based on financial and other information for the Target Properties as of that date provided by representatives of Blackstone as adjusted by Hudson’s management. An estimated aggregate net asset value reference range for the Target Properties was calculated by taking into account, on an asset-by-asset basis, among other factors, the asset quality, tenant roster, portfolio location, current occupancy levels and lease maturity profiles of the Target Properties as evaluated by the Eastdil Secured group of Wells Fargo Securities. This analysis indicated the following approximate implied aggregate reference range for the Target Properties, as compared to the implied aggregate consideration:

Implied Aggregate Reference Range for Target Properties	Implied Aggregate Consideration
$3,459,448,000 - $3,647,343,000	$3,538,084,000

Wells Fargo Securities noted that the approximate implied aggregate net asset value reference range for the Target Properties derived from this analysis implied a capitalization rate range based on the Target Properties’ calendar year 2015 estimated normalized net operating income and price per square footage range for the Target Properties of approximately 5.5% to 5.3% and $418 to $440, respectively.

Discounted Cash Flow Analysis. Wells Fargo Securities performed a discounted cash flow analysis of the Target Properties to calculate a range of implied present values of the after-tax unlevered cash flows that the Target Properties were forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2024 utilizing internal financial forecasts and estimates prepared by representatives of Blackstone as adjusted by Hudson’s management (including estimated costs to manage the Target Properties). Wells Fargo Securities derived implied terminal values by applying to the estimated forward-year net operating income (on a cash basis) of the Target Properties for the fiscal year ending December 31, 2025 a range of capitalization rates of 6.5% to 7.0%. Present values (as of December 31, 2014) of cash flows and terminal values were then calculated using a discount rate range of 7.25% to 8.25%. This analysis indicated the following approximate implied aggregate reference range for the Target Properties, as compared to the implied aggregate consideration:

Implied Aggregate Reference Range for Target Properties	Implied Aggregate Consideration
$3,351,674,000 - $3,795,865,000	$3,538,084,000

Hudson Financial Analyses

Net Asset Value Analysis. Wells Fargo Securities performed a net asset value analysis of Hudson as of September 30, 2014 based on Hudson’s balance sheet as of that date, other publicly available information disclosed in Hudson’s public filings and other financial information provided by Hudson’s management. An estimated aggregate net asset value reference range for Hudson’s income-producing properties was calculated by taking into account, on an asset-by-asset basis, among other factors, the asset quality, tenant roster, portfolio location, current occupancy levels and lease maturity profiles of such properties as evaluated by the Eastdil Secured group of Wells Fargo Securities. For purposes of its net asset value analysis of Hudson, Wells Fargo Securities also took into account, based on Hudson’s public filings and other information and data provided by Hudson’s management, (i) the total estimated value of Hudson’s non-operating real estate assets, including cash, cash equivalents and other assets, and (ii) the total estimated amount of Hudson’s liabilities, including mortgage debt, unsecured debt and other liabilities and debt marked-to-market. An implied per share equity value reference range for Hudson was then calculated based on the implied aggregate net asset value reference range derived from such analysis divided by the total number of shares of Hudson common stock and common units in the Operating Partnership held by limited partners outstanding as of September 30, 2014 as disclosed in Hudson’s public filings. This analysis indicated the following approximate implied per share equity value reference range for Hudson, as compared to the per share closing price of Hudson common stock on December 5, 2014:

Implied Per Share Equity Value Reference Range for Hudson	Hudson Per Share Closing Price on December 5, 2014
$28.29 - $30.67	$28.17

Wells Fargo Securities noted that the approximate aggregate net asset value reference range derived for Hudson from this analysis implied a capitalization rate range based on the calendar year 2015 estimated normalized net operating income of Hudson’s income-producing real estate assets and price per square footage for such real estate assets of approximately 5.4% to 5.1% and $475 to $499, respectively.

Dividend Discount Analysis. Wells Fargo Securities performed a dividend discount analysis of Hudson to calculate a range of implied present values of the distributable cash flows that Hudson was forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2018 utilizing internal financial forecasts and estimates of Hudson’s management. Wells Fargo Securities derived implied terminal values by applying to Hudson’s estimated forward-year funds from operations, referred to as FFO, for the fiscal year ending December 31, 2019 a range of terminal FFO multiples of 19.0x to 21.0x. Present values (as of December 31, 2014) of distributable cash flows and terminal values were then calculated by using a discount rate range of 8.5% to 10.5%. This analysis indicated the following approximate implied per share equity value reference range for Hudson, as compared to the per share closing price of Hudson common stock on December 5, 2014:

Implied Per Share Equity Value Reference Range for Hudson	Hudson Per Share Closing Price on December 5, 2014
$21.59 - $25.19	$28.17

Selected Publicly Traded Companies Analysis. Wells Fargo Securities reviewed and compared financial and operating data relating to Hudson and the following seven selected REITs that Wells Fargo Securities deemed generally relevant for comparative purposes as publicly traded office REITS with high-quality assets in coastal gateway markets, referred to as the selected REITs:

•	Boston Properties Inc.

•	Douglas Emmett, Inc.

•	Empire State Realty Trust, Inc.

•	Kilroy Realty Corp.

•	Paramount Group Inc.

•	SL Green Realty Corp.

•	Vornado Realty Trust

Wells Fargo Securities reviewed equity values (including operating partnership units), based on closing stock prices on December 5, 2014, as multiples of, among other things, calendar year 2015 and calendar year 2016 estimated FFO per share and calendar year 2016 estimated FFO per share as adjusted for certain items, including primarily straight-line rent revenues, above market and below market lease amortization, non-cash employee compensation and recurring capital expenditures, referred to as AFFO per share. Calendar year 2015 estimated AFFO was not utilized for comparative purposes given certain non-recurring tenant improvements and straight-line rent adjustments expected by Hudson during such calendar year. The overall low to high calendar year 2015 and calendar year 2016 estimated FFO per share multiples observed for the selected REITs were 17.0x to 24.4x (with a mean of 20.7x and a median of 20.5x) and 16.3x to 22.0x (with a mean of 19.2x and a median of 19.0x), respectively, and the overall low to high calendar year 2016 estimated AFFO per share multiples observed for the selected REITs were 20.7x to 29.6x (with a mean of 26.7x and a median of 28.1x). Wells Fargo Securities then applied selected ranges of calendar year 2015 and calendar year 2016 estimated FFO per share multiples of 19.0x to 21.0x and 18.0x to 20.0x, respectively, and a selected range of calendar year 2016 estimated AFFO per share multiples of 25.0x to 27.0x derived from the selected REITs to corresponding data of Hudson. Estimated financial data of the selected REITs were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Estimated financial data of Hudson was based on internal forecasts and estimates of Hudson’s management. This analysis indicated the following approximate implied per share equity value reference range for Hudson, as compared to the per share closing price of Hudson common stock on December 5, 2014:

Implied Per Share Equity Value Reference Range for Hudson	Hudson Per Share Closing Price on December 5, 2014
$25.00 - $29.00	$28.17

Other Information. Wells Fargo Securities observed certain additional information that was not considered part of Wells Fargo Securities’ financial analyses with respect to its opinion but was referenced for informational purposes, including the following:

•	publicly available Wall Street research analyst reports relating to Hudson, which indicated share price targets for Hudson common stock ranging from $28.00 per share to $32.00 per share;

•

historical trading prices of Hudson common stock, which indicated a volume-weighted average price for shares of Hudson common stock over the six-month and 12-month periods ended December 5, 2014 of approximately $26.16 per share and $24.09 per share, respectively; and

•

the potential pro forma financial impact of the transaction, based on internal forecasts and estimates of Hudson’s management and internal financial forecasts and estimates prepared by representatives of Blackstone as adjusted by Hudson’s management, on Hudson’s calendar year 2015 and calendar year 2016 estimated FFO per share and AFFO per share after giving effect to the proposed financing for the transaction and certain dispositions, which indicated that the transaction could be accretive to Hudson’s calendar year 2015 and calendar year 2016 estimated FFO per share and dilutive to Hudson’s calendar year 2015 and accretive to Hudson’s calendar year 2016 estimated AFFO per share. Actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Other Matters

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Hudson selected Wells Fargo Securities as its financial advisor in connection with the transaction because of its qualifications, reputation and experience generally and particularly in the real estate industry and its familiarity with Hudson and its business. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Hudson has agreed to pay Wells Fargo Securities for its financial advisory services in connection with the transaction an aggregate fee of $11.2 million, of which a portion was payable upon delivery of its opinion and approximately $9.7 million is contingent upon consummation of the transaction. Wells Fargo Securities and certain of its affiliates also are participating in the financing for the transaction, including acting as administrative agent and joint lead arranger for the bridge financing for the transaction, for which services Wells Fargo Securities and such affiliates will receive compensation. Hudson also has agreed to reimburse certain of Wells Fargo Securities’ expenses, including fees and disbursements of Wells Fargo Securities’ counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Wells Fargo Securities’ engagement.

Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees and, given certain policies and procedures designed to preserve the independence of Wells Fargo Securities’ research and credit analysts, the views of such analysts may differ from those reflected in Wells Fargo Securities’ analyses and opinion. Wells Fargo Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking and other financial services to Hudson, Blackstone and their respective affiliates, for which Wells Fargo

Securities and its affiliates have received and expect to receive fees including, during the two-year period prior to the date of Wells Fargo Securities’ opinion, having acted or currently acting as (i) syndication agent, co-documentation agent, joint bookrunner and/or joint lead arranger for, and as a lender under, certain credit facilities of Hudson and certain entities, according to publicly available information, in which Blackstone has an investment, a portion of the existing credit facilities of which may be repaid in connection with the transaction and in respect of which certain Seller Parties may be guarantors, (ii) managing underwriter and bookrunner for various common and preferred equity and debt offerings of Hudson and certain entities, according to publicly available information, in which Blackstone has an investment and (iii) financial advisor, agent and broker to Hudson and Blackstone for sales of real estate assets and loans, real estate debt financings, and other transactions. During the two-year period prior to the date of Wells Fargo Securities’ opinion, Wells Fargo Securities and its affiliates received or expect to receive for such services aggregate fees of approximately $12 million from Hudson and approximately $142 million from Blackstone and certain entities, according to publicly available information, in which Blackstone has an investment. Wells Fargo Securities and certain of its affiliates have, and certain of Wells Fargo Securities’ and such affiliates’ respective employees may have, direct or indirect investments in investment funds which, according to publicly available information, are managed or advised by Blackstone. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Hudson, Blackstone and their respective affiliates for Wells Fargo Securities’ and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Opinion of Houlihan Lokey Capital, Inc.

Hudson retained Houlihan Lokey to render an opinion to the Board (in its capacity as such) as to the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement. On December 6, 2014, Houlihan Lokey rendered its oral opinion to the Board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 6, 2014) as to the fairness, from a financial point of view and as of such date, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement and did not address any other aspect or implication of the transaction. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute advice or a recommendation to the Board, Hudson, the Operating Partnership or any stockholder as to how to act or vote with respect to the transaction or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the final execution version of the Purchase Agreement;

•	reviewed certain publicly available business and financial information relating to Hudson that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the Target Properties made available to Houlihan Lokey by Hudson, including financial projections prepared by representatives of Blackstone relating to the Target Properties for the fiscal years ending 2015 through 2024 as adjusted by Hudson’s management;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Hudson and the Operating Partnership made available to Houlihan Lokey by Hudson, including financial projections prepared by Hudson’s management relating to Hudson and the Operating Partnership for the fiscal years ending 2015 through 2019 and estimates discussed with Hudson’s management as to the value of the undeveloped land of Hudson and the Operating Partnership;

•

spoke with certain members of Hudson’s management and certain representatives and advisors of Hudson regarding the Target Properties, the business, operations, financial condition and prospects of Hudson and the Operating Partnership, the transaction and related matters;

•	compared the financial and operating performance of Hudson and the Operating Partnership with that of other public companies that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for Hudson common stock, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Houlihan Lokey was not provided with access to Blackstone or its advisors. Houlihan Lokey assumed that, had Houlihan Lokey been provided access to Blackstone and its advisors, any information received from such parties would not have materially affected or changed Houlihan Lokey’s analyses or opinion. In addition, Hudson’s management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (as adjusted by such management in the case of the financial projections prepared by representatives of Blackstone relating to the Target Properties) and other estimates reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Target Properties, the future financial results and condition of Hudson and the Operating Partnership and the other matters covered thereby. Houlihan Lokey expressed no opinion with respect to the such projections and other estimates or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the Target Properties or the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Hudson since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey also relied, at Hudson’s direction, upon the assessments of Hudson’s management as to (i) the potential impact on the Target Properties and Hudson of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and (ii) Hudson’s ability to retain key tenants of the Target Properties and integrate the Target Properties with Hudson’s existing business, and Houlihan Lokey assumed, at Hudson’s direction, that there would be no developments with respect to any such matters that would be material in any respect to Houlihan Lokey’s analyses or opinion. Houlihan Lokey’s opinion was based on analyses of the Target Properties in their entirety as a portfolio and on analyses of Hudson and the Operating Partnership as a consolidated entity. At Hudson’s direction, Hudson relied upon and assumed, without independent verification, that Hudson common stock and common units are economically equivalent.

Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to the Purchase Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the transaction would be satisfied without waiver thereof, and (iv) the transaction would be consummated in a timely manner in accordance with the terms described in the Purchase Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that the transaction would qualify for the intended tax treatment described in the Purchase Agreement for U.S. federal income tax purposes. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals (including, without limitation, ground lessor and tenant waivers, consents and estoppels) necessary for the consummation of the transaction or otherwise material to Houlihan Lokey’s analyses or opinion would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Hudson or the Operating Partnership, or otherwise have an effect on the transaction, Hudson, the Operating Partnership, the Target Properties or any expected benefits of the transaction that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at Hudson’s direction, that any adjustments to the aggregate consideration pursuant to the Purchase Agreement (including, without limitation, adjustments for prorations or the elimination (if any) of certain Target Properties from the Transaction) would not be material to Houlihan Lokey’s analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the Target Properties or the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Hudson, the Operating Partnership, the Seller Parties (with respect to the Target Properties or otherwise) or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion as to the price at which any of the Target Properties might be transferable at any time. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Hudson, the Operating Partnership or any of the Target Properties was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Hudson, the Operating Partnership or any of the Target Properties was or may have been a party or was or may have been subject. Houlihan Lokey was advised by Hudson’s management, and relied upon and assumed, without independent verification, that Hudson has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT, and also relied upon and assumed, without independent verification, that the transaction would not adversely affect the REIT status of Hudson.

Houlihan Lokey was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the transaction, the financing thereof, the Target Properties, the securities, assets, businesses or operations of Hudson, the Operating Partnership or any other party, or any alternatives to the transaction, (ii) negotiate the terms of the transaction, or (iii) advise the Board, Hudson, the Operating Partnership or any other party with respect to alternatives to the transaction. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of the opinion. Houlihan Lokey did not express any opinion as to what the value of Hudson common stock, the common units or any other securities of Hudson or the Operating Partnership actually would be when issued pursuant to the transaction or the financing thereof or the price or range of prices at which Hudson common stock, the common units or any other securities of Hudson or the Operating Partnership may be purchased, sold or exchanged, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan

Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Board, Hudson, the Operating Partnership, any security holder or any other party as to how to act or vote with respect to any matter relating to the transaction or otherwise.

Houlihan Lokey was not asked to, and did not, express any opinion with respect to any matter other than the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement from a financial point of view, without regard to the terms of the Stockholders Agreement, Registration Rights Agreement and Third Amended and Restated Limited Partnership Agreement of the Operating Partnership to be entered into in connection with the transaction or the individual circumstances following the transaction of the Seller Parties and their affiliates or any other security holders of Hudson or the Operating Partnership with respect to control, voting or other rights, aspects or relationships which may distinguish such holders. At the direction of the Board, Houlihan Lokey evaluated the foregoing as if the Target Properties would be directly acquired by Hudson in the transaction. Houlihan Lokey also expressed no opinion as to the form or structure of the aggregate consideration or the allocation of the aggregate consideration among cash, Hudson common stock or common units or among the Target Properties. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Hudson, the Operating Partnership, their respective security holders or any other party to proceed with or effect the transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the transaction (other than the aggregate consideration to be paid by Hudson and the Operating Partnership in the transaction to the extent expressly specified in the opinion) or otherwise, including, without limitation, any term or aspect of the stockholders agreement, Registration Rights Agreement and Third Amended and Restated Limited Partnership Agreement of the Operating Partnership to be entered into in connection with the transaction or any contracts to be assumed by the Operating Partnership in the transaction with respect to the Target Properties or any aspect of the financing for the transaction, (iii) the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituencies of Hudson or the Operating Partnership, or to any other party, except to Hudson if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the transaction as compared to any alternative business strategies or transactions that might have been available for Hudson, the Operating Partnership or any other party, (v) the fairness of any portion or aspect of the transaction to any one class or group of Hudson’s, the Operating Partnership’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Hudson’s, the Operating Partnership’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Hudson, the Operating Partnership, the Seller Parties, their respective security holders or any other party is receiving or paying reasonably equivalent value in the transaction, (vii) the solvency, creditworthiness or fair value of Hudson, the Operating Partnership, any of the Seller Parties or any other participant in the transaction, or any of their respective assets (including any of the Target Properties), under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the transaction, any class of such persons or any other party, relative to the aggregate consideration to be paid by Hudson in the transaction or otherwise, (ix) the appropriate capital structure of Hudson and the Operating Partnership or whether Hudson and the Operating Partnership should be issuing shares of Hudson common stock and common units, respectively, or any other type of security in the transaction, or (x) the potential dilutive or other effects of the transaction on the existing security holders of Hudson and the Operating Partnership. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by Hudson and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Target Properties, Hudson, the Operating Partnership, the Seller Parties and the transaction or otherwise.

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such opinions is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Hudson. An evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial projections for the Target Properties and Hudson provided by Hudson’s management and the implied reference range values indicated by Houlihan Lokey’s financial analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, such analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Hudson. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the transaction consideration or of the views of the Board of Hudson or Hudson’s management with respect to the transaction or the transaction consideration. The type and amount of consideration payable in the transaction were determined through negotiation between Hudson and Blackstone, and the decision to enter into the Purchase Agreement was solely that of the Board.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Board in connection with the rendering of Houlihan Lokey’s opinion to the Board on December 6, 2014. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create an incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Equity Market Value—generally the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price.

•	NOI—net operating income.

•	Cash NOI—generally net operating income, adjusted for certain non-cash items.

•	FFO—funds from operations.

•	Unlevered Cash Flows.

•	Funds Available for Distribution.

Estimated financial data for the Target Properties were based on estimates prepared by representatives of Blackstone as adjusted and provided to Houlihan Lokey by Hudson’s management and estimated financial data of Hudson were based on estimates prepared and provided to Houlihan Lokey by Hudson’s management. For purposes of Houlihan Lokey’s analyses and opinion, Houlihan Lokey utilized the implied value of the aggregate transaction consideration of $3.53 billion based on the $1.75 billion cash portion of the aggregate transaction consideration and the implied value of the equity portion of the aggregate transaction consideration based on the closing price of Hudson common stock on December 4, 2014.

Target Properties Analyses

Net Asset Value Analysis. Houlihan Lokey performed a net asset value analysis of the Target Properties on an asset-by-asset basis. For each of the Target Properties, Houlihan Lokey calculated the estimated net present value of the projected funds available for distribution from the fiscal years ending 2015 through 2024 using financial projections prepared by representatives of Blackstone as adjusted and provided to Houlihan Lokey by Hudson’s management. With the exception of the six ground leased properties in Palo Alto, Houlihan Lokey also calculated the estimated present value of the implied terminal value for each Target Property derived by applying a selected capitalization rate to the applicable Target Property’s fiscal year 2024 estimated Cash NOI.

With respect to the Target Properties located in Palo Alto, Houlihan Lokey applied discount rate ranges of 7.00% to 8.00% in the case of five properties, 6.75% to 7.75% in the case of two properties and 6.25% to 7.25% in the case of one property and a selected capitalization rate of 6.75% in the case of one property and 7.00% in case of one property. With respect to the Target Properties located in Redwood Shores, Houlihan Lokey applied discount rate ranges of 7.25% to 8.25% in the case of three properties and 7.50% to 8.50% in the case of two properties and a selected capitalization rate of 7.00% in the case of five properties. With respect to the Target Properties located in the San Francisco Peninsula, Houlihan Lokey applied discount rate ranges of 7.25% to 8.25% in the case of three properties, 7.50% to 8.50% in the case of one property and 7.00% to 8.00% in the case of one property and a selected capitalization rate of 7.00% in the case of four properties and 7.25% in the case of one property. With respect to the Target Properties located in the San Jose Airport area, Houlihan Lokey applied discount rate ranges of 6.75% to 7.75% in the case of two properties, 7.00% to 8.00% in the case of two properties and 7.25% to 8.25% in the case of one property and a selected capitalization rate of 6.75% in the case of five properties. With respect to the Target Properties located in Silicon Valley, Houlihan Lokey applied discount rate ranges of 7.50% to 8.50% in the case of one property, 7.75% to 8.75% in the case of one property and 8.75% to 9.75% in the case of one property and a selected capitalization rate of 7.00% in the case of one property, 7.50% in case of one property and 8.00% in case of one property. In the case of adjacent land, Houlihan Lokey applied selected ranges of price per square foot of land to the respective square footage of those properties.

Based on the property analyses described above, the net asset value analysis indicated an implied aggregate value reference range of approximately $3.31 billion to $3.62 billion as compared to the implied value of the aggregate transaction consideration of $3.53 billion.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Target Properties by calculating the estimated net present value of the projected unlevered cash flows from the fiscal years ending 2015 through 2024 using financial projections prepared by representatives of Blackstone as adjusted and provided to Houlihan Lokey by Hudson’s management and also giving effect to estimated incremental general and administrative expenses provided by Hudson’s management. Houlihan Lokey also calculated the estimated present value of implied terminal values for the Target Properties derived by applying a range of perpetuity growth rates of 3.25% to 3.75% to the Target Properties fiscal year 2024 estimated unlevered cash flows. The present values of unlevered cash flows and terminal values were calculated using discount rates ranging from 8.25% to 8.75%. In the case of adjacent land, Houlihan Lokey applied selected ranges of price per square foot of land to the respective square footage of those properties. The discounted cash flow analysis indicated an implied aggregate value reference range of approximately $3.37 billion to $4.02 billion as compared to the implied value of the aggregate transaction consideration of $3.53 billion.

Hudson Analyses

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•	Equity market value as a multiple of calendar year 2014 estimated FFO.

•	Equity market value as a multiple of calendar year 2015 estimated FFO.

The selected companies and the resulting low, high, median and mean data for the selected companies were as follows:

•	Kilroy Realty Corp

•	Douglas Emmett Inc.

•	Boston Properties Inc.

	Equity Market Value/2014E FFO	Equity Market Value/2015E FFO
Low	18.0x	17.0x
High	25.0x	24.4x
Median	24.8x	22.5x
Mean	22.6x	21.3x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied multiple ranges of 23.0x to 25.0x calendar year 2014 estimated FFO and 20.0x to 22.0x calendar year 2015 estimated FFO to corresponding estimated financial data of Hudson provided by Hudson’s management. The selected companies analysis indicated implied per share value reference ranges of $27.42 to $29.77 per share of Hudson common stock based on the selected range of calendar year 2014 estimated FFO multiples and $24.91 to $27.36 per share of Hudson common stock based on the selected range of calendar year 2015 estimated FFO multiples, as compared to the closing price of Hudson common stock on December 4, 2014 of $28.04.

Net Asset Value Analysis. Houlihan Lokey performed a net asset value analysis of Hudson. Houlihan Lokey calculated the estimated aggregate value of Hudson’s income producing properties by applying a range of selected capitalization rates of 5.50% to 5.25% to Hudson’s fiscal year 2015 estimated Cash NOI provided by Hudson’s management. In the case of undeveloped land, Houlihan Lokey utilized estimated values discussed with Hudson’s management. This analysis also included adjustments for Hudson’s non-controlling interests in the Pinnacle JV provided by Hudson’s management. The net asset value analysis indicated an implied per share value reference range of $26.29 to $28.36 per share of Hudson common stock, as compared to the closing price of Hudson common stock on December 4, 2014 of $28.04.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Hudson by calculating the estimated net present value of the projected funds available for distribution to Hudson from December 4, 2014 through the fiscal year ending 2019 using financial projections prepared by Hudson’s management. Houlihan Lokey also calculated the estimated present value of implied terminal values for Hudson derived by applying a range of perpetuity growth rates of 3.25% to 3.75% to Hudson’s fiscal year 2019 estimated funds available for distribution. The present values of funds available for distribution and terminal values were calculated using discount rates ranging from 8.25% to 8.75%. The discounted cash flow analysis indicated an implied per share value reference range of $21.16 to $25.44 per share of Hudson common stock, as compared to the closing price of Hudson common stock on December 4, 2014 of $28.04.

Other Matters

Houlihan Lokey was engaged by Hudson solely to render an opinion to the Board (in its capacity as such) regarding the fairness, from a financial point of view, to Hudson of the aggregate consideration to be paid by Hudson and the Operating Partnership for the Target Properties in the transaction pursuant to the Purchase Agreement. Hudson engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Houlihan Lokey is entitled to a fee of $750,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. Hudson has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain potential liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Hudson, the Operating Partnership, one or more affiliates of Blackstone or any other party that may be involved in the transaction and their respective affiliates or any currency or commodity that may be involved in the transaction.

Houlihan Lokey and/or its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and other financial services to Blackstone or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Blackstone, which are collectively, with Blackstone, referred to as the “Blackstone Entities,” for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) having provided certain portfolio valuation, investment banking and financial advisory services to the Blackstone Entities, (b) having acted as co-manager in connection with the initial public offering of Extended Stay America, which transaction closed in November 2013, (c) having acted co-manager in connection with a secondary offering of Extended Stay America, which transaction closed in August 2014, (d) having acted as financial advisor to Bluewater Thermal Solutions, a portfolio company of the Blackstone Entities, in connection with a sale of the company, which transaction closed in October 2012, and (e) having acted as financial advisor to Travelport, a portfolio company of the Blackstone Entities, in connection with its conversion of $498 million of PIK Loans into newly issued common equity and subordinated notes, which transaction closed in 2013. Houlihan Lokey and its affiliates received aggregate fees from Blackstone of approximately $3.2 million in connection with the transactions identified in the foregoing clauses (b) through (e). Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial services to Hudson, one or more of the Blackstone Entities, other participants in the transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Blackstone, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with one or more of the Blackstone Entities, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Hudson, one or more of the Blackstone Entities, other participants in the transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain Prospective Financial Information Reviewed by Hudson

Hudson does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Hudson is including in this proxy statement unaudited prospective financial information, which includes unaudited prospective financial information with respect to the Target Properties made available by the Seller Parties and adjusted by Hudson’s management and with respect to Hudson as prepared by Hudson’s management, that was made available to the Board in connection with the evaluation of the transaction. This information also was provided to Hudson’s financial advisors. The inclusion of this information should not be regarded as an indication that any of the Seller Parties, Hudson, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the captions “Risk Factors—Risk Factors Relating to the Transaction” and “Cautionary Statement Concerning Forward-Looking Statements” and the risks described in the periodic reports filed by Hudson with the SEC, which reports can be found as described under the caption “Where You Can Find More Information.” The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Hudson’s historical GAAP financial statements. Neither Hudson’s independent registered public accounting firm, nor any other independent auditors or accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of Hudson’s independent registered public accounting firm contained in this proxy statement for the year ended December 31, 2013, relates to Hudson’s historical financial information and it does not extend to the unaudited prospective financial information, nor does it extend to any financial information with respect to the Target Properties, and should not be read to do so. The report of Deloitte & Touche LLP, independent auditors, on the combined statement of revenues and certain expenses for the year ended December 31, 2013, which is attached as Annex G hereto, relates to the Target Properties’ historical information and does not extend to the unaudited prospective information, and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The table below presents selected unaudited prospective financial data for the fiscal years ending 2015 through 2024 for the Target Properties on a standalone basis, as provided by the Seller Parties and adjusted by Hudson’s management. The unaudited prospective financial data in the table below has been prepared on a cash basis without taking into account any adjustments made in accordance with GAAP (including straight-line rents), and such data does not take into account any indebtedness that may be incurred with respect to the Target Properties, and therefore should not be relied upon as reflective of how Hudson will operate the Target Properties following the consummation of the transaction. For purposes of such unaudited prospective financial information presented in the table below, Cash NOI is calculated as cash revenues, less property operating expenses. In addition, for purposes of such unaudited financial information presented in the table below, Unlevered Cash Flows is calculated as Cash NOI less (i) estimated incremental general & administrative expenses associated with servicing the Target Properties, (ii) recurring capital expenditures, (iii) tenant improvements and (iv) leasing commissions.

Target Properties Prospective Financial Information (unaudited, non-GAAP, standalone)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
Cash NOI	$177.8	$226.4	$250.6	$234.3	$256.1	$270.7	$289.7	$293.5	$305.6	$327.0
Unlevered Cash Flows	$80.0	$154.3	$165.1	$178.3	$179.8	$190.4	$223.7	$215.4	$231.9	$270.4

The following table presents selected unaudited prospective financial data for the fiscal years ending 2015 through 2019 for Hudson on a standalone basis as prepared by Hudson’s management and which financial data assumes certain asset dispositions. The unaudited prospective financial data assumes the consummation of certain joint venture and asset sale transactions with resulting proceeds assumed to be used to repay existing indebtedness. Unlike the data provided in the table above, the unaudited prospective financial data in the table below has been presented on a GAAP basis. For purposes of such unaudited prospective financial information presented in the table below, NOI is calculated as GAAP revenues (including straight-line rents and other non-cash amounts), less property operating expenses. FFO, which is calculated consistent with the standards established by the National Association of Real Estate Investment Trusts, is calculated as NOI less (i) general & administrative expenses, (ii) interest expense, (iii) preferred dividends and (iv) FFO otherwise attributable to non-controlling interests. AFFO, as used in certain instances herein, is calculated as FFO less (i) non-cash rental revenue, (ii) recurring capital expenditures, (iii) tenant improvements and (iv) leasing commissions, plus (i) long-term incentive compensation and (ii) amortization of deferred financing costs. Funds Available for Distribution, as used in certain instances herein, is calculated as FFO less (i) recurring capital expenditures, (ii) tenant improvements, (iii) leasing commissions, (iv) non-cash rental revenues, (v) straight-line ground lease expense, (vi) interest expense and (vii) certain other non-recurring items.

Hudson Prospective Financial Information (unaudited, standalone)

	2015	2016		2017	2018	2019
	($ in millions)
Net Operating Income (NOI)	$169.3	$185.9		$186.2	$193.8	$203.1
Funds From Operations (FFO)	$85.0	$97.9		$93.0	$99.2	$103.3
Adjusted Funds From Operations (AFFO)	$34.9	$79.5		$80.0	$94.3	$106.0
Funds Available for Distribution (FAD)	$26.9	$69.5	(1)	$68.0	$80.3	$90.0

(1)

For purposes of Houlihan Lokey’s financial analyses performed in connection with its opinion, fiscal year 2016 estimated FAD was adjusted to $98.0 to reflect the proceeds from the repayment of certain indebtedness.

The assumptions of Hudson’s management made in preparing the above unaudited prospective financial information may not reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors—Risk Factors Relating to the Transaction” beginning on page 17 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 24 and the risks described in the periodic reports filed by Hudson with the SEC, which reports can be found as described under the caption “Where You Can Find More Information; Incorporation by Reference,” beginning on page 117, all of which are difficult to predict and many of which are beyond the control of Hudson. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information described above, whether or not the transaction is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information with respect to the Target Properties and Hudson reflects numerous assumptions and estimates as to future events made by Hudson’s management that Hudson’s management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the transaction. Hudson stockholders are urged to review the description of Hudson’s reported and anticipated results of operations and financial condition and capital resources during 2014, including Hudson’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hudson’s historical consolidated financial statements and the notes thereto as set forth in Hudson’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which reports can be found as described under the caption “Where You Can Find More Information; Incorporation by Reference” beginning on page 117.

Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Hudson or any other person to any Hudson stockholder regarding the ultimate performance of Hudson or the Target Properties compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

HUDSON DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Financing of the Transaction

Hudson is pursuing a number of financing options, and anticipates that the funds needed to complete the transaction will be derived from a combination of (i) available cash on hand of Hudson and/or the Operating Partnership, (ii) proceeds from the sale of equity interests in, or assets of, certain wholly or partially owned subsidiaries, (iii) the issuance and sale of Hudson common and/or preferred stock and/or limited partnership interests in the Operating Partnership and (iv) debt financing, which may include, without limitation, some combination of the following: (a) a senior unsecured bridge loan facility, (b) the issuance of senior unsecured notes or other debt securities, (c) borrowings under the Operating Partnership’s existing corporate credit facility (the “Existing Credit Facility”) and/or an upsizing thereof, including pursuant to the incremental feature thereof and/or (d) other commercial or institutional bank loans. At or prior to the consummation of the transaction, Hudson expects to enter into definitive documentation for the debt financing. Hudson’s obligation to consummate the transaction is not conditioned on Hudson obtaining any financing for the transaction.

Bridge Facility Commitment Letter

Contemporaneously with the execution of the Purchase Agreement, Hudson obtained a debt financing commitment for the transaction, the aggregate proceeds of which will be used by Hudson to pay a portion or all of the Cash Consideration under the Purchase Agreement and to pay related fees and expenses.

Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA (collectively, the “Bridge Commitment Parties”) have committed to provide a 364-day bridge term loan of up to $1.75 billion (the “Bridge Loan”) to the Operating Partnership on the terms and conditions set forth in a commitment letter (the “Bridge Commitment Letter”) dated

December 6, 2014. Wells Fargo Bank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA (collectively, the “Bridge Lenders”) have committed to fund the principal amount of the Bridge Loan as follows: Wells Fargo Bank, N.A., 50%; Goldman Sachs Bank USA, 25%; Bank of America, N.A., 25%. The funding of the Bridge Loan is not a condition to Hudson’s or the Operating Partnership’s obligations under the Purchase Agreement.

Subject to satisfaction of the conditions precedent set forth in the Bridge Commitment Letter, Hudson will have the option to draw on the Bridge Loan to fund all or a portion of the Cash Consideration at the closing of the transaction. The amount drawn will depend on a number of factors, including whether Hudson issues senior unsecured notes or other debt securities at or prior to the closing of the transaction. Once drawn, amounts outstanding under the Bridge Loan will mature on the date that is 364 days following the closing date. The interest rate payable on amounts outstanding under the Bridge Loan will be equal to LIBOR plus an applicable margin based on Hudson’s total liabilities to total asset value as each are defined in the Existing Credit Facility or, at the election of Hudson, Hudson’s credit rating. In addition, an increasing duration fee will be payable on the 90th, 180th and 270th days following the consummation of the transaction on the outstanding principal amount, if any, under the Bridge Loan. The Bridge Loan will not amortize and any amounts outstanding will be repaid in full on the maturity date. The Bridge Loan will be subject to certain customary mandatory prepayment provisions (and, prior to closing, certain mandatory commitment reductions), including in connection with certain equity and debt issuances by the Operating Partnership and/or Hudson, as well as in connection with certain asset sales.

The Bridge Loan is expected to contain events of default, representations and warranties and covenants that are substantially identical to those contained in the Existing Credit Facility (subject to certain exceptions set forth in the Bridge Commitment Letter).

The obligations of the Bridge Commitment Parties to provide financing under the Bridge Commitment Letter are subject to certain conditions, including, without limitation, (i) the negotiation, execution and delivery of definitive loan documentation for the Bridge Loan consistent with the Bridge Commitment Letter and otherwise reasonably satisfactory to the Bridge Commitment Parties, (ii) a condition that there has not been a “Target Property Material Adverse Effect” (as defined in the Bridge Commitment Letter), (iii) the consummation of the transaction in accordance with the Purchase Agreement (without giving effect to any amendments to the Purchase Agreement or any waivers thereof that are materially adverse to the Bridge Commitment Parties unless consented to by the Bridge Commitment Parties) concurrently with the funding of the Bridge Loan, (iv) the payment of applicable costs, fees and expenses and (v) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel).

Each Bridge Commitment Party’s commitments with respect to the Bridge Loan, and each Bridge Commitment Party’s agreements to perform the services described in the Bridge Commitment Letter, will automatically terminate on the earliest of (i) the consummation of the transaction (with or without the use of the Bridge Loan), (ii) the termination of the Purchase Agreement, (iii) the “Outside Date” (as defined in the Purchase Agreement) and (iv) 5:00 p.m. (New York time) on July 4, 2015.

The definitive documentation governing the Bridge Loan has not been finalized and, accordingly, the actual terms of the Bridge Loan may differ from those described in this proxy statement. Although the Bridge Loan is not subject to due diligence or “market out” conditions, such financing may not be considered assured. The obligations of the Bridge Commitment Parties to provide the Bridge Loan are subject to a number of conditions (including certain conditions that do not relate directly to the Purchase Agreement). There is a risk that these conditions will not be satisfied and the Bridge Loan may not be available when required.

Existing Facility Consent and Backstop Facility Commitment Letter

The Existing Credit Facility contains various customary covenants, some of which would not permit Hudson to consummate the transaction and the financing thereof as contemplated by the Bridge Commitment Letter. The Operating Partnership has obtained consent from its existing lenders to waive any such prohibitions (the “Existing Credit Facility Consent”).

Contemporaneously with the execution of the Purchase Agreement, Hudson obtained a backstop debt financing commitment to refinance the Existing Credit Facility in the event that the lenders under the Existing Credit Facility did not provide the Existing Credit Facility Consent. Now that the Existing Credit Facility Consent has been obtained, the backstop debt financing commitment is no longer necessary and thus has been terminated.

Use and Upsizing of Existing Credit Facility

Hudson may finance a portion of the Cash Consideration through borrowings under the Existing Credit Facility and/or an upsizing thereof, including pursuant to the incremental feature thereof.

Borrowings under the Existing Credit Facility are subject to customary conditions and covenants, including (i) the bring-down of the Operating Partnership’s representations and warranties, (ii) no default or event of default existing (or would exist immediately after giving effect to such borrowing) as of the date of the making of such borrowing and (iii) the administrative agent under the Existing Credit Facility receiving a timely notice of borrowing from the Operating Partnership. The Existing Credit Facility contains various customary covenants, including financial maintenance covenants with respect to the (a) ratio of total liabilities to total asset value, (b) ratio of unsecured indebtedness to unencumbered asset value, (c) ratio of adjusted EBITDA to fixed charges, (d) ratio of secured indebtedness to total asset value, (e) ratio of unencumbered net operating income to unsecured interest expense and (f) ratio of recourse indebtedness to total asset value. Any failure to comply with these financial maintenance covenants would constitute a default under the Existing Credit Facility, and would prevent further borrowings thereunder. Based on its financial results as of September 30, 2014, and after giving pro forma effect to the transaction, Hudson believes that it will be in compliance with these financial maintenance covenants following the consummation of the transaction.

Hudson is also exploring the upsizing of its Existing Credit Facility through an amendment. Any such amendment would be subject to the consent of the lenders under the Existing Credit Facility.

Existing Indebtedness

As of December 19, 2014, Hudson had indebtedness with a principal amount equal to approximately $917.2 million.

Regulatory Approvals to Be Obtained in Connection with the Transaction

Hudson does not believe that it is required to obtain any U.S. federal or state regulatory approvals to complete the transaction contemplated by the Purchase Agreement. In the United States, we must comply with applicable federal and state securities laws and the NYSE’s listing rules in connection with Hudson’s Equity Issuance.

Accounting Treatment of the Transaction

The acquisition is expected to be accounted for using the acquisition method as required in Accounting Standards Codification 805, Business Combinations. Under acquisition accounting, the assets acquired and liabilities assumed as a result of the transaction will be recorded as of the acquisition date, at their respective fair values. Any excess of purchase price over the fair values will be recorded as goodwill. Hudson, with the assistance of independent valuation professionals, has calculated preliminary fair values of certain intangible assets; however the allocation is based upon a valuation that has not yet been finalized.

Material United States Federal Income Tax Consequences to Existing Hudson Stockholders

The existing Hudson stockholders will not be subject to any material United States federal income tax consequences solely as a result of the acquisition of the Target Properties or the Equity Issuance.

Federal Securities Laws Consequences

In connection with the acquisition of the Target Properties, Hudson will issue to the Seller Parties (or their designated affiliates) a number of shares of Hudson common stock equal to 9.8% (rounded down to the nearest whole share) of the total issued and outstanding shares of Hudson common stock (excluding any restricted shares of Hudson common stock then issued and outstanding, but for purposes of such calculation, after giving effect to the issuance of the common stock pursuant to the transaction) as of the close of business two business days immediately prior to the date of the consummation of the transaction. None of these shares will be registered under the Securities Act of 1933. It is intended that such shares will be issued pursuant to a private placement exemption under Section 4(a)(2) of the Securities Act or other available exemptions, and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares that will be received will be subject to contractual restrictions, as more fully described under “The Transaction Documents—The Stockholders Agreement—Transfer Restrictions.” The Seller Parties (or their designated affiliates) receiving shares of Hudson’s common stock in the transaction will be entitled to registration rights under the terms of the Registration Rights Agreement, as more fully described under “The Transaction Documents—The Registration Rights Agreement.”

New York Stock Exchange Listing

It is a condition to the consummation of the acquisition of the Target Properties that the shares of Hudson common stock to be issued in the transaction be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Shares of Hudson common stock will continue to be traded on the New York Stock Exchange under the symbol “HPP” immediately following the completion of the transaction.

Appraisal Rights

Holders of Hudson common stock do not have dissenters or appraisal rights under Maryland law in connection with the acquisition of the Target Properties, the Equity Issuance or the other transactions contemplated by the Purchase Agreement.

Interests of Certain Persons in the Transaction

In connection with the transaction, none of Hudson’s directors or officers will receive any transaction bonuses, none of their existing equity awards will vest or become payable on an accelerated basis, and no Hudson director or officer has any “change of control” arrangement under an employment agreement or any pension or other benefit plan that would entitle such director or officer to additional compensation or other benefits following completion of the transaction. In considering the recommendation of the Board to vote “FOR” the approval of the Equity Issuance proposal, Hudson stockholders should be aware that certain members of the Board have interests in the transaction that may be in addition to, or different from, the interests of Hudson stockholders generally. These interests may create the appearance of a conflict of interest. The Board was aware of these potential conflicts of interest during its deliberations on the merits of the transaction and in making its decisions in approving the Purchase Agreement and the transaction. Each of the current members of the Board will continue as a director following the completion of the transaction, and will hold office from and after the completion of the transaction until the end of each such director’s term and until their successor is duly elected and qualified or until their death, resignation or removal.

Richard B. Fried, a director, is a managing member (with the power to exercise investment discretion) of Farallon Partners, L.L.C., the general partner of each of the Farallon Funds. Concurrently with the execution of the Purchase Agreement, on December 6, 2014, the Farallon Funds entered into the Voting Agreement with the Seller Parties, pursuant to which each of the Farallon Funds has agreed that, until the termination of the Voting Agreement, it will vote in favor of the transaction and against any potential competing transaction or any action that could reasonably be expected to adversely affect the transaction. Each of the Farallon Funds further agreed that until the earlier of the termination of the Voting Agreement and April 1, 2015, it will not transfer any shares of our common stock or common units of limited partnership interest in the Operating Partnership or any interests therein, subject to certain exceptions. In addition, until the termination of the Voting Agreement the Farallon Funds have agreed not to solicit competing transactions. The Voting Agreement will terminate upon, among other things, the closing of the transactions contemplated by the Purchase Agreement, a change in our Board’s recommendations with respect to the approval of the Proposals and 11:59 p.m. New York time on July 3, 2015. Please see the “The Transaction Documents—The Voting Agreement” beginning on page 86 for a description of the Voting Agreement.

Designated Board Nominees

The Stockholders Agreement provides that upon the consummation of the transaction the size of the Board will be increased by three directors and that the recipients of the Equity Consideration have the right to designate up to three nominees for election to the Board, subject to certain conditions and limitations. The Seller Parties have informed us that they intend to designate John Schreiber, Michael Nash and Frank Cohen as their initial designees, and, subject to meeting certain requirements, these designees will be elected as new members of the Board upon the consummation of the transaction, as more fully described under “The Transaction Documents—The Stockholders Agreement.” Set forth below are the biographies which include the skills, qualities and experiences of each of the three individuals intended to be designated by the Seller Parties for appointment to the Board upon consummation of the transaction.

Name	Age	Biography
John Schreiber	68

Mr. Schreiber is the President of Centaur Capital Partners, Inc. and a Partner and Co-Founder of Blackstone Real Estate Advisors (“BREA”). As Co-Chairman of the BREA Investment Committee, Mr. Schreiber has overseen all Blackstone real estate investments since 1992. During the past 22 years, Blackstone has invested over $50 billion of equity in a wide variety of real estate transactions. Previously, Mr. Schreiber served as Chairman and CEO of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. During his 20-year career at JMB, Mr. Schreiber was responsible for over $10 billion of firm and client real estate investments and had overall responsibility for the firm’s shopping center development activities. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust and General Growth Properties and currently serves on the boards of JMB Realty Corp., Brixmor Property Group Inc., Blackstone Mortgage Trust Inc. and Hilton Worldwide Holdings Inc., and is a Director/Trustee to the mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University of Chicago. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.

Name	Age	Biography
Michael Nash	53

Mr. Nash is a Senior Managing Director of Blackstone, and the Chief Investment Officer of Blackstone Real Estate Debt Strategies. He is also a member of the real estate investment committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Mr. Nash has also served as a trustee of three registered investment companies in the Blackstone real estate portfolio since October 2013. Mr. Nash is the Executive Chairman of the Board of Directors of Blackstone Mortgage Trust, Inc. and is also a member of the Board of Directors of La Quinta Holdings Inc. Before joining Blackstone in 2007, Mr. Nash was with Merrill Lynch from 1997 to 2007 where he led the firm’s Real Estate Principal Investment Group—Americas. Mr. Nash graduated from State University of New York at Albany and received an M.B.A. from the Stern School of Business at New York University.

Frank Cohen	42

Mr. Cohen is a Senior Managing Director of Blackstone. Mr. Cohen co-oversees U.S. real estate acquisitions and is a member of the real estate investment committee for Blackstone Real Estate Advisors. Since joining Blackstone in 1996, Mr. Cohen has been involved in over $60 billion of real estate investments across all property types. Mr. Cohen has played a key role in many of Blackstone’s notable investments, including the public to private acquisitions of Equity Office Properties Trust, CarrAmerica Realty Corporation and Trizec Properties, and was also responsible for the formation of IndCor and its industrial investment strategy. Mr. Cohen serves as a director for several Blackstone portfolio companies, including Equity Office Properties and IndCor Properties. Mr. Cohen is active in several real estate industry organizations, including as a Trustee of the Urban Land Institute and the Kellogg Real Estate Advisory Board and the WCAS Board of Visitors, both at Northwestern University. Mr. Cohen received a B.A. from Northwestern University.

THE TRANSACTION DOCUMENTS

The following is a summary of the material terms of the Purchase Agreement and the other transaction documents contemplated thereby. This summary does not purport to describe all of the terms of the Purchase Agreement and the other transaction documents contemplated thereby, and the Purchase Agreement, the form of Stockholders Agreement, the form of Registration Rights Agreement, and the form of Third Amended and Restated Limited Partnership Agreement are each attached to this proxy statement as Annexes A-D to this proxy statement and are incorporated by reference in this proxy statement. All stockholders of Hudson are urged to read the Purchase Agreement carefully and in its entirety.

The Purchase Agreement is being summarized in this proxy statement and has been included as an annex to this proxy statement to provide you with information regarding its terms. The Purchase Agreement is not intended to provide you with any factual, financial or other information about Hudson or its affiliates, the Seller Parties or their affiliates or the Target Properties. The Purchase Agreement contains representations and warranties that the parties thereto made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and the transactions and agreements contemplated thereby among the respective parties thereto and may be subject to important qualifications and limitations agreed to by the Buyer Parties and the Seller Parties in connection with negotiating the terms thereof, including being qualified by information regarding Hudson filed with the SEC on or after January 1, 2013. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the parties to the Purchase Agreement rather than establishing matters as facts. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Hudson or its affiliates. Hudson will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties contained in the Purchase Agreement and will update such disclosure as required by federal securities laws.

The Purchase Agreement

General

Pursuant to the Purchase Agreement, the Buyer Parties have agreed to acquire the owned and ground leased real property assets set forth on Exhibits A-1 and A-2 thereto (together with all improvements thereto and certain other related assets, the “Target Properties” and also refer to in certain instances herein, collectively, as the “Target Portfolio”) from the Seller Parties in exchange for a combination of cash and equity consideration described below. As set forth in the Purchase Agreement, certain assets and liabilities relating to the Target Properties have been expressly excluded from the transaction.

Consideration

The consideration to be delivered by the Buyer Parties to the Seller Parties for the Target Properties at the closing of the transaction (the “closing”) consists of the following cash and equity consideration (each subject to adjustment as described below):

•	Cash Consideration. At the closing, the Operating Partnership will deliver to the Seller Parties cash in an aggregate amount equal to $1.75 billion (the “Cash Consideration”).

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Equity Consideration. At the closing, the Buyer Parties will deliver to the Seller Parties (or their designated affiliates) an aggregate amount of up to 63,474,791 newly-issued shares of Hudson common stock and newly-issued common units in the Operating Partnership (collectively, the “Equity Consideration”). The portion of Equity Consideration consisting of common stock will represent 9.8%

(rounded down to the nearest whole share) of the outstanding common stock of Hudson (excluding restricted shares of common stock), calculated as of the close of business on the second business day immediately prior to the date of the closing , but after giving effect to the issuance of such common stock, and the number of common units issued in the transaction will be in an amount equal to 63,474,791, less the number of shares of common stock issued in the transaction.

Adjustments to the Consideration

Certain ground leased Target Properties may be eliminated from, and not included in the transaction (an “Eliminated Target Property”), (i) if a ground lessor (A) exercises certain rights of first refusal (or refuses to waive such rights) or (B) fails to deliver certain consents or (ii) if the Seller Parties do not obtain certain ground lease estoppels. As of December 18, 2014, all ground lessors with rights of first refusal have waived such rights and the parties continue to seek the delivery of the applicable consents and estoppels.

If any Target Property becomes an Eliminated Target Property, then the Cash Consideration and the number of common units to be issued will be reduced based upon an allocated value for such Eliminated Target Property that was agreed upon by the parties at the time of the Purchase Agreement.

In addition, the Cash Consideration will be adjusted to reflect customary prorations.

Representations and Warranties

The Purchase Agreement contains various customary representations and warranties made by each of the Buyer Parties and the Seller Parties, as of a specified date.

The representations and warranties made by the Buyer Parties relate to, among other things:

•	organization, valid existence, qualification to conduct business and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the Purchase Agreement and related transaction documents, and valid issuance of securities;

•	the approval of the Purchase Agreement by the Board;

•	consents and approvals required as a result of the Purchase Agreement and the transaction;

•	absence of certain organizational, regulatory and contractual conflicts with respect to the Purchase Agreement and the transactions contemplated thereby;

•	SEC filings, financial statements, internal controls, and financial information provided to governmental agencies;

•	absence of certain changes related to Hudson, its subsidiaries and their respective businesses since January 1, 2014;

•	absence of undisclosed liabilities;

•	absence of legal proceedings or government investigations;

•	employee benefit plans and compensation arrangements;

•	labor and other employment matters;

•	tax matters, including qualification as a REIT;

•	material contracts;

•	inapplicability of requirement to register as an investment company under the Investment Company Act of 1940;

•	environmental matters;

•	compliance with law and permits;

•	intellectual property;

•	real property and personal property;

•	accuracy of information in this proxy statement;

•	receipt of opinions from Hudson’s financial advisors;

•	insurance;

•	related party transactions;

•	bridge financing commitment and availability of funds to consummate the transaction;

•	status of Equity Consideration, including due authorization (subject to the required stockholder approval) and valid issuance (as of closing);

•	solvency;

•	inapplicability of anti-takeover statutes;

•	investment banking and broker fees; and

•	compliance with OFAC, the Patriot Act and anti-money laundering laws.

The representations and warranties made by the Seller Parties relate to, among other things:

•	organization, valid existence and qualification to conduct business;

•	due authorization, execution, delivery and enforceability of the Purchase Agreement and related transaction documents;

•	consents and approvals required as a result of the Purchase Agreement and the transaction;

•	absence of certain organizational, regulatory and contractual conflicts with respect to the Purchase Agreement and the transactions contemplated thereby;

•	acknowledgement of various securities laws matters;

•	financial statements relating to the Target Properties;

•	leases, leasing costs and security deposits relating to the real property included in the Target Properties;

•	absence of legal proceedings or government investigations;

•	compliance with laws and permits;

•	certain contracts;

•	environmental matters;

•	title to the Target Properties and absence of rights of first refusal;

•	condition of the Target Properties;

•	development bonds, letters of credit or other collateral to which the Target Properties are subject;

•	absence of bankruptcy;

•	employee benefit plans and compensation arrangements;

•	labor and other employment matters;

•	compliance with OFAC, the Patriot Act and anti-money laundering laws;

•	accuracy of information to be provided to Hudson for inclusion in this proxy statement; and

•	investment banking and broker fees.

Many of the representations and warranties in the Purchase Agreement are qualified by a “material adverse effect” standard. For purposes of the Purchase Agreement, “material adverse effect” means, with respect to the Buyer Parties, on the one hand, or the Target Properties, on the other hand, as the case may be, any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect:

•	in the case of the Buyer Parties, on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Hudson and its subsidiaries, taken as a whole; or

•	in the case of the Target Properties, on the Target Properties, taken as a whole.

To the extent applicable, any such change, effect, development, circumstance, condition, state of facts, event or occurrence having the results described in the preceding sentence that results from any of the following shall not be considered when determining whether a material adverse effect has occurred:

•	with respect to the Target Properties, any Target Property becoming an Eliminated Target Property pursuant to the terms of the Purchase Agreement;

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any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such changes, effects, developments, circumstances, conditions, states of fact, events or occurrences do not disproportionately have a greater adverse impact on Hudson and its subsidiaries, taken as a whole, or the Seller Parties, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which Hudson and its subsidiaries, or the Seller Parties, as applicable, operate generally;

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any changes generally affecting the industries or markets in which Hudson and its subsidiaries, or the Seller Parties, as applicable, operate to the extent that such changes do not disproportionately have a greater adverse impact on Hudson and its subsidiaries, taken as a whole, or the Seller Parties, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which Hudson and its subsidiaries, or the Seller Parties, as applicable, operate generally;

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any changes after the date of the Purchase Agreement in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Hudson and its subsidiaries, taken as a whole, or the Seller Parties, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which Hudson and its subsidiaries, or the Seller Parties, as applicable, operate generally;

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any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity after the date of the Purchase Agreement to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Hudson and its subsidiaries, taken as a whole, or the Seller Parties, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which Hudson and its subsidiaries, or the Seller Parties, as applicable, operate generally;

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any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Seller Parties or the Buyer Parties, as applicable;

•	any change, effect, development, circumstance, condition, state of facts, event or occurrence attributable to the negotiation, execution, announcement or other public disclosure or performance of the Purchase Agreement and the transactions contemplated thereby or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other persons with business relationships with Hudson and its subsidiaries, or the Buyer Parties, as applicable, or any action by a governmental entity or any action or dispute brought or threatened arising out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this paragraph shall not apply with respect to representations and warranties relating to the absence of consents and approvals or violations under organizational documents, law or contracts of or relating to the Buyer Parties or the Seller Parties, as applicable);

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any failure by the Buyer Parties or the Seller Parties, as applicable, to meet any internal or published projections, estimates or expectations of Hudson’s or the Target Properties’, as applicable, revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Hudson or the Seller Parties, as applicable, to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account, unless such fact or occurrence is otherwise excluded from that definition);

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any changes, effects, developments, circumstances, conditions, states of fact, events or occurrences after the date of the Purchase Agreement arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of December 6, 2014 to the extent that such changes do not disproportionately have a greater adverse impact on Hudson and its subsidiaries, taken as a whole, or the Seller Parties, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which Hudson and its subsidiaries, or the Seller Parties, as applicable, operate generally; and

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with respect to the Target Properties, any disclosure by Hudson or its subsidiaries regarding its or their plans with regard to the conduct of the business of the Target Properties following the closing.

Covenants

The Buyer Parties and the Seller Parties have each undertaken certain covenants in the Purchase Agreement concerning the conduct of their respective businesses between the date on which the Purchase Agreement was signed and the earlier of the closing or the termination of the Purchase Agreement (the “Interim Period”), including the following:

Conduct of Business of the Buyer Parties Pending the Closing

Subject to certain exceptions, Hudson has agreed that, during the Interim Period, without the prior written consent of the Seller Parties (which consent shall not be unreasonably withheld, delayed or conditioned), it will (and will cause each of its subsidiaries to):

•	conduct their respective businesses in all material respects in the ordinary course of business consistent with past practices;

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use respective reasonable best efforts to maintain in all material respects all real property owned, leased or licensed by Hudson or any of its subsidiaries as of the date of the Purchase Agreement in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with lenders, tenants, employees and business associates in all material respects; and

•	maintain its status as a REIT and the Operating Partnership’s status as a partnership for U.S. federal income tax purposes.

In addition, subject to certain exceptions, the Buyer Parties have agreed that, during the Interim Period, without the prior written consent of the Seller Parties (which consent shall not be unreasonably withheld, delayed or conditioned) they will not (and will not permit any of their subsidiaries to), directly or indirectly, take any of the following actions (each as more fully described in, and subject to the exceptions set forth in, the Purchase Agreement):

•	amend their respective organizational documents in a manner adverse to the Seller Parties;

•	adjust, split, combine, subdivide or reclassify any shares of capital stock;

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declare, set aside or pay certain dividends or other distributions (in cash, stock, property or otherwise) or make any other distributions with respect to the equity interests of Hudson or partnership interests in the Operating Partnership, subject to certain exceptions including for (i) quarterly cash dividends with respect to Hudson’s common stock in accordance with past practice (including timing) for the period up to the Closing Date at a rate not to exceed an annual rate of $0.50 per share of common stock, (ii) quarterly cash dividends with respect to Hudson’s preferred stock in accordance with past practice for the period up to the Closing Date as required pursuant to the terms of any of Hudson’s preferred stock and (iii) cash dividends as may be necessary for Hudson to maintain its status as a REIT; and any dividends or other distributions not permitted by the Purchase Agreement result in an appropriate adjustment to the Cash Consideration;

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redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any capital stock or other equity interests of Hudson or any of its subsidiaries (except as provided in the Operating Partnership’s limited partnership agreement);

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grant, issue, deliver or sell any additional common stock or other common equity securities, subject to certain exceptions, including pursuant to the limited partnership agreement of the Operating Partnership, and also including the issuance and sale of shares of common stock in one or more public or private offerings so long as the net proceeds of such public offerings (x) do not exceed an amount, in the aggregate, as agreed upon by the parties, and (y) are used by Hudson to either repay existing indebtedness of it or its subsidiaries or to reduce the principal amount of the indebtedness borrowed as part of the financing in connection with the transactions contemplated by the Purchase Agreement;

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enter into a line of business other than commercial real estate, the operation of media and entertainment properties held by Hudson’s subsidiaries or otherwise related to the foregoing or acquire any interests in real property that is located outside of California or Washington;

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knowingly take any action, or knowingly fail to take any action, which would reasonably be expected to cause Hudson to fail to qualify as a REIT or the Operating Partnership to fail to qualify as a partnership for U.S. federal income tax purposes;

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except as expressly permitted by the Purchase Agreement as described in “The Transaction Documents—The Purchase Agreement—Board Recommendation; Non-Solicitation” below, enter into a merger agreement, acquisition or disposition agreement or authorize a liquidation, dissolution, consolidation, bankruptcy or other reorganization, other than any transaction entered into by a subsidiary of the Operating Partnership and which would not reasonably be expected to delay the closing or have an adverse effect on the ability of the Buyer Parties to consummate the transactions contemplated by the Purchase Agreement;

•	make any change to its methods of accounting in effect at December 31, 2013, except as required by GAAP, any governmental entity or applicable law; or

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change any material method of tax accounting, make or change any material tax election, file any amended material tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes other than in the ordinary course of business, enter into any closing agreement with respect to a material amount of tax or surrender any right to claim a material tax refund.

Conduct of Business of the Seller Parties Pending the Closing

Subject to certain exceptions, the Seller Parties have agreed that, during the Interim Period, without the prior written consent of the Buyer Parties (which consent shall not be unreasonably withheld, delayed or conditioned), they will:

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operate and manage the Target Properties in the ordinary course and consistent with past practices (including with respect to maintenance of insurance and the application of security deposits and the payment of obligations) in all material respects (but specifically excluding any obligations to undertake new capital improvement projects other than to replace or repair any capital improvements requiring immediate replacement or repair); and

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perform and otherwise comply, or cause its agents to perform and otherwise comply, in all material respects with, all of their obligations under all leases and certain material contracts related to the Target Properties.

In addition, subject to certain exceptions, the Seller Parties have agreed that, during the Interim Period, without the prior written consent of the Buyer Parties (which consent shall not be unreasonably withheld, delayed or conditioned), they will not, directly or indirectly, take any of the following actions (each as more fully described in, and subject to the exceptions set forth in, the Purchase Agreement):

•	sell, transfer or assign any real property related to the Target Properties or encumber any such real or personal property with any liens which secure indebtedness for borrowed money;

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sell, transfer, assign or remove any personal property, equipment, supplies and fixtures used in the operation of the Target Properties that are real property, except as may be done in the ordinary course consistent with past practices, unless replaced by unencumbered personal property of equal or greater utility and value;

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amend, extend, modify or terminate certain existing contracts related to the Target Properties or enter into certain new contracts related to the Target Properties which are not (i) related to landlord work required to be performed under the terms of any lease relating to the Target Properties and which meets certain requirements as set forth in the Purchase Agreement, (ii) terminable upon 30 days’ notice without payment of any fee or penalty or (iii) necessary as a result of an emergency at any Target Property;

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amend, extend, modify, terminate or enter into certain leases related to the Target Properties (other than leases or amendments that are on substantially the same terms as set forth on a schedule to the Purchase Agreement or which satisfy certain agreed-upon criteria);

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hire or terminate (other than for cause), or increase or commit to increase wages, fees, salaries or bonuses payable to, any Target Property service provider (except in the ordinary course of business consistent with past practice);

•	acquire any equity interests of any of the Buyer Parties or their subsidiaries (other than those to be acquired pursuant to the Purchase Agreement);

•	amend, modify or consent to amend or modify the zoning or entitlements use of any Target Property; or

•	initiate any litigation or arbitration relating to any Target Property lease.

Board Recommendation; Non-Solicitation

Subject to certain exceptions, Hudson has agreed that, during the Interim Period, it will not (and will not permit any of its subsidiaries to) and it will use its reasonable best efforts to cause its and their representatives not to, directly or indirectly:

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solicit, initiate, cause or knowingly facilitate the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any inquiry, discussion or offer from a third party (other than the Seller Parties) that is or would reasonably be expected to lead to any Buyer Acquisition Proposal (as defined below);

•	engage in or otherwise participate in discussions or negotiations with any person with respect to, or that would reasonably be expected to lead to, any Buyer Acquisition Proposal;

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furnish to any person any non-public information or afford any person access to the business, properties, assets or personnel of Hudson or its subsidiaries, in each case, in connection with, or for the purpose of facilitating, a Buyer Acquisition Proposal; or

•	enter into any letter of intent, agreement in principle or contract with respect to a Buyer Acquisition Proposal (other than an acceptable confidentiality agreement).

For purposes of the Purchase Agreement, “Buyer Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (other than any of the Seller Parties or any of their affiliates), within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect acquisition of assets of Hudson or its subsidiaries representing 50% or more of Hudson’s consolidated assets (calculated based on the book value of such assets as of September 30, 2014), (B) acquisition of 50% or more of the outstanding shares of the common stock or the common units of limited partnership interest in the Operating Partnership (including common units held by Hudson), (C) tender offer or exchange offer that if consummated would result in any person or “group” (other than any of the Seller Parties or any of their affiliates) beneficially owning 50% or more of the outstanding shares of Hudson’s common stock or common units of limited partnership interest in the Operating Partnership (including common units held by Hudson), (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hudson or the Operating Partnership or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets (calculated as described above), common stock of Hudson or common units of limited partnership interest in the Operating Partnership (including common units held by Hudson) involved is 50% or more; in each case, other than the transactions contemplated by the Purchase Agreement.

Notwithstanding the foregoing general restrictions, the Purchase Agreement provides that, if at any time before the Requisite Stockholder Approval (as defined below) is obtained, Hudson or any of its representatives receives from any person or group of persons a written Buyer Acquisition Proposal that did not result from a breach of Hudson’s obligations set forth above in any material respect, if the Board determines in good faith, (A) after consultation with Hudson’s outside legal and financial advisors, that such Buyer Acquisition proposal constitutes or would reasonably be expected to lead to a Superior Acquisition Proposal (as defined below) and (B) after consultation with Hudson’s outside legal advisors, that the failure to take such action would be reasonably likely to be inconsistent with its duties under applicable law, then Hudson and its representatives may (x) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) to the person or group of persons who has made such Buyer Acquisition Proposal (provided that Hudson must provide to the Seller Parties any non-public information concerning Hudson or any of its subsidiaries prior to or substantially concurrently with the time that such information is provided to any such person which was not previously provided to the Seller Parties or their representatives) and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Buyer Acquisition Proposal. Hudson is required to promptly (and in any event, within 24 hours) notify the Seller Parties in writing after it or any of its subsidiaries or any of their respective representatives has received a Buyer Acquisition Proposal. Such notice must indicate the identity of the person making such Buyer Acquisition Proposal, and include the material terms and conditions of such Buyer Acquisition Proposal (including a copy thereof if in writing).

For purposes of the Purchase Agreement, “Superior Acquisition Proposal” means any written Buyer Acquisition Proposal that the Board has determined in good faith, after consulting with Hudson’s outside legal counsel and financial advisors that if consummated, would reasonably be likely to result in a transaction more favorable from a financial point of view to Hudson and its stockholders than the transactions contemplated by the Purchase Agreement, taking into account any and all such factors as the Board deems relevant, including the likelihood and timing of consummation (as compared to the transactions contemplated by the Purchase Agreement), and the financial (including the financing terms of any such Buyer Acquisition Proposal) and other aspects of such Buyer Acquisition Proposal and the identity of the person making such Buyer Acquisition Proposal.

Hudson is required to keep the Seller Parties reasonably informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding any Buyer Acquisition Proposal. Hudson has agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the Purchase Agreement which prohibits Hudson from providing any information to the Seller Parties as described above. Hudson will, promptly upon receipt or delivery thereof, provide the Seller Parties (and their outside counsel) with copies of all drafts of material agreements relating to such Buyer Acquisition Proposal, in each case exchanged between Hudson, its subsidiaries or, to its knowledge, their representatives, on the one hand, and the person making such Buyer Acquisition Proposal or any of its representatives, on the other hand (which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such Acquisition Proposal).

The Equity Issuance requires approval by the affirmative vote of a majority of votes cast at a meeting of Hudson’s stockholders (the “Requisite Stockholder Approval”), and the Board has recommended that Hudson’s stockholders approve the Equity Issuance. Except as described below, neither the Board nor any committee thereof may (i) (A) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Seller Parties, the Board’s recommendation to Hudson’s stockholders that they approve the Equity Issuance, (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Buyer Acquisition Proposal, (C) fail to include the Board’s recommendation in this proxy statement or (D) fail to publicly reaffirm the Board’s recommendation (x) within 10 business days after the Seller Parties so request in writing after the receipt or public announcement of any Buyer Acquisition Proposal (or such fewer number of days as remains prior to Hudson’s special meeting, as it may be adjourned or postponed) or (y) within five business days after any other written request of the Seller Parties; provided, that the Seller Parties may make such request under this clause (y) on no more than two occasions, or (ii) authorize, cause or permit Hudson or any of its subsidiaries to enter into any Buyer Acquisition Agreement (other than an acceptable confidentiality agreement) or (iii) terminate the Purchase Agreement as permitted therein. In this proxy statement, each of the actions described in the preceding clause (i) is referred to as a “Change of Recommendation.”

Under the Purchase Agreement, the Board may, prior to obtaining the Requisite Stockholder Approval:

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in circumstances not involving a Buyer Acquisition Proposal, make a Change of Recommendation if the Board determines in good faith after consultation with its outside legal advisors that the failure to effect a Change of Recommendation due to an Intervening Event (as defined below) would be reasonably likely to be inconsistent with its duties under applicable law; provided, that prior to making any such Change of Recommendation, Hudson must provide the Seller Parties with written information describing in reasonable detail any such events at least five business days before such Change of Recommendation and must thereafter keep the Seller Parties informed of material developments relating thereto. During such five business day period, if requested by the Seller Parties, Hudson is required to engage in good faith with the Seller Parties to amend the terms of the Purchase Agreement in a manner that obviates the need to effect such Change of Recommendation and, if at the end of such five business day period, the Board determines that it may no longer effect a Change of Recommendation as described in this bullet after taking into account any amended terms of the Purchase Agreement, then the Board may not effect such Change of Recommendation; or

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in circumstances involving a Buyer Acquisition Proposal received after the date of the Purchase Agreement and not the result of a material breach of Hudson’s obligations as described above in this heading “Board Recommendation; Non-Solicitation,” make a Change of Recommendation and/or terminate the Purchase Agreement in order to enter into a definitive contract with respect to a Buyer Acquisition Proposal if the Board determines in good faith after consultation with (i) Hudson’s outside legal and financial advisors that such Buyer Acquisition Proposal constitutes a Superior Acquisition Proposal and (ii) Hudson’s outside legal advisors that the failure to effect such a Change of Recommendation and/or enter into a definitive agreement with respect to such Superior Acquisition Proposal would be reasonably likely to be inconsistent with the exercise of its duties under applicable law.

For purposes of the Purchase Agreement, “Intervening Event” means any material event or development or material change in circumstances first occurring after the date of the Purchase Agreement and prior to the receipt of the Requisite Stockholder Approval, to the extent that such event, development or change in circumstances was not reasonably foreseeable (or if foreseeable, the consequences of which were not reasonably foreseeable) as of or prior to the date of the Purchase Agreement; provided, however, that (a) the receipt, existence or terms of a Buyer Acquisition Proposal or any matter relating thereto or any consequence thereof does not constitute, and will not be considered in determining whether there has been, an Intervening Event and (b) changes in the market price or trading volume of the common stock or the fact that Hudson meets or exceeds, or that the Seller Parties fail to meet or exceed, internal or published projections, forecasts or revenue of earnings predictions for any period will not constitute, or be considered in determining whether there has been, an Intervening Event (however, the underlying causes of such change or fact will not be excluded in this clause (b)).

Preparation of Proxy Statement; Stockholders Meeting

Hudson has agreed to (i) prepare and file this proxy statement with the SEC, (ii) include the recommendation of the Board in this proxy statement, (iii) ensure that this proxy statement complies in all material respects with the applicable provisions of the Exchange Act, (iv) consult with the Seller Parties regarding any comments that may be received from the SEC or its staff with respect to this proxy statement and respond promptly to any such comments made by the SEC or its staff with respect to this proxy statement, (v) use reasonable best efforts to have this proxy statement cleared by the staff of the SEC as soon as reasonably practicable after its filing, (vi) cause this proxy statement to be mailed to Hudson’s stockholders at the earliest reasonably practicable date after the date of SEC clearance and, (vii) subject to the matters described above under “Board Recommendation; Non-Solicitation,” use reasonable best efforts to obtain the Requisite Stockholder Approval.

In addition, Hudson has agreed to, as promptly as reasonable practicable following the date of the Purchase Agreement, in accordance with applicable law and Hudson’s governing documents, establish a record date for, duly call, give notice of, convene and hold a meeting of Hudson’s stockholders for the purposes of obtaining the Requisite Stockholder Vote, and Hudson is required to use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable, subject to Hudson’s right to make one or more postponements, recesses or adjournments of such stockholder meeting under certain circumstances specified in the Purchase Agreement.

Consents and Approvals

Each of the Buyer Parties and Seller Parties are required to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under any applicable law or pursuant to any contract or agreement to consummate and make effective the transaction as promptly as practicable.

Notwithstanding the foregoing, however, in connection with obtaining any approval or consent with respect to the transaction, none of the Buyer Parties or the Seller Parties or their respective representatives will be obligated to (i) pay or commit to pay to any person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the closing or (ii) agree to or otherwise be required to sell, divest, dispose of, license, hold separate or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses or assets.

Financing

In connection with signing the Purchase Agreement, Hudson obtained a bridge debt commitment letter pursuant to which the financing sources party thereto have agreed to provide, under certain circumstances and subject to certain conditions, up to a $1.75 billion senior unsecured bridge loan facility to finance the purchase, the repayment of certain existing indebtedness of the Target Properties and the payment of certain fees and expenses. For additional information about this debt financing, see “The Transaction—Financing of the Transaction” above.

Hudson and the Operating Partnership have agreed to use their reasonable best efforts to take, and cause to be taken, all actions and do, or cause to be done, all things that are within their control and are necessary or advisable to obtain the debt financing on or immediately prior to the Closing Date on the terms and conditions described in the debt commitment letter. Hudson and the Operating Partnership may not terminate, amend, modify, supplement, restate, assign, substitute or replace or waive any material rights under the debt commitment letter and the associated fee letter except for certain permitted substitutions and replacements and except for terms that would not adversely impact, prevent or delay in any material respect the consummation of the transactions contemplated by the Purchase Agreement and the funding of the Cash Consideration and all costs, fees and expenses in connection with the transaction.

Notwithstanding the immediately preceding paragraph, neither Hudson nor the Operating Partnership is required to (i) commence any litigation or similar enforcement action against any of the financing sources to enforce Hudson’s or the Operating Partnership’s rights under the debt commitment letter, (ii) pay any amounts, fees or expenses materially in excess of those contemplated in the debt commitment letter, (iii) amend or waive any of the terms or conditions of the Purchase Agreement or (iv) consummate the closing at any time prior to the date determined as described below in “Closing Timing.”

As more fully described in the Purchase Agreement, the Seller Parties have agreed to provide such assistance as is reasonably requested by Hudson and the Operating Partnership with respect to the debt financing that does not unreasonably interfere with the ongoing operations of the Seller Parties.

Other Covenants

The Purchase Agreement also contains certain other covenants, including covenants relating to: (i) certain real estate matters, including the Seller Parties’ obligation to complete certain landlord work and obtain certain acceptable tenant estoppel certificates and waivers or approvals from the lessors of Target Company ground leases; (ii) certain employee matters relating to continuing union and non-union Target Property employees; (iii) cooperation with respect to certain tax matters; (iv) access to information; (v) confidentiality; and (vi) exclusivity of the Seller Parties.

In addition, Hudson agrees to use its reasonable best efforts to cause the common stock to be issued in the transaction to be approved for listing on the NYSE prior to the Closing Date, subject only to notice of issuance.

Closing Timing

The closing will occur no later than the second business day following the satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transaction, as described below. However, in no event will the closing occur prior to April 30, 2015 without Hudson’s consent; provided that if all the conditions to the obligations of the parties to consummate the transactions have been satisfied or waived prior to April 30, 2015 and Hudson desires to effect the closing prior to such date, then the closing will occur on a date to be specified by the Buyer Parties upon at least five business days’ prior notice to the Seller Parties.

Conditions to Closing

Each of the Buyer Parties’ and the Seller Parties’ respective obligations to consummate the transaction are subject to the satisfaction or waiver of the following conditions in the Purchase Agreement at or prior to the closing:

•	Requisite Stockholder Approval. The receipt of the Requisite Stockholder Approval.

•	NYSE Listing. The common stock to be issued in the transaction shall have been approved for listing on the NYSE, subject only to official notice of issuance.

•	No Legal Prohibitions. The absence of any law, injunction or order of any governmental entity or court prohibiting the transaction.

The Buyer Parties’ obligation to consummate the transaction are also subject to the satisfaction or waiver of the following conditions in the Purchase Agreement at or prior to the closing:

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Accuracy of Representations. The Seller Parties’ representations and warranties (i) regarding organization, authorization, securities laws matters and brokers and expenses shall be true and correct in all material respects and (ii) regarding all other representations and warranties, are true and correct (without giving effect to any qualification as to materiality or material adverse effect), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Target Properties, in each case as of the date of the Purchase Agreement and as of the closing (or, if a representation or warranty by its terms speaks specifically as of another date, as of such date).

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Compliance with Covenants. The Seller Parties shall have performed or complied in all material respects with their obligations under the Purchase Agreement to be performed or complied with by them at or prior to the closing.

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No Target Property Material Adverse Effect. Since the date of the Purchase Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect with respect to the Target Properties.

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Title Insurance. Subject to the payment of all customary title insurance premiums as provided in the Purchase Agreement, First American Title Insurance Company and/or Fidelity National Title Insurance Company shall have issued or irrevocably committed to issue for each Target Property, an ALTA Form 2006 Extended Coverage Owner’s Policy of Title Insurance for each Target Property.

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Tenant Estoppel Requirement. The Buyer Parties shall have received tenant estoppel certificates that meet certain requirements agreed upon by the parties in the Purchase Agreement (i) from tenants at the Target Properties leasing at least 50% of the total square footage of a Target Property occupied by tenants under Target Property leases (“Tenant Occupied Square Footage”) of the Target Properties in the aggregate and (ii) from tenants at each individual Target Property leasing at least 50% of the Tenant Occupied Square Footage of such Target Property, for 75% of the Target Properties, where the number of Target Properties based on such percentage shall be rounded up (if 0.5 and over) or down (if below 0.5) to the nearest whole number in the event that any Target Property becomes an Eliminated Target Property and is excluded from the transaction.

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Other Deliverables. The Seller Parties shall have delivered to the applicable recipient such other deliverables required pursuant to the terms of the Purchase Agreement (including an owner’s affidavit to be delivered to the applicable title company).

The Seller Parties’ obligation to consummate the transaction are also subject to the satisfaction or waiver of the following conditions in the Purchase Agreement at or prior to the closing:

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Accuracy of Representations. The Buyer Parties’ representations and warranties (i) regarding organization and qualification, subsidiaries, capitalization, authorization, absence of changes, taxes, opinions of financial advisors, status of Equity Consideration, takeover statutes, and brokers and expenses shall be true and correct in all material respects (or in all respects regarding absence of changes) and (ii) regarding all other representations and warranties, are true and correct (without giving effect to any qualification as to materiality or material adverse effect), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Buyer Parties, in each case as of the date of the Purchase Agreement and as of the closing (or, if a representation or warranty by its terms speaks specifically as of another date, as of such date).

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Compliance with Covenants. The Buyer Parties shall have performed or complied in all material respects with their obligations under the Purchase Agreement to be performed or complied with by them at or prior to the closing.

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No Buyer Material Adverse Effect. From and after the date of the Purchase Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect with respect to the Buyer Parties.

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Other Deliverables. The Buyer Parties shall have delivered to the applicable recipient such other deliverables required pursuant to the terms of the Purchase Agreement (including evidence of the Board’s waiver of the “Aggregate Stock Ownership Limit” and “Common Stock Ownership Limit” as set forth in Article VI of Hudson’s charter, and an opinion that Hudson meets the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended).

Termination

Termination Rights

The Purchase Agreement may be terminated at any time prior to the closing:

•	by mutual consent of the Buyer Parties and the Seller Parties;

•	by either the Buyer Parties or the Seller Parties, if:

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the other party has breached any representation, warranty, covenant or agreement which causes a failure of a condition of the terminating party’s obligation to close (as discussed above), and such breach is not curable prior to the Outside Date (defined below); provided, that this right to terminate is not available to any party if it is then in material breach of any representation, warranty, covenant or other agreement set forth in the Purchase Agreement;

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the closing has not occurred by 11:59 p.m. New York time on July 3, 2015 (such date, the “Outside Date”); provided, that this right to terminate is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Purchase Agreement is the principal cause of, or resulted in, the failure of the transaction to be consummated by the Outside Date;

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a final and non-appealable order, decree or ruling has been issued prohibiting the transaction; provided, that the party seeking to terminate has complied with its obligations to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling; or

•	the Requisite Stockholder Approval is not obtained at the special meeting at which a vote on the approval of the Equity Issuance is taken;

•	by the Seller Parties, if:

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the Board (or any committee thereof) shall have effected a Change of Recommendation; provided, however, that the exercise of this termination right by the Seller Parties must occur (if at all) prior to the receipt of the Requisite Stockholder Approval; or

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(i) all of the conditions to the Seller Parties’ obligation to close (other than conditions which are to be satisfied by actions taken at the closing) have been and remain satisfied or have been waived by the Buyer Parties, (ii) the Seller Parties have irrevocably confirmed to the Buyer Parties in writing that (a) all of their conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied or have been waived by the Buyer Parties and (b) the Seller Parties are prepared to consummate the closing, and (iii) the Buyer Parties fail to consummate the closing within two business days following the date the closing should have occurred pursuant to the Purchase Agreement (as described above under “Closing Timing”) and the Seller Parties stood ready, willing and able to consummate the closing throughout such two business day period.

•	by the Buyer Parties:

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prior to the receipt of the Requisite Stockholder Approval, in order to concurrently enter into a definitive agreement with respect to a Superior Acquisition Proposal that was not the result of a material breach of the applicable provisions of the Purchase Agreement by the Buyer Parties, if and only if Hudson, prior to or concurrently with such termination, pays the Buyer Termination Fee (as defined below) to the Seller Parties.

Termination Fees / Expense Reimbursement

The Buyer Parties are required to pay the Seller Parties the Buyer Termination Fee (defined below) in each of the following scenarios:

a.	Change of Recommendation. The Purchase Agreement is terminated by the Seller Parties because the Board (or any committee thereof) effects a Change of Recommendation.

b.

Superior Acquisition Proposal. The Purchase Agreement is terminated by the Buyer Parties in order to concurrently enter into a definitive agreement with respect to a Superior Acquisition Proposal in the manner described above.

c.

Entry Into or Consummation of a Buyer Acquisition Proposal. The Purchase Agreement (i) is terminated by the Seller Parties due to a failure to obtain the Requisite Stockholder Approval or because of a material breach of the Buyer Parties’ obligations regarding seeking the approval of the Equity Issuance by Hudson’s stockholders and preparing this proxy statement as described above under the heading “Preparation of Proxy Statement; Stockholders Meeting” or their obligations regarding non-solicitation and board recommendation as described above under the heading “Board Recommendation; Non-Solicitation,” (ii) any third party made a Buyer Acquisition Proposal prior to termination of the Purchase Agreement (and failed to publicly withdraw such Buyer Acquisition Proposal at least 10 days prior to the special meeting of Hudson’s stockholders called for the purpose of obtaining the Requisite Stockholder Approval) and (iii) the Buyer Parties enter into a definitive agreement with respect to, or consummate, a Buyer Acquisition Proposal within 12 months after termination of the Purchase Agreement.

d.

Buyer Failure to Close. The Purchase Agreement is terminated by the Seller Parties because the Buyer Parties fail to consummate the closing in the circumstances described in the second bullet under “Termination—Termination Rights—by the Seller Parties” above.

The “Buyer Termination Fee” is equal to a cash amount equal to: (i) $60 million, less any amounts previously paid to the Seller Parties to reimburse certain out-of-pocket fees and expenses as required by the Purchase Agreement in connection with assisting with the Buyer Parties’ financing of the transaction (the “Financing Reimbursements”), in the event that the Buyer Termination Fee is payable pursuant to (a) or

(b) above; (ii) $60 million, less the amount of the Expense Reimbursement Amount (defined below) paid by the Buyer Parties to the Seller Parties and less the Financing Reimbursements, in the event that the Buyer Termination Fee is payable pursuant to (c) above; and (iii) $120 million, less the Financing Reimbursements, in the event that the Buyer Termination Fee is payable pursuant to (d) above. Notwithstanding the foregoing, the Buyer Termination Fee shall be reduced by certain amounts as agreed by the parties if one or more of the eight ground leased Target Properties become Eliminated Target Properties as described above under “Adjustments to the Consideration.”

In the event that the Requisite Stockholder Approval is not obtained at the special meeting of Hudson’s stockholders at which a vote on such approval was taken, the Buyer Parties shall pay to the Seller Parties, by wire transfer of same day funds, within two business days after the termination of the Purchase Agreement therefor, an aggregate amount equal to $14 million (the “Expense Reimbursement Amount”), which would be intended to reimburse the Seller Parties for certain fees and expenses incurred by the Seller Parties in connection with the Purchase Agreement and the related transactions.

The Stockholders Agreement

At the closing, in connection with the consummation of the Equity Issuance, Hudson, the Operating Partnership, the Seller Parties (or their designated affiliates) (for purposes of the description of the Stockholders Agreement and the description of the Registration Rights Agreement below, the “Sponsor Stockholders”) and, solely for purposes of enforcing the standstill provisions therein, Blackstone Real Estate Advisors L.P. (the “Advisor”) will enter into a Stockholders Agreement, which will set forth certain agreements and understandings with respect to Hudson’s governance and certain rights of the Sponsor Stockholders with respect to the Equity Consideration.

Board Nomination and Committee Representation Rights

Pursuant to the terms of the Stockholders Agreement, at closing, the Board will expand from nine to 12 directors (or, if the Board at that time consists of only eight directors, it will be expanded to 11 directors) and will elect three nominees designated by the Sponsor Stockholders to the Board. Subject to certain exceptions, the Board will continue to include the Sponsor Stockholders’ nominees in its slate of directors, will continue to recommend such nominees, and will otherwise use its reasonable best efforts to solicit the vote of Hudson’s stockholders to elect to the Board the slate of nominees which includes those nominated by the Sponsor Stockholders. The Sponsor Stockholders will have the right to designate three director nominees to the Board for so long as the Sponsor Stockholders continue to beneficially own, in the aggregate, shares of Hudson common stock or common units constituting greater than 50% of the number of shares of Hudson common stock and common units issued as the Equity Consideration. If the Sponsor Stockholders’ beneficial ownership of the Equity Consideration decreases, then the number of director nominees that the Sponsor Stockholders will have the right to designate will be reduced (i) to two, if the Sponsor Stockholders beneficially own shares of Hudson common stock or common units constituting greater than or equal to 30%, but less than or equal to 50%, of the number of shares of Hudson common stock and common units issued as the Equity Consideration and (ii) to one, if the Sponsor Stockholders beneficially own shares of Hudson common stock or common units constituting greater than or equal to 15%, but less than 30%, of the number of shares of Hudson common stock and common units issued as the Equity Consideration. The Board nomination rights of the Sponsor Stockholders will terminate at such time as the Sponsor Stockholders beneficially own shares of Hudson common stock or common units constituting less than 15% of the number of shares of Hudson common stock and common units issued as the Equity Consideration or upon written notice of waiver and termination of such rights by the Sponsor Stockholders. So long as the Sponsor Stockholders retain the right to designate at least one nominee to the Board, Hudson will not be permitted to increase the total number of directors comprising the Board to more than 12 persons without consent of the Sponsor Stockholders.

If any of the Sponsor Stockholders’ nominees are not elected to serve for a term on the Board at a meeting of Hudson’s stockholders that requires majority voting for the election of directors, then any vacant directorships resulting therefrom shall be exclusively filled by a different nominee designated by the Sponsor Stockholders.

So long as the Sponsor Stockholders are entitled to designate nominees, they shall have the exclusive right to designate a nominee to fill any and all vacancies created by reason of the death, resignation or removal of any of their nominees (other than as a result of a reduction in the number of nominees they are entitled to designate as provided above), and such replacement nominee will be promptly elected as directors by the Board to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

If the Sponsor Stockholders fail to designate a replacement nominee for any such vacancy prior to the deadline set by Hudson to receive certain required information regarding the nominees, or, if later, the time Hudson reasonably requires such information in connection with its next meeting of stockholders at which directors are to be elected, then such directorship will be eliminated by the Board with effect immediately prior to such next meeting of stockholders. Hudson will increase the number of directors of the Board in accordance with its bylaws immediately prior to the subsequent meeting of its stockholders at which directors are to be elected so as to enable the Sponsor Stockholders to designate up to the number of nominees to which it is entitled as set forth above.

For so long as the Sponsor Stockholders have the right to designate at least two director nominees, subject to the satisfaction of applicable NYSE independence requirements, the Sponsor Stockholders will also be entitled to appoint one such nominee then serving on the Board to serve on each committee of the Board (other than certain specified committees).

Conditioned upon and subject to the effectiveness of the Stockholder’s Agreement, the Board has waived, to the fullest extent permitted by applicable law, any claims or rights that Hudson may have in connection with any other investments or business relationships that the Sponsor Stockholders may have now or may in the future pursue, and has renounced, on behalf of Hudson, any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunities that are developed by or presented to the Sponsor Stockholders’ director nominees (except those which are offered to a director nominee expressly in his or her capacity as a member of the Board, and therefore which are required to be communicated to Hudson).

Standstill

Each Sponsor Stockholder and the Advisor agrees that, during the period beginning on the date of the Stockholders Agreement and ending on the date on which the Sponsor Stockholders beneficially own, including shares that the Sponsor Stockholders may acquire in exchange for common units, in the aggregate, a number of shares of Hudson common stock representing less than 10% of the total number of issued and outstanding common stock of Hudson on a fully-diluted basis (such period, the “Standstill Period”), without the prior written consent of Hudson, it will not (and it will it cause or permit any of its affiliates (as defined in the Stockholders Agreement) or any of its representatives (acting at its or their direction or on its or their behalf) to) acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or beneficial ownership of (i) any additional equity securities of Hudson, including Hudson common stock, or securities of Hudson convertible, exchangeable, redeemable or exercisable into such equity securities (subject to certain exceptions, including Hudson common stock issued upon exchange of common units), or (ii) other than certain permitted non-recourse debt, any debt securities of Hudson or the any of its subsidiaries or any other direct or indirect interests in loans or recourse indebtedness issued by Hudson or any of its subsidiaries.

In addition, during the Standstill Period, without the prior written consent of Hudson, each Sponsor Stockholder and the Advisor agrees that it will not (nor will it cause or permit any of its affiliates (as defined in the Stockholders Agreement) or any of its representatives (acting at its or their direction or on its or their behalf)) to, directly or indirectly:

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enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving Hudson, any of its subsidiaries or divisions, or any of their respective securities or assets or take any action that would reasonably be expected to require Hudson to make a public announcement regarding the possibility of any such transaction;

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tender into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to Hudson’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and, in the case of such a withdrawal or change of recommendation, it is not a breach if the tendered or exchange securities are withdrawn prior to the expiration of such tender or exchange offer);

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make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of Hudson under any circumstances, or deposit any securities of Hudson in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect (other than solely between or among the Sponsor Stockholders or any of their affiliates (as defined in the Stockholders Agreement)), seek to advise or influence any person with respect to the voting of any securities of Hudson or the Operating Partnership (other than to vote as recommended by Board) or grant any proxy with respect to any Hudson common stock (subject to certain exceptions) or other equity securities of Hudson;

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form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any of the securities of Hudson, other than a group including solely the Sponsor Stockholders and their affiliates (as defined in the Stockholders Agreement);

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disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of Hudson, its charter or bylaws, other than to Hudson or the Board or their representatives (it being understood that a Sponsor Stockholder is not prohibited from voting any securities of Hudson in its sole discretion, except as disclosed under “Voting Obligations” below);

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call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to Hudson of a sponsor nominee in accordance with the Stockholders Agreement) or any other action by, the stockholders of Hudson;

•	seek to influence or control the management of the Board, or the policies, affairs or strategy of Hudson or the Operating Partnership;

•	publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

•	advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other persons in connection with any of the foregoing; or

•	request that Hudson amend or waive any provision of this standstill provision.

Notwithstanding the foregoing, the standstill restrictions will not be deemed to restrict any actions taken by any nominees of the Sponsor Stockholders then serving on the Board solely in his or her capacity as a director or any non-public, internal actions taken by the Sponsor Stockholders or any of their affiliates (as defined in the Stockholders Agreement) or representatives to prepare any such nominee to act in such capacity.

Voting Obligations

Until such time as the Sponsor Stockholders beneficially own, in the aggregate, less than 15% of the Equity Consideration, each Sponsor Stockholder will cause all Hudson common stock held by it to be voted by proxy (i) in favor of all persons nominated to serve as directors of Hudson by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes the Sponsor Stockholders’

nominees and (ii) otherwise in accordance with the recommendation of the Board (to the extent such recommendation is not inconsistent with the rights of the Sponsor Stockholders under the Stockholders Agreement) with respect to any other action, proposal or other matter to be voted upon by Hudson’s stockholders, other than in connection with (A) any proposed transaction relating to a change of control of Hudson, (B) any amendment to Hudson’s charter or bylaws, (c) any other transaction that Hudson submits to a vote of its stockholders for approval pursuant to Section 312.03 of the NYSE Listed Company Manual or (D) any other transaction that Hudson submits to a vote of its stockholders for approval.

Restrictions on Transfer

Subject to certain exceptions, during the period beginning on the date of the Stockholders Agreement and ending on March 1, 2016 (the “Restricted Period”), no Sponsor Stockholder is permitted to transfer any Equity Consideration (including Hudson common stock that has been issued in exchange for common units tendered for redemption pursuant to the terms of the Operating Partnership Amendment) (collectively, the “Covered Securities”); provided, however, that on November 1, 2015, the transfer restrictions in the Stockholders Agreement on the Sponsor Stockholders shall cease to be applicable to 50% of the Covered Securities; provided, further, that (x) in the event that, prior to November 1, 2015, the Sponsor Stockholders deliver written notice to Hudson irrevocably waiving and terminating all of the Sponsor Stockholders’ board nomination rights, the Restricted Period shall be deemed to end on, and all transfer restrictions in the Stockholders Agreement on the Sponsor Stockholders shall terminate as of, November 1, 2015, and (y) in the event that, following November 1, 2015, but prior to March 1, 2016, the Sponsor Stockholders deliver written notice to Hudson irrevocably waiving and terminating all of the Sponsor Stockholders’ board nomination rights, the Restricted Period shall be deemed to end on, and all transfer restrictions in the Stockholders Agreement on the Sponsor Stockholders shall terminate as of, the earlier of March 1, 2016 and 30 days following Hudson’s receipt of such written notice.

Certain Consent Rights

In addition, during the 24 months following the closing, Hudson is required to obtain the prior written consent of the Sponsor Stockholders prior to issuances of any common equity securities by Hudson or any of its subsidiaries other than as permitted pursuant to certain exceptions, including an exception permitting one or more issuances of Hudson common stock of up to an aggregate of 15% of the common equity securities at closing taking into account the Equity Issuance.

Termination of the Stockholders Agreement

The Stockholders Agreement (including the provisions described above) will terminate at such time when the Sponsor Stockholders and their affiliates (as defined in the Stockholders Agreement) no longer beneficially own any Covered Securities. In addition, the Stockholders Agreement (including the provisions described above) will terminate upon the consummation of any merger, consolidation or similar transaction involving Hudson whereby, immediately following the consummation of such transaction, the holders of Hudson common stock immediately prior to the consummation of such transaction do not continue to hold (in substantially the same proportion as their ownership of Hudson’s voting securities immediately prior to the transaction) more than 50% of all of the outstanding Hudson common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction. Notwithstanding any such termination, certain provisions of the Stockholders Agreement will survive termination for either one year following termination or in accordance with their respective terms.

Operating Partnership Matters Addressed in the Stockholders Agreement

The Stockholders Agreement also includes certain procedural provisions that, together, are intended to enhance the liquidity of the common units of limited partnership interest in the Operating Partnership to be held by the Sponsor Stockholders. Among other things, in the event that a Sponsor Stockholder delivers written notice (a “Sponsor Notice of Redemption”) exercising its Common Redemption Right (as defined in the limited partnership agreement of the Operating Partnership (the “Partnership Agreement”)), Hudson must give notice to such Sponsor Stockholder prior to 9:30 a.m. New York time on the immediately following business day of its election to either (A) cause the Operating Partnership to redeem all of such Sponsor Stockholder’s tendered common units (the “Tendered OP Units”) in exchange for an aggregate cash amount equal to the product (the “Sponsor Cash Amount”) of (x) the Market Price (as defined in the Partnership Agreement) of Hudson common stock as of the date of receipt of such Sponsor Notice of Redemption, multiplied by (y) the Common Unit REIT Shares Amount (as defined in the Partnership Agreement) determined as of the required date of redemption or (B) acquire all of such Sponsor Stockholder’s Tendered OP Units in exchange for a number of newly-issued shares of Hudson common stock equal to the Common Unit REIT Shares Amount (as defined in the Partnership Agreement). In the event that Hudson elects to cause the Operating Partnership to redeem all of such Sponsor Stockholder’s Tendered OP Units in exchange for the Sponsor Cash Amount, Hudson must deliver the Sponsor Cash Amount by wire transfer of immediately available funds (to the account(s) designated by such Sponsor Stockholder) no later than three business days following the date of receipt of the Sponsor Notice of Redemption; provided, that, if the Operating Partnership fails to deliver the Sponsor Cash Amount by the required date of redemption, in addition to the Sponsor Cash Amount, Hudson or the Operating Partnership shall pay to such Sponsor Stockholder simple interest on such Sponsor Cash Amount at a rate of 10% per annum (which rate shall increase to 15% per annum and begin to compound quarterly in the event that the Sponsor Cash Amount (and any interest accrued thereon) has not been delivered to such Sponsor Stockholder on or prior to the 30 day anniversary of the required date of redemption).

In addition, pursuant to the Stockholders Agreement, Hudson agrees that it will not (i) amend certain provisions of the Partnership Agreement in a manner adverse in any respect to the Sponsor Stockholders (in their capacity as common limited partners thereunder), (ii) add any new provision to the Partnership Agreement that would have a substantially identical effect or (iii) take any action that is intended to or otherwise would have a substantially identical effect as the amendments prohibited by clause (i) and (ii) above (but, for purposes of this clause (iii), without regard to any potential tax consequences).

Under the terms of the Stockholders Agreement, Hudson (in its capacity as the general partner of the Operating Partnership) agrees to waive the minimum holding period required with respect to future redemptions of the common units of limited partnership interest in the Operating Partnership pursuant to the Partnership Agreement and will grant certain additional rights to the Seller Parties (or their designated affiliates) in connection with such redemptions.

The Registration Rights Agreement

At the closing, Hudson and the Sponsor Stockholders will enter into a Registration Rights Agreement, which provides for customary registration rights with respect to the Equity Consideration, including the following:

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Shelf Registration. Hudson will prepare and file not later than August 1, 2015 a resale shelf registration statement covering the common stock to be issued in the transaction (and any shares issuable upon exchange of common units issued in the transaction) (the “Registrable Securities”), and Hudson is required to use its reasonable best efforts to cause such resale shelf registration statement to become effective prior to the termination of the transfer restrictions under the Stockholders Agreement (as described above).

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Demand Registrations. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), the Sponsor Stockholders may cause Hudson to register their Registrable Securities (a “Demand Registration”) if the foregoing resale shelf registration statement is not effective or if Hudson is not eligible to file a shelf registration statement. In any offering of securities under a Demand Registration, Hudson may include securities to be sold for its own account, but not the account of any other Hudson stockholder (other than the holders of Registrable Securities).

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Qualified Offerings. Any registered offerings requested by the Sponsor Stockholders that are to an underwriter on a firm commitment basis for reoffering and resale to the public, in an offering that is a “bought deal” with one or more investment banks or in a block trade with a broker-dealer (a “Qualified Offering”) will: (i) not be within 120 days following the last day on which a Qualified Offering or a Stock Funding Offering (as defined below under the heading “The Third Amended and Restated Limited Partnership Agreement of the Operating Partnership—Stock Funding Offering”) was completed, (ii) be subject to underwriter lock-ups from prior offerings then in effect binding upon the holders of Registrable Securities or Hudson if such lock-up would prohibit the Qualified Offering, and (iii) be subject to a requirement that the expected value of the Registrable Securities to be offered is at least equal to $50 million as calculated pursuant to the Registration Rights Agreement. In any Qualified Offering, Hudson may include securities to be sold for its own account, but not the account of any other stockholder (other than the holders of Registrable Securities). The requirements and limitations set forth in clauses (i) and (iii) are not applicable to Qualified Offerings in which Hudson is not required to enter into an underwriting, purchase, lock-up or other similar agreement, or undertake certain specified marketing and “road show” activities.

•

Piggy-Back Rights. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), the Sponsor Stockholder will be permitted to, among other things, participate in offerings for Hudson’s account or the account of any securityholder of Hudson (other than in certain specified cases). If underwriters advise that the success of the proposed offering would be significantly and adversely affected by the inclusion of all securities in an offering (x) for Hudson’s own account, then the securities proposed to be included by the Sponsor Stockholders are cut back first or (y) for the account of other Hudson securityholders (other than holders of Registrable Securities), then the securities proposed to be included by Hudson are cut back first, followed by such other securityholders.

All registration rights of the Sponsor Stockholders terminate in their entirety in the event that (i) the Sponsor Stockholders, in the aggregate, own less than one percent of the outstanding shares of Hudson common stock (and for purposes of this calculation, common units shall be deemed to be shares of Hudson common stock to the extent held by the Sponsor Stockholders or any other person (other than by Hudson or any subsidiary thereof) and (ii) all common stock to be issued in the transaction, including any Hudson common stock issuable upon exchange of common units issued in the transaction, may be sold in one transaction pursuant to Rule 144 (without any volume or other limitations).

Hudson has agreed that, in connection with any Qualified Offering, it will enter into a customary “lock-up” agreement providing that it will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any securities that are the same or similar to the Registrable Securities being offered (or securities convertible into or exchangeable or exercisable for such securities) and will not enter into derivative transactions with similar economic effect, with such restrictions not to exceed 60 days from the effective date of the registration statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriters. Hudson has further agreed to use its reasonable best efforts to obtain similar agreements from its directors and executive officers in connection with Qualified Offerings.

The holders of Registrable Securities have agreed that, if requested by the managing underwriters in any registered offerings of Hudson securities for the accounts of Hudson or pursuant to Hudson’s existing registration rights agreement with existing stockholders, including the Farallon Funds, which registered offering of securities is to an underwriter on a firm commitment basis for reoffering and resale to the public, in an offering that is a “bought deal” with one or more investment banks or in a block trade with a broker-dealer, then the holders of Registrable Securities will enter into a customary “lock-up” obligation similar to those described above but with such restrictions not to exceed 30 days.

Hudson has agreed to pay all of the costs and expenses incurred in connection with all demand, shelf and piggyback registrations under the Registration Rights Agreement. Hudson will not, however, be obligated to pay for any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities or legal fees and expenses of counsel to the holders of Registrable Securities or any transfer taxes relating to the registration or sale of the Registrable Securities.

The Registration Rights Agreement also provides for customary indemnification by each of Hudson and the holders of Registrable Securities.

The Third Amended and Restated Limited Partnership Agreement of the Operating Partnership

At closing, Hudson will enter into a Third Amended and Restated Limited Partnership Agreement of the Operating Partnership (“Third Amended and Restated Limited Partnership Agreement”) to give effect to the rights of certain limited partners of the Operating Partnership, including the Sponsor Stockholders. The following is a description of the material amendments to the limited partnership agreement of the Operating Agreement as currently in effect that will be effectuated by the Third Amended and Restated Limited Partnership Agreement.

Stockholder Vote Transaction

Pursuant to the Third Amended and Restated Limited Partnership Agreement, prior to the date on which the Sponsor Stockholders and any of their affiliates who become limited partners of the Operating Partnership (“Specified Limited Partners”) own less than 9.8% of the Equity Consideration, Hudson (as general partner) may not consummate certain transactions (a “Stockholder Vote Transaction”) with respect to which the holders of Hudson common stock are entitled to vote, unless the Stockholder Vote Transaction is also approved by the common limited partners of the Operating Partnership on a “pass through” basis, which generally affords the common limited partners a vote as though the common limited partners held common stock and voted together with the stockholders of Hudson with respect to such Stockholder Vote Transactions.

Stock Offering Funding

If (i) the Specified Limited Partners deliver a notice of redemption pursuant to the terms of the Third Amended and Restated Limited Partnership Agreement with respect to a number of common units that, if exchanged for common stock, would result in a violation of such Specified Limited Partner’s ownership limit (as described below under “The Ownership Limit Waiver”), (ii) such common units, together with certain other common units that may be specified by the Specified Limited Partner, have an aggregate value in excess of $50 million (as calculated pursuant to the Third Amended and Restated Limited Partnership Agreement) and (iii) Hudson is then eligible to file a registration statement on Form S-3 (or any successor form similar thereto), then Hudson may, at its election, cause the Operating Partnership to redeem such common units specified in clause (ii) with the net proceeds received by Hudson from an offering of a number of shares of common stock equal to the “Common Unit REIT Shares Amount” (as defined in the Third Amended and Restated Limited Partnership Agreement), with the “net proceeds” determined after deduction of underwriting fees, discounts or commissions attributable to the sale of the shares of common stock and any related transfer taxes.

The Ownership Limit Waiver

Hudson’s charter contains various restrictions on ownership and transfer of its stock intended to assist Hudson with maintaining its status as a REIT. We refer to these restrictions as the “ownership limits.” Among other restrictions, these ownership limits restrict any person’s direct or indirect ownership to no more than 9.8% (in value) of the outstanding shares of Hudson capital stock and no more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of Hudson common stock, unless the Board grants such person an exception as specified in Hudson’s charter. In connection with the Equity Issuance, the Seller Parties have requested that the Board grant an exception that will allow the Seller Parties and certain of their affiliates to own directly or indirectly, in the aggregate, up to a number of shares of Hudson common stock equal to 20% of the total issued and outstanding shares of Hudson common stock (including restricted shares), as calculated as of the close of business on the second business day immediately prior to the consummation of the transaction (but including the shares of Hudson common stock issued pursuant to the Equity Issuance).

The grant of this exception is conditioned upon the receipt of various representations and covenants set forth in the Seller Parties’ request, confirming, among other things, that: (i) while the exception provided to Farallon Capital Partners, L.P. and Farallon Capital Institutional Partners, L.P. on April 27, 2011 is effective (“Initial Period”), neither the Seller Parties nor certain of their affiliates may own, directly or indirectly, any interest in a tenant of Hudson, and (ii) after the Initial Period, neither the Seller Parties nor certain of their affiliates may own, directly or indirectly, more than 9.9% of the interests in a tenant of Hudson subject to certain exceptions that may reduce such ownership percentage, but not below 2%. The request also includes representations intended to confirm that the Seller Parties’ and certain of their affiliates’ ownership of Hudson common stock will not cause Hudson to otherwise fail to qualify as a REIT.

The Board will provide the exception to the Seller Parties and certain of their affiliates unless and until (i) any such Seller Party or affiliate violates any of the representations or covenants in the Seller Parties’ request or (ii) (a) any such Seller Party or affiliate owns, directly or indirectly, more than the applicable ownership percentage (as described above) of the interests in any tenant(s) and (b) the maximum rental income expected to be produced by such tenant(s) exceeds (x) 0.25% of Hudson’s gross income for any taxable year during the Initial Period and (y) 0.5% of Hudson’s gross income for each subsequent taxable year (the “Rent Threshold”), at which time the number of shares of Hudson common stock that the Seller Parties and certain of their affiliates may directly or indirectly own will be reduced to the number of shares of Hudson common stock which would result in the amount of rent from such tenant(s) (that would be treated as related party rents under certain tax rules) representing no more than the Rent Threshold.

In addition, due to the Seller Parties’ ownership of common units of limited partnership interest in the Operating Partnership and the application of certain constructive ownership rules, the Operating Partnership will be considered to own the Hudson common stock that is directly or indirectly owned by the Seller Parties and certain of their affiliates. Thus, if the Seller Parties and certain of their affiliates directly or indirectly own shares of Hudson common stock in excess of the ownership limits, the Operating Partnership would violate the ownership limits, unless the Board grants the Operating Partnership an exception. It is anticipated that the Board will grant the Operating Partnership such an exception.

The Voting Agreement

In order to induce the Seller Parties to enter into the Purchase Agreement, simultaneously with the execution and delivery of the Purchase Agreement, on December 6, 2014, Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (collectively, the “Farallon Funds”) and the Seller Parties entered into a Voting Agreement, dated as of December 6, 2014 (the “Voting Agreement”). The following description of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Exhibit 20 to the Farallon Funds’ Schedule 13D filed with the SEC on December 12, 2014. None of the Buyer Parties is a party to the Voting Agreement. As of the date of the Voting Agreement, there are 8,722,016 shares of common stock, or approximately 13% of Hudson common stock outstanding, that are subject to the Voting Agreement.

Agreement to Vote

Each of the Farallon Funds has agreed that, until the termination of the Voting Agreement, it will, and it will cause any other holder of record of any Covered Shares (as defined below) to, vote all Covered Shares at any meeting of Hudson’s stockholders of or in any other circumstances upon which a vote, consent or other approval of Hudson’s stockholders is sought in connection with the transaction:

•	in favor of the transaction;

•	against any potential competing transaction defined in the Purchase Agreement as a “Buyer Acquisition Proposal”; and

•

against any other action that could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the transaction or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Hudson under the Purchase Agreement.

“Covered Shares” are shares of Hudson common stock beneficially owned by the Farallon Funds as of the date of the Voting Agreement, together with any shares of Hudson common stock acquired after the date of the Voting Agreement, whether upon exercise of options or warrants, conversion of convertible securities or exchange of common units of limited partnership interest in the Operating Partnership or otherwise, by the Farallon Funds or any other investment fund or account that is, directly or indirectly, managed or advised by or affiliated with Farallon Capital Management, L.L.C. or Farallon Partners, L.L.C.

Transfer Restrictions

Each of the Farallon Funds has agreed that it will not, until the earlier of (x) the termination of the Voting Agreement and (y) April 1, 2015, directly or indirectly sell (including short sales), transfer, lease, assign, encumber, pledge, hedge, swap, hypothecate, enter into a “put equivalent position” or otherwise dispose of (by operation of law or otherwise) (a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to a Transfer of any Covered Shares or common units of limited partnership interest in the Operating Partnership or any interest therein (including voting interest).

The foregoing requirements will not prohibit the Farallon Funds from transferring their Covered Shares to one or more of their affiliates; provided, however, that the transfer is conditioned upon the transferee agreeing in writing to be bound by all the terms of the Voting Agreement.

Non-Solicitation

Additionally, each of the Farallon Funds have agreed that, until the termination of the Voting Agreement, it will not, and will cause its representatives not do, directly or indirectly through another person: (i) solicit, knowingly initiate or knowingly encourage, knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of any proposal or inquiry that constitutes, or is reasonably likely to lead to, a Buyer Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Buyer Acquisition Proposal; (iii) furnish any non-public information regarding Hudson to any person in circumstances that such Farallon Fund knows to be in connection with either a Buyer Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of a Buyer Acquisition Proposal; or (iv) otherwise knowingly facilitate any Buyer Acquisition Proposal.

Termination

The Voting Agreement provides that it will terminate upon the earliest of (i) the closing of the transactions contemplated by the Purchase Agreement, (ii) the termination of the Purchase Agreement in accordance with its terms, (iii) written notice of termination of the Voting Agreement by the Seller Parties to the Farallon Funds, (iv) the Board withdrawing its recommendation that stockholders vote in favor of the Equity Issuance, or taking such other action as constitutes a Change of Recommendation and (v) 11:59 p.m. New York time on July 3, 2015.

INFORMATION ABOUT THE TARGET PROPERTIES

The Target Properties represent a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels totaling approximately 40 acres located in the San Francisco Peninsula and Silicon Valley areas. As of September 30, 2014, the Target Properties were approximately 85.4% leased (giving effect to leases signed but not commenced as of that date) and 81.6% occupied.

Comparison of the nine months ended September 30, 2014 to the nine months ended September 30, 2013

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue decreased $3.7 million, or 2.1%, to $168.9 million for the nine months ended September 30, 2014 compared to $172.6 million for the nine months ended September 30, 2013. The decrease in rental revenue was the result of a decrease in average occupancy of 350 basis points to 83.2% for the nine months ended September 30, 2014 as compared to 86.7% for the nine months ended September 30, 2013. Average in-place rents increased $0.46 per square foot or 2%.

Tenant Reimbursements. Tenant reimbursements increased $1.9 million, or 7.5%, to $27.4 million for the nine months ended September 30, 2014 compared to $25.5 million for the nine months ended September 30, 2013. The increase in tenant reimbursements was primarily the result of an increase in operating expenses across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income increased $7.9 million, or 151.9%, to $13.1 million for the nine months ended September 30, 2014 compared to $5.2 million for the nine months ended September 30, 2013. The increase in other property income is primarily the result of an increase in lease termination fees of $10.2 million, or 566.7%, to $12.0 million for the nine months ended September 30, 2014 compared to $1.8 million for the nine months ended September 30, 2013. During the nine months ended September 30, 2014, a $9.5 million lease termination fee was received from a tenant at the Patrick Henry Drive property.

The increase in lease termination fees is partially offset by a decrease in other ancillary property revenues of $2.4 million, or 70.6%, to $1.0 million for the nine months ended September 30, 2014 compared to $3.4 million for the nine months ended September 30, 2013. During the nine months ended September 30, 2013, a $2.4 million restoration fee to refurbish a tenant space to the agreed-upon terms per the lease was received from a tenant vacating the Metro Center Tower property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $3.8 million, or 7.9%, to $51.6 million for the nine months ended September 30, 2014 compared to $47.8 million for the nine months ended September 30, 2013. The increase in property operating expenses is primarily the result of an increase in repairs and maintenance expense for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

Real Estate Taxes. Real estate taxes remained relatively flat for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

Ground Rent. Ground rent decreased $0.4 million or 3.5%, to $11.1 million for the nine months ended September 30, 2014 compared to $11.5 million for the nine months ended September 30, 2013. The decrease in ground rent expense is primarily the result of a decrease in ground rent expense at the Foothill Research property.

Ground rent at the Foothill Research property, a component of which is based on a percentage of rental revenues earned at the property, decreased $1.0 million, or 53.4%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. The decrease in ground rent at Foothill Research was the result of decreased rental revenues at the property due to the early termination in August 2013 of a tenant occupying 115,000 square feet of the building.

Comparison of the year ended December 31, 2013 to the year ended December 31, 2012

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue increased $18.3 million, or 8.6%, to $230.4 million for the twelve months ended December 31, 2013 compared to $212.1 million for the twelve months ended December 31, 2012. The increase in rental revenue was the result of an increase in average occupancy of 260 basis points to 86.1% for the twelve months ended December 31, 2013 as compared to 83.5% for the twelve months ended December 31, 2012. Average in-place rents increased $1.64 per square foot or 5%.

Tenant Reimbursements. Tenant reimbursements increased $4.8 million, or 16.2%, to $34.5 million for the twelve months ended December 31, 2013 compared to $29.7 million for the twelve months ended December 31, 2012. The increase in tenant reimbursements was primarily the result of an increase in operating expenses and an increase in average occupancy across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income increased $2.8 million, or 100%, to $5.6 million for the twelve months ended December 31, 2013 compared to $2.8 million for the twelve months ended December 31, 2012. The increase in other property income is primarily the result of an increase in lease termination fees and other ancillary property revenues. Lease termination fees increased $1.6 million, or 800.0%, to $1.8 million for the twelve months ended December 31, 2013 compared to $0.2 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013, a $1.7 million lease termination fee was received from a tenant at the Foothill Research property.

Other ancillary property revenues increased $1.2 million, or 48.0%, to $3.7 million for the twelve months ended December 31, 2013 compared to $2.5 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013 a $2.4 million restoration fee to refurbish a tenant space to the agreed-upon terms per the lease was received from a tenant vacating the Metro Center Tower property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance and insurance. Property operating expenses remained relatively flat for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012.

Real Estate Taxes. Real estate taxes increased $1.7 million, or 7.4%, to $24.8 million for the twelve months ended December 31, 2013 compared to $23.1 million for the twelve months ended December 31, 2012. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio. Subsequent to the market downturn in 2008, reductions in the assessed value of the properties (Prop 8 reductions) were obtained for the majority of the Target Portfolio. By tax year 2013, the market had recovered and the majority of the assessed property valuations reverted back to the assessed values that had been in place prior to the market downturn.

Ground Rent. Ground rent increased $2.0 million, or 14.8%, to $15.5 million for the twelve months ended December 31, 2013 compared to $13.5 million for the twelve months ended December 31, 2012. The increase in ground rent expense is primarily the result of an increase in ground rent expense at the Foothill Research property of $1.2 million, or 85.7%, to $2.6 million for the twelve months ended December 31, 2013 compared to $1.4 million for the twelve months ended December 31, 2012. Supplemental annual ground rent payments at the

Foothill Research property commenced in July 2012. The supplemental annual ground rent payments are based on a percentage of rental revenues earned at the property. Prior to July 2012, ground rent payments at Foothill Research were based on a fixed amount.

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue decreased $10.3 million, or 4.6%, to $212.1 million for the twelve months ended December 31, 2012 compared to $222.4 million for the twelve months ended December 31, 2011. The decrease in rental revenue was the result of a decrease in the average in-place rent of the Target Portfolio of $2.31 per square foot or 7%. The decrease in the in-place rental rate was driven by the December 31, 2011 lease expiration of a tenant that occupied 100% of the 3400 Hillview property. In-place rental rates for this tenant were significantly higher than the average in-place rental rates for the Target Portfolio. This decrease was partially offset by an increase in average occupancy of 200 basis points to 83.5% for the twelve months ended December 31, 2012 as compared to 81.5% for the twelve months ended December 31, 2011.

Tenant Reimbursements. Tenant reimbursements remained relatively flat for the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income decreased $0.8 million, or 22.2%, to $2.8 million for the twelve months ended December 31, 2012 compared to $3.6 million for the twelve months ended December 31, 2011. The decrease in other property income is primarily the result of a decrease in other ancillary property revenues of $0.9 million, or 26.5%, to $2.5 million for the twelve months ended December 31, 2012 compared to $3.4 million for the twelve months ended December 31, 2011. During the twelve months ended December 31, 2011, a $1.1 million restoration fee was received from a tenant at the Concourse property and a $0.8 million restoration fee was received from a tenant at the 3400 Hillview property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $3.0 million, or 4.8%, to $65.8 million for the twelve months ended December 31, 2012 compared to $62.8 million for the twelve months ended December 31, 2011. The increase in property operating expense is primarily the result of an increase in repairs and maintenance expense for the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011.

Real Estate Taxes. Real estate taxes increased $0.6 million, or 2.7%, to $23.1 million for the twelve months ended December 31, 2012 compared to $22.5 million for the twelve months ended December 31, 2011. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio. Subsequent to the market downturn in 2008, reductions in the assessed value of the properties (Prop 8 reductions) were obtained for the majority of the Target Portfolio. Beginning with tax year 2012, the assessed value of the properties began to increase as the market recovered.

Ground Rent. Ground rent increased $1.4 million, or 11.6%, to $13.5 million for the twelve months ended December 31, 2012 compared to $12.1 million for the twelve months ended December 31, 2011. The increase in ground rent expense is primarily the result of an increase in ground rent expense at the Foothill Research property of $0.9 million, or 180.0%, to $1.4 million for the twelve months ended December 31, 2012 compared to $0.5 million for the twelve months ended December 31, 2011. Supplemental annual ground rent payments at the Foothill Research property commenced in July 2012. The supplemental annual ground rent payments are based on a percentage of rental revenues earned at the property. Prior to July 2012, ground rent payments at Foothill Research were based on a fixed amount.

The Target Portfolio

The Target Portfolio consists of 26 office properties comprising an aggregate of approximately 8.2 million square feet. As of September 30, 2014, the properties were approximately 85.4% leased (giving effect to leases signed but not commenced as of that date). All the properties are located in Northern California. As of September 30, 2014, the weighted average remaining lease term for the properties was 36 months.

The following table sets forth certain information relating to each of the properties as of September 30, 2014.

Property	Submarket	Year Built/ Renovated	Square Feet(1)	Percent Leased(2)	Percent Occupied(3)	Annualized Base Rent(4)	Annualized Base Rent Per Occupied Square Foot(5)
OFFICE PROPERTIES
Bayhill Office Center	Peninsula	1982/1987	554,328	92.3%	73.1%	$12,376,740	$30.54
One Bay Plaza	Peninsula	1979	195,739	80.9%	78.9%	4,318,317	27.96
Bay Park Plaza	Peninsula	1985/1998	260,183	84.5%	84.5%	6,605,641	30.06
Metro Center Tower(6)	Peninsula	1985-1988	730,215	58.9%	51.7%	15,700,834	41.59
Peninsula Office Park	Peninsula	1971/1998	510,456	80.0%	80.0%	15,009,285	36.73
Shorebreeze I & II	Redwood Shores	1985-1986	230,932	83.8%	80.0%	7,124,154	38.58
333 Twin Dolphin Plaza	Redwood Shores	1985	182,789	86.6%	86.6%	5,977,976	37.75
555 Twin Dolphin Plaza	Redwood Shores	1989	198,936	87.2%	85.1%	6,863,709	40.56
Towers at Shore Center	Redwood Shores	2002	334,483	96.0%	96.0%	25,371,950	79.03
Skyway Landing	Redwood Shores	2000	247,173	92.9%	92.9%	7,649,247	33.31
2180 Sand Hill Road	Palo Alto	1976	45,613	65.0%	65.0%	2,222,680	74.97
Embarcadero Place	Palo Alto	1984	197,241	86.6%	86.6%	3,998,592	23.40
Palo Alto Square(7)	Palo Alto	1971/1985	328,251	96.4%	95.6%	17,091,519	54.44
Clocktower Square(8)	Palo Alto	1967/1983	100,344	100.0%	100.0%	5,092,703	50.75
Page Mill Center(9)	Palo Alto	1972	176,245	62.8%	62.8%	6,945,859	62.78
Lockheed(10)	Palo Alto	1991	46,759	100.0%	100.0%	1,603,136	34.29
3400 Hillview(11)	Palo Alto	1991	207,857	100.0%	100.0%	12,203,284	58.71
Foothill Research Center(12)	Palo Alto	1991	195,366	50.9%	40.6%	3,817,287	48.09
Campus Center	Silicon Valley	2001/2007-08	471,580	100.0%	100.0%	14,147,400	30.00
Techmart Commerce Ctr(13)	Silicon Valley	1987	284,440	73.2%	71.8%	6,582,610	32.22
Patrick Henry Drive	Silicon Valley	1981	68,987	0.0%	0.0%	—	—
Gateway	San Jose Airport	1981-84,1998	608,626	85.9%	84.5%	13,267,338	25.81
Metro Plaza	San Jose Airport	1986-1987	456,921	85.9%	85.9%	10,314,168	26.28
1740 Technology	San Jose Airport	1986/1994	206,876	98.4%	98.4%	5,696,904	27.97
Concourse	San Jose Airport	1980/2000	944,386	95.9%	85.6%	20,509,825	25.36
Skyport Plaza	San Jose Airport	2001	418,086	99.1%	99.1%	9,665,745	23.33

Portfolio Total/Weighted Average:			8,202,812	85.4%	81.6%	$240,156,903	$35.86

LAND
Skyport Land	San Jose Airport	—	350,000
Campus Center Land	Silicon Valley	—	750,000

Total Land Assets:			1,100,000

Total:			9,302,812

(1)

Square footage for office properties has been determined by management based upon estimated leasable square feet, which may be less or more than the Building Owners and Managers Association, or BOMA, rentable area. Square footage may change over time due to remeasurement, releasing, acquisition, or development. Square footage for land assets represents the Seller Parties’ estimate of developable square feet, the majority of which remains subject to entitlement approvals that have not yet been obtained.

(2)	Percent leased for office properties is calculated as (i) square footage under commenced and uncommenced leases as of September 30, 2014, divided by (ii) total square feet, expressed as a percentage.
(3)	Percent occupied for office properties is calculated as (i) square footage under commenced leases as of September 30, 2014, divided by (ii) total square feet, expressed as a percentage.
(4)

Rent data for the office properties is presented on an annualized basis. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of September 30, 2014 by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

(5)	Annualized base rent per occupied square foot for the office properties is calculated as (i) annualized base rent divided by (ii) square footage under commenced leases as of September 30, 2014.
(6)	This property is subject to ground leases that expire April 29, 2054.
(7)	This property is subject to a ground lease that expires November 30, 2045.
(8)	This property is subject to a ground lease that expires September 28, 2056.
(9)	This property is subject to a ground lease that expires November 30, 2041.
(10)	This property is subject to a ground lease that expires July 31, 2040.
(11)	This property is subject to a ground lease that expires October 31, 2040.
(12)	This property is subject to a ground lease that expires June 30, 2039.
(13)	This property is subject to a ground lease that expires May 3, 2053, with two 10 year extension options.

Tenant Diversification of the Target Portfolio

The properties in the Target Portfolio are currently leased to a variety of companies. The following table sets forth information regarding the 15 largest tenants in the Target Portfolio based on annualized base rent as of September 30, 2014.

Tenant	Property	Lease Expiration	Total Occupied Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
Weil, Gotshal & Manges LLP(2)	Towers at Shore Center	August 31, 2016	101,751	1.2%	$15,640,035	6.5%
Cisco Systems, Inc.(3)	Campus Center	December 31, 2019	471,580	5.7%	14,147,400	5.9%
Google, Inc.(4)	3400 Hillview	November 30, 2021	207,857	2.5%	12,203,284	5.1%
Qualcomm Atheros	Skyport Plaza	July 31, 2017	365,038	4.5%	8,434,526	3.5%
NetSuite Inc.	Peninsula Office Park	August 31, 2019	119,262	1.5%	5,008,456	2.1%
Morgan, Lewis & Bockius LLP	Palo Alto Square	February 28, 2017	54,728	0.7%	3,899,988	1.6%
Stanford Hospital and Clinics	Page Mill Center	June 30, 2019	63,201	0.8%	3,792,060	1.6%
Robert Bosch Healthcare System(5)	Various	Various	88,171	1.1%	3,474,948	1.4%
HQ Global Workplaces LLC(6)	Various	Various	96,649	1.2%	3,171,675	1.3%
Invensense, Inc.(7)	Concourse	December 31, 2019	131,331	1.6%	2,669,642	1.1%
Cooley LLP(8)	Palo Alto Square	Various	66,791	0.8%	2,582,541	1.1%
Virgin America, Inc.(9)	Bay Park Plaza	Various	85,811	1.0%	2,510,864	1.0%
Wells Fargo Bank, N.A.(3)(10)	Various	Various	69,884	0.9%	2,364,776	1.0%
Quinstreet, Inc.	Metro Center Tower	October 31, 2018	63,998	0.8%	2,265,529	0.9%
Oracle America, Inc.	Bayhill Office Center	May 31, 2018	73,421	0.9%	2,060,911	0.9%

			2,059,473	25.1%	$84,226,635	35.1%

(1)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of September 30, 2014 (ii) by 12. Annualized base rent does not reflect tenant reimbursements.

(2)

Subsequent to September 30, 2014, Weil, Gotshal & Manges LLP executed a lease renewal to extend the term of their lease to August 31, 2026 with respect to 76,278 square feet with a starting base rent of $65.00 per square foot.

(3)	Cisco Systems, Inc. and Wells Fargo Bank, N.A. leases are subject to early termination prior to expiration at the option of the tenant, subject to tenants paying a termination fee.
(4)	Subsequent to September 30, 2014, Google, Inc. executed a lease for an additional 66,316 square feet at Foothill Research Center commencing on March 1, 2015 and expiring on February 28, 2020.
(5)

Robert Bosch Healthcare System expirations by property and square footage: (i) 6,675 square feet at Embarcadero Place expiring on December 31, 2014; (ii) 24,949 square feet at Embarcadero Place expiring on December 31, 2016; (iii) 56,547 square feet at Foothill Research Center expiring on December 31, 2017.

(6)

HQ Global Workplaces LLC expirations by property and square footage: (i) 27,369 square feet at Techmart Commerce Center expiring April 30, 2015; (ii) 44,957 square feet at Gateway expiring on November 30, 2016; (iii) 24,323 square feet at Bayhill Office Center expiring on July 31, 2019.

(7)	Invensense, Inc. executed a lease for an additional 29,357 square feet commencing on November 1, 2014 and expiring on December 31, 2019.
(8)	Cooley LLP expirations by square footage: (i) 13,040 square feet expiring on September 30, 2014; (ii) 53,751 square feet expiring on January 31, 2015.
(9)	Virgin America, Inc. expirations by square footage: (i) 4,053 square feet expiring on January 31, 2015; (ii) 81,758 square feet expiring on October 7, 2017.
(10)

Wells Fargo Bank, N.A. expiration by property and square footage: (i) 5,153 square feet at Palo Alto Square expiring on June 30, 2017; (ii) 5,543 square feet at 555 Twin Dolphin Plaza expiring on October 31, 2017; (iii) 11,827 square feet at Concourse expiring on October 31, 2017; (iv) 7,104 square feet at Metro Center Tower expiring on July 31, 2020; (v) 40,257 square feet at Skyway Landing expiring on November 30, 2020.

Uncommenced Leases

As of September 30, 2014, 21 leases have been signed with respect to properties in the Target Portfolio that have not yet commenced. The following table sets forth data for these 21 uncommenced leases.

Tenant(1)	Lease Commencment	Lease Expiration	Total Leased Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(2)
Wal-Mart Stores, Inc.	2/1/2015	1/31/2025	106,099	1.3%	$2,419,057
Conviva Inc.	1/1/2015	6/30/2020	34,764	0.4%	1,304,121
Invensense, Inc.	11/1/2014	12/31/2019	29,357	0.4%	810,253
Globallogic Inc.	10/1/2014	9/30/2021	28,930	0.4%	815,826
Aerotek, Inc.	10/1/2014	12/31/2019	24,958	0.3%	763,103
Jefferies LLC	12/1/2014	4/30/2022	14,562	0.2%	961,092
Infosys Limited	12/1/2014	2/29/2020	12,364	0.2%	771,514
Other	Various	Various	57,279	0.7%	2,479,059

Total			308,313	3.8%	$10,324,025

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)

For uncommenced leases, annualized base rent is calculated by multiplying (i) the first full month of contractual rents to be received under the applicable lease (defined as cash base rents (before abatements)), by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Lease Distribution of the Target Portfolio

The following table sets forth information relating to the distribution of leases in the Target Portfolio, based on net rentable square feet under lease as of September 30, 2014.

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
2,500 or less	187	27.0%	295,578	4.2%	$9,269,370	3.7%
2,501-10,000	310	44.7%	1,583,047	22.6%	53,390,703	21.3%
10,001-20,000	86	12.4%	1,229,478	17.6%	42,480,945	17.0%
20,001-40,000	44	6.3%	1,165,597	16.6%	43,274,860	17.3%
40,001-100,000	19	2.7%	1,068,792	15.3%	38,385,430	15.3%
Greater than 100,000	8	1.2%	1,277,557	18.2%	53,094,888	21.2%
Building management use	18	2.6%	76,796	1.1%	260,707	0.1%
Uncommenced leases	21	3.0%	308,313	4.4%	10,324,025	4.1%

Portfolio Total:	693	100.0%	7,005,158	100.0%	$250,480,928	100.0%

(1)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of September 30, 2014 by (ii)  12. Annualized base rent does not reflect tenant reimbursements.

Lease Expirations of the Target Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2014 plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015 at the properties in the Target Portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options.

Year of Lease Expiration(1)	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	1,197,654	14.6%	$—	0.0%	$—
2014	268,089	3.3%	7,973,749	3.2%	29.74
2015	1,012,046	12.5%	35,802,185	14.3%	35.38
2016	1,250,307	15.2%	51,658,775	20.6%	41.32
2017	1,488,675	18.1%	48,282,871	19.3%	32.43
2018	819,885	10.0%	28,810,725	11.5%	35.14
2019	572,877	7.0%	23,737,034	9.5%	41.43
2020	820,920	10.0%	24,178,173	9.7%	29.45
2021	256,998	3.1%	13,813,245	5.5%	53.75
2022	19,385	0.2%	1,197,993	0.5%	61.80
2023	51,004	0.6%	1,602,147	0.6%	31.41
2024	59,863	0.7%	2,839,299	1.1%	47.43
Thereafter	—	0.0%	—	0.0%	—
Building management use(3)	76,796	0.9%	260,707	0.1%	3.39
Signed Leases not commenced	308,313	3.8%	10,324,025	4.1%	33.49

Portfolio Total/Weighted Average:	8,202,812	100.0%	$250,480,928	100.0%	$35.76

(1)

Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.

(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

(3)	Annualized base rent per square foot relates to a healthclub at the Skyport Plaza property.

Description of Certain Target Properties

Palo Alto Square, Palo Alto, CA

Palo Alto Square is a six-building, multi-use project located in Palo Alto, California. The property, built in 1971, features two 10-story, Class A office towers, two two-story, Class A office buildings, and two single-story buildings. In total, the project contains 328,251 net rentable square feet situated on approximately 15 acres with approximately 1,050 parking spaces. The property is located near the intersection of Page Mill Road and El Camino Real, a location that is considered “ground zero” for the Palo Alto office market. It has attracted many high-quality tenants including Morgan Lewis Bockius LLP, Cooley LLP, Mayer Brown LLP, White & Case LLP, Nixon Peabody, Kaye Scholer, Rutan & Tucker, Robert Half, MAP Royalty, Wells Fargo Bank, Silicon Valley Bank, Navigant, and CBRE.

The project is easily accessed by Highways 101 and 280, the primary north-south transportation arteries, and is close to the California Street CalTrain stop. In addition, it is within walking distance of many retail and food services along El Camino Real and the California Street downtown area.

Palo Alto Square is subject to a ground lease. The fee interest is owned by The Board of Trustees of the Leland Stanford Junior University (“Stanford”). CA-Palo Alto Square Limited Partnership (“CA-Palo Alto”) is the ground lessee under an Amended and Restated Ground Lease by and between Stanford, as ground lessor, and CA-Palo Alto dated as of January 1, 2011 (the “Ground Lease”). The current expiration date of the Ground Lease is November 30, 2045. CA-Palo Alto has no contractual right to extend the term of the Ground Lease. Annual base rent in the amount of $1,500,000 is payable through December 31, 2021, and adjusted thereafter pursuant to the Ground Lease. In addition, CA-Palo Alto pays annual percentage rent based on adjusted gross income as set forth in the Ground Lease. Stanford has a right of first offer on transfers of the Ground Lease, as well as consent right over transfers of the Ground Lease, including any sublease by CA-Palo Alto to tenants exceeding 20,000 square feet of rentable area.

As of September 30, 2014, Palo Alto Square was approximately 96.4% leased to 36 tenants operating in various industries.

Palo Alto Square Primary Tenants

The following table summarizes information regarding the primary tenants of Palo Alto Square as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Morgan, Lewis & Bockius LLP	Legal	February 2017	54,728	16.7%	$3,899,988	$71.26	22.8%
Cooley LLP(3)	Legal	September 2014/January 2015	66,791	20.3%	2,582,541	38.67	15.1%
Map Royalty, Inc.	Financial Services	September 2019	26,285	8.0%	1,872,823	71.25	11.0%

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

(3)	Cooley LLP expirations by square footage: (i) 13,040 square feet expiring on September 30, 2014; (ii) 53,751 square feet expiring on January 31, 2015.

Palo Alto Square Lease Expirations

The following table sets forth the lease expirations for leases in place at Palo Alto Square as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 24 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	11,874	3.6%	$—	0.0%	$—
2014	4	18,245	5.6%	670,763	3.9%	36.76
2015	9	119,178	36.4%	5,412,040	31.4%	45.41
2016	6	41,742	12.7%	1,459,152	8.4%	34.96
2017	6	91,797	28.0%	6,481,563	37.5%	70.61
2018	—	—	0.0%	—	0.0%	—
2019	2	29,679	9.0%	2,111,049	12.2%	71.13
2020	—	—	0.0%	—	0.0%	—
2021	—	—	0.0%	—	0.0%	—
2022	—	—	0.0%	—	0.0%	—
2023	—	—	0.0%	—	0.0%	—
2024	1	13,291	4.0%	956,952	5.5%	72.00
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	—	—	0.0%	—	0.0%	—
Signed Leases not commenced	1	2,445	0.7%	183,375	1.1%	75.00

Portfolio Total/Weighted Average:	29	328,251	100%	$17,274,894	100.0%	$54.60

(1)

Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.

(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Palo Alto Square Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Palo Alto Square as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	96.4%	$54.44	$50.97
December 31, 2013	100.0%	52.82	50.61
December 31, 2012	100.0%	51.71	50.76
December 31, 2011	95.3%	49.28	54.92
December 31, 2010	88.8%	48.21	49.18
December 31, 2009	97.6%	46.47	48.06

(1)

Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Palo Alto Square consists of one real estate tax parcel located in Santa Clara County, and one personal property account. Fiscal year 2014 real estate taxes are $313,524, based upon an assessed value of $26.5 million. The fiscal year 2014 real estate tax rate is $1.18304 per $1,000 of assessed value. Direct assessments are $13,150. Personal property taxes are $74, based upon an assessment of $6,346 and a tax rate of $1.1803 per $1,000 of assessed value. Total 2014 fiscal tax expenses are $326,750.

Metro Center Tower, Foster City, CA

Metro Center Tower is a four-building, multi-use project located in Foster City, California. The property, built in phases between 1985 and 1988, features a 21-story, steel-framed Class A office tower (Metro Center Tower), two four-story, steel-framed, Class A office buildings, and a large neighborhood retail center. In total, the project contains 730,215 net rentable square feet situated on approximately 20 acres with approximately 2,550 parking spaces. The property is located near the intersection of two major freeways, Highway 101, a major north-south artery, and Highway 92, a key east-west thoroughfare at the geographic center of San Mateo County, a location that has attracted many diverse, high-quality tenants including Metropolitan Life, Jefferies LLC, Wells Fargo Bank, Applied Underwriters, QuinStreet, Scale Ventures, Public Company Accounting Oversight Board, SciClone Pharmaceuticals, and CBRE.

The project was the former headquarters of Sony Computer Entertainment, with a lease for approximately 44% of the project, until June, 2013. After Sony’s vacating of the project, ownership undertook a significant repositioning of the assets, particularly 919 E. Hillsdale and 989 E. Hillsdale.

Metro Center Tower is subject to a ground lease. Metro Center consists of a 21 story tower (950 Tower Lane) (the “Tower”), two four story office buildings (919 and 989 East Hillsdale Blvd) (the “919 Building” and the “989 Building”), and a retail center (923-985 East Hillsdale Blvd) (the “Retail Center”). The office components total 692,091 square feet, and the retail component totals 38,124 square feet. The Tower, 989 Building, and Retail Center are located on land that is owned in fee by Metro TCE LLC (“Ground Lessor”). Ground Lessor is party to three ground leases—one for each of the Tower, 989 Building, and Retail Center—with CA-Metro Center Limited Partnership (“Ground Tenant”), each lease is dated as of April 30, 1998 (the “Ground Leases”). The Ground Leases each have a term ending April 29, 2054. Ground Tenant has the option to extend each of the Ground Leases for four additional periods of eleven years each. Ground Tenant pays annual rent, subject to adjustment as set forth in the Ground Leases. Ground Tenant has an option to purchase the fee interest under each of the Ground Leases during the first 6 months of the 31st lease year, and every 15th lease year thereafter (including option terms). Ground Tenant also has a right of first offer over any sales of the fee interest. Ground Tenant is also the fee owner of the land on which the 919 Building is located.

As of September 30, 2014, Metro Center Tower was approximately 58.9% leased to 54 tenants operating in various industries.

Metro Center Tower Primary Tenants

The following table summarizes information regarding the primary tenants of Metro Center Tower as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Quinstreet, Inc.	Business Services	October 2018	63,998	8.8%	$2,265,529	$35.40	14.4%

(1)	Tenant listed in the above table is not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12.

Metro Center Tower Lease Expirations

The following table sets forth the lease expirations for leases in place at Metro Center Tower as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 42 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	299,769	41.1%	$—	0.0%	$—
2014	4	41,625	5.7%	1,526,742	8.4%	36.68
2015	8	41,888	5.7%	1,529,205	8.4%	36.51
2016	8	36,441	5.0%	1,667,170	9.2%	45.75
2017	7	54,261	7.4%	2,206,669	12.2%	40.67
2018	9	102,504	13.9%	3,961,377	21.8%	38.65
2019	4	16,740	2.3%	734,693	4.1%	43.89
2020	2	29,700	4.1%	1,587,803	8.8%	53.46
2021	1	1,439	0.2%	51,804	0.3%	36.00
2022	1	19,385	2.7%	1,197,993	6.6%	61.80
2023	1	4,331	0.6%	155,916	0.9%	36.00
2024	2	24,289	3.3%	1,081,462	6.0%	44.52
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	3	4,900	0.7%	—	0.0%	—
Signed Leases not commenced	4	52,943	7.3%	2,406,939	13.3%	45.46

Portfolio Total/Weighted Average:	54	730,215	100%	$18,107,773	100.0%	$42.07

(1)

Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.

(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12.

Metro Center Tower Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Metro Center Tower as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	58.9%	$41.59	$39.92
December 31, 2013	51.5%	40.29	38.14
December 31, 2012	94.2%	36.20	34.05
December 31, 2011	94.3%	33.93	34.71
December 31, 2010	94.2%	33.72	30.82
December 31, 2009	86.4%	33.31	37.38

(1)

Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Metro Center Tower consists of five real estate tax parcels located in San Mateo County. Fiscal year 2014 real estate taxes are $2.3 million, based upon assessed value of $209.9 million. The fiscal year 2014 real estate tax rate is $1.1053 per $1,000 of assessed value. Direct assessments are $1,845. Total 2014 fiscal year tax expenses are $2.3 million.

Concourse, San Jose, CA

Concourse consists of six, five to eight-story, steel-framed Class A office buildings in a campus style setting including a retail site and a four story parking garage. The property, built in 1980 and renovated in 2000, contains approximately 944,386 rentable square feet situated on a 31.38 acre lot with approximately 2,550 parking spaces.

Concourse is adjacent to the Norman Y. Mineta San Jose International Airport, and is approximately two miles north of downtown San Jose. The property offers easy access to Highways 101, 880, 87 and 280 and public transportation including Caltrain, which offers convenient access to the Peninsula and San Francisco. Concourse is within walking distance to numerous restaurants, hotels and other retail amenities making it highly desirable to tenants looking for urban conveniences in a suburban location. Concourse has attracted many high-quality tenants including New York Life Insurance Company, Comerica Bank, Westinghouse Electric Company, Hensel Phelps, Invensense, HGST, the TSA and NTT America.

As of September 30, 2014, Concourse was approximately 95.9% leased to 102 tenants operating in various industries.

Concourse Primary Tenants

The following table summarizes information regarding the primary tenants of Concourse as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Invensense, Inc.(3)	Manufacturing	December 2019	131,331	13.9%	$2,669,642	$20.33	13.0%

(1)	Tenant listed in the above table is not subject to any early termination options or renewal options.

(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

(3)	Invensense, Inc. executed a lease for an additional 29,357 square feet commencing on November 1, 2014 and expiring on December 31, 2019.

Concourse Lease Expirations

The following table sets forth the lease expirations for leases in place at Concourse as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 42 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	38,690	4.1%	$—	0.0%	$—
2014	6	17,630	1.9%	426,475	1.8%	24.19
2015	22	96,180	10.2%	2,588,229	11.1%	26.91
2016	28	140,509	14.9%	3,657,150	15.7%	26.03
2017	19	136,326	14.4%	3,956,726	16.9%	29.02
2018	9	65,154	6.9%	1,610,348	6.9%	24.72
2019	7	146,799	15.5%	3,453,749	14.8%	23.53
2020	3	156,277	16.5%	3,429,477	14.7%	21.94
2021	—	—	0.0%	—	0.0%	—
2022	—	—	0.0%	—	0.0%	—
2023	1	28,489	3.0%	809,942	3.5%	28.43
2024	1	18,388	2.0%	577,730	2.5%	31.42
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	1	2,842	0.3%	—	0.0%	—
Signed Leases not commenced	5	97,102	10.3%	2,850,306	12.1%	29.35

Portfolio Total/Weighted Average:	102	944,386	100%	$23,360,132	100.0%	$25.79

(1)

Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.

(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Concourse Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Concourse as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	95.9%	$25.36	$26.62
December 31, 2013	83.3%	24.22	25.20
December 31, 2012	60.0%	26.03	25.17
December 31, 2011	61.4%	25.33	25.77
December 31, 2010	60.0%	26.23	26.30
December 31, 2009	85.1%	31.58	30.98

(1)

Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Concourse consists of three real estate tax parcels located in Santa Clara County, and one personal property account. Fiscal year 2014 real estate taxes are $2.5 million, based upon assessed value of $202.9 million. The fiscal year 2014 real estate tax rate is $1.2301 per $1,000 of assessed value. Direct assessments are $99,542. Personal property taxes are $458, based upon an assessment of $37,404 and a tax rate of $1.2257 per $1,000 of assessed value. Total 2014 fiscal year tax expenses are $2.6 million.

Towers at Shore Center, Redwood Shores, CA

Towers at Shore Center is a two-building office project located in Redwood Shores, California. The property was built in 2002 and features two superb Class A office buildings, one eight-stories and one six-stories, which are considered the finest quality office buildings in the submarket. In total, the project contains 334,483 net rentable square feet situated on approximately 14 acres with approximately 1,000 parking spaces. The property is located in the highly-desirable Redwood Shores submarket, and has attracted many diverse, high-quality tenants including Weil Gotshal & Manges, Caritas Business Services, Teachers Insurance and Annuity, Coherus Biosciences, BNBT Builders, and Colliers International.

The project is easily accessed via Highway 101, and is located across the street from the Pacific Athletic Club, a high-end fitness facility, as well as the Redwood Shores Shopping Center, which features a boutique grocery store and services such as Starbucks, Jamba Juice, Bank of America, and Amici’s, along with a host of other food services.

As of September 30, 2014, Towers at Shores Center was approximately 96.0% leased to 33 tenants operating in various industries.

Towers at Shore Center Primary Tenants

The following table summarizes information regarding the primary tenants of Towers at Shore Center as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Weil, Gotshal & Manges LLP(3)	Legal	August 2016	101,751	30.4%	$15,640,035	$153.71	61.6%
Caritas Business Services	Public Administration	March 2018	50,327	15.0%	1,556,967	30.94	6.1%

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

(3)

Subsequent to September 30, 2014, Weil, Gotshal & Manges LLP executed a lease renewal to extend the term of their lease to August 31, 2026 with respect to 76,278 square feet with a starting base rent of $65.00 per square foot.

Towers at Shore Center Lease Expirations

The following table sets forth the lease expirations for leases in place at Towers at Shore Center as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 31 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	13,429	4.0%	$—	0.0%	$—
2014	1	5,680	1.7%	204,482	0.8%	36.00
2015	7	25,471	7.6%	1,214,239	4.8%	47.67
2016	9	141,263	42.3%	17,454,319	68.8%	123.56
2017	9	53,594	16.0%	2,483,853	9.8%	46.35
2018	2	55,340	16.5%	1,829,574	7.2%	33.06
2019	3	30,668	9.2%	1,697,322	6.7%	55.35
2020	1	5,143	1.5%	265,006	1.0%	51.53
2021	—	—	0.0%	—	0.0%	—
2022	—	—	0.0%	—	0.0%	—
2023	—	—	0.0%	—	0.0%	—
2024	1	3,895	1.2%	223,155	0.9%	57.29
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	—	—	0.0%	—	0.0%	—
Signed Leases not commenced	—	—	0.0%	—	0.0%	—

Portfolio Total/Weighted Average:	33	334,483	100%	$25,371,950	100.0%	$79.03

(1)

Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.

(2)

Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Towers at Shore Center Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Towers at Shore Center as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	96.0%	$79.03	$72.37
December 31, 2013	95.3%	73.00	68.60
December 31, 2012	94.0%	70.05	67.71
December 31, 2011	94.8%	67.85	67.77
December 31, 2010	94.9%	66.52	67.39
December 31, 2009	85.5%	68.83	72.25

(1)

Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Tower at Shore Center consists of two real estate tax parcels located in San Mateo County, and one personal property account. Fiscal year 2014 real estate taxes are $1.3 million, based upon assessed value of $123.9 million. The fiscal year 2014 real estate tax rate is $1.107 per $1,000 of assessed value. Direct assessments are $61,003. Personal property taxes are $142, based upon an assessment of $13,020 and a tax rate of $1.0953 per $1,000 of assessed value. Total 2014 fiscal year tax expenses are $1.4 million.

Competition

The Target Properties compete for tenants based on a number of factors, including location, rental rates, security, management’s flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which each property is operated, maintained and marketed.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS OF HUDSON

On December 6, 2014, Hudson, the Operating Partnership and the Seller Parties entered into the Asset Purchase Agreement, under which the Operating Partnership and/or one or more Hudson subsidiaries will acquire the Target Properties from the Seller Parties.

Pursuant to the terms of the Purchase Agreement, in consideration for the purchase and sale of the Target Properties, (i) the Operating Partnership will deliver to the Seller Parties a cash payment equal to $1.75 billion and (ii) the Operating Partnership will deliver to the Seller Parties the Equity Consideration consisting of an aggregate amount of up to 63,474,791 shares of Hudson common stock, par value $.01 per share, or common stock, and common units of limited partnership interest in the Operating Partnership, or common units, subject in each case to adjustments as described therein. The number of shares of Hudson common stock to be delivered to the Seller Parties will be equal to 9.8% of the total issued and outstanding shares of Hudson common stock (excluding any restricted shares of Hudson common stock then issued and outstanding but, for purposes of such calculation, after giving effect to the issuance of the common stock and common units to the Seller Parties on the close of business two business days immediately prior to the date of the consummation of the transaction). The remainder of the equity consideration will consist of common units. As a result of changes in the market price for Hudson common stock prior to the consummation of the transaction, the total value of the equity consideration could change significantly, which could materially impact these unaudited pro forma consolidated financial statements.

Consummation of the transaction is subject to, among other things, approval by the holders of Hudson common stock of the issuance of the Equity Consideration. Assuming such approval is obtained, the transaction is expected to be completed during the first half of 2015.

On December 6, 2014, in connection with the execution of the Purchase Agreement, Hudson and the Operating Partnership entered into a bridge commitment letter, pursuant to which the initial commitment parties agreed to provide a $1.75 billion senior unsecured bridge loan facility. The unaudited pro forma consolidated financial statements assume a full draw on the bridge term loan to finance the cash component of the consideration and related financing costs.

The unaudited consolidated pro forma financial statements have been adjusted to give effect to the acquisition of the Target Properties and related financing and have been developed from and should be read in conjunction with the following:

•	the accompanying notes;

•

the historical combined statements of revenues and certain expenses and related notes of the Target Properties for the nine months ended September 30, 2014 (unaudited) and the year ended December 31, 2013 (audited), attached as Annex G to this proxy statement;

•

the historical audited consolidated financial statements and related notes of Hudson included in its Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this proxy statement; and

•

the historical unaudited consolidated financial statements and related notes of Hudson included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and incorporated by reference in this proxy statement.

The unaudited pro forma consolidated balance sheet of Hudson as of September 30, 2014 and unaudited pro forma consolidated statements of operations of Hudson for the nine months ended September 30, 2014 and year ended December 31, 2013 have been prepared as if the acquisition of the Target Properties and related financing had occurred on September 30, 2014 for the pro forma consolidated balance sheet and as if the acquisition of the

Target Properties and related financing had occurred on January 1, 2013 for the pro forma consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013.

The preliminary purchase price allocation and related pro forma adjustments reflected in the unaudited pro forma consolidated financial statements are based on preliminary estimates and information that is currently available. The value of the total consideration paid in connection with the acquisition of the Target Properties and the assignment of fair values to the assets acquired and liabilities assumed has not been finalized and is subject to change. The value of the equity consideration to be delivered will be determined based on the closing price of Hudson’s common stock on the closing date of the transaction, and a final determination of the fair value of the assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of the Target Properties that exist as of that date. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma consolidated balance sheet and/or pro forma consolidated statements of operations. The final purchase price allocation may be materially different than the preliminary purchase price allocation reflected in these unaudited pro forma consolidated financial statements.

In addition, certain of the Target Properties may be reassessed for property tax purposes after the consummation of the acquisition. Therefore, the amount of property taxes Hudson pays in the future may change from what the Seller Parties have paid in the past. Given the uncertainty of the amounts involved, any property tax changes have not been reflected in the unaudited pro forma consolidated financial statements.

Assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that Hudson’s management considers reasonable. The pro forma consolidated financial statements do not purport to (1) represent Hudson’s financial position that would have actually occurred had the acquisition of the Target Properties and related financing occurred on September 30, 2014, (2) represent the results of Hudson’s operations that would have actually occurred had the acquisition of the Target Properties and related financing occurred on January 1, 2013 or (3) project Hudson’s financial position or results of operations as of any future date or for any future period, as applicable.

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2014

(in thousands)

	Hudson Pacific Properties, Inc.	Acquisition of Target Properties and related financing	Company
	(A)	(B)	Pro Forma
ASSETS
Investment in real estate, net	$2,015,857	$3,434,184	$5,450,041
Cash and cash equivalents	69,397	(41,911)	27,486
Restricted cash	19,650	—	19,650
Accounts receivable, net	14,178	—	14,178
Mortgage Receivable	28,112	—	28,112
Straight-line rent receivables	31,550	—	31,550
Deferred leasing costs and lease intangibles, net	109,476	284,546	394,022
Deferred finance costs, net	8,884	17,500	26,384
Interest rate contracts	15	—	15
Goodwill	8,754	—	8,754
Prepaid expenses and other assets	11,576	—	11,576

TOTAL ASSETS	$2,317,449	$3,694,319	$6,011,768

LIABILITIES AND EQUITY
Notes payable	$920,860	$1,750,000	$2,670,860
Accounts payable and accrued liabilities	35,642	—	35,642
Below-market leases and above-market ground leases	42,935	80,989	123,924
Security deposits	6,411	—	6,411
Prepaid rent	11,328	—	11,328
Interest rate contracts	907	—	907
Obligations associated with real estate held for sale	361	—	361

TOTAL LIABILITIES	$1,018,444	$1,830,989	$2,849,433
6.25% Series A Cumulative Redeemable Preferred units of the Operating Partnership	10,177	—	10,177

EQUITY
Hudson Pacific Properties, Inc. shareholders’ equity:
Series B cumulative preferred stock	145,000	—	145,000
Common stockholders	668	72	740
Additional paid-in capital	1,080,862	214,827	1,295,689
Accumulated other comprehensive loss	(1,749)	—	(1,749)
Accumulated deficit	(32,662)	(24,411)	(57,073)

Total Hudson Pacific Properties, Inc. shareholders’ equity	1,192,119	190,488	1,382,607
Non-controlling interest in consolidated real estate entity	43,453	—	43,453
Non-controlling unitholders in Operating Partnership	53,256	1,672,842	1,726,098

TOTAL EQUITY	1,288,828	1,863,330	3,152,158

TOTAL LIABILITIES & EQUITY	$2,317,449	$3,694,319	$6,011,768

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2014

(in thousands, except per share data)

	Hudson Pacific Properties, Inc. (AA)	Acquisition of Target Properties (BB)	Financing Transaction (CC)	Other Adjustments		Company Pro Forma
REVENUES
Office
Rental	$115,418	$190,169	$—	$—		$305,587
Tenant recoveries	23,643	27,428	—	—		51,071
Parking and other	16,632	13,094	—	—		29,726

	155,693	230,691	—	—		386,384
Media and entertainment properties
Rental	17,646	—	—	—		17,646
Tenant recoveries	971	—	—	—		971
Other property related revenue	11,028	—	—	—		11,028
Other	542	—	—	—		542

	30,187	—	—	—		30,187

Total Revenues	185,880	230,691	—	—		416,571

OPERATING EXPENSES
Office property related expenses	58,469	81,191	—	—		139,660
Media and entertainment properties	19,244	—	—	—		19,244
General and administrative	19,157	—	—	—	(DD)	19,157
Depreciation and amortization	51,973	—	—	113,336	(EE)	165,309

Total operating expenses	148,843	81,189	—	113,965		343,370
Income from operations	37,037	149,500	—	(113,336)		73,201

OTHER EXPENSE (INCOME)
Interest expense	19,519	—	21,131	—		40,650
Interest income	(21)	—	—	—		(21)
Acquisition-related expenses	319	—	—	—		319
Other expense	(43)	—	—	—		(43)

	19,774	—	21,131	—		40,905
Income (loss) from continuing operations before gain on sale of real estate	17,263	149,500	(21,131)	(113,336)		32,296
Gain on sale of real estate	5,538	—	—	—		5,538

Income (loss) from continuing operations	22,801	149,500	(21,131)	(113,336)		37,834
Net income attributable to preferred stock and units	(9,590)	—	—	—		(9,590)
Net income attributable to restricted shares	(206)	—	—	—		(206)
Net income attributable to non-controlling interest in Consolidated Entities	(155)	—	—	—		(155)
Net income attributable to common units in the Operating Partnership	(451)	—	—	(11,990)		(12,441)	(FF)

Net income / (loss) attributable to Hudson Pacific Properties, Inc. common stockholders	12,399	149,500	(21,131)	(125,326)		15,442

Pro forma earnings per share—basic and diluted	$0.19					$0.21	(GG)
Pro forma weighted average shares outstanding—basic and diluted	65,549,741	7,225,925				72,775,666	(GG)

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(in thousands, except per share data)

	Hudson Pacific Properties, Inc. (HH)	Acquisition of Target Properties (II)	Financing Transaction (JJ)	Other Adjustments		Company Pro Forma
REVENUES
Office
Rental	$124,839	$268,110	$—	$—		$392,949
Tenant recoveries	25,870	34,543	—	—		60,413
Other	14,732	5,590	—	—		20,322

	165,441	308,243	—	—		473,684
Media and entertainment properties
Rental	23,003	—	—	—		23,003
Tenant recoveries	1,807	—	—	—		1,807
Other property related revenue	15,072	—	—	—		15,072
Other	235	—	—	—		235

	40,117	—	—	—		40,117

Total Revenues	205,558	308,243	—	—		513,801

OPERATING EXPENSES
Office property related expenses	63,434	106,359	—	—		169,793
Media and entertainment properties	24,149	—	—	—		24,149
General and administrative	19,952	—	—	—	(DD)	19,952
Depreciation and amortization	70,063	—	—	173,213	(KK)	243,276

Total operating expenses	177,598	106,359	—	173,213		457,170
Income from operations	27,960	201,884	—	(173,213)		56,631
OTHER EXPENSE (INCOME)
Interest expense	25,470	—	69,350	—		94,820
Interest income	(272)	—	—	—		(272)
Acquisition-related expenses	1,446	—	—	—		1,446
Other expense	(99)	—	—	—		(99)

	26,545	—	69,350	—		95,895
Income (loss) from continuing operations before gain on sale of real estate	1,415	201,884	(69,350)	(173,213)		(39,264)
Gain on sale of real estate	—	—	—	—		—

Income (loss) from continuing operations	1,415	201,884	(69,350)	(173,213)		(39,264)
Net income attributable to preferred stock and units	(12,893)	—	—	—		(12,893)
Net income attributable to restricted shares	(300)	—	—	—		(300)
Net loss attributable to non-controlling interest in Consolidated Entities	321	—	—	—		321
Net loss attributable to common units in the Operating Partnership	474	—	—	24,781		25,255	(LL)

Net (loss) / income attributable to Hudson Pacific Properties, Inc. common stockholders	(10,983)	201,884	(69,350)	(148,432)		(26,881)

Pro forma earnings per share—basic and diluted	$(0.20)					$(0.43)	(MM)
Pro forma weighted average shares outstanding—basic and diluted	55,182,647	7,225,929				62,408,572	(MM)

1.	Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

(A)	Represents the historical consolidated balance sheet of Hudson as of September 30, 2014.

(B)	Reflects the acquisition of the Target Properties and related financing costs. The preliminary allocation of the purchase price is as follows (in thousands, except footnote data):

Consideration paid
Cash	$41,911
Common stockholders(1)	72
Additional paid-in capital(1)	214,827
Non-controlling unitholders in Operating Partnership(2)	1,672,842
Committed bridge financing(3)	1,750,000

Total consideration paid	$3,679,652

Allocation of consideration paid
Investment in real estate, net	$3,434,184
Deferred leasing costs and lease intangibles, net	220,669
Below-market leases	(57,304)
Above market lease	40,813
Below-market ground leases	23,064
Above market ground lease	(23,685)
Deferred finance costs, net(4)	17,500
Closing costs(4)	24,411

Total consideration paid	$3,679,652

(1)

Reflects the issuance of 7,225,925 shares of Hudson’s common stock at an assumed price of $29.74 per share, the last reported sales price of Hudson’s common stock on the New York Stock Exchange on December 19, 2014. The actual number of shares issued will represent 9.8% of the total issued and outstanding shares of Hudson common stock (excluding any restricted shares of Hudson common stock then issued and outstanding but, for purposes of such calculation, after giving effect to Hudson’s issuance of the Equity Consideration) on the close of business two business days immediately prior to the date of the consummation of the transaction. For purposes of the unaudited consolidated pro forma financial statements, Hudson has used 66,508,003 shares of common stock, which reflects the total issued and outstanding shares of Hudson common stock (other than 540,778 shares of restricted stock) on December 19, 2014. The purchase price will be adjusted based on the closing share price of Hudson’s common stock on the closing date of the acquisition consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations. A 5% increase (decrease) in the closing share price of Hudson’s common stock would increase (decrease) the total consideration paid by approximately $95 million.

(2)

Reflects the issuance of 56,248,866 common units at an assumed issuance price of $29.74 per common unit based on the assumed price per share of Hudson’s common stock of $29.74 per share, the last reported sales price of Hudson’s common stock on the New York Stock Exchange on December 19, 2014. The purchase price will be adjusted based on the closing share price of Hudson’s common stock on the closing date of the acquisition of the Target Properties consistent with the requirements of ASC 805. The actual number of common units issued will be in an amount equal to 63,474,791, less the number of shares of Hudson’s common stock issued in connection with the acquisition of the Target Properties, as described above, subject to reduction as described in the Purchase Agreement. A 5% increase (decrease) in the closing share price of Hudson’s common stock would increase (decrease) the total consideration paid by approximately $95 million.

(3)	Assumes the full draw of the bridge term loan. The bridge term loan bears interest at a rate equal to one-month LIBOR plus 145 basis points.

(4)

Hudson expects that the total transaction costs would be approximately $50.6 million including loan costs. As we have not yet entered into contracts with all third-parties to provide the services included within this estimate, only currently obligated amounts appear in the accompanying pro forma consolidated balance sheet.

2.	Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations

(AA)	Reflects the historical consolidated statement of operations of Hudson for the nine months ended September 30, 2014.

(BB)

The pro forma adjustments reflect the acquisition of the Target Properties for the nine months ended September 30, 2014 as if the Target Properties were acquired on January 1, 2013. The table below presents the combined revenues and certain expenses of the Target Properties for the nine months ended September 30, 2014, as adjusted to reflect the pro forma impact of the acquisition of the Target Properties (in thousands).

	Nine Months Ended September 30, 2014	Adjustments		Total
	(unaudited)
Revenues
Rental	$168,942	$16,318	(1)	$190,169
		4,909	(2)
Tenant reimbursements	27,428	—		27,428
Other property income	13,094	—		13,094

Total revenues	209,464	21,227		230,691

Certain Expenses
Property operating	51,639	—		51,639
Real estate taxes	18,737	—		18,737
Ground rent	11,127	(312	)(3)	10,815

Total certain expenses	81,503	(312)		81,191

Revenues in Excess of Certain Expenses	$127,961	$21,539		$149,500

(1)	Reflects the net impact of straight-line rents.
(2)	Reflects the amortization of the net amount of above- and below-market lease intangibles based on the preliminary purchase price allocation described in Note B.
(3)	Reflects the amortization of the net amount of above- and below-market ground lease intangibles based on the preliminary purchase price allocation described in Note B.

(CC)

Reflects the impact on interest expense for the nine months ended September 30, 2014, assuming the full amount of the senior unsecured bridge loan facility has been drawn for the entire period. A 12.5 basis points, or 1/8th of 1.0%, increase (decrease) in the one-month LIBOR would increase (decrease) interest expense for the period by approximately $1.6 million.

(DD)

Hudson expects to incur additional general and administrative costs as a result of acquiring the Target Properties that will include, but are not limited to, incremental salaries and benefits, audit, tax and legal fees and other administrative costs. We estimate that these costs will result in additional general and administrative expenses of approximately $10 million per year. As we have not yet entered into contracts with third-parties to provide the services included within this estimate, these expenses do not appear in the accompanying pro forma consolidated statements of operations.

(EE)

Reflects the depreciation and amortization of the Target Properties’ investment in real estate, net and deferred leasing costs and lease intangibles, net for the nine months ended September 30, 2014 based on the purchase price allocation described in Note B.

(FF)

Reflects the incremental impact on the pro forma consolidated results of operations for the nine months ended September 30, 2014 to allocate (income) loss to unitholders in the Operating Partnership as a result of the pro forma adjustments described in Notes BB, CC and EE above. The allocation of income also assumes the additional common units issued in connection with the acquisition of the Target Properties (see Note B) had been outstanding for the entire period presented.

(GG)

Pro forma income per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net income allocable to common stockholders by the number of weighted average shares of common stock outstanding for the nine months period September 30, 2014. The pro forma income per share assumes the additional common stock issued in connection with the acquisition of the Target Properties (see Note B) had been outstanding for the entire period presented.

(HH)	Reflects the historical consolidated statement of operations of Hudson for the year ended December 31, 2013.

(II)

The pro forma adjustments reflect the acquisition of the Target Properties for year ended December 31, 2013 as if the Target Properties were acquired on January 1, 2013. The table below presents the combined revenues and certain expenses of the Target Properties for the year ended December 31, 2013, as adjusted to reflect the pro forma impact of the acquisition of the Target Properties (in thousands).

	Year Ended December 31, 2013	Adjustments		Total
Revenues
Rental	$230,383	$24,373	(1)	$268,110
		13,354	(2)
Tenant reimbursements	34,543	—		34,543
Other property income	5,590	—		5,590

Total revenues	270,516	37,727		308,243

Certain Expenses
Property operating	66,428	—		66,428
Real estate taxes	24,810	—		24,810
Ground rent	15,537	(416	)(3)	15,121

Total certain expenses	106,775	(416)		106,359

Revenues in Excess of Certain Expenses	$163,741	$38,143		$201,884

(1)	Reflects the net impact of straight-line rents.
(2)	Reflects the amortization of the net amount of above- and below-market lease intangibles based on the preliminary purchase price allocation described in Note B.
(3)	Reflects the amortization of the net amount of above- and below-market ground lease intangibles based on the preliminary purchase price allocation described in Note B.

(JJ)

Reflects the impact on interest expense for the year ended December 31, 2013, assuming the full amount of the senior unsecured bridge loan facility has been drawn for the entire year. Because the unsecured senior bridge loan facility has a term of 364 days, the associated finance costs have been fully expensed and reflected as part of interest expense for the year ended December 31, 2013. A 12.5 basis points, or 1/8th of 1.0%, increase (decrease) in the one-month LIBOR would increase (decrease) interest expense for the year by approximately $2.2 million.

(KK)

Reflects the depreciation and amortization of the Target Properties’ investment in real estate, net and deferred leasing costs and lease intangibles, net for the year ended December 31, 2013 based on the purchase price allocation described in Note B.

(LL)

Reflects the incremental impact on the pro forma consolidated results of operations for the year ended December 31, 2013 to allocate (income) loss to unitholders in the Operating Partnership as a result of the pro forma adjustments described in Notes II, JJ and KK above. The allocation of income also assumes the additional common units issued in connection with the acquisition of the Target Properties (see Note B) had been outstanding for the entire period presented.

(MM)

Pro forma loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss allocable to common stockholders by the number of weighted average shares of common stock outstanding for the year ended December 31, 2013. The pro forma loss per share assumes the additional common stock issued in connection with the acquisition of the Target Properties (see Note B) had been outstanding for the entire period presented.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of Hudson common stock and shares of common stock into which common units are exchangeable for (i) each person who is the beneficial owner of 5% or more of Hudson outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of Hudson common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to common units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of December 19, 2014 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of Outstanding Common Stock(1)	Percentage of Outstanding Common Stock and Common Units(2)
Farallon Partners, L.L.C.(3)	10,535,534	15.30%	15.17%
Invesco Ltd.(4)	6,806,403	10.15%	9.80%
The Vanguard Group(5)	5,881,350	8.77%	8.47%
Cohen & Steers, Inc.(6)	4,810,530	7.17%	6.93%
Victor J. Coleman(7)	989,526	1.47%	1.43%
Mark T. Lammas	126,841	*	*
Christopher Barton	63,936	*	*
Dale Shimoda	62,164	*	*
Alexander Vouvalides	34,724	*	*
Theodore R. Antenucci	20,270	*	*
Richard B. Fried(8)	10,549,922	15.32	15.19
Jonathan M. Glaser	104,886	*	*
Robert L. Harris	1,364	*	*
Mark D. Linehan	32,120	*	*
Robert M. Moran, Jr.	20,270	*	*
Barry A. Porter	54,636	*	*
Patrick Whitesell	11,713	*	*
All directors and executive officers as a group (16 persons)	12,123,640	17.50%	17.46%

*	Represents less than 1.0%.
(1)

Based on 67,051,798 shares of common stock outstanding as of December 19, 2014. In addition, amounts for each person assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock, in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)

Based on 67,051,798 shares of common stock outstanding as of December 19, 2014 and 2,382,563 outstanding common units held by limited partners as of December 19, 2014, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of our common stock that may be issued upon exchange of our series A preferred units issued of limited partnership interest in our operating partnership in the formation transactions or upon exchange of common units into which such series A preferred units may be converted.

(3)

Farallon Partners, L.L.C., a Delaware limited liability company, or FPLLC, is the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P., referred to collectively as the Farallon Funds, and as such may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. As managing members of FPLLC with the power to exercise investment discretion, each of Michael B. Fisch, Richard B. Fried, Daniel J. Hirsch, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, referred to collectively as the Farallon Managing Members, may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. Each of FPLLC and the Farallon Managing Members disclaims beneficial ownership of the shares of our common stock and the common units in our operating partnership held by the Farallon Funds. All of the entities and individuals identified in this footnote disclaim group attribution. Richard B. Fried, a Farallon Managing Member, is a member of our Board of Directors. The address for all of the above mentioned entities and persons is One Maritime Plaza, Suite 2100, San Francisco, CA 94111. The information in this footnote is based solely upon a Schedule 13D/A filed on December 12, 2014.

(4)

Invesco Ltd., a Bermuda corporation, is the parent of Invesco Advisers, Inc. and Invesco PowerShares Capital Management, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers. The information in this footnote is based solely upon a Schedule 13D/A filed by Farallon Capital Management, L.L.C. on December 12, 2014.

(5)

The Vanguard Group, a Pennsylvania corporation, is the parent holding company of Vanguard Fiduciary Trust Company, a Delaware limited liability company, and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. may be deemed to beneficially own the shares owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The principal address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by The Vanguard Group on February 11, 2014.

(6)

Cohen & Steers, Inc., a Delaware corporation, holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor and a New York corporation. Cohen & Steers, Inc. may be deemed to beneficially own the shares owned by Cohen & Steers Capital Management, Inc. The principal address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The information in this footnote is based solely upon a Schedule 13G/A filed by Cohen & Steers, Inc. on February 14, 2014.

(7)

Includes shares of common stock held by the 2012 Coleman Gift Trust, over which Victor Coleman exercises investment control. The beneficiaries of the 2012 Coleman Gift Trust are Mr. Coleman’s children.

(8)

Includes shares of common stock and common units held by the Farallon Funds and shares of restricted stock held individually by Richard B. Fried. Mr. Fried is a managing member (with the power to exercise investment discretion) of Farallon Partners, L.L.C., the general partner of each of the Farallon Funds and as such may be deemed to have beneficial ownership of the shares of common stock and common units owned by the Farallon Funds. Mr. Fried disclaims beneficial ownership of all such shares and common units held by the Farallon Funds. The information in this footnote is based solely upon a Schedule 13D/A filed by Farallon Capital Management, L.L.C. on December 12, 2014.

FUTURE STOCKHOLDER PROPOSALS

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2015 annual meeting pursuant to Rule 14a-8 under the Exchange Act must have caused their proposals to have been received in writing by our General Counsel at the address set forth on the cover page of this proxy statement no later than December 2, 2014. Any proposal should have been addressed to our General Counsel and may be included in the proxy materials for our 2015 annual meeting only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, the Company’s Bylaws currently require that the Company be given advance written notice of nominations for election to the Company’s Board of Directors and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must have received such notice, as well as the information and other materials required by our Bylaws, at the address set forth on the cover page of this proxy statement not later than December 2, 2014 and no earlier than November 2, 2014 for matters to be presented at the 2015 annual meeting of our stockholders. However, in the event that the 2015 annual meeting is held before April 20, 2015 or after June 19, 2015, for notice by the stockholder, and the accompanying information and other materials, to be timely it must be received no more than 150 days prior to the date of the 2015 annual meeting and not less than the later of the close of business (a) 120 days prior to the date of the 2015 annual meeting or (b) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

EXPERTS

The consolidated financial statements of Hudson Pacific Properties, Inc. appearing in Hudson Pacific Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Hudson Pacific Properties, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Representatives of Ernst & Young LLP, our independent registered public accounting firm for 2013 and 2014, will be present at the special meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

INDEPENDENT AUDITORS

The combined statement of revenues and certain expenses of Redwood Portfolio for the year ended December 31, 2013, included in this proxy statement has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement).

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The SEC maintains a Web site at http://www.sec.gov that contains reports, statements and other information regarding Hudson and other issuers that file electronically with the SEC. Hudson’s proxy and information statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s Web site. Stockholders may also read and copy materials that Hudson files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows Hudson to “incorporate by reference” into this proxy statement documents Hudson files with the SEC. This means that Hudson can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, this proxy statement incorporates by reference the documents listed below and any documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

•	The Company’s Current Reports on Form 8-K filed on September 29, 2014, December 8, 2014, December 9, 2014 and December 11, 2014.

The documents incorporated by reference contain important business and financial information about Hudson. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Hudson at:

Hudson Pacific Properties, Inc.

Attention: Investor Relations

11601 Wilshire Blvd., Sixth Floor

Los Angeles, California 90025

(310) 445-5700

In order to receive timely delivery of the requested documents in advance of Hudson’s special meeting, please make your request by no later than         , 2015.

You may also obtain these documents at the SEC’s Web site, http://www.sec.gov, and may obtain certain of these documents at Hudson’s Web site, http://www.hudsonpacificproperties.com, and then selecting “Investor Relations” and then “Financial Reports” and then “SEC Filings.” Information not filed with the SEC, but contained on Hudson’s Web site, is expressly not incorporated by reference into this proxy statement.

Hudson is not incorporating the contents of the Web sites of the SEC, Hudson or any other person into this proxy statement. Hudson is providing only the information about how to obtain certain documents that are incorporated by reference into this proxy statement at these Web sites for your convenience.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated             , 2014 and the information contained in this proxy statement is accurate only as of this date unless information specifically indicates that another date applies.

EXECUTION VERSION

Annex A

ASSET PURCHASE AGREEMENT

by and among

HUDSON PACIFIC PROPERTIES, INC.

HUDSON PACIFIC PROPERTIES, L.P.

and

THE SELLER PARTIES

dated as of

December 6, 2014

A-i

A-ii

Annexes and Exhibits

Annex A	Seller Parties
Exhibit A-1	Target Owned Properties
Exhibit A-2	Target Ground Leased Properties
Exhibit B	Stockholders Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	OP Amendment and Restatement
Exhibit E	VCOC Letter
Exhibit F	Form of Deed
Exhibit G	Form of Assignment and Assumption of Target Ground Lease
Exhibit H	Form of Assignment and Assumption of Related Party Lease
Exhibit I	Intentionally Omitted
Exhibit J	Form of Bill of Sale and Assignment and Assumption
Exhibit K	Form of FIRPTA Certificate
Exhibit L	Form of Owner’s Affidavit
Exhibit M	Ownership Limit Waiver Certificate
Exhibit N	Form of Tenant Estoppel
Exhibits O-1 to O-3	Forms of Acceptable Ground Lease Estoppel
Exhibit P	Intentionally Omitted
Exhibit Q	Target Property Title Commitments

A-iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (hereinafter referred to as this “Agreement”), dated as of December 6, 2014, is by and among Hudson Pacific Properties, Inc., a Maryland corporation (“Buyer Parent”), Hudson Pacific Properties, L.P., a Maryland limited partnership (“Buyer OP” and, together with Buyer Parent, the “Buyer Parties”), and each of the entities listed on Annex A hereto (each, a “Seller Party” and collectively, the “Seller Parties”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. The Buyer Parties and the Seller Parties are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, one or more of the Seller Parties owns either (a) a fee interest in the Target Owned Properties (as defined herein) or (b) a leasehold interest in the Target Ground Leased Properties (as defined herein);

WHEREAS, the Buyer Parties desire to purchase from the Seller Parties, and the Seller Parties desire to sell to the Buyer Parties, all of the Seller Parties’ right, title and interest in and to all Target Owned Properties and Target Ground Leased Properties;

WHEREAS, as consideration for the purchase and sale of the Target Properties and as more fully described on Section 1.5 of the Seller Disclosure Letter, (a) Buyer OP shall deliver to the Seller Parties the Cash Consideration (as defined herein), (b) Buyer Parent shall contribute to Buyer OP the Issued Buyer Parent Shares (as defined herein), which Buyer OP shall deliver to the Seller Parties, and (c) Buyer OP shall issue to the Seller Parties the Issued Buyer OP Units (as defined herein) (the transactions contemplated under the preceding clauses (b) and (c) being referred to herein as the “Equity Issuance”);

WHEREAS, the board of directors of Buyer Parent (the “Buyer Parent Board”) has (a) duly and validly authorized the execution and delivery of this Agreement and the acquisition of the Target Properties, the Equity Issuance and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) directed that the Equity Issuance be submitted for consideration at a meeting of Buyer Parent’s stockholders and (c) resolved to recommend that the Buyer Parent’s stockholders vote in favor of the approval of the Equity Issuance (the “Buyer Parent Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined herein);

WHEREAS, Buyer Parent, in its capacity as the sole general partner of Buyer OP, on behalf of Buyer OP, has approved this Agreement, the acquisition of the Target Properties, the Equity Issuance and the other Transactions;

WHEREAS, the general partner or member(s) of each of the Seller Parties, as applicable, has approved this Agreement, the sale of the Target Properties and the other Transactions, and has declared that this Agreement, the sale of the Target Properties and the other Transactions are advisable;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller Parties and certain Affiliates of Farallon Capital Management, L.L.C. have entered into that certain Voting Agreement, dated as of the date hereof (the “Voting Agreement”);

WHEREAS, the Buyer Parties and the Seller Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of Target Properties.

(a) Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Seller Party shall sell, assign, transfer and convey to Buyer OP or one or more Subsidiaries of Buyer OP designated by Buyer OP to the Seller Parties in writing prior to the Closing (each, a “Buyer Designee”), and Buyer OP or the applicable Buyer Designee shall purchase, acquire and accept from the Seller Parties, the following:

(i) those certain parcels of land identified by street address or common name as set forth on Exhibit A-1 hereto which are listed in the column “Target Owned Properties” opposite such Seller Party’s name and which are more particularly described by the legal descriptions attached thereto (collectively, the “Owned Land”), and each Seller Party’s respective right, title and interest (including, without limitation, pursuant to the Target Ground Leases) in and to those certain parcels of land identified by street address or common name as set forth on Exhibit A-2 hereto which are listed in the column “Target Ground Leased Properties” opposite such Seller Party’s name and which are more particularly described by the legal descriptions attached thereto (collectively, the “Ground Leased Land” and, together with the Owned Land, the “Target Land”);

(ii) each Seller Party’s respective right, title and interest in and to the buildings located on the Owned Land as set forth on Exhibit A-1 hereto or located on the Ground Leased Land as set forth on Exhibit A-2 (collectively, the “Target Buildings”) and the associated parking and landscaped areas and all other improvements located on the Target Land (collectively with the Target Buildings, the “Target Improvements”);

(iii) each Seller Party’s respective right, title and interest in and to all rights, privileges, easements, and appurtenances benefiting the Target Land and/or the Target Improvements, including each Seller Party’s right, title and interest, if any, in, to and under: (i) any other easements, rights of way or other appurtenances, licenses, hereditaments and privileges used or connected with the beneficial use or enjoyment of the Target Land and/or the Target Improvements; (ii) rights to utility connections and hook-ups; (iii) rights in and to strips and gores of land within or adjoining the Target Land and/or the Target Improvements; (iv) rights in and to land lying in the bed of any highways, streets, roads or avenues and other public rights of way and rights of access thereto, open or proposed, in front of or adjoining any such parcel or any portion thereof, to the center line thereof, and all right, title and interest for damage to any such parcel and improvements or any portion thereof by reason of any change of grade of any street, and other rights pertaining to the Target Land and/or the Target Improvements; and (v) all minerals, oil, gas and other hydrocarbon substances on and under the Target Land and/or the Target Improvements, as well as all zoning, excess floor area rights and development rights, air rights, water, water rights and water stock relating to the Target Land and/or the Target Improvements (the Target Land, the Target Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Target Real Property”);

(iv) each Seller Party’s respective right, title and interest in and to all leases, licenses and occupancy agreements relating to the applicable Target Land and the Target Improvements under which such Seller Party holds the interests of lessor, licensor or landlord (such leases, licenses and agreements, together with any and all amendments, modifications or supplements thereto, collectively, the “Target Property Leases”);

(v) each Seller Party’s respective right, title and interest in and to the Approved Target Contracts;

(vi) each Seller Party’s respective right, title and interest in and to the applicable Target Ground Lease with respect to such Seller Party’s Target Ground Leased Properties;

(vii) each Seller Party’s respective right, title and interest in and to the applicable Related Party Ground Lease and, subject to Section 6.10, the Bay Park Plaza Lease, as applicable;

(viii) each Seller Party’s respective right, title and interest in and to all personal property, equipment, supplies and fixtures owned by the Seller Parties and used in the operation of the Target Real Property (the “Target Personal Property”);

(ix) to the extent assignable, each Seller Party’s respective right, title and interest in and to all Contracts with potentially responsible parties and any related third parties that relate to site access, site remediation and monitoring and the allocation of responsibilities and liability associated with the environmental contamination which is the subject of the Contracts set forth on Section 1.1(a)(ix) of the Seller Disclosure Letter; provided, to the extent permitted thereunder, following the Closing the Seller Parties shall share in the benefits of any indemnities therein on a non-exclusive basis with the Buyer Parties (and their successors and assigns) (the “Remediation Contracts”); and

(x) to the extent assignable pursuant to their terms and transferrable under applicable Law without consent (unless the applicable consent has been obtained at no cost to the Seller Parties), each Seller Party’s respective right, title and interest in and to all intangible property used or useful in connection with any of the foregoing and all Contract rights, software which relates solely to the Target Properties, warranties, guaranties, licenses, permits, entitlements, Governmental Entity approvals and certificates of occupancy which benefit any of the Target Real Property or the Target Personal Property (all Remediation Contracts together with all Contracts and other property described in this clause (viii) collectively, the “Target Intangible Personal Property” and, collectively with the Target Real Property, the Target Property Leases, the Approved Target Contracts, the Target Ground Leases and the Target Personal Property, the “Target Properties”) (the Target Properties for which a Seller Party owns fee title to the relevant Target Land are referred to herein collectively as the “Target Owned Properties” and the Target Properties for which a Seller Party owns a leasehold interest to the relevant Target Land pursuant to a Target Ground Lease are referred to herein collectively as the “Target Ground Leased Properties”).

(b) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Target Properties to be sold to the Buyer Parties (collectively, the “Excluded Assets”):

(i) Cash. All cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership, operation or management of the Target Properties (provided that, with respect to cash security deposits held by Seller Parties as of the Closing, for the avoidance of doubt, the Buyer Parties shall receive a credit therefor pursuant to Section 1.7(a)(ii) hereof);

(ii) Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Service Contract, (B) the tenant under any Target Property Lease, (C) any property managers of any of the Target Properties, and (D) the ground lessor under any Target Ground Lease, in each case, other than to the extent of any Seller Party’s right, title and interest therein;

(iii) Insurance Claims. Subject to Section 6.4, (A) any insurance claims or proceeds arising out of or relating to events that occur prior to the date of this Agreement, and (B) any claims or proceeds with respect to business or rent interruption insurance which arise out of or relate to events that occur from and after the date of this Agreement and prior to the Closing Date; provided, however, that, in each case, any such claims and proceeds with respect to business or rent interruption insurance shall be limited to the amounts payable with respect to the period prior to the Closing Date; and

(iv) Additional Reserved Seller Assets. (A) Any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of the Seller Parties; (B) the internal books and records of any Seller Party relating, for example, to contributions and distributions prior to the Closing, to the extent that such books and records do not relate directly to the ownership or operation of the Target Properties; (C) any books and records maintained by the manager of any Target Property which are located at a Target Property and relate solely to assets other than the Target Properties; (D) any software that relates to assets other than the Target Properties, (E) the names “Blackstone,” “EOP,” “Equity Office” and “Equity Office Properties,” and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto; (F) any items of personal property located at the Target Properties which are listed on Section 1.1(b)(iv) of the Seller Disclosure Letter; and (G) any other intangible property to the extent that it is not used in connection with the Target Properties.

Section 1.2 Consideration. The consideration to be delivered (or caused to be delivered) by Buyer OP with respect to the purchase and sale of the Target Properties shall consist of the Cash Consideration and the Equity Consideration as set forth below (collectively, the “Consideration”).

(a) Cash Consideration. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, subject to Sections 1.4, 1.7 and 1.9, Buyer OP shall deliver (or cause to be delivered) to the Seller Parties a payment in cash of an amount equal to One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000) (the “Cash Consideration”); provided, however, that in the event that after the date hereof and prior to the Closing, a Buyer Party shall declare, set aside or make or pay any dividends or distributions in respect of any Buyer Parent Shares, Buyer OP Units or other common equity securities other than as permitted by Sections 5.4(c)(i), 5.4(c)(iii) or 5.4(c)(v), the Cash Consideration to be delivered to the Seller Parties pursuant to this Section 1.2(a) shall be increased by the product of (i) the per common share amount of such dividend or distribution, multiplied by (ii) the aggregate number of Issued Buyer Parent Shares and Issued Buyer OP Units to be delivered to the Seller Parties or the Seller Designees at the Closing pursuant to Section 1.2(b).

(b) Equity Consideration. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, (i) Buyer Parent shall contribute to Buyer OP and Buyer OP shall deliver to the Seller Parties and/or one or more Affiliates of the Seller Parties designated by the Seller Parties to the Buyer Parties in writing prior to the Closing (each, a “Seller Designee”), and the Seller Parties (and/or Seller Designees, if applicable) shall acquire from Buyer OP, a number of newly-issued Buyer Parent Shares equal to the Buyer Parent Share Amount (the “Issued Buyer Parent Shares”), validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions arising under applicable securities Laws, the Governing Documents of Buyer Parent and the Stockholders Agreement), which will be registered in the name of the applicable Seller Party (and/or Seller Designee) by book entry in an account or accounts with Buyer Parent’s transfer agent and (ii) subject to Section 1.4, Buyer OP shall issue to the Seller Parties (and/or Seller Designees, if applicable), and the Seller Parties (and/or Seller Designees, if applicable) shall acquire from Buyer OP, a number of newly-issued Buyer OP Units equal to the difference of (x) the Total Buyer Securities Amount minus (y) the Buyer Parent Share Amount (the “Issued Buyer OP Units” and, together with the Issued Buyer Parent Shares, the “Equity Consideration”), validly issued and free and clear of all Liens (other than restrictions arising under applicable securities Laws, the Governing Documents of Buyer OP and the Stockholders Agreement); provided, that the Equity Consideration and Total Buyer Securities Amount shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer Parent Shares or Buyer OP Units or any transaction in which the Buyer Parent Shares or Buyer OP Units are converted into other securities or cash, in each case, occurring between the date of this Agreement and the Closing Date.

Section 1.3 Reserved.

Section 1.4 Ground Lease Trigger Events

(a) In the event that on or prior to the Outside Date (i) the ground lessor under any Target ROFR Ground Lease (A) delivers a written notice (each such notice, a “Target ROFR Ground Lease Exercise Notice”) under the applicable Target ROFR Ground Lease within the time period set forth thereunder that it is exercising its Target Ground Lease ROFR, or (B) fails to deliver a written acknowledgement that it waives or will not otherwise exercise its Target Ground Lease ROFR under the applicable Target ROFR Ground Lease, or (ii) the ground lessor under a Target Ground Lease (other than the Specified Ground Lease) fails to deliver a Target Ground Lease Consent with respect to its Target Ground Lease, then in each instance under clauses (i) and (ii) above, the underlying Target Ground Leased Property which is the subject of the relevant Target Ground Lease (each, an “Eliminated Target Property”) shall be eliminated from, and not included in, the Transactions and (A) this Agreement shall no longer be deemed to include such Eliminated Target Property, (B) neither Buyer OP nor any Buyer Designee shall have any right or obligation to acquire such Eliminated Target Property and the Seller Parties shall have no right or obligation to sell such Eliminated Target Property to Buyer OP or any Buyer Designee pursuant to the terms of this Agreement, (C) (1) the amount of the Cash Consideration to be delivered by Buyer OP to the Seller Parties at the Closing shall be decreased by an amount equal to 50% of the “Allocated Value” ascribed to each such Eliminated Target Property as set forth on Section 1.5 of the Seller Disclosure Letter, and (2) the number of Issued Buyer OP Units to be issued and delivered by Buyer OP to the Seller Parties at the Closing shall be decreased by an amount equal to the quotient (rounded to the nearest whole number) of (x) 50% of the “Allocated Value” ascribed to each such Eliminated Target Property as set forth on Section 1.5 of the Seller Disclosure Letter, divided by (y) $27.57, and (D) each of the remaining terms and conditions of this Agreement shall be deemed to be automatically amended and modified as necessary and appropriate so as to give effect to the fact that such Eliminated Target Property is no longer subject to the terms and conditions of this Agreement.

(b) In the event the Seller Parties have not obtained Acceptable Ground Lease Estoppels from the ground lessor under any Target Ground Lease on or prior to the Outside Date, then the Buyer Parties may elect to (i) waive satisfaction of such requirement, or (ii) treat the related Target Ground Leased Property as an Eliminated Target Property, in which event the Target Ground Leased Property shall be eliminated from and not included in the Transactions and the clauses (A), (B), (C) and (D) of Section 1.4(a) shall apply.

(c) The Parties acknowledge that the consent of the ground lessor under the Specified Ground Lease is not required to the transfer of the Specified Ground Lease to Buyer OP as contemplated hereunder, assuming Buyer OP meets the net worth requirements under the Specified Ground Lease, or to another Person designated by Buyer OP that meets the net worth requirements under the Specified Ground Lease. Notwithstanding the foregoing, if on or prior to the Outside Date such ground lessor asserts in writing that its consent to such transfer is required (“Consent Claim”), then the Seller Parties shall use reasonable best efforts to obtain from ground lessor a Target Ground Lease Consent with respect to the Specified Ground Lease or a written confirmation that such ground lessor’s consent is not required to the transfer or ground lessor’s acknowledgement in writing (which acknowledgement may be contained in an Acceptable Ground Lease Estoppel) that the transfer of the Specified Ground Lease by the Seller Parties to Buyer OP or another Person meeting the net worth requirements under the Specified Ground Lease complies with the terms thereof. If a Consent Claim is made and the Seller Parties do not obtain a Target Ground Lease Consent, confirmation or acknowledgement as described above on or prior to the Outside Date, then such Target Ground Leased Property shall be deemed to be an Eliminated Target Property for all purposes under this Agreement, and the provisions of clauses (A) through (D) of Section 1.4(a) shall apply.

Section 1.5 Allocation of Consideration Among the Seller Parties and the Target Properties. The Cash Consideration and the Equity Consideration to be received by the Seller Parties pursuant to the terms of this Agreement shall be allocated among the Target Properties and the Seller Parties in accordance with Section 1.5 of the Seller Disclosure Letter (the “Allocation”). The Allocation shall be modified as reasonably agreed by the

Parties as appropriate to reflect any adjustments in the Cash Consideration and the Equity Consideration in accordance with this Agreement. The Parties shall prepare and file their respective Tax Returns consistent with the Allocation and shall take no positions contrary thereto in any Tax Return or other Tax filing or proceeding unless otherwise required by applicable Law, provided, however, that nothing contained herein shall prevent the Buyer Parties or the Seller Parties (or their Affiliates) from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and neither the Buyer Parties nor the Seller Parties (or their Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation.

Section 1.6 Tax Characterization of Transactions. It is the intent of the Parties that the Transactions described herein (other than an Exchange) be treated for U.S. federal income tax purposes as a contribution of the Target Properties (other than Exchange Properties) and as a sale of the Target Properties from the applicable Seller Parties to Buyer OP as described in Sections 707(a)(1), 721(a) and 1001 of the Code, as applicable, and the applicable Treasury Regulations, except as described below. The Parties shall reasonably cooperate to determine whether any portion of the Cash Consideration may be treated as allocable under Treasury Regulations Section 1.163-8T to the Seller Parties’ allocable share of all or any part of the Anticipated Financing and/or the Bridge Financing in connection with the Transactions and to treat any such portion as a debt-financed distribution pursuant to Treasury Regulations Section 1.707-5(b). In addition, the Parties agree to treat the amount of the Cash Consideration reasonably determined by the Seller Parties and provided by the Seller Parties to the Buyer Parties prior to Closing (together with reasonable documentation regarding such preformation capital expenditures), up to One Hundred Million Dollars ($100,000,000), as a reimbursement of preformation capital expenditures as described in Treasury Regulations Section 1.707-4(d). To the extent the Seller Parties notify the Buyer Parties that such amount exceeds One Hundred Million Dollars ($100,000,000), the Parties shall reasonably cooperate to determine whether such excess amount may be treated as a reimbursement of preformation capital expenditures as described in Treasury Regulations Section 1.707-4(d). It is the intent of the Parties that any Target Properties acquired in an Exchange effectuated pursuant to this Agreement shall be treated as separate from any other transfer and exchange contemplated by this Agreement and shall be treated for U.S. federal income tax purposes as a taxable sale by the Seller Parties and as described in Section 1031(a) of the Code to the Buyer Parties. The Parties shall prepare and file their respective Tax Returns consistent with this Section 1.6 and shall take no positions contrary thereto in any Tax Return or other Tax filing or proceeding unless otherwise required by applicable Law.

Section 1.7 Prorations. Each of the Target Properties’ revenues and expenses will be prorated at the Closing on a property by property basis, and such prorations will adjust the Cash Consideration (but not the Equity Consideration) otherwise payable at the Closing.

(a) Items to be Prorated. The initial prorations and payments provided for in this Section 1.7 shall be made at Closing on the basis of the Closing Statement as prepared by the Seller Parties and submitted to the Buyer Parties for their review and approval at least five (5) Business Days prior to the Closing. The following shall be prorated between the Seller Parties and the Buyer Parties as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period), with the Buyer Parties being deemed to be the owner of each Target Property during the entire day on the Closing Date and being entitled to receive all operating income of the Target Properties, and being obligated to pay all operating expenses of the Target Properties, with respect to the Closing Date:

(i) All non-delinquent real estate and personal property Taxes and assessments on the Target Properties for the current year. The Seller Parties shall be responsible for the payment of any real estate and personal property Taxes that are delinquent before Closing. If any assessments on the Target Properties are payable in installments, then the installment allocable to the current period shall be prorated (with the Buyer Parties being allocated the obligation to pay any installments due on or after the Closing Date). In no event shall the Seller Parties be charged with or be responsible for any increase in Taxes on any Target Properties resulting from the sale contemplated by this Agreement, any change in use of the Target Properties on or after the Closing Date, or from any improvements made or leases entered into on or after the Closing Date.

(ii) All fixed and additional rentals, including without limitation any percentage rent, common area maintenance charges and escalation rent, under the Target Property Leases, security deposits (except as hereinafter provided) and other tenant charges. The Buyer Parties shall receive a credit against the Cash Consideration in an amount equal to all prepaid rentals for periods on or after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Target Property Leases and are not applied or forfeited prior to the Closing). The Seller Parties shall also transfer to the Buyer Parties any security deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at the Buyer Parties’ cost (including the Buyer Parties’ payment of any third party transfer fees and expenses); if any of the SD Letters of Credit is not transferable (each a “Non-Transferable Letter of Credit”), the Seller Parties shall request the tenants obligated under the Non-Transferable Letters of Credit to cause new letters of credit to be issued in favor of the Buyer Parties in replacement thereof and in the event such a new letter of credit is not issued in favor of the Buyer Parties by Closing, the Buyer Parties shall diligently pursue such replacement after Closing. If any transferable SD Letter of Credit cannot be transferred as of the Closing Date, the Seller Parties shall use reasonable efforts to pursue the transfer thereof and deliver the applicable transfer forms to the Buyer Parties as soon as practicable following the Closing. In the case of any Non-Transferable Letter of Credit or transferable SD Letter of Credit that cannot be transferred or replaced as of the Closing Date, from and after the Closing until such time as the applicable SD Letters of Credit are replaced or transferred, the Seller Parties shall hold such SD Letters of Credit in trust for Buyer and take all reasonable action, as directed by the Buyer Parties and at the Buyer Parties’ expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Target Property Lease, and in consideration of the Seller Parties’ agreement as aforesaid, the Buyer Parties shall indemnify, defend and hold the Seller Parties harmless from any Liability resulting from an alleged wrongful drawing upon any of the SD Letters of Credit on or after the Closing at the Buyer Parties’ direction. If the Closing shall occur, the Seller Parties shall promptly reimburse the Buyer Parties following written demand for any actual out of pocket damages incurred by the Buyer Parties as a result of any misappropriation of the SD Letters of Credit by the Seller Parties on or after the Closing Date or any misappropriation of any funds drawn thereon by the Seller Parties on or after the Closing Date, unless any of the foregoing actions are taken pursuant to the direction of the Buyer Parties. A list of the unapplied tenant security deposits under the Target Property Leases as of the date hereof is set forth on Section 1.7(a)(ii) of the Seller Disclosure Letter. Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. Rather, the Buyer Parties shall cause any such delinquent rent (or payable but unpaid rent) for the period prior to the Closing to be remitted to the Seller Parties if, as and when collected, pursuant to the terms of this Agreement. At the Closing, the Seller Parties shall deliver to the Buyer Parties a schedule of all such delinquent or payable but unpaid rent. Additionally, there shall be no proration of any rent that a tenant under a Target Property Lease delivers to either the Buyer Parties or the Seller Parties and that such tenant has expressly identified in writing, at the time of such delivery, as constituting payment or rent due for a month or other period prior to the month in which the Closing occurs (“Identified Pre-Closing Rent”). If the Buyer Parties receive any such Identified Pre-Closing Rent, the Buyer Parties shall cause such Identified Pre-Closing Rent to be remitted to the Seller Parties if, as, and when collected. Until the date that is nine (9) months after the Closing, the Buyer Parties shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but the Buyer Parties shall not be required to litigate or declare a default under any Target Property Lease or pursue any other action or remedy in connection with the recovery from tenants of such delinquencies or other unpaid amounts). To the extent the Buyer Parties or the Seller Parties receive payment of rents (or income in connection with other tenant charges) on or after the Closing Date (other than “Identified Pre-Closing Rent”), (x) if such rents or income are received in the month during which the Closing occurs, such payments shall be applied first to the rent (or other tenant charge) for the month in which the Closing occurs, then to the rent (or other tenant charge) owed to the Buyer Parties in connection with the applicable Target Property Lease or other document for which such payments are received, with the Buyer Parties’ share thereof being promptly delivered to the Buyer Parties, and then to any delinquent rents (or other tenant charges) owed to the Seller Parties, with the Seller Parties’ share thereof being promptly delivered to the Seller Parties; and (y) if such rents or income are received after the month during which the Closing occurs, such payments shall be applied first to the rent (or other tenant charge) owed to the Buyer Parties in connection with the applicable Target Property Lease or other document for which such payments are received, with the Buyer Parties’ share thereof being promptly delivered to the Buyer Parties, then to the rent (or other tenant charge) for the month in which the Closing occurs, and then to any delinquent rents (or other tenant charges) owed to the Seller Parties, with the Seller Parties’ share thereof being promptly delivered to the Seller Parties; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. The Buyer Parties may not waive any delinquent (or unpaid) rents or modify a Target Property Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which the Seller Parties are entitled to receive a share of charges or amounts without first obtaining the Seller Parties’ written consent. The Seller Parties hereby reserve the right to contact any tenant owing delinquent rents and any other amounts to the Seller Parties to demand such amounts provided that, Seller shall not exercise any such remedy after a period of nine (9) months after the Closing. Notwithstanding the foregoing, after the Closing the Seller Parties shall consult with the Buyer Parties regarding any contact with any tenant before contacting such tenant. The Buyer Parties shall reasonably cooperate with the Seller Parties, at no material out-of-pocket cost to the Buyer Parties, in any collection efforts hereunder, but shall not be required to litigate or declare a default under any Target Property Lease. The Seller Parties shall retain all rights relating to any delinquent or uncollected rents and any other amounts or other rights of any kind with respect to tenants who are no longer tenants of the Target Properties as of the Closing Date.

(iii) Payments required to be paid by tenants under Target Property Leases for such tenants’ shares of property Taxes and assessments, insurance, common area maintenance and other expenses of a Target Property are collectively referred to herein as “Reimbursable Tenant Expenses”. Reimbursable Tenant Expenses shall be determined in accordance with the Target Property Leases, including any Target Property Lease provisions that provide for the adjustment of Reimbursable Tenant Expenses based on occupancy changes (i.e., “gross-up” provisions). The Seller Parties’ “share” of Reimbursable Tenant Expenses for the calendar year in which the Closing occurs (the “Closing Year”) shall be determined in accordance with this Section 1.7. Notwithstanding the foregoing, there shall be no proration of any such Reimbursable Tenant Expenses that are delinquent as of the Closing. Rather, until the date that is nine (9) months after the Closing, the Buyer Parties shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but the Buyer Parties shall not be required to litigate or declare a default under any Target Property Lease or pursue any other action or remedy in connection with the recovery from tenants of Reimbursable Tenant Expenses relating to any period prior to the Closing Date). The same limitations on the ability of Seller Parties to contact any tenant or pursue any remedy against any tenant as set forth in Section 1.7(a)(ii) shall apply to any attempt of Seller to collect delinquent Reimbursable Tenant Expenses. Promptly upon receipt, the Buyer Parties shall pay over to the Seller Parties the entire amount of any Reimbursable Tenant Expenses in respect of any fiscal period that has expired prior to the Closing Date but which is payable after the Closing.

(iv) Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Target Properties are located, as applicable; however, there will be no prorations for debt service, insurance premiums or payroll.

(v) The Buyer Parties shall use reasonable best efforts to transfer all utilities at each Target Property to the Buyer Parties’ name as of the Closing Date and shall, where necessary, post deposits with the utility companies, and the Seller Parties shall use reasonable best efforts to cause all utility meters to be read as of the Closing Date, in which case the Seller Parties shall pay at the Closing the bills therefor for the period to the day preceding the Closing. The Seller Parties shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. A list of all letter of credit security deposits held by any utility company as of the date of this Agreement is attached hereto as Section 1.7(a)(v) of the Seller Disclosure Letter. All charges for the utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.

(vi) With the exception of the Post-Argus Leasing Costs (as hereinafter defined), the Seller Parties shall be responsible for all Leasing Costs that are payable by reason of (1) the execution of a Target Property Lease prior to the date of this Agreement, (2) the execution of a Pre-Approved Lease, whether executed prior to or after the date of this Agreement, (3) the renewal, extension, expansion of, or the exercise of any other option under, a Target Property Lease, prior to the date of this Agreement, and (4) amendments of a Target Property Lease entered into prior to the date of this Agreement. If the Closing occurs, the Buyer Parties shall be responsible for the payment (or, in the case of any amounts payable prior to the Closing, the reimbursement to the Seller Parties) of (A) the Post-Argus Leasing Costs, (B) any Leasing Costs that become due and payable (whether before or after the Closing) as a result of (1) any new Target Property Lease entered into after the date of this Agreement in accordance with this Agreement, (2) amendments entered into during the period after the date of this Agreement until the Closing, in accordance with this Agreement to renew, extend, expand or otherwise amend Target Property Leases, (3) any renewals, extensions or expansions of, or the exercise of any other option under, any existing Target Property Leases or new Target Property Leases exercised by tenants during the period after the date of this Agreement until the Closing; and (4) notwithstanding anything herein to the contrary, all Leasing Costs associated with amendments, modifications or renewals of existing Tenant Property Leases, or with new Tenant Property Leases, after the date of this Agreement that have been approved by the Buyer Parties; and (C) all Leasing Costs as a result of renewals, extensions, expansions, or the exercise of any other option, occurring on or after the Closing Date. For purposes of this Agreement, “Post-Argus Leasing Costs” means the Leasing Costs which relate to Target Property Leases executed prior to the date of this Agreement or the Post Argus Pre-Approved Leases to the extent executed prior to the Closing Date, as applicable, and which are identified in Section 1.7(a)(vi) of the Seller Disclosure Letter. The Buyer Parties and the Seller Parties acknowledge that the Leasing Costs included on Section 1.7(a)(vi) of the Seller Disclosure Letter represent the Leasing Costs included in the Argus files provided by the Seller Parties to the Buyer Parties for the referenced leases and not the actual Leasing Costs of such leases, and that such Leasing Costs relate only to leases modeled to commence after December 31, 2014 in the Argus files, regardless of the actual lease commencement date. Buyer Parties shall be responsible for the payment of, or in the case of costs paid by the Seller Parties prior to the Closing Date, reimbursement to Seller Parties of the Post Argus Leasing Costs. For avoidance of doubt, on the Closing Date, Buyer Parties shall reimburse Seller Parties $5,123,307 for tenant improvements and $2,206,121 for leasing commissions, representing total Post Argus Leasing Costs, less any unpaid actual Leasing Costs as of the Closing Date. In addition, except as provided in Section 1.7(a)(xii), Buyer Parent shall assume the economic effect of any “downtime,” “free rent” or other concessions pertaining to the period from and after the Closing Date and Buyer Parent shall not receive a credit to the Purchase Price from Seller with respect to any “downtime,” “free rent” or other concessions. If, as of the Closing Date, the Seller Parties shall have paid any Leasing Costs for which the Buyer Parties are responsible pursuant to the foregoing provisions, the Buyer Parties shall reimburse the Seller Parties therefor at Closing. The Seller Parties shall pay (or cause to be paid) prior to the Closing or credit the Buyer Parties at Closing (to the extent unpaid), all Leasing Costs for which the Seller Parties are responsible pursuant to the foregoing provisions and, subject to the reimbursement obligations set forth above, the Seller Parties shall pay (or cause to be paid) when due all Leasing Costs payable after the date hereof and prior to the Closing.

(vii) Proration of Reimbursable Tenant Expenses.

A. In order to enable the Buyer Parties to make any year-end reconciliations of tenant reimbursements of Reimbursable Tenant Expenses for the Closing Year after the end thereof, the Seller Parties and the Buyer Parties each shall determine in accordance with this Section 1.7 the

Reimbursable Tenant Expenses actually paid or incurred by the Seller Parties or Buyer OP or the Buyer Designees, as applicable, for the portion of the Closing Year during which such persons owned the Target Properties (“Actual Reimbursable Tenant Expenses”) and the additional rent or tenant reimbursements (excluding percentage rent) for such Reimbursable Tenant Expenses actually paid to the Seller Parties or Buyer OP or the Buyer Designees, as applicable, by tenants for the portion of the Closing Year during which the Seller Parties or Buyer OP or the Buyer Designees, as applicable, owned the Target Properties (“Actual Tenant Reimbursements”). On or before the earlier of the date that is (x) ninety (90) days after the end of the Closing Year and (y) at least ten (10) Business Days prior to the deadline required for delivery to the applicable tenant of a reconciliation statement in accordance with the applicable Target Property Lease, the Seller Parties and the Buyer Parties each shall deliver to the other a reconciliation statement (each, a “Reconciliation Statement”) setting forth the Seller Parties and the Buyer Parties respective good faith estimates of (i) its respective Actual Reimbursable Tenant Expenses and Actual Tenant Reimbursements, and (ii) a calculation of the difference, if any, between the two (i.e., establishing that the relevant party’s Actual Reimbursable Tenant Expenses were either more or less than or equal to such party’s Actual Tenant Reimbursements), which Reconciliation Statements shall be subject to the reasonable approval of the other party (each such approved Reconciliation Statement, an “Approved Reconciliation Statement”). The Buyer Parties shall prepare the year-end reconciliations of Reimbursable Tenant Expenses based on the Approved Reconciliation Statements (the “Final Tenant Reconciliation Statement”), which Final Tenant Reconciliation shall be mutually agreed upon by the Parties (such agreement not to be unreasonably withheld). To the extent the Final Tenant Reconciliation Statement shows a net amount due to the applicable tenant, then the Seller Parties shall pay to the Buyer Parties their pro rata portion of such amount, based on the Approved Reconciliation Statements, within thirty (30) days of agreement on the Final Tenant Reconciliation Statement and the Buyer Parties thereafter shall be obligated to promptly remit the applicable amount to the particular tenants entitled thereto; provided, however, that if the applicable tenant is entitled to a credit against its rent rather than a reimbursement pursuant to the terms of such tenant’s lease, the Buyer Parties shall retain such payment to the extent permitted by such Target Property Lease and credit such payment against rent for such tenant which may thereafter accrue. If the Final Tenant Reconciliation Statement shows a net amount due from the applicable tenant, then the Buyer Parties shall pay to the Seller Parties their pro rata portion of such amount (based on the approved Reconciliation Statements) within thirty (30) days of agreement on the Final Tenant Reconciliation Statement and receipt of such amount from the applicable tenants. The Buyer Parties shall use good faith efforts to collect any such amounts from the applicable tenants.

B. The Seller Parties shall be responsible for the reconciliation with tenants of Reimbursable Tenant Expenses and tenant reimbursements thereof for any calendar year prior to the Closing Year. If the amount of tenant reimbursements collected by the Seller Parties for such prior years is less than the amount of Reimbursable Tenant Expenses paid by the Seller Parties for such period (or less than the amount that the Seller Parties are entitled to recover under the terms of the Target Property Leases), then the Seller Parties shall be entitled to bill such tenants directly and retain any such amounts due from tenants. If the amount of tenant reimbursements collected by the Seller Parties for such prior calendar year exceeds the amount of Reimbursable Tenant Expenses paid by the Seller Parties with respect to such period (or the amount that the Seller Parties are entitled to recover under the terms of the Target Property Leases), then, to the extent required under the terms of the Target Property Leases, the Seller Parties shall remit such excess amounts to the applicable tenants. In connection with the foregoing, the Seller Parties shall be permitted to make and retain copies of all Target Property Leases and all billings concerning tenant reimbursements for such prior years, and the Buyer Parties covenant and agree to provide the Seller Parties with reasonable access to the books and records pertaining to such tenant reimbursements, and to otherwise reasonably cooperate with the Seller Parties (at no material out-

of-pocket cost to the Buyer Parties) for the purpose of enabling the Seller Parties to adequately respond to any claim by tenants for reimbursement of Reimbursable Tenant Expenses previously paid by such tenants. The provisions of this Section 1.7 shall survive the Closing.

C. The same limitations on the ability of Seller Parties to contact any tenant or pursue any remedy for uncollected amounts against any tenant as set forth in Section 1.7(a)(ii) shall apply to any attempt of Seller Party to bill or collect for any Reimbursable Tenant Expenses pursuant to this Section 1.7(a)(vii).

(viii) Assumed Contracts. Except for amounts which are subject to pro-ration under Section 1.7(a)(vi) and Sections 1.7(a)(xi)-(xiii) and (xv), amounts due under the Approved Target Contracts will be adjusted as of the Closing with the Buyer Parties to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing Date and the Seller Parties to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date.

(ix) Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by tenants of the Target Properties pursuant to such tenants’ Target Property Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which they are assessed. If there is a water meter, or meters, on the Target Properties, the Seller Parties agree that they shall at the Closing furnish a reading of the same as of a date not more than thirty (30) days prior to the Closing. The unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills therefor. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

(x) Target Ground Leases. Ground rent and all other payments and charges due under the Target Ground Leases with respect to the Closing Year shall be adjusted and prorated based on the periods of ownership by the Seller Parties and the Buyer Parties during such year. To the extent that the ground rent payable under any Target Ground Lease includes percentage or participation rent that is required to be paid by the lessee thereunder on account of estimated amounts for the calendar year or other applicable period, and at the end of such calendar year or other applicable year, as the case may be, such estimated amounts are to be recalculated based upon actual amounts (including income and expenses) and other relevant factors for the applicable period, then such portion of the percentage rent shall be prorated between the Seller Parties and the Buyer Parties at Closing based on such estimated amounts. Following the Closing Year, the Seller Parties and the Buyer Parties shall reasonably determine in accordance with this Section 1.7 and the terms of the applicable Target Ground Lease the actual amount of percentage rent payable by the Seller Parties and the Buyer Parties for the portion of the Closing Year during which each Party (or, with respect to the Buyer Parties, Buyer OP or the Buyer Designees) owned the applicable Target Property (the “Actual Percentage Rent”) and the difference between such amount and the estimated payments, if any, made by the Seller Parties and the Buyer Parties, as applicable, during such period (the “Estimated Percentage Rent Payments”). The Seller Parties and the Buyer Parties each shall prepare any reconciliation statement or other documents and materials supporting such calculation which are required under the terms of the applicable Target Ground Lease (the “Ground Lease Reconciliation”) and deliver them to the other party on or before the earlier of the date that is (x) ninety (90) days after the end of the Closing Year and (y) at least ten (10) Business Days prior to the deadline required for delivery to the ground lessor under the applicable Target Ground Lease. Each Party’s Ground Lease Reconciliation shall be subject to the reasonable approval of the other Party. The Buyer Parties shall prepare the final reconciliation to be delivered to the applicable ground lessor based on each Party’s Ground Lease Reconciliation (the “Final Ground Lease Reconciliation”), which Final Ground Lease Reconciliation shall be subject to the reasonable approval of the Seller Parties. If the Final Ground Lease Reconciliation shows a net amount due to the applicable ground lessor, then the Seller Parties shall pay to the Buyer Parties their pro rata portion of such amount, based on the approved Ground Lease Reconciliations, within thirty (30) days of agreement on the Final Ground Lease Reconciliation and the Buyer Parties thereafter shall be obligated to promptly remit the applicable amount to the particular ground lessor entitled thereto. If the Final Ground Lease Reconciliation shows a net amount due from the applicable ground lessor, then the Buyer Parties shall pay to the Seller Parties their pro rata portion of such amount (based on the approved Reconciliation Statements) within thirty (30) days of agreement on the Final Ground Lease Reconciliation and receipt of such amount from the applicable ground lessor. The Buyer Parties shall use good faith efforts to collect any such amounts from the applicable ground lessor.

(xi) Rent Step Credit. Buyer Parent shall receive a credit from the Seller Parties at the Closing for the amount of the Rent Step Credit, without duplication of other amounts prorated hereunder.

(xii) Free Rent Credit. Buyer Parent shall receive a credit from the Seller Parties at the Closing for the amount of the Free Rent Credit, without duplication of other amounts prorated hereunder.

(xiii) Downtime Credit. Buyer Parent shall receive a credit from the Seller Parties at the Closing for the amount of the Downtime Credit, without duplication of other amounts prorated hereunder.

(xiv) GSA Leases. Notwithstanding the other terms of this Section 1.7(a) to the contrary, the Buyer Parties acknowledge that the tenant under each of the Target Property Leases listed in Section 1.7(a)(xiv) of the Seller Disclosure Letter (the “GSA Leases”) pays its base rent in arrears, and therefore the Seller Parties and the Buyer Parties agree that the GSA Leases shall be prorated on an accrual basis, rather than a cash basis, to the extent applicable pursuant to such GSA Leases, and provided that the rent payable under such GSA Leases is no more than thirty (30) days past due. Sellers shall receive a credit at Closing for all base rent under the GSA Leases which has accrued but is unpaid for periods prior to the month in which the Closing occurs.

(xv) Unfinished Outstanding Landlord Work Credit. Buyer Parent shall receive a credit from the Seller Parties at the Closing for the amount of any Outstanding Landlord Work that has not been completed (whether commenced or not as of the date of this Agreement or the Closing) and remains unpaid as of the Closing.

(b) General Provisions.

(i) In the event any prorations or apportionments made under this Section 1.7 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available, and shall be the subject of a final proration as soon thereafter as the precise amounts can be ascertained, and in any event within twelve (12) months after the Closing Date. The Seller Parties or Buyer Parties shall promptly notify the other upon ascertaining final amounts for any amount that tentatively prorated on the Closing Date, which notice shall contain such final amounts and the basis for the determination of such final amounts. The Buyer Parties shall, within sixty (60) days after the date thereof, submit to the Seller Parties a final proration statement. Payments in connection with the final proration statement, shall be due within ten (10) days after said final proration statement has been submitted to the Seller Parties.

(ii) Notwithstanding anything to the contrary set forth herein, all final prorations contemplated by this Agreement shall be completed within one (1) year after the Closing.

(iii) The obligations of the Seller Parties and the Buyer Parties under this Section 1.7 shall survive the Closing for one (1) year.

(c) Post-Closing OP Distributions. In the event that the Closing Date is on or after May 1, 2015 and any distribution payable in respect of the Issued Buyer OP Units following the Closing is prorated pursuant to Section 5.1 of the Buyer OP Partnership Agreement (as amended by the OP Amendment and Restatement), then the Buyer Parties shall pay to the holders of the Issued Buyer OP Units, concurrently with the payment of the distribution to all other holders of Buyer OP Units, an amount per Issued Buyer OP Unit equal to the difference between (x) the amount of the distribution per Issued Buyer OP Unit based on a proration pursuant to Section 5.1 of the Buyer OP Partnership Agreement (as amended by the OP Amendment and Restatement) assuming that the Issued Buyer OP Units first became outstanding on April 30, 2015 minus (y) the amount of the distribution paid to the holder of such Issued Buyer OP Unit pursuant to the Buyer OP Partnership Agreement (as amended by the OP Amendment and Restatement). Any amounts paid pursuant to this Section 1.7(c) shall be treated as an increase in the Cash Consideration for purposes of Sections 1.5 and 1.6.

Section 1.8 Excluded Liabilities. Notwithstanding any other provision of this Agreement, no Buyer Party or any of its Affiliates or any Buyer Designees or any Buyer Intermediaries shall assume, or otherwise be responsible for, any of the following Liabilities of the Seller Parties (which Liabilities shall be, and remain solely obligations of, the Seller Parties): (a) any Indebtedness of the Seller Parties, whether or not secured by any Target Property, (b) any Liabilities under any Excluded Contracts, (c) any Liabilities with respect to any Eliminated Target Properties pursuant to Section 1.4, (d) any Liabilities of the Seller Parties with respect to insurance, (e) any Seller Employee Liabilities, (f) except to the extent of any Liabilities caused by the acts of the Buyer Parties, any Financing Sources or their respective Representatives at the Target Properties, and subject to the release provisions of Section 9.20, any Liabilities under Environmental Laws to the extent arising out of or relating to such Seller Party at any time being the owner or occupant of, or the operator of the activities conducted at, any Target Property or otherwise from the failure to comply with any Environmental Laws with respect to any Target Property; (g) any Liabilities for Taxes (except to the extent provided in Section 1.7), (h) any Liabilities arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the Transactions made by any broker, finder, consultant or like agent claiming to have dealt with the Seller Parties, and (i) any Expenses to be borne by the Seller Parties pursuant to Section 9.3 (all Liabilities described in the preceding clauses (a)-(i) collectively, “Excluded Liabilities”).

Section 1.9 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer Parties shall be entitled to deduct and withhold from any amounts otherwise payable in connection with this Agreement and the Transactions to any Person such amounts as are required to be deducted and withheld under the Code or any provision of applicable Law provided that, (i) if a Seller Party provides the certificate described in Section 2.3(l), then the Buyer Parties shall not withhold any Taxes under Section 1445 of the Code and the Treasury Regulations thereunder with respect to such Seller Party, and (ii) the Buyer Parties will (x) notify the Seller Parties in writing at least five (5) days prior to the Closing Date of any other Taxes that it has determined are required to be deducted or withheld and the basis for such withholding and the proposed amount and (y) use commercially reasonable efforts to obtain any reduction of or relief from deduction or withholding of such Taxes with respect to the payments that are subject to such withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Entity to the extent required by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the purchase and sale of the Target Properties, including the consummation of the Equity Issuance (the “Closing”), shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, at 8:00 a.m. Pacific time on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Parties entitled to grant such waiver) of such conditions), or at such other place or on such other date as is mutually acceptable to the Buyer Parties and the Seller Parties; provided, however, that in no event shall the Closing occur prior to

April 30, 2015 without Buyer Parent’s consent; provided, further, that if all the conditions set forth in Article VII have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Parties entitled to grant such waiver) of such conditions) prior to April 30, 2015 and the Buyer Parties desire to effect the Closing prior to such date, then the Closing shall occur on a date to be specified by the Buyer Parties upon at least five (5) Business Days’ prior written notice to the Seller Parties. The Closing shall be accomplished pursuant to escrow instructions among the Buyer Parties, the Seller Parties and First American Title Insurance Company in a form reasonably agreed upon by the Parties (the “Escrow Instructions”), which the parties shall execute at Closing, and all payments and deliveries to be made at Closing hereunder shall be made through escrow pursuant to such Escrow Instructions. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing will be deemed to have occurred at 12:01 a.m. Pacific time on the date upon which the Closing occurs.

Section 2.2 Deliveries by the Buyer Parties. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(a) Buyer OP shall deliver, or cause to be delivered, to the Seller Parties the Cash Consideration (as adjusted pursuant to Sections 1.2(a), 1.4 and 1.7) by wire transfer of immediately available funds to the account(s) designated by the Seller Parties in writing at least two (2) Business Days prior to the Closing Date;

(b) Buyer OP shall deliver to the applicable Seller Parties (and/or Seller Designees) evidence of the issuance of the Equity Consideration (as adjusted pursuant to Section 1.4) to the Seller Parties (and/or Seller Designees, as applicable);

(c) the Buyer Parties shall deliver to the Seller Parties (and/or Seller Designees, as applicable) a Stockholders Agreement, in the form attached hereto as Exhibit B (the “Stockholders Agreement”), duly executed by the Buyer Parties;

(d) the Buyer Parties shall deliver to the Seller Parties (and/or Seller Designees, as applicable) a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), duly executed by Buyer Parent;

(e) the Buyer Parties shall deliver to the Seller Parties the Bill of Sale and Assignment and Assumption, duly executed by Buyer OP or the applicable Buyer Designee;

(f) Reserved;

(g) the Buyer Parties shall deliver to the Seller Parties (and/or Seller Designees, as applicable) an amendment and restatement of the Buyer OP Partnership Agreement in the form attached hereto as Exhibit D (the “OP Amendment and Restatement”), duly executed by Buyer Parent in its capacity as the sole general partner of Buyer OP and as the attorney-in-fact for the other partners of Buyer OP, and effective as of the Closing;

(h) each Buyer Party shall deliver to the Affiliates of the Seller Parties designated by the Seller Parties a letter agreement regarding “VCOC” management rights, in the form attached hereto as Exhibit E (the “VCOC Letter”), duly executed by such Buyer Party;

(i) Buyer Parent shall deliver to the Seller Parties (and/or Seller Designees, as applicable) evidence that, subject to having received the Ownership Limit Waiver Certificate, duly executed by an authorized person of each of the Seller Parties (and/or Seller Designees, as applicable) and subject to the conditions and limitations set forth therein, Buyer Parent has granted the Seller Parties (and/or Seller Designees, as applicable) an exemption from the “Aggregate Stock Ownership Limit” and the “Common Stock Ownership Limit” as set forth in Article VI of the Buyer Parent Charter allowing each “Stockholder” and any member of such Stockholder’s “Stockholder Group” (each as defined in the Ownership Limit Waiver Certificate) to Beneficially Own and Constructively Own (each as defined in the Buyer Parent Charter), in the aggregate, up to (and including) the Buyer Parent Maximum Amount, expressed as a number;

(j) the Buyer Parties shall deliver to the Seller Parties a certificate executed by a duly authorized officer of Buyer Parent certifying that each of the conditions set forth in Sections 7.3(a) and 7.3(b) have been fully satisfied as of the Closing Date;

(k) the Buyer Parties shall deliver to the Seller Parties a tax opinion of Latham & Watkins LLP, dated as of the Closing Date, that commencing with its taxable year ended December 31, 2010, Buyer Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Buyer Parent;

(l)(i) the Buyer Parties shall deliver to the Seller Parties an Assignment and Assumption of Target Ground Lease with respect to the Specified Ground Lease (unless the related Target Ground Leased Property becomes an Eliminated Target Property), duly executed and acknowledged in recordable form by Buyer OP (or another Person designated by Buyer OP that meets the net worth requirements under the Specified Ground Lease), and (ii) the Buyer Parties shall deliver to the Seller Parties an Assignment and Assumption of Target Ground Lease with respect to the other Target Ground Leases (other than any which relate to Eliminated Target Properties), duly executed and acknowledged in recordable form by Buyer OP or the applicable Buyer Designee;

(m) the Buyer Parties shall deliver to the Seller Parties an Assignment and Assumption of Target Ground Lease with respect to the lessee’s interest in the Related Partner Ground Leases and an Assignment and Assumption of Related Party Lease of the lessor’s interest in the Related Party Ground Leases, in each case, duly executed and acknowledged in recordable form by Buyer OP or the applicable Buyer Designee;

(n) subject to Section 6.10, the Buyer Parties shall deliver to the Seller Parties an Assignment and Assumption of Target Ground Lease with respect to the Bay Park Plaza Lease, duly executed and acknowledged in recordable form by Buyer OP or the applicable Buyer Designee;

(o) the Buyer Parties shall deliver to the Seller Parties either (x) an assignment and assumption of each Union Agreement in a form to be mutually agreed by the Buyer Parties and the Seller Parties (each, an “Assignment of Union Agreement”), duly executed by Buyer OP or the applicable Buyer Designee or (y) evidence reasonably satisfactory to the Seller Parties that a Buyer Party, an Affiliate of a Buyer Party (or a third party service provider) has entered into a successor agreement to such Union Agreement on substantially comparable terms and conditions to those applicable under such Union Agreement and Section 6.6 hereof;

(p) the Buyer Parties shall deliver to the Seller Parties the Closing Statement duly executed by the Buyer Parties; and

(q) the Buyer Parties shall deliver a preliminary change of ownership report for each Target Property duly executed by Buyer OP or the applicable Buyer Designee, and such other transfer tax forms, if any, as are required by state and local authorities.

Section 2.3 Deliveries by the Seller Parties. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(a) the Seller Parties shall deliver to the Buyer Parties, with respect to each Target Owned Property, a grant deed with respect to the Target Real Property in substantially the form attached hereto as Exhibit F (each, a “Deed”), duly executed and acknowledged in recordable form by the relevant Seller Party;

(b) the Seller Parties shall deliver to the Buyer Parties, with respect to each Target Ground Leased Property (other than any Eliminated Target Property) and Related Party Ground Lease, a grant deed and assignment and assumption of leasehold interest in recordable form, in each case substantially in the form attached hereto as Exhibit G, or the form required by the applicable Target Ground Lease or Related Party

Ground Lease, as applicable (the “Assignment and Assumption of Target Ground Lease”), duly executed and acknowledged in recordable form by the relevant Seller Party;

(c) the relevant Seller Parties shall deliver to the Buyer Parties, with respect to each Related Party Ground Lease, an assignment and assumption of the lessor’s interests thereunder in recordable form, in each case substantially in the form attached hereto as Exhibit H, or the form required by the applicable Related Party Ground Lease (the “Assignment and Assumption of Related Party Lease”), duly executed and acknowledged in recordable form by the relevant Seller Party;

(d) subject to Section 6.10, the Seller Parties shall deliver to the Buyer Parties an Assignment and Assumption of Target Ground Lease with respect to the Bay Park Plaza Lease Agreement (the “Assignment and Assumption of Bay Park Lease”), duly executed and acknowledged in recordable form by the relevant Seller Party;

(e) the Seller Parties shall deliver to the Buyer Parties the Stockholders Agreement, duly executed by each of the Seller Parties (and/or Seller Designees, as applicable) and Blackstone Real Estate Advisors, L.P.;

(f) the Seller Parties shall deliver to the Buyer Parties the Registration Rights Agreement, duly executed by each of the Seller Parties (and/or Seller Designees, as applicable);

(g) the Seller Parties shall deliver to the Buyer Parties a bill of sale and assignment and assumption agreement, in the form attached hereto as Exhibit J (the “Bill of Sale and Assignment and Assumption”), with respect to the Target Property Leases, the Target Personal Property, the Approved Target Contracts and the Target Intangible Personal Property relating to each Target Property, duly executed by the relevant Seller Party;

(h) the Seller Parties shall deliver to the Buyer Parties a counterpart signature page to the Buyer OP Partnership Agreement (as amended by the OP Amendment and Restatement) and all other documents or instruments as required by the terms of the Buyer Partnership Agreement for the admission of the Seller Parties (and/or Seller Designees, as applicable) as limited partners of Buyer OP;

(i) the Seller Parties shall deliver to the Buyer Parties a counterpart signature page to each VCOC Letter signed by a Buyer Party, duly executed by each Affiliate of the Seller Parties designated by the Seller Parties set forth on the signature pages thereto;

(j) the Seller Parties shall deliver to the Buyer Parties a certificate executed by a duly authorized officer of each of the Seller Parties or its general partner certifying that each of the conditions set forth in Sections 7.2(a) and 7.2(b) have been fully satisfied as of the Closing Date;

(k) the Seller Parties shall deliver to the Buyer Parties evidence, reasonably acceptable to the Buyer Parties, of the termination of all Excluded Contracts and all property management agreements, leasing agreements, brokerage agreements and similar agreements with respect to the Target Properties;

(l) the Seller Parties shall deliver to the Buyer Parties, (A) a certificate duly completed and executed by each of the Seller Parties, dated as of the Closing Date, certifying in accordance with Treasury Regulations Section 1.1445-2(b)(2) that each such Seller Party (or, if such Seller Party is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of such Seller Party’s assets for such purposes) is not a “foreign person” within the meaning of such section, in substantially the form of Exhibit K hereto; and (B) if required by applicable Law, a duly executed original California state Form 593-C certificate sufficient to exempt the Seller Parties from any California state withholding requirement with respect to the sale contemplated by this Agreement;

(m) other than with respect to any Eliminated Target Property, and subject to Section 1.4 and Section 6.3, the Seller Parties shall deliver to the Buyer Parties the Target Ground Lease Consent with respect to each of the Target Ground Leased Properties (other than the Target Ground Leased Property subject to the Specified Ground Lease), the Target Ground Lease ROFR Waivers and the Target Ground Lease Estoppels, in each case, duly executed by the relevant ground lessor;

(n) the Seller Parties shall deliver to the Title Company the form of owner’s affidavit attached hereto as Exhibit L (“Owner’s Affidavit”), duly executed by the Seller Parties, and, if requested by the Title Company, evidence of the legal existence of the Seller Parties and the authority of the respective signatories of the Seller Parties (or other entity signing on their behalf) to bind the Seller Parties;

(o) the Seller Parties shall deliver an Assignment of Union Agreement for each Union Agreement, duly executed by the Seller Parties (in each case, to the extent delivered by the Buyer Parties in accordance herewith);

(p) the Seller Parties shall deliver to Buyer Parent a certificate in the form attached hereto as Exhibit M (the “Ownership Limit Waiver Certificate”), duly executed by the Seller Parties;

(q) the Seller Parties shall deliver a closing statement prepared by the Title Company and approved by the Seller Parties and the Buyer Parties, consistent with the terms of this Agreement (the “Closing Statement”), duly executed by the Seller Parties;

(r) the Seller Parties shall deliver to the Buyer Parties an updated Rent Roll and Delinquency Report dated within two (2) Business Days prior to the Closing Date; and

(s) the Seller Parties shall deliver such transfer tax forms, if any, as are required by state and local authorities.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE BUYER PARTIES

The following representations and warranties by the Buyer Parties set forth in this Article III are qualified in their entirety by reference to the disclosures (i) in the publicly available Buyer Parent SEC Documents filed or furnished on or after January 1, 2013 and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements” disclaimer) and (ii) set forth in the disclosure letter delivered by the Buyer Parties to the Seller Parties immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”). Each disclosure set forth in the Buyer Disclosure Letter or the Buyer Parent SEC Documents shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Buyer OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite partnership power and authority to own, lease and operate its properties and conduct its business as now being conducted. Each of the Buyer Parties is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) and has any necessary governmental authorization in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or authorization necessary, except for those jurisdictions where the failure to be so qualified, licensed or authorized or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of the Buyer Parties is in compliance in all material respects with the terms of its Governing Documents. The Buyer Parties have made available complete and correct copies of their Governing Documents, each as amended and in effect as of the date hereof.

(b) Section 3.1(b) of the Buyer Disclosure Letter sets forth a true and complete list as of the date of this Agreement of the Subsidiaries of Buyer Parent (each a “Buyer Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Buyer Subsidiary. Each Buyer Subsidiary is in compliance in all material respects with the terms of its Governing Documents.

Section 3.2 Capitalization.

(a) The authorized capital stock of Buyer Parent consists of (i) 490,000,000 shares of Buyer Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Parent Preferred Stock”). As of the date of this Agreement, (A) 67,048,781 shares of Buyer Parent Common Stock were issued and outstanding (which includes 540,778 restricted Buyer Parent Shares (“Buyer Parent Restricted Shares”)), (B) 5,800,000 shares of Buyer Parent Preferred Stock, designated as 8.375% Series B Cumulative Redeemable Preferred Stock, were issued and outstanding, and (C) 19,037,337 shares of Buyer Parent Common Stock remained available for issuance in connection with future grants of Buyer Equity Awards, assuming each such available share of Buyer Parent Common Stock is granted pursuant to a Full Value Award (as defined in the Buyer Equity Plan). All of the outstanding shares of Buyer Parent Common Stock and Buyer Parent Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness of Buyer Parent or any Buyer Subsidiary having the right to vote (or convertible into securities having such rights) on any matter on which holders of Buyer Parent Common Stock may vote (“Voting Debt”) issued and outstanding. Except for the Buyer Parent Restricted Shares, the Buyer Equity Awards, the Buyer Parent Preferred Stock, the outstanding Buyer OP Units, the outstanding 6.25% Series A Cumulative Redeemable Convertible Preferred units of partnership interest in Buyer OP (“Buyer OP Preferred Units”), and as otherwise provided for in the Buyer OP Partnership Agreement or Buyer Parent’s director compensation plan, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock, Voting Debt or other equity interest, of Buyer Parent or any Buyer Subsidiary (other than a Buyer Property JV), granting registration rights (other than pursuant to the “Existing Registration Rights Agreement,” as defined in the Registration Rights Agreement) or obligating Buyer Parent or any Buyer Subsidiary (other than a Buyer Property JV) to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Buyer Parent or any Buyer Subsidiary (other than a Buyer Property JV) or securities convertible into or exchangeable for such shares or equity interests, or obligating Buyer Parent or any Buyer Subsidiary (other than a Buyer Property JV) to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”), or (y) outstanding contractual obligations of Buyer Parent to repurchase, redeem or otherwise acquire any Buyer Parent Shares or any capital stock of, or other Equity Interests in, Buyer Parent or any Buyer Subsidiary (other than a Buyer Property JV), or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Buyer Parent or any Buyer Subsidiary (other than a Buyer Property JV).

(b) Other than the Buyer OP Partnership Agreement, there are no voting trusts or other agreements to which Buyer Parent or any Buyer Subsidiary is a party with respect to the voting of the Buyer Parent Common Stock or any capital stock of, or other Equity Interest, of Buyer Parent or, as of the date of this Agreement, any Buyer Subsidiary (other than a Buyer Property JV). Neither Buyer Parent nor, as of the date of this Agreement, any Buyer Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests (other than with respect to a Buyer Property JV). As of the date of this Agreement, except for the Buyer Parent Restricted Shares and the Buyer Equity Awards, there are no outstanding contractual obligations of Buyer Parent or Buyer OP to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or other Equity Interests of Buyer Parent (other than Buyer Parent Preferred Stock) or Buyer OP except as set forth in the Buyer OP Partnership Agreement.

(c) Buyer OP or another Buyer Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the other Buyer Subsidiaries (other than any

Buyer Property JVs), free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Buyer Subsidiaries that are immaterial to Buyer Parent, immaterial Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are no outstanding obligations to which Buyer Parent or any Buyer Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interests in any Buyer Subsidiary (other than a Buyer Property JV).

(d) Section 3.2(d) of the Buyer Disclosure Letter sets forth a list of all of the partners of Buyer OP, together with the number and type of partnership units held by each such partner in Buyer OP, in each case as of the date of this Agreement. Except as set forth in Section 3.2(d) of the Buyer Disclosure Letter, there are no other outstanding Equity Interests in, or partners of, Buyer OP as of the date of this Agreement. Buyer Parent is the sole general partner of Buyer OP.

(e) Except as set forth in Section 3.2(e) of the Buyer Disclosure Letter, Buyer Parent has not exempted any “Person” from the “Common Stock Ownership Limit” or “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Buyer Parent Charter, which exemption or Excepted Holder Limit is currently in effect, other than such exemptions granted or “Excepted Holder Limits” established or increased in order to provide a retroactive exemption of transfers with respect to a “Person” who is a mutual fund or other non-activist institutional investor (in each case, which meets the qualifications for the filing of a Schedule 13G under the Exchange Act with respect to Buyer Parent Common Stock held by it) in the ordinary course of business consistent with past practice.

Section 3.3 Authorization; Validity of Agreement. Each of the Buyer Parties has all necessary corporate or organizational power and authority to execute and deliver this Agreement and each Ancillary Document to be executed and delivered by it at the Closing, and subject to receipt of the Requisite Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Buyer Parties of this Agreement and by each Buyer Party or the applicable Buyer Designees of each Ancillary Document to which it will be a party, and the consummation by it of the Transactions, have been duly and validly authorized by (a) the Buyer Parent Board and (b) as the sole general partner of Buyer OP and a holder of Buyer OP Units, Buyer Parent, and no other corporate or partnership action on the part of Buyer Parent or Buyer OP is necessary to authorize the execution and delivery by Buyer Parent or Buyer OP of this Agreement, any such Ancillary Document, and the consummation by it of the Transactions, subject, in the case of the Equity Issuance, to the approval of the Equity Issuance by the Requisite Stockholder Approval. This Agreement has been, and each Ancillary Document to which it is contemplated that the Buyer Parties or the Buyer Designees will be a party will be, duly executed and delivered by each of the Buyer Parties and the Buyer Designees (as applicable) and, assuming due and valid authorization, execution and delivery hereof and thereof by each of the Seller Parties party thereto, is or will be a valid and binding obligation of each of the Buyer Parties and the Buyer Designees (as applicable) enforceable against such Buyer Parties and the Buyer Designees (as applicable) in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4 Buyer Parent Board Approvals. The Buyer Parent Board at a duly held meeting, has (a) duly and validly authorized the execution and delivery of this Agreement and approved the Equity Issuance and the other Transactions, (b) directed that the Equity Issuance be submitted for consideration at the Special Meeting, and (c) subject to Section 5.8, resolved to recommend that Buyer Parent’s stockholders vote in favor of the approval of the Equity Issuance and the other Transactions and to include such recommendation in the Proxy Statement.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Buyer Parties, the consummation by the Buyer Parties of the acquisition of the Target Properties, the Equity Issuance, or any other Transaction or compliance by the Buyer Properties with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Buyer Parties’ Governing Documents or the comparable Governing Documents of any material Buyer Subsidiary, (b) require any filing by Buyer Parent or any Buyer Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act and the Securities and Exchange Commission (the “SEC”), (ii) such filings as may be required by Buyer Parent under the rules and regulations of the NYSE in connection with this Agreement and the Equity Issuance, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Buyer Ground Lease, Buyer Material Contract, Material Buyer Lease or loan documents with respect to material Indebtedness of Buyer Parent and the Buyer Subsidiaries (taken as a whole), or (d) violate any order, writ, injunction, decree or Law applicable to the Buyer Parties or any of their properties or assets; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or a material adverse effect on the ability of the Buyer Parties to consummate the acquisition of the Target Properties, the Equity Issuance and the other Transactions. The Requisite Stockholder Approval is the only vote of the holders of any class or series of Equity Interests of Buyer Parent or the Buyer Subsidiaries necessary to approve the Equity Issuance, and no vote of the holders of any such Equity Interests is necessary to approve the Transactions other than the Equity Issuance or as has been obtained.

Section 3.6 Buyer Parent SEC Documents and Financial Statements. Buyer Parent has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements, certifications, and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2013 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by Buyer Parent with the SEC, as have been amended or supplemented since the time of their filing, collectively, the “Buyer Parent SEC Documents”). As of their respective filing dates (or dates of amendment or supplement) the Buyer Parent SEC Documents: (a) did not (or with respect to Buyer Parent SEC Documents filed after the date hereof, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Buyer Parent SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Buyer Parent included or incorporated by reference (including the related notes and schedules) in the Buyer Parent SEC Documents (collectively, the “Buyer Parent Financial Statements”), (i) have been or will be, as the case may be, prepared from the books and records of Buyer Parent and the Buyer Subsidiaries (ii) have been or will be, as the case may be, prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present, in all material respects, the consolidated financial position and the results of operations and cash flows of Buyer Parent and the consolidated Buyer Subsidiaries as of the times and for the periods referred to therein. As of the date of this Agreement, no Buyer Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. To the Knowledge of the Buyer Parties none of the Buyer Parent SEC Documents is as of the date of this

Agreement the subject of ongoing SEC review, and as of the date of this Agreement, Buyer Parent has not received any comments from the SEC with respect to any of the Buyer Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Buyer Parent which has not been adequately addressed.

Section 3.7 Internal Controls; Sarbanes-Oxley Act. Since January 1, 2013, Buyer Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of the Buyer Parties and to maintain accountability for the assets of the Buyer Parties. Since January 1, 2013, Buyer Parent (i) has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Knowledge of the Buyer Parties, has disclosed to Buyer Parent’s auditors and the audit committee of the Buyer Parent Board (and made summaries of such disclosures available to the Seller Parties) (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, in each case that are reasonably likely to adversely affect in any material respect to Buyer Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer Parent’s internal controls over financial reporting.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement, since January 1, 2014, each of the Buyer Parties and the Buyer Subsidiaries has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) From January 1, 2014 through the date of this Agreement, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Buyer Parent Financial Statements, (b) for Liabilities and obligations incurred since January 1, 2014 in the ordinary course of business and (c) for Liabilities incurred under or pursuant to this Agreement or in connection with the Transactions, neither Buyer Parent nor any Buyer Subsidiary has incurred any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of Buyer Parent (or in the notes thereto), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.10 Litigation. As of the date hereof, there is no litigation, claim, action, suit, arbitration, alternative dispute resolution action, order, decree, writ, injunction, government investigation, proceeding or any other judicial or administrative proceeding, in Law or equity (each, an “Action”), pending against (or to the Knowledge of the Buyer Parties, threatened against or naming as a party thereto), Buyer Parent, a Buyer Subsidiary or any executive officer or director of Buyer Parent (in their capacity as such) nor, to the Knowledge of the Buyer Parties, is there any investigation of a Governmental Entity pending or threatened against Buyer Parent or any Buyer Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the date hereof, neither Buyer Parent nor any Buyer Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment or award of any Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or which would reasonably be expected to adversely affect the ability of the Buyer to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 3.11 Labor and Other Employment Matters; Employee Benefit Plans.

(a) Section 3.11(a) of the Buyer Disclosure Letter sets forth a true, correct and complete list of all Buyer Plans.

(b) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer Parent, and each Buyer Subsidiary, is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(c) Each Buyer Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Buyer Plan and, to the Knowledge of the Buyer Parties, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Buyer Plan. Each trust established in connection with any Buyer Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) Section 3.11(d) of the Buyer Disclosure Letter sets forth, as of the date of this Agreement, each (i) Multiemployer Plan (each, a “Buyer Multiemployer Plan”), or (ii) single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code that is a Buyer Plan. None of the Buyer Parties nor any of their respective ERISA Affiliates have incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA (other than as contemplated by this Agreement); no lien imposed under the Code or ERISA on the assets of any Buyer Party or any ERISA Affiliate thereof exists or is likely to arise on account of any Multiemployer Plan and Buyer Parties and each of their respective ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(e) No Buyer Party has any obligation to provide (whether under any Buyer Plan or otherwise) health, accident, disability, life insurance, death or other welfare benefits to any current or former service provider of any Buyer Party (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of service or retirement of such service provider, other than as required under Section 4980B of the Code or any similar applicable Law.

(f) Except as set forth on Section 3.11(f) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee consultant or director of Buyer Parent or any Buyer Subsidiary to any payment; (ii) increase the amount of compensation or benefits due to any such person; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to Buyer Parent or any Buyer Subsidiary, in any case, under Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law).

Section 3.12 Taxes.

(a) The Buyer Parties and each Buyer Subsidiary have timely filed with the appropriate Governmental Entity all United States federal income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Buyer Parties and each Buyer Subsidiary have duly paid in full (or there has been paid on their behalf), or made adequate provisions for, all material Taxes due and payable (whether or not shown on such Tax Returns). The Buyer Parent Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by Buyer Parent and each Buyer Subsidiary for all taxable periods and portions thereof through the date of such Buyer Parent Financial Statements. To the Knowledge of the Buyer Parties, the material Taxes payable by the Buyer Parties and each Buyer Subsidiary since the date of the last Buyer Parent Financial Statements through the Closing Date will not materially exceed such reserve as adjusted for the passage of time and ordinary course of business operations of the Buyer Parties and each Buyer Subsidiary through the Closing Date.

(b) Buyer Parent (i) for all taxable years commencing with Buyer Parent’s taxable year ended December 31, 2010 and through December 31, 2013 has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”); and (ii) has operated since January 1, 2014 in a manner consistent with the requirements for qualification and taxation as a REIT.

(c)(i) There are no disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of Buyer Parent or any of the Buyer Subsidiaries and neither Buyer Parent nor any of the Buyer Subsidiaries is a part of any Action relating to Taxes; (ii) Buyer Parent and the Buyer Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for any material Taxes of Buyer Parent or any of the Buyer Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled; (iv) neither Buyer Parent nor any Buyer Subsidiary has: (A) received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction, (B) received or is subject to any ruling of a Governmental Entity that is still in effect or has any request for such ruling pending with any Governmental Entity or (C) entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(d) Neither Buyer Parent nor any Buyer Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(e) Neither Buyer Parent nor any Buyer Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to Buyer Parent and each Buyer Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Buyer OP is and has been treated since its formation as a partnership or disregarded entity for U.S. federal income tax purposes.

Section 3.13 Material Contracts.

(a) Except as filed as exhibits to the Buyer Parent SEC Documents filed prior to the date hereof and other than any Buyer Plans, Section 3.13(a) of the Buyer Disclosure Letter sets forth a list of each of the following Contracts to which Buyer Parent or any Buyer Subsidiary is a party or by which any of its properties or assets are bound as of the date hereof:

(i) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

(ii) any Contract that obligates Buyer Parent or any Buyer Subsidiary to make aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $30,000,000 (contingent or otherwise) and is not cancelable within ninety (90) days without material penalty to Buyer Parent or any Buyer Subsidiary, except for any Buyer Lease or any Buyer Ground Lease;

(iii) any Contract that constitutes or relates to any Indebtedness obligation of Buyer Parent or any Buyer Subsidiary with a principal amount as of the date hereof greater than $30,000,000 (other than non-recourse indebtedness secured by a property and recourse solely (other than under a non-recourse carve-out guaranty) to the special purpose entity that is the property owner);

(iv) any Contract that requires Buyer Parent or any Buyer Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Buyer Parent Lease or a ground lease affecting a Buyer Property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value or purchase price in excess of $30,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction involving assets that have a fair market value or purchase price in excess of $30,000,000, except, in each case, as set forth in any Buyer Lease, Buyer Ground Lease, or recorded property declarations, reciprocal easement agreements or restrictive covenant agreements affecting any Buyer Property;

(v) any Contract that limits the ability of Buyer Parent or any Buyer Subsidiary to compete or provide services in any line of business or with any Person or in any geographic area or market segment, or to engage in any type of business, in each case that is material to Buyer Parent and the Buyer Subsidiaries taken as a whole; or

(vi) any Contract for any joint venture, partnership or similar arrangement with respect to any Significant Subsidiary.

(b) Each contract set forth in Section 3.13(a) of the Buyer Disclosure Letter (or that is required to be set forth therein) or filed as exhibits to the Buyer Parent SEC Documents (or required to be so filed), is referred to herein as a “Buyer Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, each Buyer Material Contract is legal, valid and binding on Buyer Parent and each Buyer Subsidiary that is a party thereto, and to the Knowledge of the Buyer Parties, each other party thereto, and is in full force and effect and is enforceable by the Buyer Parties and, to the Knowledge of the Buyer Parties, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (w) neither Buyer Parent nor any Buyer Subsidiary, nor, to the Knowledge of the Buyer Parties, any other party thereto, is (with or without notice or lapse of time or both) in breach or violation of, or default under, any Buyer Material Contract, (x) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Buyer Material Contract, (y) neither Buyer Parent nor any Buyer Subsidiary has received notice of any actual or alleged violation or default under any Buyer Material Contract and (z) to the Knowledge of the Buyer Parties, as of the date of this Agreement no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any Buyer Material Contract any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration.

(c) The Buyer Parties have delivered or made available to the Seller Parties or provided to the Seller Parties for review, prior to the execution of this Agreement, true and complete copies of all of the Buyer Material Contracts to the extent not filed as exhibits to the Buyer Parent SEC Document filed or furnished prior to the date hereof.

Section 3.14 Investment Company Act. Neither Buyer Parent nor any Buyer Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.15 Environmental Matters. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer Parent and each Buyer Subsidiary (a) are in compliance with all Environmental Laws, (b) have all Environmental Permits necessary to conduct their current operations and (c) are in compliance with their respective Environmental Permits, all of which are in good standing.

Section 3.16 Compliance with Laws; Permits.

(a) As of the date hereof, and except as disclosed in the Buyer Parent SEC Documents: (i) each of Buyer Parent and the Buyer Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Buyer Parent and the Buyer Subsidiaries, and (ii) no notice, charge or assertion has been received by Buyer Parent or any Buyer Subsidiary or, to the Knowledge of the Buyer Parties, threatened against Buyer Parent or any Buyer Subsidiary alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Notwithstanding anything to the contrary in this Section 3.16(a), the provisions of this Section 3.16(a) shall not apply to matters discussed in Section 3.11, Section 3.12, Section 3.15 and Section 3.18.

(b) Buyer Parent and the Buyer Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Buyer Parent and the Buyer Subsidiaries to own, lease and operate their properties or to carry on their businesses substantially in the manner described in the Buyer Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Buyer Permits”), and all such Buyer Permits are valid, and in full force and effect, except where the failure to possess and/or maintain such Buyer Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.17 Intellectual Property. To the Knowledge of the Buyer Parties, Buyer Parent or one of the Buyer Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Buyer Parent as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by Buyer Parent or one of the Buyer Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. To the Knowledge of the Buyer Parties, the operation of Buyer Parent’s business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the Knowledge of the Buyer Parties, threatened against Buyer Parent or any Buyer Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.18 Buyer Properties.

(a) Buyer Parent or a Buyer Subsidiary is as of the date hereof and, except for Buyer Properties disposed of prior to the Closing, will be as of the Closing Date, the legal and beneficial owner of, and has good and marketable freehold or fee simple title or valid leasehold title or license (as applicable) to each of the Buyer Properties, in each case, free and clear of Liens other than Buyer Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Section 3.18(b) of the Buyer Disclosure Letter sets forth all ground leases affecting the interest of any Buyer Parent or any Buyer Subsidiary in the Buyer Properties pursuant to which Buyer Parent or any Buyer Subsidiary is lessee or sublessee of all or a material portion of any Buyer Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Buyer Ground Leases”). True, complete and correct copies of the Target Ground Leases have been delivered or made available to the Buyer Parties. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, each Buyer Ground Lease is in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any Buyer Party or, to the Knowledge of the Buyer Parties, any other party under such Buyer Ground Lease, which remain uncured. As of the date hereof, no Buyer Party has sent or received written notice alleging a default under any Buyer Ground Lease which remains unresolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, as of the date hereof, there are no material leases or licenses of space in any Buyer Property or other agreements to occupy all or a material portion of any Buyer Property under which the Buyer Parent or any Buyer Subsidiary is the holder of the landlord’s interest and that may be in force after the Closing other than (a) the Buyer Leases as shown on Section 3.18(c) of the Buyer Disclosure Letter, together with any amendments to such Buyer Leases which are entered into between the date hereof and the Closing Date in accordance with the terms of this Agreement, and (b) Buyer Leases for space in such Buyer Property which are entered into between the date hereof and the Closing Date in accordance with the terms of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect, as of the date hereof, (i) all of the Buyer Leases are in full force and effect and none of the Buyer Leases has been amended except as set forth in Section 3.18(c) of the Buyer Disclosure Letter; (ii) neither the applicable Buyer Party nor, to the Knowledge of the Buyer Parties, any tenant is in monetary default or has given written notice of any non-monetary default under any of the Buyer Leases; and (iii) a true, correct, and complete rent roll for each Buyer Property, indicating rents collected, scheduled rents and concessions, delinquencies, and all tenant security deposits held under the Buyer Leases (including any letters of credit), is set forth on Section 3.18(c) of the Seller Disclosure Letter.

(d) Buyer Parent and each Buyer Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Buyer Property. No written claim has been made against any title insurance policy of Buyer Parent, which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

(e) Buyer Parent and the Buyer Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. None of Buyer Parent’s or any of the Buyer Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Buyer Permitted Liens and Liens that would not reasonably be expected to have a Buyer Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, the Buyer Properties (i) are, to the Knowledge of the Buyer Parties, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, other than as may be disclosed in any physical condition reports that have been made available to the Seller Parties and other than repairs and maintenance necessary in the ordinary course given such property’s age and intended use, and (ii) are, to the Knowledge of the Buyer Parties, adequate and suitable for the purposes for which they are presently being used.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, there is no pending, or to the Knowledge of the Buyer Parties threatened, appropriation, condemnation or like proceeding or order materially affecting any Buyer Property or any part thereof (or sale or other disposition of any Buyer Property or any part thereof in lieu of any condemnation or like action).

Section 3.19 Information in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to the holders of Buyer Parent Common Stock in connection with the Equity Issuance (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed to stockholders of Buyer Parent and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer Parent with respect to information supplied by the Seller Parties for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.20 Opinion of Financial Advisor. The Buyer Parent Board has received the separate oral opinions of Wells Fargo Securities, LLC and Houlihan Lokey Capital, Inc. (together, the “Buyer Financial Advisors”) to be confirmed in writing, in each case to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Consideration to be paid for the Target Properties pursuant to this Agreement is fair, from a financial point of view, to Buyer Parent.

Section 3.21 Insurance. Buyer Parent and the Buyer Subsidiaries are either self-insured or have policies of insurance covering Buyer Parent, the Buyer Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Buyer Parent believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Buyer Parent or any Buyer Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.22 Related Party Agreements. Except as set forth in the Buyer Parent SEC Documents made through and including the date hereof, from January 1, 2013 through the date hereof, there have been no transactions, agreements, arrangements or understandings between Buyer Parent or any Buyer Subsidiary, on the one hand, and any Affiliate (including any officer or director) thereof, on the other hand (other than those exclusively among Buyer Parent and the Buyer Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.23 Bridge Financing. The Buyer Parties have delivered to the Seller Parties a true and complete copy of the executed Bridge Commitment Letter and the Redacted Bridge Fee Letter, neither of which has been amended, restated or otherwise modified or waived in any manner prior to the date of this Agreement. The proceeds of the Bridge Financing, together with the proceeds of any Exchanges, if applicable, and any other available cash on hand at the Buyer Parties as of the Closing, will be sufficient to consummate the Transactions, including the making of all Closing Date Payments on the Closing Date. The commitments contained in the Bridge Commitment Letter have not been withdrawn, rescinded or terminated in any respect. Each of the Bridge Commitment Letter and the Redacted Bridge Fee Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Buyer Parties and, to the Knowledge of the Buyer Parties, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Bridge Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors, and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Buyer Parties have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Bridge Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Buyer Parties or, to the Knowledge of the Buyer Parties, any other party thereto under the Bridge Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Bridge Financing, other than the Bridge Financing Conditions. As of the date of this Agreement, there are no side letters or other Contracts relating to the Bridge Financing to which any Buyer Party or any of their respective Buyer Subsidiaries is a party, other than the Redacted Bridge Fee Letter and any other agreements expressly set forth in the Bridge Commitment Letter. Assuming the accuracy of the Seller Parties’ representations and warranties set forth in this Agreement and performance by the Seller Parties of their obligations hereunder, the Buyer Parties have no reason to believe that, subject to the satisfaction of the conditions precedent set forth in Sections 7.1 and 7.2 (i) any of the Bridge Financing Conditions will not be satisfied or (ii) the Bridge Financing will not be made available to the Buyer Parties on the Closing Date. Notwithstanding anything to the contrary contained herein, the Seller Parties agree that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Seller Parties’ obligations under this Agreement if (notwithstanding such breach) the Buyer Parties are willing and able to consummate the acquisition of the Target Properties on the Closing Date.

Section 3.24 Status of Equity Consideration. The issuance of the Issued Buyer Parent Shares and Issued Buyer OP Units have been duly authorized by all necessary corporate or other organizational action, subject to the approval of the Equity Issuance by the Requisite Stockholder Approval. When issued at the Closing as provided in this Agreement, such securities will be validly issued and, in the case of the Issued Buyer Parent Shares, fully paid and non-assessable, and in each case will not be subject to preemptive rights of any other stockholder of Buyer Parent or any other interest holder of Buyer OP and will effectively vest in the Seller Parties (and/or Seller Designees, as applicable) good title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act, the Stockholders Agreement, the Registration Rights Agreement, the Buyer OP Partnership Agreement (as amended by the OP Amendment and Restatement) and the other Governing Documents of the Buyer Parties and any applicable state or foreign securities laws.

Section 3.25 Solvency. Neither Buyer Parent nor Buyer OP is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the incurrence of the Bridge Financing, the delivery of the Consideration and any other repayment or refinancing of debt that may be contemplated, and the payment of all related fees and expenses, assuming (a) the satisfaction of the conditions to the Buyer Parties’ obligation to consummate the Transactions as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Seller Parties set forth in Article IV hereof, each of Buyer Parent and Buyer OP will be Solvent. For purposes of this Section 3.25, the term “Solvent” with respect to Buyer Parent and Buyer OP means that, as of any date of determination, (x) the amount of the “fair saleable value” of the assets of the Buyer Parent and the Buyer Subsidiaries (including Buyer OP), taken as a whole, exceeds, as of such date, the sum of (i) the value of all “liabilities of Buyer Parent and the Buyer Subsidiaries (including Buyer OP), taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Buyer Parent and the Buyer Subsidiaries (including Buyer OP), taken as a whole on their respective existing debts (including contingent liabilities) as such debts become absolute and matured; (y) neither Buyer Parent nor Buyer OP will have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Buyer Parent following such date; and (z) Buyer Parent and Buyer OP will be able to pay their respective Liabilities, including contingent and other Liabilities, as they mature.

Section 3.26 Takeover Statutes. The Buyer Parent Board has taken all action necessary to render inapplicable to the execution and delivery of this Agreement, the Ancillary Agreements and the Voting Agreement and the consummation of the Equity Issuance and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “Maryland Business Combination Act”) and any restrictions on voting any Buyer Parent Common Stock contained in Subtitle 7 of Title 3 of the Maryland General Corporation Law. Subject to the limitation on Ownership of stock of Buyer Parent contemplated under Section 2.2(i), the Buyer Parent Board has taken all action necessary to approve the execution and delivery of this Agreement, the Ancillary Agreements and the Voting Agreement and

the consummation of the Equity Issuance and the other Transactions, including but not limited to the future issuance of Buyer Parent Common Stock in exchange for the Issued Buyer OP Units, expressly with the intended effect that, so long as the Seller Parties and/or their Affiliates do not acquire Beneficial Ownership (as defined below) of shares of Buyer Parent Common Stock other than the Covered Securities (as defined in the Stockholders Agreement), no Seller Party or any of its Affiliates will be an “interested stockholder” under the Maryland Business Combination Act. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law are applicable to this Agreement, the Ancillary Agreement, the Voting Agreement, the Equity Issuance or any of the other Transactions. The Buyer Parent Board has further adopted a resolution pursuant to Section 3-603(c) of the Maryland Business Combination Act, exempting from Section 3-602 of the Maryland Business Combination Act any transaction between Buyer Parent or any Buyer Subsidiary, on the one hand, and any Seller Party or any Affiliate of any Seller Party, on the other hand, provided that such transaction is first approved by the Buyer Parent Board, including a majority of the directors of Buyer Parent Board who are not Affiliates of any Seller Party, and specifically providing that, pursuant to Section 3-603(c)(2) of the Maryland Business Combination Act, such resolution may not be revoked before the later of (i) the end of the Standstill Period (as defined in the Stockholders Agreement) and (ii) such time as the Seller Parties and their Affiliates beneficially own (as defined in the Maryland Business Combination Act) less than 10% of the voting power of the outstanding voting stock of Buyer Parent. For purposes of this Section, “Beneficial Ownership” shall have the meaning set forth in the Stockholders Agreement, except that no Person shall be deemed to be the Beneficial Owner of Buyer Parent Common Stock that may be issued upon redemption of Buyer OP Units nor the Beneficial Owner of Equity Consideration prior to the Closing.

Section 3.27 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Buyer Financial Advisors and the Financing Sources in connection with the Financing), is entitled to receive any broker’s, finder’s, financial advisor’s, opinion or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Buyer Parties.

Section 3.28 OFAC. No Buyer Party constitutes a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Laws and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise).

Section 3.29 Patriot Act. No Buyer Party nor, to the Knowledge of the Buyer Parties, any Person providing funds to a Buyer Party (a) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed as liable for civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, “Anti-Money Laundering Laws” shall mean all Laws, regulations and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

Section 3.30 Anti-Corruption. No Buyer Party nor, to the Knowledge of the Buyer Parties, any of their principals, owners, officers, directors, or agents, in each case acting at the direction or on behalf of either Buyer Party, has made, promised to make, will promise to make, or will cause to be made, any payments (i) to or for the use or benefit of any Government Entity, (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments previously made, to any government official, or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable anti-corruption laws.

Section 3.31 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, no Buyer Party nor any other Person makes any express or implied representation or warranty with respect to the Buyer Parties or with respect to any other information provided to the Seller Parties in connection with (i) the Transactions or (ii) the businesses, affairs, operations, assets, Liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Buyer Parties, including with respect to any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Buyer Parties or any other Person to the Seller Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLER PARTIES

The following representations and warranties by the Seller Parties set forth in this Article IV are qualified in their entirety by reference to the disclosures set forth in the disclosure letter delivered by the Seller Parties immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”). Each disclosure set forth in the Seller Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization. Each of the Seller Parties is a limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite organizational power, as the case may be, and authority to own, lease and operate its properties (including the Target Properties) and to conduct its business as now being conducted. Each of the Seller Parties is duly qualified or licensed to do business, and is in good standing and has all necessary governmental authorizations, in California. Each of the Seller Parties is in compliance in all material respects with the terms of its Governing Documents.

Section 4.2 Authorization; Validity of Agreement. Each of the Seller Parties has all necessary organizational power and authority to execute and deliver this Agreement and each Ancillary Document to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Seller Party of this Agreement and by each Seller Party or the applicable Seller Designees of each Ancillary Document to which it will be a party, and the consummation by it of the Transactions, have been duly and validly authorized by the general partner or managing member of such Seller Party (as applicable), and no other organizational action on the part of the Seller Parties is necessary to authorize the execution and delivery by the Seller Parties of this Agreement, any such Ancillary Document and the consummation by it of the Transactions. This Agreement has been, and each Ancillary Document to which it is contemplated that the Seller Parties or the Seller Designees will be party will be, duly executed and delivered by each of the Seller Parties and the Seller Designees (as applicable) and, assuming due and valid authorization, execution and delivery hereof and thereof by each of the Buyer Parties party thereto, is or will be a valid and binding obligation of each of the Seller Parties and the Seller Designees (as applicable), enforceable against such Seller Parties and the Seller Designees (as applicable) in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 Consents and Approvals; No Violations. Except as set forth in Section 4.3 of the Seller Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Seller Parties, the consummation by the Seller Parties of the sale of the Target Properties, the Equity Issuance, or any other Transaction or compliance by the Seller Parties with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Seller Parties’ Governing Documents, (b) require any filing by any Seller Party with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iii) such filings with the SEC as may be required to be made by the Seller Parties in connection with this Agreement and the Equity Issuance, or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Target Ground Lease or material Target Property Lease, or (d) violate any order, writ, injunction, decree or Law applicable to the Seller Parties or any of their properties or assets; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect or have a material adverse effect on the ability of the Seller Parties to consummate the sale of the Target Properties, the Equity Issuance and the other Transactions.

Section 4.4 Securities Laws Matters.

(a) Each Seller Party (on behalf of itself and its Seller Designees) acknowledges that the Issued Buyer Parent Shares and Issued Buyer OP Units have not been registered under the Securities Act or under any state securities Laws. Each Seller Party (on behalf of itself and its Seller Designees) acknowledges that the Issued Buyer Parent Shares and Issued Buyer OP Units to be acquired by such Seller Party pursuant hereto are “restricted securities” as that term is defined by Rule 144(a)(3) of the Securities Act and under applicable state securities Laws and that, pursuant to such Laws, such Seller Party and its Seller Designees must hold such Issued Buyer Parent Shares and Issued Buyer OP Units indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and, other than as set forth in the Registration Rights Agreement, the Buyer Parties have no obligation to register or qualify such shares for resale.

(b) Each Seller Party (on behalf of itself and its Seller Designees) (i) acknowledges that it is acquiring the Issued Buyer Parent Shares and the Issued Buyer OP Units pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Issued Buyer Parent Shares and Issued Buyer OP Units to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Issued Buyer Parent Shares and Issued Buyer OP Units, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Issued Buyer Parent Shares and Issued Buyer OP Units and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (v) (x) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Issued Buyer Parent Shares and Issued Buyer OP Units, (y) has had an opportunity to discuss with management of the Buyer Parties the intended business and financial affairs of the Buyer Parties and to obtain information (to the extent the Buyer Parties possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (z) can bear the economic risk of (A) an investment in the Issued Buyer Parent Shares and Issued Buyer OP Units indefinitely and (B) a total loss in respect of such investment.

(c) Each Seller Party (on behalf of itself and its Seller Designees) acknowledges that the Issued Buyer Parent Shares and Issued Buyer OP Units to be acquired by such Seller Party pursuant hereto, if certificated, shall bear the following legends (in addition to any legend required under applicable state securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SAID SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH APPLICABLE STATE SECURITIES LAWS.”

(d) In addition, each Seller Party (on behalf of itself and its Seller Designees) acknowledges that, for so long as such Issued Buyer Parent Shares and the Issued Buyer OP Units are subject to the restrictions on transfer set forth in the Stockholders Agreement, the Issued Buyer Parent Shares and Issued Buyer OP Units to be acquired by such Seller Party and its Seller Designees pursuant hereto, if certificated, shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT. THE CORPORATION WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH STOCKHOLDERS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY FOLLOWING RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(e) In addition, each Seller Party (on behalf of itself and its Seller Designees) acknowledges that the Buyer Parent Common Stock is subject to restrictions on ownership and transfer set forth in the Buyer Parent Charter, and the Issued Buyer Parent Shares to be acquired by such Seller Party and its Seller Designees pursuant hereto, if certificated, shall be the following legends, or such other legend as may be required from time to time by the Buyer Parent Charter:

“THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (II) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER, A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST

UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.”

Section 4.5 Financial Statements. The Combined Statements of Revenues and Certain Expenses of the Target Properties prepared for the purpose of complying with the rules and regulations of the SEC and with the provisions of Rule 3-14 of Regulation S-X of the SEC for the year ended December 31, 2013 and nine months ended September 30, 2014 and, if required by the SEC, any financial statements for the purposes of complying with the rules and regulations of the SEC and with the provisions of Rule 3-05 of Regulation S-X of the SEC, in each case that have been or will be provided to the Buyer Parties (a) have been or will be, as the case may be, prepared from the books and records of the Seller Parties in all material respects, (b) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), and (c) fairly present, in all material respects, the financial position and the results of operations of the Seller Parties with respect to the Target Properties as of the times and for the periods referred to therein.

Section 4.6 Reserved.

Section 4.7 Target Ground Leases. Except for the Related Party Ground Leases and the Bay Park Plaza Lease, Section 4.7(i) of the Seller Disclosure Letter sets forth all ground leases affecting the interest of any Seller Party in any Target Real Property pursuant to which any Seller Party is a lessee or sublessee of all or a portion of any Target Real Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Target Ground Leases”). True, complete and correct copies of such Target Ground Leases have been delivered or made available to the Buyer Parties. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect, each Target Ground Lease is in full force and effect. To the Knowledge of the Seller Parties, as of the date hereof, there are no material monetary defaults by any Seller Party or any other party under any Target Ground Lease, which remain uncured. As of the date hereof, no Seller Party has sent or received written notice alleging a default under any Target Ground Lease which remains unresolved.

Section 4.8 Leases. There are no material leases or licenses of space in any Target Real Property or other agreements to occupy all or a portion of any Target Real Property under which the Seller Parties are the holders of the landlord’s interest and that may be in force after the Closing other than (a) the Target Property Leases as shown on Section 4.8(i) of the Seller Disclosure Letter, together with any amendments to such Target Property Leases which are entered into between the date hereof and the Closing Date in accordance with the terms of this Agreement, and (b) Target Property Leases for space in such Target Real Property which are entered into between the date hereof and the Closing Date in accordance with the terms of this Agreement. Except as set forth on Section 4.8(i) of the Seller Disclosure Letter, none of the Target Property Leases has been amended in any material respect. The Seller Parties have delivered or made available to the Buyer Parties true, correct and complete copies of all Target Property Leases in all material respects. To the Knowledge of the Seller Parties, except as set forth on Section 4.8(ii) of the Seller Disclosure Letter, as of the date hereof, there are no material monetary defaults by the applicable Seller Party or any tenant under any of the Target Property Leases. To the Knowledge of the Seller Parties, (A) a true, correct and complete copy in all material respects of (1) the rent roll for each Target Real Property as of December 3, 2014, indicating base rent, expense recovery and other recurring charges and contractual rent steps and abatements as of such date under Target Property Leases, is set forth on Section 4.8(iii) of the Seller Disclosure Letter (collectively, the “Rent Roll”) and (2) a delinquency report for each Target Real Property as of December 3, 2014, indicating the current outstanding accounts receivable balance as of such date for tenant rents and other charges under Tenant Property Leases at each Target Real Property (“Delinquency Report”) is set forth in Section 4.8(iv) of the Seller Disclosure Letter and (B) such Rent Roll and Delinquency Report are true, correct and complete in all material respects as of the dates thereof.

Section 4.9 Leasing Costs and Security Deposits. A true, correct and complete list in all material respects of all Leasing Costs (including, without limitation, any Landlord Work) that are outstanding under any Target Property Leases as of the date of this Agreement is set forth on Section 4.9(i) of the Seller Disclosure Letter. Section 1.7(a)(ii) of the Seller Disclosure Letter sets forth a true, correct and complete list in all material respects of the unapplied tenant security deposits under the Target Property Leases as of the date of this Agreement. For purposes of this Agreement, “Leasing Costs” means, with respect to a particular Target Property Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Target Property Lease (including any expenses incurred for legal, architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, costs of base building work to the extent required under such Target Property Lease, leasing commissions, brokerage commissions and other similar tenant inducement costs relating to the execution of any Target Property Lease, in each case, to the extent the landlord under such Target Property Lease is responsible for the payment of such cost or expense. Leasing Costs shall not include any obligation with respect to free rent or downtime periods except as provided in Section 1.7(a)(xii).

Section 4.10 Litigation. As of the date hereof, there is no Action or condemnation, pending against (or to the Knowledge of the Seller Parties, threatened against or naming as a party thereto), any Seller Party or any Target Property nor, to the Knowledge of the Seller Parties, is there any investigation of a Governmental Entity pending or threatened against any Seller Party or with respect to any Target Property, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect. As of the date hereof, no Seller Party is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment or award of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect or which would reasonably be expected to adversely affect the ability of the Seller Parties to perform their obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 4.11 Compliance.

(a) As of the date hereof (i) each of the Seller Parties, with respect to the ownership and operation of the Target Properties, has complied and is in compliance with all Laws which affect the Target Properties, and (ii) no notice, charge or assertion has been received by any Seller Party or, to the Knowledge of the Seller Parties, threatened against any Seller Party alleging any non-compliance with any such Laws with respect to the ownership and operation of the Target Properties, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.11(a), the provisions of this Section 4.11(a) shall not apply to matters covered by Section 4.13 or Section 4.18.

(b) The Seller Parties are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Seller Parties to own, lease and operate the Target Properties (the “Target Property Permits”), and all such Target Property Permits are valid, and in full force and effect, except where the failure to possess and maintain such Target Property Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect.

Section 4.12 Contracts. The Seller Parties have not entered into any material Service Contract which is not terminable on thirty (30) days’ notice or less without penalty or fee and which may be binding on the Buyer Parties or such Target Property after the Closing, except for the Contracts set forth on Section 4.12(i) of the Seller Disclosure Letter, any Contracts hereafter entered into in accordance with this Agreement and the Regional Service Contracts. The Seller Parties have delivered or made available to the Buyer Parties true, correct and complete copies of all such material Service Contracts in all material respects and, except as set forth on Section 4.12(i) of the Seller Disclosure Letter, none of such material Service Contracts has been amended in any material respect. To the Knowledge of the Seller Parties, as of the date hereof, there are no material monetary defaults by any party under any material Service Contract outstanding and no party to any material Service Contract has given written notice of any material non-monetary default which remains uncured. Section 4.12(ii) of the Seller Disclosure Letter contains a true, correct and complete list of all material Landlord Work Contracts. The Seller Parties have delivered or made available to the Buyer Parties true, correct and complete copies of all such material Landlord Work Contracts in all material respects and, except as set forth on Section 4.12(ii) of the Seller Disclosure Letter, none of such material Landlord Work Contracts has been amended in any material respect. To the Knowledge of the Seller Parties, as of the date hereof, there are no material monetary defaults by any party under any material Landlord Work Contract and no party to any material Landlord Work Contract has given written notice of any material non-monetary default which remains uncured.

Section 4.13 Environmental Matters. As of the date hereof, the Seller Parties have not received written notice of a violation of any applicable Environmental Law that affects any Target Property which remains uncured. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Target Property Material Adverse Effect, as of the date hereof, the Seller Parties, (i) are in compliance with all Environmental Laws, (ii) have all Environmental Permits necessary to conduct their current operations and (iii) are in compliance with their respective Environmental Permits, all of which are in good standing.

Section 4.14 Title to Target Real Properties; Rights of First Refusal. The relevant Seller Party has (a) good and marketable fee simple title to its Target Owned Property and (b) good and marketable leasehold interest in each of its Target Ground Leased Properties, in each case, free and clear of all Liens except for Target Property Permitted Liens. Except for the rights of the ground lessors under the Target ROFR Ground Leases, the Seller Parties have not granted, and to the Knowledge of the Seller Parties, no Target Real Property is subject to, any option or right of first refusal or first opportunity to any party to purchase any fee or leasehold interests in any Target Real Property.

Section 4.15 Condition of the Target Real Properties. To the Knowledge of the Seller Parties, except as disclosed in the third party physical condition reports with respect to the Target Properties which have been delivered or otherwise made available to the Buyer Parties (it being understood and agreed that a reference in a physical condition report to a document not otherwise delivered or made available to the Buyer Parties shall not be deemed to constitute disclosure of the contents of such document), and for damage caused by fire or other casualty between the date of this Agreement and Closing of which the Seller Parties have notified the Buyer Parties in writing, as of the date hereof, (a) each Target Real Property is in good condition, order and repair in all material respects, and (b) there exists no structural or other material defects or damages in such Target Real Property, whether latent or otherwise, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Target Property Material Adverse Effect.

Section 4.16 Target Property Assets. To the Knowledge of the Seller Parties, Section 4.16 of the Seller Disclosure Letter sets forth a correct and complete list of all material development bonds, letters of credit or other collateral held by or posted with any Governmental Entity or other third party with respect to any subdivision or development obligations concerning any Target Real Property.

Section 4.17 Bankruptcy. No Seller Party has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller Party’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller Party’s assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller Party’s assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Section 4.18 Employee Benefit Plans; Labor Matters.

(a) Section 4.18(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Seller Plans.

(b) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Seller Plan and, to the Knowledge of the Seller Parties, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Seller Plan. Each trust established in connection with any Seller Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(c) Section 4.18(c) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, each (i) Multiemployer Plan (each, a “Seller Multiemployer Plan”), or (ii) single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code that is a Seller Plan. None of the Seller Parties nor any of their respective ERISA Affiliates have incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA; no lien imposed under the Code or ERISA on the assets of any Seller Party or any ERISA Affiliate thereof exists or is likely to arise on account of any Multiemployer Plan; and Seller Parties and each of their respective ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(d) No Seller Party has any obligation to provide (whether under any Seller Plan or otherwise) health, accident, disability, life insurance, death or other welfare benefits to any Seller Employee (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of service or retirement of such Service Provider, other than as required under Section 4980B of the Code or any similar applicable Law.

(e) Except as set forth on Section 4.18(e) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(f) Assuming completion of the approval by Eligible Stockholders described in Section 6.6(g) hereof, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to any Seller Party or any Affiliate thereof, in any case, under Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law).

(g) Section 4.18(g) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, each collective bargaining or similar agreement by which a Seller Party or any Affiliate thereof is bound (the “Union Agreements”) with respect to any current employees of the Seller Parties or their Affiliates that provide services to the Target Properties (“Seller Employees”). As of the date hereof, there is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Knowledge of the Seller Parties, threatened against any Seller Party or any Affiliate thereof relating to any Service Providers. No Seller Party nor any Affiliate thereof has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years by any Service Providers, in each case, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Property Material Adverse Effect. There are no labor unions or other organizations certified or recognized to represent any Seller Employees and, to the Knowledge of the Seller Parties, as of the date hereof, no union organization campaign is in progress with respect to, any Seller Employees. As of the date hereof there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Seller Parties, threatened by or on behalf of any current or former Seller Employees.

(h) The Seller Parties are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of current, former and prospective Seller Employees, wages and hours, discrimination in employment, wrongful discharge, collective bargaining, the Worker Adjustment Retraining and Notification Act of 1988, as amended or similar state or local Law, statute, rule or regulation (the “WARN Act”), fair labor standards, occupational health and safety, or any other labor and employment-related matters, in each case, with respect to all current and former Seller Employees, in each case, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Property Material Adverse Effect.

(i) During the three years prior to the date of this Agreement, no Seller Party has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the WARN Act), or any similar state or local Law, statute, rule or regulation affecting any current or former Service Providers.

(j) The Seller Parties have provided or made available to the Buyer Parties a true, correct and complete list as of the date of this Agreement of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location, union-represented status and leave status of all Seller Employees, excluding Retained Employees, and each such Seller Employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.

Section 4.19 OFAC. No Seller Party constitutes a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Laws and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise).

Section 4.20 Patriot Act. No Seller Party nor, to the Knowledge of the Seller Parties, any Person providing funds to a Seller Party (a) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (c) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

Section 4.21 Anti-Corruption. No Seller Party nor, to the Knowledge of the Seller Parties, any of their principals, owners, officers, directors, or agents, in each case, acting at the direction or on behalf of the Seller Parties or their Affiliates, has made, promised to make, will promise to make, or will cause to be made, any payments (i) to or for the use or benefit of any Government Entity, (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments previously made, to any government official or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable anti-corruption laws.

Section 4.22 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Seller Parties for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Buyer Parent, at any time it is amended or supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.23 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co.), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Seller Parties.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, no Seller Party nor any other Person makes any other express or implied representation or warranty with respect to the Seller Parties or with respect to any other information provided to the Buyer Parties in connection with (i) the Transactions or (ii) the businesses, affairs, operations, assets, Liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Seller Parties or the Target Properties, including with respect to any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Seller Parties or any other Person to the Buyer Parties.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Access; Confidentiality; Notice of Certain Events.

(a) To the extent permitted by applicable Law and Contracts and reasonably related to the consummation of the Transactions or the prorations contemplated hereunder to occur following the Closing, and subject to reasonable restrictions imposed from time to time upon advice of counsel, each of the Buyer Parties and the Seller Parties shall afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties (including the Target Properties), offices, books, contracts, commitments, personnel and records and, during such period, each of the Buyer Parties and the Seller Parties shall furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request; provided that subject to Section 5.10(a), no party shall be required to provide access to any of its properties if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including sampling, boring, drilling, on-site Phase II environmental investigation or other physically intrusive or invasive testing but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing). Notwithstanding the foregoing, neither the Buyer Parties nor the Seller Parties shall be required by this Section 5.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (y) the disclosure of which would violate any Law or fiduciary duty or (z) that is subject to any attorney-client, attorney work product or other legal privilege. Each of the Buyer Parties and the Seller Parties will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. The Seller Parties shall be given a reasonable opportunity to have their representatives present at all times during any inspections, investigations or onsite procedures.

(b) Each of the Buyer Parties and the Seller Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 5.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof the notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c) Each of the Buyer Parties and the Seller Parties agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Buyer Parties (or any Buyer Subsidiary) or the Target Properties, respectively, which could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or a Target Property Material Adverse Effect, as the case may be.

Section 5.2 Consents and Approvals.

(a) Without limiting the Seller Parties’ obligations under Section 6.3, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts (i) to take all actions reasonably necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons reasonably necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons reasonably necessary in connection with the consummation of the Transactions, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and avoid each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) to execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of the Buyer Parties and the Seller Parties shall give (or shall cause to be given) any notices to any Person, and the Buyer Parties and the Seller Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 5.2(a) or Section 6.3 that are necessary, proper or advisable to consummate the Transactions. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Buyer Parties nor the Seller Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Transactions, none of the Buyer Parties or the Seller Parties, or any of their respective Representatives, shall be obligated to (i) pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any Liability or other obligation to such Person prior to the Closing, or (ii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets. Subject to the immediately preceding sentence, the Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 5.3 Publicity. So long as this Agreement is in effect, none of the Buyer Parties or the Seller Parties, nor any of their respective Affiliates or Representatives, shall issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Buyer Parties shall not be required to provide any such review or comment to the Seller Parties in connection with the receipt and existence of a Buyer Acquisition Proposal and matters related thereto or a Change of Recommendation; provided, further, that the Buyer Parties shall not be required to provide any such review or opportunity to comment to the Seller Parties, in connection with any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of Buyer Parent Equity Interests or other capital raising initiatives as permitted by Section 5.4 so long as such statements are consistent in substance with previous written press releases, written public disclosures or other written statements made by the Buyer Parties and the Seller Parties in compliance with this Section 5.3 and not adverse to the consummation of the Transactions.

Section 5.4 Conduct of Business by the Buyer Parties. Buyer Parent agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.4 of the Buyer Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Seller Parties (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer Parent shall, and shall cause each of the Buyer Subsidiaries (including Buyer OP) to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this clause (A) shall not restrict Buyer Parent from the issuance of any Equity Interests if such issuance is permitted by Section 5.4(e)(vi)), (B) use their respective reasonable best efforts to maintain in all material respects the Buyer Properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with lenders, tenants, employees and business associates in all material respects and (C) maintain the status of Buyer Parent as a REIT and the status of Buyer OP as a partnership for U.S. federal income tax purposes. Without limiting the generality of the foregoing, and except (w) as set forth in Section 5.4 of the Buyer Disclosure Letter, (x) as required pursuant to this Agreement, (y) as required by Law or (z) as consented to in writing by the Seller Parties (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, no Buyer Party shall, and the Buyer Parties shall not permit any Buyer Subsidiary to, directly or indirectly:

(a) amend its Governing Documents in a manner adverse to the Seller Parties;

(b) adjust, split, combine, subdivide or reclassify any shares of capital stock of Buyer Parent or any Buyer Subsidiary;

(c) declare, set aside or pay any dividend (in cash, stock, property or otherwise) on or make any other distributions with respect to Equity Interests of Buyer Parent or Buyer OP other than the declaration and payment by Buyer Parent or Buyer OP, as applicable, of (i) quarterly cash dividends with respect to Buyer Parent Common Stock in accordance with past practice (including timing) for the period up to the Closing Date at a rate not to exceed an annual rate of $0.50 per share of Buyer Parent Common Stock, (ii) quarterly cash dividends with respect to Buyer Parent Preferred Stock in accordance with past practice for the period up to the Closing Date as required pursuant to the terms of any Buyer Parent Preferred Stock, (iii) quarterly cash distributions with respect to Buyer OP Units in accordance with past practice (including timing) for the period up to the Closing Date at a rate not to exceed an annual rate of $0.50 per Buyer OP Unit, (iv) cash distributions with respect to the Buyer OP Preferred Units as required pursuant to the terms of the Buyer OP Partnership Agreement, (v) cash distributions or other payments by Buyer OP to Buyer Parent as required pursuant to the terms of the Buyer OP Partnership Agreement and/or to enable Buyer Parent to make any distributions referenced in clauses (i), (ii) and (vi), and (vi) cash or stock dividends and distributions by Buyer Parent, including under Sections 858 or 860 of the Code, if the making of such dividends or distributions prior to the Closing is necessary for Buyer Parent to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law;

(d) except as otherwise provided under the Buyer Parent Charter, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of Buyer Parent or any Buyer Subsidiary, except (i) from holders of Buyer Parent Restricted Shares or recipients of payments under any Buyer Equity Awards in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Buyer Parent Restricted Shares, (ii) with respect to outstanding shares of Buyer Parent Preferred Stock in accordance with the terms thereof, or (iii) with respect to the redemption or exchange of any partnership units of Buyer OP in accordance with the terms of the Buyer OP Partnership Agreement;

(e) grant, issue, deliver or sell any additional Buyer Parent Shares or other common equity securities; provided, however, that (i) Buyer Parent and the Buyer Subsidiaries, as applicable, may grant equity awards to directors, employees and consultants of Buyer Parent or a Buyer Subsidiary in the ordinary course of business consistent with past practice or as required by any applicable Buyer Plan, (ii) the Buyer Subsidiaries may issue equity to form special purpose entities that will be wholly owned directly or indirectly by Buyer OP as may be reasonably required for the completion of any acquisitions or financings, (iii) the Buyer Parties may issue securities in Buyer Subsidiaries in connection with property joint venture transactions, (iv) the Buyer Parties may issue Buyer Parent Shares or Buyer OP Units in connection with the redemption or exchange of any partnership units of Buyer OP in accordance with the terms of the Buyer OP Partnership Agreement, (v) Buyer OP may issue additional Buyer OP Units to Buyer Parent in connection with the issuance of any Buyer Parent Shares permitted by clauses (i), (iv) and (vi) hereof and the Issued Buyer Parent Shares, and (vi) Buyer Parent may issue and sell additional Buyer Parent Shares in one or more public or private offerings, provided that for purposes of this clause (vi), (x) the net proceeds of such public offerings do not exceed the amount set forth in Section 5.4(e) of the Buyer Disclosure Letter, in the aggregate, and (y) the net proceeds of such offerings are used by Buyer Parent to either repay existing Indebtedness of Buyer Parent and/or the Buyer Subsidiaries or reduce the principal amount of the Indebtedness borrowed as part of the Financing (such equity issuance(s) pursuant to this clause (vi), the “Interim Equity Financing”);

(f) enter into a line of business that is not commercial real estate, the operation of media and entertainment properties held by Buyer OP and the Buyer Subsidiaries or otherwise related to the foregoing or acquire any interests in real property that are located outside of the States of California or Washington;

(g) knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause Buyer Parent to fail to qualify as a REIT or Buyer OP to fail to qualify as a partnership for U.S. federal income tax purposes;

(h) subject to Section 5.8, enter into a merger agreement, acquisition agreement or disposition agreement or authorize a liquidation, dissolution, consolidation, bankruptcy or other reorganization, other than any transaction entered into by a Buyer Subsidiary (but not a Buyer Party) and which would not reasonably be expected to delay the Closing or have an adverse effect on the ability of the Buyer Parties to consummate the Transactions;

(i) make any change to its methods of accounting in effect at December 31, 2013, except as required by GAAP (or any interpretation or change thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations), any Governmental Entity or applicable Law;

(j) change any material method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes other than in the ordinary course of business, enter into any closing agreement with respect to a material amount of Tax or surrender any right to claim a material Tax refund; or

(k) authorize, or enter into any Contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Buyer Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Buyer Parent is reasonably necessary for Buyer Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Closing or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Buyer Parent in accordance with this Agreement or otherwise. If Buyer Parent determines that it is necessary to take any such action, it shall notify the Seller Parties in writing as soon as reasonably practicable and the Seller Parties shall be given a reasonable opportunity to review and provide comments to such action, and Buyer Parent shall give consideration, not to be unreasonably withheld, to such comments of Seller Parties prior to the taking of such action.

Section 5.5 Conduct of Business by the Seller Parties Pending the Closing. The Seller Parties agree that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.5 of the Seller Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Buyer Parties (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller Parties shall (A) operate and manage the Target Properties in the ordinary course and consistent with past practices (including, with respect to maintenance of insurance and the application of security deposits and the payment of obligations) in all material respects, provided that the foregoing shall not impose any obligation on the Seller Parties to undertake any new capital improvement projects after the date hereof (other than to repair or replace any capital improvements requiring immediate repair or replacement), and (B) perform and otherwise comply, or cause its agents to perform and otherwise comply, in all material respects with, all of the obligations of the lessee under the Target Ground Leases and the Bay Park Plaza Lease, all obligations of the landlord or lessor under the Target Property Leases and all obligations of the Seller Parties under the material Approved Target Contracts. Without limiting the generality of the foregoing, and except (w) as set forth in Section 5.5 of the Seller Disclosure Letter, (x) as required pursuant to this Agreement, (y) as required by Law or (z) as consented to in writing by the Buyer Parties (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Seller Parties shall not:

(a) sell, transfer or assign any Target Real Property or any interest therein or encumber any Target Real Property with any mortgages, deeds of trust or other Liens which secure indebtedness for borrowed money;

(b) sell, transfer, assign or remove any Target Personal Property from any Target Real Property, except as may be done in the ordinary course consistent with past practices, unless replaced by unencumbered personal property of equal or greater utility and value;

(c) amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any Target Ground Lease or the Bay Park Plaza Lease, or enter into any new Target Ground Lease with respect to any Target Property;

(d) amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any Approved Target Contract (other than Excluded Contracts), or enter into any new Approved Target Contract, in each case, other than any Approved Target Contract (i) for the performance of Landlord Work which is required to be performed by the Seller Parties under the terms of any Target Property Lease which (A) is entered into after the date of this Agreement with the approval of the Buyer Parties, (B) is a Pre-Approved Lease, so long as the amount of Landlord Work to be performed under such Approved Target Contract is for a construction project that is less than $500,000 and is otherwise consistent with the amounts shown on Section 5.5(e)(i) of the Seller Disclosure Letter, (C) is a Post-Argus Pre-Approved Lease, so long as the amount of such Landlord Work to be performed under such Approved Target Contract is less than $500,000 and is otherwise consistent with the amounts shown on Section 5.5(e)(ii) of the Seller Disclosure Letter, or (D) is a Qualifying Lease, so long as the amount of such Landlord Work to be performed under such Approved Target Contract is less than $500,000 and the amount of such Landlord Work does not exceed the applicable amount contemplated on Section 9.5(ii) of the Seller

Disclosure Letter, with such variances thereto as are permitted under the definition of Leasing Parameters, (ii) which may be terminated upon not more than thirty (30) days’ notice without payment of any fee or penalty or (iii) is necessary as a result of an emergency at any Target Property. If any Seller Party enters into any Approved Target Contract after the date of this Agreement in accordance with the terms of this Agreement, then the Seller Parties shall provide written notice and a copy thereof to the Buyer Parties and, unless such Approved Target Contract required the approval of the Buyer Parties pursuant to this Section 5.5(d), and such approval was not obtained, Buyer OP or the applicable Buyer Designee shall assume such Approved Target Contract at Closing. If a new Approved Target Contract requires the Buyer Parties’ approval and the Buyer Parties do not approve in writing such Approved Target Contract within three (3) Business Days after receipt of a copy thereof, together with a written request for the Buyer Parties’ approval, then the Buyer Parties shall be deemed to have accepted such Approved Target Contract. The restrictions of this Section 5.5(d) shall not apply to any Buyer Specified Contracts with respect to actions taken prior to the date that the Buyer Parties deliver notice to the Seller Parties pursuant to Section 6.1 that such Contracts shall constitute Buyer Specified Contracts. Any request for approval of a new Approved Target Contract or an amendment or modification to an existing Approved Target Contract under this Section 5.5(d) shall contain the following legend in bold and all caps: “THIS IS A REQUEST FOR APPROVAL OF AN APPROVED TARGET CONTRACT. A RESPONSE IS REQUESTED WITHIN THREE (3) BUSINESS DAYS. FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN APPROVAL BEING DEEMED TO BE GRANTED.”;

(e) except to the extent required under the terms of the applicable Target Property Lease, amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any Target Property Lease, or enter into any new Target Property Lease; provided, the Seller Parties shall have the right (but not the obligation) to enter into (i) the lease(s), or amendment(s) to existing Target Property Leases, as applicable, on the terms described in the letters of intent listed on Section 5.5(e)(i) of the Seller Disclosure Letter (the “Pre-Approved Leases”) or Section 5.5(e)(ii) of the Seller Disclosure Letter (the “Post-Argus Pre-Approved Leases”), in each case, without the consent of the Buyer Parties so long as the terms thereof are substantially the same as the terms set forth on Section 5.5(e)(i) or Section 5.5(e)(ii) of the Seller Disclosure Letter, as applicable, and (ii) lease(s) or renewals of existing Target Property Leases which satisfy the Leasing Parameters (“Qualifying Leases”), in each case, provided further that any Contracts for Landlord Work which are entered into in connection with any such Pre-Approved Leases, Post Argus Pre-Approved Leases or Qualifying Leases shall require the consent of the Buyer Parties unless (A) the cost of the Landlord Work to be performed thereunder is less than $500,000 and (B) they satisfy the applicable provisions of Section 5.5(d). If a new Target Property Lease or an amendment or modification to an existing Target Property Lease requires the Buyer Parties’ approval and the Buyer Parties do not grant such approval in writing within three (3) Business Days after receipt of a copy thereof, together with a written request for the Buyer Parties’ approval, then the Buyer Parties shall be deemed to have accepted such Target Property Lease. If the Seller Parties enter into any Pre-Approved Lease, Post-Argus Pre-Approved Lease, Qualifying Lease or any other lease or amendment to an existing Target Property Lease after the date hereof in accordance with the terms of this Agreement, then the Buyer Parties shall assume such lease or amendment at Closing and such lease or amendment shall be deemed added to Section 4.8(i) of the Seller Disclosure Letter and Section 4.8(i) of the Seller Disclosure Letter shall be deemed amended at the Closing to include such lease or amendment. Any request for approval of a new Target Property Lease or an amendment or modification to an existing Target Property Lease under this Section 5.5(e) shall contain the following legend in bold and all caps: “THIS IS A REQUEST FOR APPROVAL OF A TARGET PROPERTY LEASE. A RESPONSE IS REQUESTED WITHIN THREE (3) BUSINESS DAYS. FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN APPROVAL BEING DEEMED TO BE GRANTED.”

(f)(i) hire or terminate (other than for cause) any Service Provider (except in the ordinary course of business consistent with past practice) or (ii) increase or establish or commit to increase or establish (as applicable) any wages, fees, salaries, or bonuses to any Seller Employee (except in the ordinary course of business consistent with past practice);

(g) acquire any Equity Interests of the Buyer Parties or any Buyer Subsidiary other than the Issued Buyer Parent Shares and the Issued Buyer OP Units;

(h) amend or modify or consent to the amendment or modification of the zoning or entitlements use of any Target Real Property;

(i) initiate any litigation or arbitration relating to any Target Property Lease; or

(j) authorize, or enter into any Contract, commitment or arrangement to do any of the foregoing.

Nothing in this Section 5.5 shall restrict the Seller Parties’ rights with respect to any Excluded Assets or Excluded Contracts or give the Buyer Parties any approval, consent or other rights with respect thereto.

Section 5.6 Proxy Statement.

(a) Buyer Parent shall prepare and file with the SEC, subject to prior notice to the Seller Parties, as promptly as practicable after the date hereof, the Proxy Statement, which shall, subject to Section 5.8, include the Buyer Parent Board Recommendation. Buyer Parent shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act. Each of the Seller Parties shall furnish to Buyer Parent the information relating to it required by the Exchange Act to be included in the Proxy Statement. Buyer Parent shall (i) obtain and furnish the information required to be included in the Proxy Statement, (ii) promptly after its receipt thereof, provide the Seller Parties with copies of all correspondence between Buyer Parent and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and advise the Seller Parties of any oral comments from the SEC, (iii) consult with the Seller Parties regarding any comments that may be received from the SEC or its staff with respect to the Proxy Statement pursuant to Section 5.6(b) below and respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, (iv) use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing, (v) cause the Proxy Statement to be mailed to Buyer Parent’s stockholders at the earliest reasonably practicable date after the date of SEC clearance and (vi) subject to Section 5.8, use its reasonable best efforts to obtain the necessary approval of the Equity Issuance by Buyer Parent’s stockholders. If, at any time prior to the Special Meeting, any information relating to the Buyer Parties, the Seller Parties, any of their respective Affiliates, this Agreement or the Transactions (including the Equity Issuance), should be discovered by the Buyer Parties or the Seller Parties which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall promptly be prepared by Buyer Parent and filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of Buyer Parent.

(b) Prior to the filing of the Proxy Statement (including any amendment or supplement thereto) with the SEC or dissemination thereof to the holders of Buyer Parent Common Stock, or responding to any comments of the SEC with respect to the Proxy Statement, Buyer Parent shall provide the Seller Parties and their counsel a reasonable opportunity to review and comment on such Proxy Statement, amendment, supplement or response, and the Company shall consider in good faith any comments made by the Seller Parties and their counsel.

Section 5.7 Stockholder Approval. Subject to Section 5.8, Buyer Parent shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with applicable Law and Buyer Parent’s Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Notwithstanding anything to the contrary in the preceding sentence, Buyer Parent shall have the right to make one or more postponements, recesses or adjournments of the Special Meeting (i) in order to solicit additional proxies voting in favor of the Equity Issuance if, on a date for which the Special Meeting is scheduled, there is an insufficient number of Buyer Parent Shares present and voting (either in person or by proxy) to obtain the Requisite Stockholder Approval, whether or not a quorum is present, or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement contemplated to be filed with the SEC and/or disseminated to the holders of Buyer Parent Common Stock pursuant to the last sentence of Section 5.6(a) is timely filed with the SEC and/or disseminated to holders of Buyer Parent Common Stock; provided that the Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Buyer Parent shall keep the Seller Parties informed with respect to proxy solicitation results as reasonably requested by any Seller Party or its Representatives. Subject to Section 5.8, the Buyer Parent Board shall continue to recommend that Buyer Parent’s stockholders vote in favor of the Equity Issuance and shall include such recommendation in the Proxy Statement, and Buyer Parent shall use its reasonable best efforts to obtain the Requisite Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.1, the obligation of Buyer Parent to call, give notice of, convene and hold the Special Meeting, to mail the Proxy Statement to the holders of Buyer Parent Shares and to solicit from such stockholders proxies in respect of the approval of the Equity Issuance shall not be affected by a Change of Recommendation.

Section 5.8 No Solicitation; Change in Buyer Parent Board Recommendation.

(a) Buyer Parent shall, and shall cause each Buyer Subsidiary to, and shall direct its and their Representatives to, (x) immediately cease and cause to be terminated any activities, discussions or negotiations with any Person with respect to a Buyer Acquisition Proposal and (y) request any such Person and its Representatives to promptly return or destroy all confidential information concerning Buyer Parent and its Subsidiaries. From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise expressly permitted by this Section 5.8, Buyer Parent agrees that it shall not (and shall not permit any Buyer Subsidiary to), and that it shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly: (i) solicit, initiate, cause or knowingly facilitate the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to any Buyer Acquisition Proposal, (ii) engage in or otherwise participate in discussions or negotiations with any Person with respect to, or that would reasonably be expected to lead to, any Buyer Acquisition Proposal, (iii) furnish to any Person any non-public information or afford to any other Person access to the business, properties, assets or personnel of the Buyer Parent or any Buyer Subsidiaries, in each case, in connection with, or for the purpose of facilitating, a Buyer Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle or Contract with respect to a Buyer Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (a “Buyer Acquisition Agreement”).

(b) Notwithstanding anything to the contrary in this Agreement, if at any time on or after the date hereof and prior to the Requisite Stockholder Approval being obtained, Buyer Parent or any of its Representatives receives from any Person or group of Persons a written Buyer Acquisition Proposal that did not result from a breach of Buyer Parent’s obligations under Section 5.8(a) in any material respect, if the Buyer Parent Board determines in good faith, (A) after consultation with Buyer Parent’s outside legal and financial advisors, that such Buyer Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Acquisition Proposal and (B) after consultation with Buyer Parent’s outside legal advisors, that the failure to take such action would be reasonably likely to be inconsistent with the exercise of the duties of the Buyer Parent Board under applicable Law, then Buyer Parent and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) to the Person or group of Persons who has made such Buyer Acquisition Proposal; provided, that the Buyer Parent shall provide to the Seller Parties any non-public information concerning Buyer Parent or any Buyer Subsidiaries prior to or substantially concurrently with the time that such information is provided to any such Person which was not previously provided to the Seller Parties or their Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Buyer Acquisition Proposal. Buyer Parent shall promptly (and in any event, within twenty-four (24) hours) notify the Seller Parties in writing after it or any of its Subsidiaries or any of their respective Representatives has received a Buyer Acquisition Proposal. Such notice shall indicate the identity of the Person making such Buyer Acquisition Proposal, and include the material terms and conditions of such Buyer Acquisition Proposal (including a copy thereof if in writing).

(c) Following the date hereof, Buyer Parent shall keep the Seller Parties reasonably informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding any Buyer Acquisition Proposal. Buyer Parent agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits Buyer Parent from providing any information to the Seller Parties in accordance with this Section 5.8. Buyer Parent will, promptly upon receipt or delivery thereof, provide the Seller Parties (and their outside counsel) with copies of all drafts of material agreements relating to such Buyer Acquisition Proposal, in each case exchanged between Buyer Parent, its Subsidiaries or, to the Knowledge of the Buyer Parties, their Representatives, on the one hand, and the Person making such Buyer Acquisition Proposal or any of its Representatives, on the other hand (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposal).

(d) Except as expressly permitted by Section 5.8(e) or (f), neither the Buyer Parent Board nor any committee thereof shall (i) (A) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Seller Parties, the Buyer Parent Board Recommendation, (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Buyer Acquisition Proposal, (C) fail to include the Buyer Parent Board Recommendation in the Proxy Statement or (D) fail to publicly reaffirm the Buyer Parent Board Recommendation (x) within ten (10) Business Days after the Seller Parties so request in writing after the receipt or public announcement of any Buyer Acquisition Proposal (or such fewer number of days as remains prior to the Special Meeting, as it may be adjourned or postponed) or (y) within five (5) Business Days after any other written request of the Seller Parties; provided, that the Seller Parties may make such request under this clause (y) on no more than two (2) occasions (each of the actions described in this clause (i) being referred to as a “Change of Recommendation”), or (ii) authorize, cause or permit Buyer Parent or any of its Subsidiaries to enter into any Buyer Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) terminate this Agreement pursuant to Section 8.1(f).

(e) Notwithstanding anything to the contrary herein, in circumstances involving a written Buyer Acquisition Proposal, the Buyer Parent Board may, at any time prior to the Requisite Stockholder Approval being obtained, (x) make a Change of Recommendation and/or (y) terminate this Agreement pursuant to Section 8.1(f) in order to enter into a definitive Buyer Acquisition Agreement, in each case with respect to such Buyer Acquisition Proposal, if (i) such Buyer Acquisition Proposal is received after the date of this Agreement and was not the result of a material breach of this Section 5.8, and (ii) the Buyer Parent Board determines in good faith (A) after consultation with Buyer Parent’s outside legal and financial advisors, that such Buyer Acquisition Proposal constitutes a Superior Acquisition Proposal and (B) after consultation with Buyer Parent’s outside legal advisors, the failure to effect such a Change of Recommendation and/or enter into a definitive Buyer Acquisition Agreement with respect to such Superior Acquisition Proposal would be reasonably likely to be inconsistent with the exercise of the duties of the Buyer Parent Board under applicable Law.

(f) Notwithstanding anything to the contrary herein, in response to an Intervening Event, the Buyer Parent Board may, at any time prior to the Requisite Stockholder Approval being obtained, make a Change of Recommendation if the Buyer Parent Board has determined in good faith, after consultation with Buyer Parent’s outside legal advisors, that the failure of the Buyer Parent Board to effect a Change of Recommendation in response to an Intervening Event would be reasonably likely to be inconsistent with the exercise of the duties of the Buyer Parent Board under applicable Law; provided, that prior to making any

Change of Recommendation pursuant to this Section 5.8(f), Buyer Parent shall provide the Seller Parties with written information describing in reasonable detail any such events at least five (5) Business Days before such Change of Recommendation and shall thereafter keep the Seller Parties informed, on a current and ongoing basis, of material developments relating thereto. During such five (5) Business Day period, if requested by the Seller Parties, Buyer Parent shall engage in good faith with the Seller Parties to amend the terms of this Agreement in a manner that obviates the need to effect such a Change of Recommendation. If, at the end of such five (5) Business Day Period, the Buyer Parent Board determines that it may no longer effect a Change of Recommendation in compliance with this Section 5.8(f) after taking into account any amended terms hereof, the Buyer Parent Board shall not effect such Change of Recommendation.

(g) Subject to compliance in all material respects with Section 5.8(d), Buyer Parent or the Buyer Parent Board may (i) take and disclose to Buyer Parent’s stockholders a position contemplated by Rule 14d-9 (excluding Rule 14d-9(f)), Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and/or or (ii) make any “stop, look and listen” communication to Buyer Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Buyer Parent Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, however, that the foregoing shall not permit the Buyer Parent Board to make any Change of Recommendation except as expressly provided in Section 5.8(e) or Section 5.8(f).

(h) As used in this Agreement, “Buyer Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (other than any of the Seller Parties or any of their Affiliates), within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect acquisition of assets of Buyer Parent or the Buyer Subsidiaries representing 50% or more of Buyer Parent’s consolidated assets (calculated based on the book value of such assets as of September 30, 2014), (B) acquisition of 50% or more of the outstanding Buyer Parent Shares or Buyer OP Units (including Buyer OP Units held by Buyer Parent), (C) tender offer or exchange offer that if consummated would result in any Person or “group” (other than any of the Seller Parties or any of their Affiliates) beneficially owning 50% or more of the outstanding Buyer Parent Shares or Buyer OP Units (including Buyer OP Units held by Buyer Parent), (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Buyer Parent or Buyer OP or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets (calculated as described above), Buyer Parent Shares and Buyer OP Units (including Buyer OP Units held by Buyer Parent) involved is 50% or more; in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Acquisition Proposal” shall mean any written Buyer Acquisition Proposal that the Buyer Parent Board has determined in good faith, after consulting with Buyer Parent’s outside legal counsel and financial advisors that if consummated, would reasonably be likely to result in a transaction more favorable from a financial point of view to Buyer Parent and Buyer Parent’s stockholders than the Transactions, taking into account any and all such factors as the Buyer Parent Board deems relevant, including the likelihood and timing of consummation (as compared to the Transactions), and the financial (including the financing terms of any such Buyer Acquisition Proposal) and other aspects of such Buyer Acquisition Proposal and the identity of the Person making such Buyer Acquisition Proposal.

Section 5.9 Financing.

(a) If and as necessary to consummate the Transactions and fund the Closing Date Payments, the Buyer Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things that are within the Buyer Parties’ control and are necessary or advisable to obtain the Bridge Financing on or immediately prior to the Closing Date on the terms and conditions described in the Bridge Commitment Letter. Without limiting the generality of the foregoing, such actions shall include the following: (i) subject to Section 5.9(c), maintaining in effect and enforcing their rights under the Bridge Commitment Letter and the Redacted Bridge Fee Letter; (ii) satisfying on a timely basis all Bridge Financing Conditions set forth in the Bridge Commitment Letter and any definitive documents executed in connection therewith that are within the Buyer Parties’ control; (iii) negotiating, executing and delivering Bridge Financing Documents that reflect the terms contained in the Bridge Commitment Letter and the Redacted Bridge Fee Letter or on such other terms acceptable to the Buyer Parties and the Financing Sources for the Bridge Financing, provided that such other terms would not adversely impact, prevent or delay in any material respect the consummation of the Transactions and the funding of the Closing Date Payments; and (iv) if and as necessary to timely consummate the Transactions and fund the Closing Date Payments, consummate the Bridge Financing, in the event that the conditions set forth in Sections 7.1 and 7.2 and the Bridge Financing Conditions have been satisfied or, upon funding would be satisfied. Notwithstanding the foregoing, the Buyer Parties may replace or amend the Bridge Commitment Letter, the Redacted Bridge Fee Letter or the Bridge Financing Documents to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Bridge Commitment Letter as of the date hereof so long as any such addition would not reasonably be expected to prevent or delay in any material respect the consummation of the Transactions and the funding of the Closing Date Payments.

(b) The Buyer Parties shall (x) keep the Seller Parties informed, upon the reasonable request of the Seller Parties, in reasonable detail of the status of its efforts to arrange the Bridge Financing and (y) give the Seller Parties prompt notice of any Effect that has had or is reasonably likely to have, individually or in the aggregate, a material adverse impact with respect to the Bridge Financing, including any breach or threatened breach by any party to the Bridge Commitment Letter or the Redacted Bridge Fee Letter of which the Buyer Parties become aware or any termination or threatened termination thereof; provided, that in no event will the Buyer Parties be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege), but the Buyer Parties nevertheless agree to use their reasonable best efforts to disclose such information in a way that would not waive such privilege. Without limiting the Buyer Parties’ other obligations under this Section 5.9, if a Bridge Financing Failure Event occurs the Buyer Parties shall (i) promptly notify the Seller Parties of such Bridge Financing Failure Event and the reasons therefor, and (ii) in consultation with the Seller Parties, use reasonable best efforts to obtain and when obtained, provide the Seller Parties with a copy of, a new financing commitment that provides for alternative financing from alternative financing sources on terms (including structure, covenants and pricing) that, in the aggregate, are not materially less favorable to the Buyer Parties (as reasonably determined by the Buyer Parties), with lenders reasonably satisfactory to the Buyer Parties, in an amount sufficient to make the Closing Date Payments and consummate the Transactions, as promptly as practicable following the occurrence of such event. The Buyer Parties shall not terminate, amend, modify, supplement, restate, assign, substitute or replace or waive any material rights under the Bridge Commitment Letter or the Redacted Bridge Fee Letter except for substitutions and replacements pursuant to the immediately preceding sentence and the last sentence of Section 5.9(a) and except for such other terms that would not adversely impact, prevent or delay in any material respect the consummation of the Transactions and the funding of the Closing Date Payments. If and to the extent the Bridge Financing is supplemented or superseded by any alternative committed debt financing resulting from the Buyer Parties’ compliance with the preceding two (2) sentences, the term “Bridge Financing” shall mean the Bridge Financing as so amended, replaced, supplemented or modified, and the term “Bridge Financing” shall mean any such financing contemplated thereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the reasonable best efforts of the Buyer Parties be deemed or construed to require, the Buyer Parties to (i) commence any litigation or similar enforcement action against any of the Financing Sources to enforce Buyer Parent’s or Buyer OP’s rights under the Bridge Commitment Letter, (ii) pay any amounts, fees or expenses materially in excess of those contemplated in the Bridge Commitment Letter (whether to secure waiver of any conditions therein or otherwise), (iii) amend or waive any of the terms or conditions hereof or (iv) consummate the Closing at any time prior to the date determined in accordance with Section 2.1.

Section 5.10 Assistance with Financing.

(a) The Seller Parties acknowledge that the Buyer Parties intend to pursue the Anticipated Financing and agree to provide such assistance (and to cause their respective Representatives to provide such assistance) with the Financing as is reasonably requested by the Buyer Parties (provided, however, that such requested assistance does not unreasonably interfere with the ongoing operations of the Seller Parties). Such assistance by the Seller Parties shall include the following to the extent reasonably requested by the Buyer Parties with respect to the Financing: (i) participation in and assistance with the Marketing Efforts related to the Financing; (ii) participation in and assistance with the preparation of rating agency presentations and meetings with rating agencies; (iii) delivery to the Buyer Parties and their financing sources of the Financing Information, including: (v) the financial statements contemplated by Section 5.11, (w) such other financial, operating, property, tenant and lease data and information regarding the Seller Parties, the Target Properties or the Transactions required by the rules and regulations of the SEC to be included or incorporated by reference in any registration statement under the Securities Act filed with the SEC in connection with the Financing or that is of the type and form customarily included or incorporated by reference in private placement memoranda pursuant to Rule 144A/Regulation S of the Securities Act used in connection with the Financing; (x) information regarding the tenants in the Target Properties that is of the type and form customarily included in securitizations of mortgage loans which are secured by commercial properties, (y) any existing third-party reports regarding the Target Properties and (z) any rent rolls, schedules of tenant security deposits, aging reports, schedules of outstanding tenant improvement and leasing commissions, insurance policies, existing surveys, existing zoning reports, leases, management agreements and licenses, but excluding operating and capital budgets, in each case under this clause (iii), solely to the extent such data, information or items are in the Seller Parties’ (or their controlling Affiliates’) possession or control (or to the extent the Seller Parties could obtain such data, information or items without unreasonable effort or expense); (iv) using reasonable efforts to obtain customary accountants’ comfort letters and consents and participation in due diligence sessions conducted in connection with the provision of such comfort letters and consents; (v) at the reasonable request of the Buyer Parties and the Financing Sources, using reasonable best efforts to deliver any requests for, and to reasonably cooperate with the Buyer Parties in seeking to obtain, consents, landlord waivers and estoppels, or non-disturbance agreements to the applicable counterparties; (vi) granting the Buyer Parties and the Financing Sources access to the Target Properties (including related documentation or other items in the Seller Parties’ possession or control) in order to conduct field examinations, collateral audits, asset appraisals, surveys, environmental site assessments and engineering/property condition reports and other inspections that are reasonably necessary in connection with the Financing; provided, however, that, notwithstanding anything to the contrary in this Agreement, (A) without the prior written consent of the Seller Parties, which may be granted or withheld in its sole discretion, none of the Buyer Parties, the Financing Sources nor their Representatives shall have the right to take and analyze any samples of any environmental media or any building material or to perform any invasive testing procedure on any Target Property, provided, the Seller Parties shall not unreasonably withhold their consent to the foregoing if, and only to the extent, (I) such sampling and/or invasive testing is recommended pursuant to a third-party environmental report and required by such Financing Source and (II) the Buyer Parties shall first have delivered to the Seller Parties a written request to conduct such testing or sampling, which request shall specify each Target Property to be tested or sampled, and include a copy of the third-party environmental report recommending such testing or sampling, (B) the Buyer Parties and the Financing Sources shall schedule and coordinate all inspections with the Seller Parties and shall give the Seller Parties at least two (2) Business Days’ prior written notice thereof, setting forth the inspection that the Buyer Parties, the Financing Sources or their Representatives intend to conduct and (C) the Seller Parties shall be entitled to have representatives present at all times during any such inspection; and (vii) taking such actions as are reasonably requested by the Buyer Parties or the Financing Sources to facilitate the satisfaction on a timely basis of all Bridge Financing Conditions that are in the control of the Seller Parties. The Seller Parties will provide to the Buyer Parties and the Financing Sources such information within their (or their controlling Affiliates’) possession or control as may be reasonably necessary so that the Financing Information and Marketing Material is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Seller Parties’ obligations under this Section 5.10, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Seller Parties’ Willful Breach of their obligations under this Section 5.10.

(b) Notwithstanding anything to the contrary in this Agreement, none of the Seller Parties or their Affiliates shall be required to pay or commit to pay any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation in connection with the obligations of the Seller Parties under Section 5.10(a) or otherwise in connection with the Financing, other than reasonable out-of-pocket costs. The Buyer Parties shall promptly, upon request by the Seller Parties, reimburse the Seller Parties for all reasonable and documented out-of-pocket costs and expenses incurred by any Seller Party or any of their respective Affiliates or Representatives for any action taken by any of them at the request of the Buyer Parties or the Financing Sources pursuant to Section 5.10(a), and shall indemnify and hold harmless the Seller Parties and their respective Affiliates and Representatives from and against any and all damages, losses, costs or liabilities (including expenses and expenses in connection with the defense of any Action) suffered or incurred by any of them (i) in connection with the arrangement of the Financing and any information used in connection therewith (other than historical information relating to the Seller Parties, their Affiliates or the Target Properties provided by the Seller Parties or their Representatives), (ii) as a result of acts at the Target Properties of the Buyer Parties, any Financing Sources or their respective Affiliates or Representatives and (iii) all other actions taken by the Seller Parties or their Affiliates or Representatives at the request of the Buyer Parties pursuant to this Section 5.10, except to the extent finally determined by a court of competent jurisdiction to have arisen from the fraud, gross negligence, willful misconduct or bad faith of any of the Seller Parties or any of their Affiliates or Representatives.

(c) All non-public or other confidential information provided by the Seller Parties pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Buyer Parties and their Representatives shall be permitted to disclose such information (i) to any Financing Sources or prospective Financing Sources, including any underwriters, initial purchasers or placement agents in connection with the Financing, or to their respective counsel and auditors subject to customary confidentiality arrangements for use by any of them of such information in connection with the Financing, (ii) to rating agencies in connection with obtaining ratings of the Financing and (iii) to the extent required by applicable securities laws or as otherwise is customary in private offerings of securities pursuant to Rule 144A/Regulation S under the Securities Act, in any registration statements or prospectuses filed with the SEC or in any private placement memoranda delivered to prospective investors in connection with the Financing, in each case, including any registration statement, exhibit, report or disclosure statement filed with the SEC and incorporated by reference therein.

Section 5.11 Rule 3-14/Regulation S-X Cooperation. Without limiting the obligations of the Seller Parties under Section 5.10, from the date of this Agreement and continuing through the first (1st) anniversary of the Closing Date, the Seller Parties shall, from time to time, upon reasonable advance notice from the Buyer Parties, provide (a) the Buyer Parties and their Representatives with access to all financial and other information pertaining to the Target Properties pertaining to the period of the Seller Parties’ ownership and operation of the Target Properties to the extent in the Seller Parties’ possession or control (or to the extent the Seller Parties could obtain such information without unreasonable effort or expense), which information is relevant and reasonably necessary, in the opinion of the Buyer Parties, to enable the Buyer Parties to prepare financial statements in compliance with the requirements of any or all of (i) Rule 3-14 of Regulation S-X of the SEC, or if required by the SEC, Rule 3-05 of Regulation S-X of the SEC, and enable the Buyer Parties’ outside, third-party accountants (the “Accountants”) to audit such information, (ii) any other rule issued by the SEC and applicable to the Buyer Parties or their Affiliates, and (iii) any registration statement, schedule, proxy statement, report or disclosure statement filed with the SEC by or on behalf of the Buyer Parties or their Affiliates and (b) reasonable assistance to the Buyer Parties and the Accountants in completing audits and the preparation of such financial statements.

Without limiting the generality of the foregoing, if requested by the Buyer Parties (x) the Seller Parties shall deliver a customary representation letter in such form as is reasonably required by the Accountants, with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Seller Parties’ financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with clauses (a)(i), (ii) and (iii) above and (y) to the extent that the Seller Parties’ financial statements have previously been audited, the Seller Parties shall use reasonable best efforts to cause the auditor of the Seller Parties’ financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, to provide to the Buyer Parties and/or their Affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters. The Buyer Parties shall promptly, upon request by the Seller Parties, reimburse the Seller Parties for all reasonable and documented out-of-pocket costs and expenses incurred by any Seller Party or any of their respective Affiliates or Representatives for any action taken by them at the request of the Buyer Parties pursuant to this Section 5.11.

Section 5.12 Seller Party Exclusivity. From the date of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, each Seller Party shall not, and shall cause each of its Affiliates not to, and shall direct its Representatives not to solicit, initiate, knowingly facilitate or otherwise enter into any discussions, negotiations or agreements which could reasonably be expected to lead to a possible sale or other disposition of (a) all or any of the Target Properties, other than as specifically required pursuant to the terms of any Target Ground Lease, or (b) all or any part of the ownership interests in the Seller Parties (whether by merger, reorganization, recapitalization or otherwise), in each case with any Person other than the Buyer Parties or provide any information regarding the Target Properties or the Seller Parties to any Person other than the Buyer Parties and their Affiliates and Representatives and Financing Sources other than as specifically required pursuant to the terms of any Target Ground Lease, in each case excluding any information which is traditionally provided in the regular course of the Seller Parties’ operation and management of the Target Properties to third parties where the Seller Parties and their Affiliates and Representatives have no reason to believe that such information may be utilized to evaluate any such transaction.

Section 5.13 NYSE Listing. Buyer Parent shall use its reasonable best efforts to cause the Issued Buyer Parent Shares to be approved for listing on the New York Stock Exchange prior to the Closing Date, subject only to official notice of issuance.

Section 5.14 Landlord Work. The Seller Parties shall use commercially reasonable efforts to perform or cause to be performed any construction work which is required to be performed by the landlord as tenant inducements under the terms of any Target Property Leases (“Landlord Work”), including any Landlord Work described on Section 5.14 of the Seller Disclosure Letter (the “Outstanding Landlord Work”) in compliance with applicable law and the terms of the applicable Target Property Lease(s), and shall use commercially reasonable efforts to complete the Outstanding Landlord Work on or prior to the Closing, provided that the completion of the Outstanding Landlord Work shall not be a condition precedent to the Buyer Parties’ obligation to Close on the Closing Date in accordance with the terms of this Agreement. To the extent all or any portion of the Landlord Work is not completed on or prior to the Closing Date, then any Contracts for such outstanding Landlord Work (the “Landlord Work Contracts”) shall be assigned to and be assumed by the Buyer Parties at Closing as more particularly provided in Section 6.1.

Section 5.15 Affiliate Leases(a). Notwithstanding anything in this Agreement or the Affiliate Leases to the contrary, the Seller Parties shall terminate, or cause to be terminated, each of the Affiliate Leases at or prior to Closing. Such termination shall be made without payment of any fees or penalties by either the landlord or the tenant thereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Target Property Contracts. Subject to Section 5.5, Buyer OP or the applicable Buyer Designees shall, to the extent assignable, assume the following Contracts at the Closing: (i) subject to Section 5.14, the Landlord Work Contracts, including any which are entered into after the date of this Agreement in accordance with the terms of Section 5.5; (ii) subject to Section 6.6(b), the Union Agreements, (iii) all Service Contracts which by their terms are not terminable on thirty (30) days’ notice or less without payment of a penalty or fee, (iv) the Buyer Specific RSC and (v) any other Contracts which the Buyer Parties elect to assume by delivery of written notice thereof on or prior to January 7, 2015 (the “Buyer Specified Contracts”; together with Contracts described in clauses (i) through (v) collectively, the “Approved Target Contracts”). All other Contracts shall be terminated by the Seller Parties at the sole cost and expense of the Seller Parties prior to or concurrently upon the Closing and shall not be assigned to or assumed by the Buyer Parties (the “Excluded Contracts”). To the extent the consent of the counterparty to the assignment of any Approved Target Contract is required by its terms, then the parties shall cooperate and use commercially reasonable efforts to obtain such consent, but the failure to obtain such consent shall not affect the obligation of the Seller Parties to assign such Approved Target Contract or the Buyer Parties to assume such Approved Target Contract at Closing. Any Contract that pertains to services or materials provided to not only a Target Property but also to other properties in the real estate portfolio owned by any Affiliates of the Seller Parties which are not subject to this Agreement (the “Regional Service Contracts”), shall be terminated as to the Target Properties at the sole cost and expense of the Seller Parties prior to or concurrently upon the Closing and shall not be assigned to or assumed by the Buyer Parties. All termination fees and any other costs and expenses relating to such termination shall be the responsibility of the Seller Parties, and the Buyer Parties shall not have any responsibility or liability thereof.

Section 6.2 Tenant Estoppel Certificates. The Seller Parties shall use reasonable best efforts to obtain Acceptable Tenant Estoppel Certificates from tenants under each Tenant Property Lease. “Acceptable Tenant Estoppel Certificates” means an estoppel certificate from a tenant under a Target Property Lease which is in substantially the form of Exhibit N (or, if the Seller Parties are unable to obtain certificates in such form, then in the form prescribed by the applicable Target Property Lease) with respect to each Target Property Lease (collectively, “Estoppel Certificates”). “Acceptable Tenant Estoppel Certificates” shall mean Estoppel Certificates whose terms are consistent with the applicable Target Property Lease and that do not disclose any material landlord defaults, material disputes or material offsets unless such landlord defaults, disputes or offsets were previously disclosed by the Seller Parties in the representations and warranties of this Agreement; provided, however, that an Estoppel Certificate shall nonetheless constitute an Acceptable Tenant Estoppel Certificate, notwithstanding (i) any non-material modifications thereof, (ii) the relevant tenant making note of items which constitute Target Property Permitted Liens or items which the Seller Parties are otherwise responsible for under the terms of this Agreement, including any amounts which such tenant asserts are due from the Seller Parties and which the Seller Parties, under the terms of this Agreement, have agreed to pay or give a credit to the Buyer Parties, (iii) such tenant limiting its statements regarding landlord defaults or potential defaults, tenant or landlord defenses, disputes, full force and effect, compliance and environmental matters (to the extent any Target Property Lease requires a tenant to give statements with respect to environmental matters) “to lessee’s knowledge” (or words of similar import), (iv) the inclusion of a general condition statement such as “we reserve all rights” or words of similar import, (v) any modifications thereto to conform the Estoppel Certificate to the applicable Target Property Lease, and (vi) any reference to defaults, breaches or other matters, in each case, that are expressly disclosed in the representations and warranties of the Seller Parties in this Agreement. If a Target Property Lease specifically enumerates the certifications to be made by a tenant in an estoppel certificate, then the Buyer Parties acknowledge that such tenant shall not be required to make any certifications not specifically enumerated in the applicable Target Property Lease estoppel requirements even if the applicable Target Property Lease requires the tenant to certify to any additional items “reasonably requested”. The Seller Parties shall keep the Buyer Parties reasonably informed regarding the status of the Estoppel Certificates from time to time prior to the Closing and shall within a reasonable period of time provide the Buyer Parties with any Acceptable Tenant

Estoppel Certificates received under this Section 6.2. Any estoppel certificate delivered to the Seller Parties under this Section 6.2 shall be deemed to be an Acceptable Tenant Estoppel Certificate (and count toward satisfaction of the Tenant Estoppel Requirement) if the Buyer Parties do not object in a written notice to the Seller Parties specifying the Buyer Parties’ objections thereto within three (3) Business Days after receipt thereof.

Section 6.3 Target Ground Leases. The Seller Parties shall use reasonable best efforts to obtain the following prior to the Closing: (a) from each of the ground lessors under the Target Ground Leases listed on Section 6.3(a) of the Seller Disclosure Letter (the “Target ROFR Ground Leases”), a written waiver (each, a “Target Ground Lease ROFR Waiver”) of such ground lessor’s right of first refusal, right of first opportunity or other right to purchase the applicable Target Ground Leased Property in connection with the Transactions (each, a “Target Ground Lease ROFR”); (b) from each ground lessor under a Target Ground Lease (other than the Specified Ground Lease), the written consent of such ground lessor to the transfer by the relevant Seller Party of its right, title and interest in, to and under the applicable Target Ground Lease to the Buyer Parties (each, a “Target Ground Lease Consent”) and (c) from each ground lessor under a Target Ground Lease, an Acceptable Ground Lease Estoppel. For purposes of this Agreement, an “Acceptable Ground Lease Estoppel” means an estoppel certificate from the ground lessor under any Target Ground Lease which is in substantially the form of Exhibit O-1 through O-3, as applicable, or such other form as is provided under the terms of the applicable Target Ground Lease, if applicable. The Buyer Parties shall have no right to object to an estoppel certificate from a ground lessor which is delivered under a Target Ground Lease, and such estoppel certificate shall nonetheless constitute an Acceptable Ground Lease Estoppel, notwithstanding (i) any non-material modifications thereof, (ii) the relevant ground lessor making note of items which constitute Target Property Permitted Liens or items which the Seller Parties are otherwise responsible for under the terms of this Agreement, including any amounts which such ground lessor asserts are due from the Seller Parties and which the Seller Parties, under the terms of this Agreement, have agreed to pay or give a credit to the Buyer Parties, (iii) such ground lessor limiting its statements regarding lessee defaults or potential defaults, lessor or lessee defenses, disputes, full force and effect, compliance and environmental matters (to the extent any Target Ground Lease requires the ground lessor to give statements with respect to environmental matters) “to lessor’s knowledge” (or words of similar import), (iv) the inclusion of a general condition statement such as “we reserve all rights” or words of similar import, (v) any modifications to conform the estoppel certificate to the applicable Target Ground Lease, including any modifications made to conform the estoppel certificate to provisions regarding the delivery of estoppel certificates, or (vi) any reference to matters that are expressly disclosed in the representations and warranties of the Seller Parties in this Agreement. The Buyer Parties acknowledge that a ground lessor shall not be required to make (A) any certifications that are not contained in the form attached as Exhibits O-1 through O-3, (B) if a Target Ground Lease specifically enumerates the certifications to be made by a ground lessor in an estoppel certificate, any certifications that are not specifically enumerated in the applicable Target Ground Lease, even if the applicable Target Ground Lease requires the ground lessor to certify to any additional items “reasonably requested” or (C) with respect to the Target Ground Leased Properties identified on Section 6.3(C-1) of the Seller Disclosure Letter, any certifications other than those certifications which are specifically enumerated in the Target Ground Lease for the Target Ground Leased Property identified on Section 6.3(C-2) of the Seller Disclosure Letter. The Seller Parties shall keep the Buyer Parties reasonably informed regarding the status of the discussions with the applicable ground lessors regarding the foregoing matters from time to time prior to the Closing and shall within a reasonable period of time, provide the Buyer Parties with any Acceptable Ground Lease Estoppel received under this Section 6.3. Any estoppel certificate delivered to the Seller Parties under this Section 6.3 shall be deemed to be an Acceptable Ground Lease Estoppel for purposes of this Agreement if the Buyer Parties do not object in a written notice to the Seller Parties specifying the Buyer Parties’ objections thereto within three (3) Business Days after receipt thereof.

Section 6.4 Casualty and Condemnation. From the date of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Real State Insurance LLC shall (a) maintain insurance equivalent to the limits in place as of the date of this Agreement, regardless of peril or increase of values, and shall cause such limits to be maintained with limits equal to or greater than existing limits in a scenario where existing limits are impaired or depleted by more than 25% (including, without limitation, as the result of an insurable loss which depletes the current limits or an event (outside of the Target Properties) which increases values relative to existing limits, (b) cause the Buyer Parties to be named as an additional insured and loss payee under each of the Policies for the period (the “Insured Contract Period”) through the earlier of (A) termination of this Agreement in accordance with its terms and (B) the Closing (and, upon request, shall provide Buyer Parent with written evidence that the Buyer Parties have been so named) and (c) deliver to the Buyer Parties a certificate of insurance naming the Buyer Parties as a loss payee under the Policies for the Insured Contract Period in an amount equal to their interests (i.e. replacement costs including rents) and as an additional insured under the liability Policies in an amount of at least $50,000,000 per occurrence and in the aggregate, provided, the Seller Parties shall have until two (2) Business Days following the date of this Agreement to deliver such certificates to the Buyer Parties. In the event that, prior to the Closing Date, any portion of a Target Real Property is taken pursuant to eminent domain proceedings or any Improvements are damaged or destroyed by any casualty (a “Target Property Casualty”), the Seller Parties shall give the Buyer Parties prompt written notice of the same. At Closing, the Seller Parties will credit against the Cash Consideration payable by the Buyer Parties at the Closing an amount equal to the proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by the Seller Parties as a result of such casualty or eminent domain proceedings, together with a credit for any deductible under such insurance, less any amounts expended by the Seller Parties to restore the applicable Target Property. If as of the Closing Date the Seller Parties have not received any such insurance or eminent domain proceeds, then the Closing shall nonetheless occur (without a credit for such insurance or eminent domain proceeds except for a credit for any deductible under such insurance) and at Closing the Seller Parties shall assign to Buyer OP or the applicable Buyer Designee all claims of the Seller Parties in respect of any condemnation or casualty insurance coverage, as applicable, and all rights of the Seller Parties to receive any condemnation proceeds or proceeds from any such casualty insurance on account of such Target Property Casualty, including any settlement amounts, as applicable, but excluding any business or rental interruption insurance proceeds relating to the period prior to Closing. If the written consent of any insurer to the foregoing assignment of proceeds is required under the terms of any Policy and cannot be obtained by the Seller Parties on or prior to the Closing Date, then the Seller Parties shall grant, at Closing, an irrevocable enforceable power of attorney coupled with an interest to the Buyer Parties to pursue all applicable claims under such insurance after the Closing in the name of the Seller Parties. All proceeds received under a Policy in connection therewith as a result of a Target Property Casualty will be paid to the Buyer Parties as and when received, and the Seller Parties shall reasonably cooperate with the Buyer Parties (at Buyer Parties’ expense) in connection with the pursuit of such claims, including the prompt execution of all applications and other documents required or appropriate in connection therewith. The provisions of this Section 6.4 shall survive the Closing. For purposes of this Section 6.4, “Policies” means the Seller Parties’ existing insurance policy program, which is led by Real State Insurance LLC, policy number RSIC091808, with respect to the Target Properties.

Section 6.5 Tax Matters.

(a) One or more of the Buyer Parties, or an Affiliate of the Buyer Parties, has disposed or may dispose of certain of such Buyer Party’s or such Affiliate’s properties and may desire to acquire certain of the Target Properties (the “Exchange Properties”) as replacement properties in a tax deferred exchange which qualifies for non-recognition of gain under Section 1031(a) of the Code (an “Exchange”). The Seller Parties shall reasonably cooperate with the Buyer Parties and their Affiliates in effectuating any Exchanges, including the execution of such documentation as may be reasonably necessary to effect any Exchanges, provided, however, that (i) the Seller Parties shall not incur any additional cost or liability in connection with any Exchange for the benefit of the Buyer Parties and their Affiliates, (ii) the date of the Special Meeting shall not be delayed by reason of such Exchange(s), (iii) the Closing hereunder shall not be delayed by reason of such Exchange(s), (iv) the Buyer Parties and their Affiliates shall not be released from liability or obligations under this Agreement, and (v) the consummation or accomplishment of any Exchange shall not be a condition to the Parties’ obligations under this Agreement. The Buyer Parties shall pay all costs and expenses associated with effecting any Exchange and agree to hold harmless and indemnify the Seller

Parties from and against all claims, losses and liabilities, if any, resulting from such Exchange. The Buyer Parties may assign an intermediary, including a “qualified intermediary” as defined in Treasury Regulations Section 1.1031(k)-(l)(g)(4) or an “exchange accommodation titleholder” as defined in IRS Revenue Procedure 2000-37 (the “Buyer Intermediary”), to act in place of the Buyer Parties as the acquiror of the Exchange Properties. In the event that any of the Buyer Parties assigns its rights under this Agreement pursuant to this Section 6.5(a), each of the Buyer Parties hereby agrees to notify the Seller Parties in writing of such assignment at or before Closing. If requested to facilitate any Exchange, but subject to the conditions set forth above, the Seller Parties shall permit an assignment of the rights of the Buyer Parties under this Agreement relating to such Exchange Properties to the Buyer Intermediary, accept a portion of the Cash Consideration from the Buyer Intermediary and convey the Exchange Properties to the Buyer Intermediary or as directed by the Buyer Intermediary. Performance by the Buyer Intermediary will be treated as performance by the Buyer Parties for purposes of this Agreement, provided that the assignment to a Buyer Intermediary under this Section 6.5(a) shall not release the Buyer Parties from its liabilities and obligations under this Agreement.

(b) The Buyer Parties and the Seller Parties and their respective Affiliates will reasonably cooperate, and to the extent reasonably requested by any of the Buyer Parties, Seller Parties and their respective Affiliates in connection with any Tax matters relating to the Target Properties or the Transactions (including by the provision of reasonably relevant records or information reasonably available to such party). The Buyer Parties and the Seller Parties agree and shall cause their respective Affiliates (i) to retain all books and records with respect to Tax matters pertinent to the Target Properties and the Transactions relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer Parties or Seller Parties, as applicable, any extensions thereof) of the respective taxable periods, and to substantially abide by all record retention agreements entered into with any Tax authority or other Governmental Entity, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon reasonable request, the Buyer Parties or the Seller Parties or their respective Affiliates, as the case may be, shall furnish or cause to be furnished to the other parties or allow the other parties access to such books and records.

(c) Buyer Parent, as general partner of Buyer OP, shall, pursuant to the Buyer OP Partnership Agreement, require a mandatory adjustment of the Gross Asset Value (as defined in the Buyer OP Partnership Agreement) of Buyer OP’s assets in connection with the Transactions contemplated by this Agreement in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and the definition of Gross Asset Value.

(d) Buyer Parent, as the general partner of Buyer OP, shall, pursuant to the Buyer OP Partnership Agreement, cause Buyer OP to adopt the “traditional” method as set forth in Treasury Regulations Section 1.704-3(b) with respect to the Target Properties.

(e) During any taxable period during which any Seller Party (or any of its Affiliates) is a limited partner of Buyer OP, Buyer Parent, as general partner of Buyer OP, shall use reasonable best efforts to provide each Seller Party (or any of its Affiliates) an estimate of each such Seller Party’s (or any of its Affiliates) allocable share of Buyer OP’s taxable income and items of gain for U.S. federal and state income tax purposes within thirty-one (31) days of the end of the close of each taxable year (i.e., January 31). At the request from each Seller Party (or any of its Affiliates), the General Partner shall reasonably cooperate to deliver with reasonable promptness such other tax information available to Buyer Parent relating to Buyer OP to satisfy each Seller Party’s (or any of its Affiliates) tax reporting obligations for the taxable year.

Section 6.6 Seller Party Employee Matters.

(a) Schedule Update. No earlier than five (5) days prior to the Closing and no later than two (2) days prior to the Closing, Sellers shall update the information provided on Section 4.18(e) of the Seller Disclosure Letter with information current as of such date.

(b) Offers of Employment. (i) No later than the Closing, a Buyer Party or its Affiliate (or a third party service provider) shall extend offers of employment to be effective as of the Closing to all Seller Employees employed at a Target Property pursuant to a collective bargaining agreement with The International Union of Operation Engineers Local 39 (“Local 39”) (the “Union-Represented Seller Employees”) and who remain employed by any Seller Party or any Affiliate thereof as of the Closing on the same terms and conditions, including wages and benefits, as then in effect under the terms of the applicable collective bargaining agreement (or applicable law), with full credit for prior service with Seller Parties although subject to the provisions of Section 6.6(d) of this Agreement and also subject to the following sentence which contemplates the possibility of successor labor agreements on substantially comparable terms and conditions to the Union Agreements. Buyer Party shall itself, or shall cause an Affiliate (or a third party service provider), to recognize Local 39 at any Target Property at which it represents any Union-Represented Seller Employees. If a successor labor agreement, on substantially comparable terms and conditions to those applicable under such Union Agreements, covering such Union-Represented Seller Employees is not negotiated and agreed to by Local 39 on the one hand, and the relevant Buyer Party, Affiliate or third party service provider, on the other hand, prior to fourteen (14) calendar days before the Closing then Buyer Parent shall itself, or shall cause an Affiliate (or third party service provider) to assume as of the Closing those collective bargaining agreements in effect with respect to the Union-Represented Seller Employees. (ii) No later than the Closing, a Buyer Party or their Affiliate (or third party service provider) shall extend offers of employment, to be effective as of the Closing, to those Seller Employees who are not Union-Represented Seller Employees (the “Non-Union Seller Employees”) that such Buyer Party or Affiliate (or a third party service provider) selects in its sole discretion (other than Retained Employees) on terms and conditions set forth in this Section 6.6, which offers of employment (if any) may be subject to satisfaction of such Buyer Party’s or Affiliate’s (or a third party service provider’s) standard employment qualifications, including verification of eligibility for employment; provided, however, that, subject to the Seller Parties’ satisfaction of the immediately following sentence, the Buyer Parties shall offer employment to a sufficient number of Seller Employees upon such terms as are necessary in order to avoid the imposition of any notice requirements upon the Seller Parties under the WARN Act (considering solely Seller Employees providing services to one or more Target Properties and disregarding any employment terminations (including without limitation any “mass layoff” or “plant closing”) occurring prior to Closing and/or affecting employees who do not provide services primarily to the Target Properties). Prior to the Closing Date, Seller Parties shall provide Buyer Parties with information about actual and expected “Employment Losses” within the meaning of the WARN Act which may occur in the 90 days prior to the Closing, in addition to Sellers’ obligations under Section 6.6(e) hereof. Any offer of employment made to a Non-Union Seller Employee by the Buyer Parties or an Affiliate (or a third party service provider) shall be for such base salary and target annual bonus which in the aggregate is equal to no less than 90% of the aggregate base salary and target annual bonus which such Non-Union Seller Employee was entitled to immediately prior to the Closing (a “Qualifying Offer”). In the event a Buyer Party or an Affiliate (or a third party service provider) does not make a Qualifying Offer, and such Seller Employee receives severance pursuant to a Seller Plan, the Buyer Parties hereby agree that the Buyer Parties and their Affiliates shall not hire such Seller Employee for a period following the Closing equal to the time period for which such Seller Employee’s severance payments were calculated pursuant to a Seller Plan. The Seller Parties shall cooperate with and use their best efforts to make the Seller Employees reasonably accessible to the Buyer Parties and to assist the Buyer Parties in their efforts to secure satisfactory employment arrangements with any Seller Employees to whom the Buyer Parties (or their Affiliates or third party service providers) wish to make employment offers. No later than fifteen (15) days prior to the Closing, Buyer Parties shall provide Seller Parties with an accurate and complete list of Seller Employees who shall be offered employment by a Buyer Party or an Affiliate thereof (such list being the “Offer List” and those listed persons shall hereinafter be referred to as “Buyer Non-Union Offerees”). The Seller Parties agrees that they will not (and will not permit their Affiliates to), prior to the Closing, terminate from employment any Buyer Non-Union Offerees except for “cause” (as the term “cause” is used in the WARN Act). In the event that any Buyer Non-Union Offeree dies, resigns from employment with Seller, or is terminated by a Seller Party or its Affiliate for cause, in any case prior to the Closing, the Seller Parties shall promptly provide notice thereof to the Buyer Parties and the Buyer Parties may revise the Offer List to remove the Seller Employee who has experienced such death, resignation or termination for cause from the Offer List and the Buyer Parties shall promptly provide the Seller Parties with a true and accurate copy of the revised Offer List. Notwithstanding any provision of this Agreement, it is understood and agreed by the Seller Parties and the Buyer Parties that Buyer Parties or their Affiliates (or a third party service provider) will offer employment to those Seller Employees to whom such offers are required to be made pursuant to the California Displaced Janitor Opportunity Act, Labor Code Section 1060 et seq., the San Francisco Displaced Worker Protection Act, S.F. Police Code Section 3300C.1 et seq., or any other similar Law. The Seller Parties shall terminate for all purposes (including under all Seller Plans) the employment of each Seller Employee who accepts employment with a Buyer Party or its Affiliate (or a third party service provider), effective immediately prior to the Closing. Each Seller Employee who so commences employment with a Buyer Party or an Affiliate thereof (or a third party service provider) shall hereinafter be referred to as a “Transferred Employee” as of the Closing.

(c) No Severance Obligations. The Buyer Parties and the Seller Parties intend that the Transactions shall not result in a separation of employment of any Transferred Employee for purposes of any Seller Plan prior to or upon the consummation of the Transactions and that the Transferred Employees will have continuous and uninterrupted employment for such purposes immediately before and immediately after the Closing Date, and the Buyer Parties and the Seller Parties shall make reasonable efforts to ensure the same.

(d) Paid Time Off; Vacation. To the extent that any Transferred Employees have accrued any unused vacation or other paid-time-off as of the Closing, the Seller Parties shall pay out such accrued time to each such Transferred Employee on the Closing Date.

(e) WARN Act. Without limiting any other provision hereof, but provided that Buyer complies with its obligations regarding offers of employment to Seller Employees in Section 6.6(b), the Seller Parties shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Seller Employees as a result of any action by any Seller Party on or prior to the Closing Date, or following the Closing with respect to any Seller Employee who does not become a Transferred Employee for any reason. The Seller Parties shall indemnify and hold harmless the Buyer Parties and their Affiliates against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 6.6(e). On the Closing Date, the Seller Parties shall notify the Buyer Parties of any terminations or layoffs of any Seller Employees during the ninety (90)-day period prior to the Closing.

(f) Multiemployer Plans. With respect to any Seller Plan that is a Multiemployer Plan, the Seller Parties and the Buyer Parties (or their respective Affiliates or third party service providers) shall, to the extent the relevant Multiemployer Plan does not object, take all steps reasonably necessary under Section 4204 of ERISA so that the Transactions shall not, in and of themselves, constitute a partial withdrawal (as defined in Section 4205 of ERISA) or a complete withdrawal (as defined in Section 4203 of ERISA) with respect to the Multiemployer Plan. The parties hereto acknowledge and agree that the sale of assets under this Agreement constitutes a bona fide, arm’s length sale of assets between unrelated parties, and the parties intend that this Agreement be covered by and satisfy all of the requirements of Section 4204 of ERISA. With respect to any Multiemployer Plan which covers Union-Represented Seller Transferred Employees who are Union-Represented Seller Employees, the Seller Parties and the Buyer Parties agree to the following, to the extent not objected to by the applicable Multiemployer Plan:

(i) The Buyer Parties agree, or shall cause one of their Affiliates (or a third party service provider), to continue making contributions to such Multiemployer Plan for and on behalf of Transferred Employees who are Union-Represented Seller Employees in accordance with the terms of the applicable collective bargaining agreements for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) for which the Seller Parties had an obligation to contribute to the Multiemployer Plan for and on behalf of such Union-Represented Seller Employees on the Closing.

(ii) The Buyer Parties agree, or shall cause an Affiliate (or a third party service provider) to agree, that, if they do not qualify for an exemption pursuant to PBGC Regulation Section 4204.11 or Section 4204.21, they will provide a bond or place an amount in escrow in accordance with Section 4204(a)(1)(B) of ERISA.

(iii) In the event the Buyer Parties, or an Affiliate (or a third party service provider) withdraw from the Multiemployer Plan in a complete withdrawal or a partial withdrawal with respect to the Union-Represented Seller Employees, during the five plan years beginning after the Closing and the withdrawal liability of the Buyer Parties to the Multiemployer Plan is not paid, the Seller Parties shall be secondarily liable to the Multiemployer Plan, only to the extent required by Section 4204 of ERISA, for any withdrawal liability Seller would have had to the Multiemployer Plan with respect to the Union-Represented Seller Employees but for Section 4204 of ERISA.

(g) Prior to the Closing Date, the Seller Parties shall, to the extent Parachute Payment Waivers (as defined below) are obtained, seek approval by the applicable stockholders (“Eligible Stockholders”), in the manner prescribed under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to any Seller Party to receive or retain any payment(s) or benefit(s) that could, in the absence of such approval, constitute “parachute payments” (as defined in Section 280G(b)(1) of the Code) (a “280G Vote”). Prior to seeking such 280G Vote, the Seller Parties shall seek written waivers from such “disqualified individuals” such that, unless such payments and benefits are approved by the Eligible Stockholders in the manner prescribed under 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the Sellers Parties and their respective affiliates shall not make such payments or benefits (the “Parachute Payment Waivers”). The Buyer Parties shall have a reasonable period of time prior to the 280G Vote to review and comment on all calculations, waivers, consents, disclosures, and other documents prepared in connection with this Section 6.6(g).

(h) No Third Party Beneficiaries; No Continued Service or Service Terms. The provisions of this Section 6.6 are solely for the benefit of the Parties and nothing in this Section 6.6, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with the Buyer Parties or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.6, express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of the Buyer Parties or their Affiliates to terminate the employment or other service relationship of any of the Transferred Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees, or (iii) deemed to obligate the Buyer Parties or any of their Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 6.7 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, except as set forth in the Stockholders Agreement to be entered into at the Closing, the Parties understand and agree that (i) nothing contained in this Agreement shall give the Seller Parties, directly or indirectly, the right to control or direct Buyer Parent’s operations, and (ii) Buyer Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.8 Litigation Matters.

(a) In the event that any Action related to or involving this Agreement or the Transactions, the Equity Issuance or the other Transactions is brought or, to the Knowledge of the Buyer Parties, threatened, against any Buyer Party or the Buyer Parent Board by security holders of a Buyer Party, Buyer Parent shall promptly notify the Seller Parties of such litigation and shall keep the Seller Parties informed on a current basis with respect to the status thereof. The Buyer Parties shall give the Seller Parties the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any securityholder litigation against the Buyer Parties or the Buyer Parent Board relating to or involving this Agreement or the Transactions, and no such settlement shall be agreed to without the prior written consent of the Seller Parties (such consent not to be unreasonably withheld, conditioned or delayed).

(b) After the Closing, in the event that, and for so long as, the Buyer Parties or are actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target Properties, the Seller Parties will reasonably cooperate (at no cost, expense or liability to any Seller Party) with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense.

Section 6.9 Title Matters.

(a) Except as otherwise provided in this Agreement (including, without limitation, in the event any unpermitted exception is the result of any breach by the Seller Parties of their representations or covenants under this Agreement), in the event the Seller Parties are unable to convey the Target Properties subject only to the Target Property Permitted Liens, then they shall deliver written notice to the Buyer Parties at least two (2) days prior to the Outside Date and the Buyer Parties may elect, as their sole and exclusive remedy therefor, to either (x) subject to the Seller Parties’ rights under the immediately succeeding sentence, terminate this Agreement prior to the Outside Date by giving written notice to the Seller Parties and thereafter the Parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (y) waive such title objections, in which event such title objections shall be deemed additional “Target Property Permitted Liens” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Notwithstanding anything contained herein to the contrary, the Seller Parties shall be obligated at Closing to cause the release or discharge of (A) any Post-Signing Voluntary Target Property Encumbrance created by the Seller Parties, (B) any mortgage debt and (C) any other monetary Lien that is not a Target Property Permitted Lien encumbering the Target Properties (any Lien described in clause (C), each, a “Monetary Encumbrance”), provided, however, that (x) the Seller Parties shall not be obligated to spend more than $70,000,000 in the aggregate with respect to any Monetary Encumbrances (exclusive of any Monetary Encumbrances resulting from the failure of the Seller Parties to pay obligations which the Seller Parties would be required to pay under Section 1.7) and (y) if any Post-Signing Voluntary Target Property Encumbrance or Monetary Encumbrance is bonded over by the Seller Parties or others at or prior to the Closing or if the Seller Parties escrow sufficient funds with the Title Company such that it is omitted from the Title Policy (or is otherwise fully insured over by the Title Company) then Seller Parties shall be deemed to have satisfied the provisions of this sentence and deemed to have caused the release of such Post Signing Voluntary Target Property Encumbrance or Monetary Encumbrance. The parties acknowledge and agree that the Seller Parties shall have the right to apply or cause Escrow Agent to apply all or any portion of the Cash Consideration to cause the release or discharge of any Post Signing Voluntary Target Property Encumbrance or Monetary Encumbrance.

(b) Except as expressly provided in Section 6.9(a), nothing contained in this Agreement shall be deemed to require the Seller Parties to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor.

Section 6.10 Bay Park Plaza Lease.

(a) The Seller Parties shall use reasonable best efforts to obtain the consent of the ground lessor under the Bay Park Plaza Lease to the transfer of the Bay Park Plaza Lease by the relevant Seller Party of its right, title and interest in, to and under the Bay Park Plaza Lease to Buyer OP or the applicable Buyer Designee

(the “Bay Park Lease Consent”). Subject to the provisions of Section 6.10(b), if the Bay Park Lease Consent is not obtained on or prior to the Outside Date, then the Buyer Parties may elect to (i) waive receipt of such Bay Park Lease Consent, in which case the Bay Park Plaza Lease shall be excluded from the Transactions contemplated under this Agreement and shall not be assigned at Closing, but the balance of the related Target Property (the “Bay Park Plaza Property”) shall be included in the Transactions and transferred at Closing in accordance with the terms of this Agreement, or (ii) treat the Bay Park Plaza Property as an Eliminated Target Property, in which event such Target Owned Property shall be eliminated from and not included in the Transactions and clauses (A), (B), (C) and (D) of Section 1.4(a) shall apply.

(b) The Seller Parties shall deliver to the Buyer Parties a Parking Analysis on or prior to the date which is ninety (90) days following the date hereof. If the Parking Analysis is reasonably acceptable to the Buyer Parties, then the Bay Park Plaza Property shall be included in the Transactions and transferred at Closing in accordance with this Agreement regardless of whether the Bay Park Plaza Consent has been obtained, but the rights of the applicable Seller Party under the Bay Park Plaza Lease shall not be transferred and shall be excluded from the Transactions at Closing unless the Bay Park Plaza Consent has been obtained on or prior to such date. If the Bay Park Plaza Lease is not assigned at Closing together with the balance of the Bay Park Plaza Property, then for a period of one (1) year following Closing, the Seller Parties shall, at Buyer OP’s request, continue to use commercially reasonable efforts to obtain the Bay Park Lease Consent and, if the Bay Park Lease Consent is obtained, then the relevant Seller Party shall thereafter, in consideration of an additional payment of $100, assign its interests in the Bay Park Plaza Lease to a Person designated by Buyer OP using the form of Assignment and Assumption of Bay Park Lease. A “Parking Analysis” shall mean a parking analysis with respect to the Bay Park Plaza Property as to whether the portion of the Bay Park Plaza Property that is not subject to the Bay Park Plaza Lease can accommodate enough parking spaces striped in accordance with applicable Law, including without limitation in sizes, locations and mixes of compact and full size spaces as permitted under applicable Law, to satisfy all zoning requirements applicable to such Target Owned Property.

Section 6.11 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree, both prior to and following the Closing (for a period not to exceed nine (9) months) (a) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transfer of the Target Properties contemplated hereunder, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the transfer of the Target Properties contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. The foregoing provisions of this Section 6.11 shall survive the Closing. In addition, if requested by the Buyer Parties, the Seller Parties agree prior to Closing to use reasonable best efforts to deliver requests for estoppels, waivers or other agreements under any covenants, conditions or restrictions or other encumbrances affecting any of the Target Owned Properties and Target Ground Leased Properties.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1 Conditions to Each Party’s Obligations to Consummate the Transactions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Buyer Parties and the Seller Parties, as the case may be, to the extent permitted by applicable Law:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained;

(b) Listing. The Issued Buyer Parent Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

(c) Laws; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions.

Section 7.2 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Transactions are also subject to the satisfaction or waiver by the Buyer Parties (in writing) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Validity of Agreement), Section 4.4 (Securities Laws Matters) and Section 4.23 (Brokers; Expenses), each of the representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Target Property Material Adverse Effect contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct (without giving effect to any qualification as to materiality or Target Property Material Adverse Effect contained in Article IV) as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Target Property Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Validity of Agreement), Section 4.4 (Securities Laws Matters) and Section 4.23 (Brokers; Expenses) shall be true and correct in all material respects as of the Closing as though made on and as of the date of this Agreement and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b) Performance of Obligations of the Seller Parties. The Seller Parties shall have performed or complied in all material respects with all obligations required to be performed or complied with by the Seller Parties under this Agreement at or prior to the Closing.

(c) No Target Property Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Target Property Material Adverse Effect.

(d) Title Insurance. Subject to the payment of all customary title insurance premiums by the Buyer Parties as provided herein, at the Closing, First American Title Insurance Company and/or Fidelity National Title Insurance Company (the “Title Company”) shall have issued or irrevocably committed to issue for each Target Real Property, an ALTA Form 2006 Extended Coverage Owner’s Policy of Title Insurance (without coverage for survey matters subsequent to the Target Property Existing Surveys and without any endorsements issued by the Title Company other than non-imputation coverage in substantially the form of the endorsement to the Title Policy attached to the Owner’s Affidavit (each, a “Title Policy”), and showing title to the Target Real Property to be vested of record in Buyer OP or the applicable Buyer Designee, subject only to (i) the Target Property Permitted Liens and (ii) any other title exceptions or encumbrances approved by the Buyer Parties in their sole discretion.

(e) Tenant Estoppel Requirement. The Seller Parties shall have satisfied the Tenant Estoppel Requirement.

(f) Seller Party Deliverables. The Seller Parties shall have delivered to the Buyer Parties at the Closing all Deeds and other agreements and items set forth in Section 2.3.

Section 7.3 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the Transactions are also subject to the satisfaction or waiver (in writing) by the Seller Parties on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1(a) (Organization and Qualifications; Subsidiaries), Section 3.2 (Capitalization), Section 3.3

(Authorization; Validity of Agreement), Section 3.8(b) (Absence of Certain Changes), Section 3.12(b) (Taxes), Section 3.20 (Opinion of Financial Advisor), Section 3.24 (Status of Equity Consideration), Section 3.26 (Takeover Statutes) and Section 3.27 (Brokers; Expenses), each of the representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Buyer Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct (without giving effect to any qualification as to materiality or Buyer Material Adverse Effect contained in Article III) as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.1(a) (Organization and Qualifications; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement), Section 3.8(b) (Absence of Certain Changes), Section 3.12(b) (Taxes), Section 3.20 (Opinion of Financial Advisor), Section 3.24 (Status of Equity Consideration), Section 3.26 (Takeover Statutes) and Section 3.27 (Brokers; Expenses) shall be true and correct in all material respects (or in all respects, in the case of Section 3.8(b) (Absence of Changes)) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

(d) Buyer Party Deliverables. The Buyer Parties shall have delivered to the Seller Parties at the Closing the Cash Consideration, the Equity Consideration and all agreements and other items set forth in Section 2.2.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval) as follows:

(a) by mutual written consent of the Buyer Parties and the Seller Parties;

(b) by the Buyer Parties if there has been a breach by any Seller Party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach shall result in any of the conditions in Sections 7.1 or 7.2 not being satisfied (and in each case such breach is not curable prior to the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by the Buyer Parties if any Buyer Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by the Seller Parties if there has been a breach by any Buyer Party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach shall result in any of the conditions in Sections 7.1 or 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c) by the Seller Parties if any Seller Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(d) by the Buyer Parties or the Seller Parties, if the Closing shall not have occurred by 11:59 p.m., New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the specified time on the Outside Date;

(e) by the Seller Parties if the Buyer Parent Board (or any committee thereof) shall have effected a Change of Recommendation; provided, however, that the exercise of such termination right by the Seller Parties must occur (if at all) prior to the receipt of the Requisite Stockholder Approval;

(f) by the Buyer Parties, prior to the receipt of the Requisite Stockholder Approval, in order to concurrently enter into a definitive Buyer Acquisition Agreement with respect to a Superior Acquisition Proposal that was not the result of a material breach of Section 5.8 by the Buyer Parties, if and only if Buyer Parent, prior to or concurrently with such termination, pays the Buyer Termination Fee to the Seller Parties in accordance with Section 8.2(b);

(g) by either the Buyer Parties or the Seller Parties if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have complied with its obligations under Section 5.2 to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling;

(h) by either the Buyer Parties or the Seller Parties, if the Requisite Stockholder Approval shall not have been obtained at the Special Meeting at which a vote on the approval of the Equity Issuance was taken;

(i) by the Seller Parties, if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been and remain satisfied or have been waived by the Buyer Parties, (ii) the Seller Parties have irrevocably confirmed to the Buyer Parties in writing that (A) all of the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Seller Parties and (B) the Seller Parties are prepared to consummate the Closing, and (iii) the Buyer Parties fail to consummate the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.1 and the Seller Parties stood ready, willing and able to consummate the Closing throughout such two (2) Business Day period; or

(j) by the Buyer Parties pursuant to the terms of Section 6.9(a).

Section 8.2 Effect of Termination; Buyer Termination Fee; Expense Reimbursement Amount.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating Party or Parties to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Buyer Parties or the Seller Parties, or the respective Affiliates or Representatives of any Party, except that the Confidentiality Agreement, Section 5.10(b), the last sentence of Section 5.11, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(c), nothing herein shall relieve any Party from liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs).

(b) In the event that:

(i) this Agreement is terminated by the Seller Parties pursuant to Section 8.1(e);

(ii) this Agreement is terminated by the Buyer Parties pursuant to Section 8.1(f);

(iii)(x) a Buyer Acquisition Proposal shall have been made, proposed or communicated after the date hereof (and such Buyer Acquisition Proposal shall not have been publicly withdrawn at least ten (10) days prior to the Special Meeting), and (y) following the occurrence of an event described in the preceding clause (x), this Agreement is terminated by the Seller Parties (A) pursuant to Section 8.1(c) as a result of the Buyer Parties’ material breach of their obligations under Section 5.7 or Section 5.8 or (B) pursuant to Section 8.1(h), and (z) within twelve (12) months of the date of such termination, Buyer Parent enters into a definitive agreement with respect to any Buyer Acquisition Proposal or any Buyer Acquisition Proposal is consummated; or

(iv) this Agreement is terminated by the Seller Parties pursuant to Section 8.1(i),

then, in any such event under clause (i), (ii), (iii) or (iv) of this Section 8.2(b), the Buyer Parties shall pay as directed by the Seller Parties the applicable Buyer Termination Fee by wire transfer of same day funds (A) in the case of Sections 8.2(b)(i), and 8.2(b)(iv), within two (2) Business Days after such termination, (B) in the case of Section 8.2(b)(ii), prior to or concurrently with such termination, and (C) in the case of Section 8.2(b)(iii), prior to or substantially contemporaneously with the earlier of entry into a definitive agreement with respect to or the consummation of any Buyer Acquisition Proposal; it being understood that in no event shall the Buyer Parties be required to pay the Buyer Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to the rights of the Seller Parties set forth in Section 9.14, if this Agreement is terminated pursuant to the circumstances described in Section 8.2(b), the Seller Parties’ right to receive payment of the Buyer Termination Fee (together with the Expense Reimbursement Amount and any amounts owed pursuant to Section 5.10(b), the last sentence of Section 5.11, Section 8.2(e) or Section 8.2(f), if applicable) in accordance with the terms and conditions of this Agreement, shall be the sole and exclusive remedy of the Seller Parties against (i) either of the Buyer Parties, (ii) any Affiliates of the Buyer Parties, (iii) any Representatives of the Buyer Parties or their Affiliates and (iv) any lender or prospective lender, lead arranger, or arranger of or to the Buyer Parties, including the Financing Sources and any other party to the Bridge Commitment Letter, and their respective Affiliates, and their respective Representatives, successors and assigns (the Persons described in clauses (i), (ii), (iii), and (iv), collectively, the “Buyer Group”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions (including the Financing), and upon payment of the Buyer Termination Fee (together with the Expense Reimbursement Amount and any amounts owed pursuant to Section 5.10(b), the last sentence of Section 5.11, Section 8.2(e) or Section 8.2(f), if applicable), no Person shall have any rights or claims against any member of the Buyer Group under this Agreement, the Commitment Letter, or otherwise, whether at law or equity, in contract in tort or otherwise, and the Buyer Group shall not have any further liability relating to or arising out of this Agreement, or any of the Transactions (including the Financing). If this Agreement is terminated pursuant to the circumstances described in Section 8.2(b), (i) in no event shall any Seller Party or any of their Affiliates seek or permit to be sought any losses or otherwise bring any Action against, the Buyer Group in connection with this Agreement, the Bridge Financing Documents or the Transactions, other than an Action (x) to recover payment of the Buyer Termination Fee (together with the Expense Reimbursement Amount and any amounts owed pursuant to Section 5.10(b), the last sentence of Section 5.11, Section 8.2(e) or Section 8.2(f), if applicable) or (y) pursuing a grant of specific performance in accordance with Section 9.14 and (ii) upon payment of the Buyer Termination Fee (together with the Expense Reimbursement Amount and any amounts owed pursuant to Section 5.10(b), the last sentence of Section 5.11, Section 8.2(e) or Section 8.2(f), if applicable), the Seller Parties each agree to cause any Action pending in connection with this Agreement or any of the Transactions by the Seller Parties or their Affiliates against the Buyer Parties or any other member of the Buyer Group to be dismissed with prejudice promptly, and in any event within five (5) Business Days thereafter. For the avoidance of doubt, while the Seller Parties may pursue both a grant of specific performance in accordance with Section 9.14 and the payment of the Buyer Termination Fee (together with the Expense Reimbursement Amount and any amounts owed pursuant to Section 5.10(b), the last sentence of Section 5.11, Section 8.2(e) or Section 8.2(f), if applicable), under no circumstances shall the Seller Parties be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Buyer Termination Fee, the Expense Reimbursement Amount or any amounts contemplated to be paid or payable by any member of the Buyer Group under this Section 8.2 (other than as described in Section 5.10(b) or the last sentence of Section 5.11). The provisions of this Section 8.2(c) shall not limit any rights or remedies under the Confidentiality Agreement or arising out of any action or inaction by any Person following the Closing.

(d) In the event that the Requisite Stockholder Approval shall not have been obtained at the Special Meeting at which a vote on such approval was taken, the Buyer Parties shall pay to the Seller Parties, by wire transfer of same day funds, within two (2) Business Days after the termination of this Agreement pursuant to Section 8.1(h), an aggregate amount equal to $14,000,000 less any amounts previously paid to the Seller Parties to reimburse for out-of-pocket expenses pursuant to Section 5.10(b) or Section 5.11 (the “Expense Reimbursement Amount”), which is intended to reimburse the Seller Parties for the fees and expenses incurred by the Seller Parties in connection with this Agreement and the Transactions.

(e) If this Agreement is terminated by the Buyer Parties pursuant to Section 8.1(b) or the Seller Parties pursuant to Section 8.1(c), then the Party whose breach gave rise to such termination shall reimburse the non-breaching Party, to the extent not previously reimbursed pursuant to Sections 5.10(b) or 5.11, for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by such non-breaching Party or their Affiliates in connection with this Agreement or the Transactions by wire transfer of same day funds of the amount thereof as promptly as reasonably practicable (and, in any event, within two (2) Business Days following request therefor).

(f) The Parties acknowledge that (i) the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Seller Parties would not have entered into this Agreement and (ii) the Buyer Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Seller Parties in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. If the Buyer Parties fail to promptly pay the Buyer Termination Fee or the Expense Reimbursement Amount when due and, in order to obtain such payment, the Seller Parties commence a suit that results in a judgment against the Buyer Parties for the Buyer Termination Fee or the Expense Reimbursement Amount (or a portion thereof), as applicable, the Buyer Parties shall pay to the Seller Parties their costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such Buyer Termination Fee or the Expense Reimbursement Amount, as applicable, was required to be paid.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement (including Section 9.9(b)), this Agreement may only be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the Parties.

(b) At any time and from time to time prior to the Closing, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such

Party or Parties contained herein. Except as required by Law, no such extension or waiver shall require the approval of the stockholders of Buyer Parent. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party hereto of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.2 Non-Survival. None of the representations, warranties, pre-Closing covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing, provided, however, that this Section 9.2 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

Section 9.3 Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses in the event the Closing does not occur. In the event that the Closing occurs, the Buyer Parties shall pay all bona fide third party Expenses (which shall not include any Excluded Liabilities) incurred by the Parties in connection with this Agreement and the Transactions (and shall reimburse the Seller Parties for any such Expenses previously paid by them) other than (a) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions, which shall, in each case, be paid by the Seller Parties, and (b) as specifically set forth in Section 1.7.

Section 9.4 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission) and the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express). In each case notice shall be sent to:

if to the Buyer Parties, to:

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd. 6th Floor

Los Angeles, California 90025

Attention: General Counsel

Facsimile: (310) 445-5710

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Julian Kleindorfer

                 Bradley A. Helms

Facsimile: (213) 891-8763

if to the Seller Parties, to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

42nd Floor

New York, New York 10154

Attention: Frank Cohen and Judy Turchin

Facsimile: (212) 583-5202

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Brian M. Stadler

                 Sasan Mehrara

Facsimile: (212) 455-2502

Equity Office Management, LLC

Two North Riverside Plaza, Suite 2100

Chicago, IL 60606

Attention: Matthew Koritz

Facsimile: (312) 775-6574

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Buyer Parent than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions; and provided, further, that an Acceptable Confidentiality Agreement shall not contain any provision that would prevent Buyer Parent from complying with its obligations to provide any disclosure to Seller Parties or their Representatives pursuant to Section 5.8.

“Adjusted Reference Price” means (a) if the Reference VWAP is equal to or less than $27.57, then $27.57, and (b) if the Reference VWAP is greater than $27.57, then the sum of (i) $27.57 plus (ii) 50% of the difference of (x) the Reference VWAP minus (y) $27.57.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Leases” means (i) that certain Office Lease Agreement between EOP-Peninsula Office Park, L.L.C., as landlord, and Equity Office Management, L.L.C. (“EOM”), as tenant, dated as of February 19, 2008, as amended by that certain First Amendment dated as of July 31, 2013; (ii) that certain Office Lease Agreement between CA-Gateway Office Limited Partnership, as landlord, and EOM, as tenant, dated as of 2013 and (iii) that certain Retail Lease Agreement dated February 25, 2005, by and between CA-Skyport I Limited Partnership and Equity Health Club, L.L.C., in each, as amended to date.

“Ancillary Documents” means the Stockholders Agreement, the Registration Rights Agreement, the VCOC Letter, the OP Amendment and Restatement and each other document or instrument contemplated hereby to be executed and delivered by any of the Parties at the Closing.

“Anticipated Financing” means one or more of the following financing alternatives, in each case, to the extent the Buyer Parties determine to seek such financing in order to fund all or a portion of the Closing Date Payments on the Closing Date: (i) the Interim Equity Financing or any preferred equity financing, (ii) amendments to Buyer OP’s existing senior unsecured credit facilities to increase availability thereunder or entry into new senior unsecured credit facilities or term loans, (iii) one or more issuances of debt securities by Buyer Parent and/or Buyer OP, whether in a publicly registered or “Rule 144A/Regulation S” offering and (iv) one or more mortgage or asset-level financings.

“Bay Park Plaza Lease Agreement” means that certain Lease PRC6127.1 between The State of California and CA-Bay Park Plaza Limited Partnership dated as of February 7, 2007, a memorandum of which was recorded November 6, 2013 as Document No. 2013-154192 in Official Records, City of San Mateo; Agreement and Consent to Encumbrancing of Lease by and among The State of California, CA-Bay Park Plaza Limited Partnership, Goldman Sachs Commercial Mortgage Capital, LP., Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., Citigroup Global Markets Realty Corp.; Column Financial, Inc. (an affiliate of Credit Suisse Group), German American Capital Corporation (an affiliate of Deutsche Bank Securities Inc.), Morgan Stanley Mortgage Capital Inc., and Wachovia Bank, National Association, dated as of February 7, 2007, a memorandum of which was recorded on November 6, 2013 as Document No. 2013-154192 of the Official Records of San Mateo County, California.

“Bridge Commitment Letter” means the bridge debt commitment letter dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.9 following a Bridge Financing Failure Event, pursuant to which the Financing Sources named therein have agreed, subject only to the Bridge Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Closing Date Payments.

“Buyer Equity Award” means an award granted under the Buyer Equity Plan and any Buyer Parent outperformance program.

“Buyer Equity Plan” means Buyer Parent’s 2010 Incentive Award Plan, as amended from time to time.

“Bridge Financing” means the bridge debt financing incurred or intended to be incurred pursuant to the Bridge Commitment Letter, the Redacted Bridge Fee Letter and any related engagement letter, as such agreement or letter(s) may be amended, modified, supplemented, replaced or extended from time to time after the date hereof in accordance with Section 5.9.

“Bridge Financing Conditions” means the conditions precedent to the funding of the Bridge Financing set forth in the Bridge Commitment Letter and the Redacted Bridge Fee Letter (which conditions are not redacted).

“Bridge Financing Documents” means the agreements, documents and certificates contemplated by the Bridge Financing, including (a) all credit agreements, loan documents and other agreements contemplated by the Bridge Commitment Letter; (b) any certificates, opinions, corporate organizational documents, good standing certificates, lien searches, and/or resolutions contemplated by the Bridge Commitment Letter; and (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

“Bridge Financing Failure Event” shall mean any of the following (a) the commitments with respect to all or any portion of the Bridge Financing expiring or being terminated or (b) for any reason, all or any portion of the Bridge Financing becoming unavailable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by Law to close.

“Buyer Lease” means each lease or sublease or license or agreement to occupy space with respect to each of the applicable Buyer Properties and to which Buyer Parent or any Buyer Subsidiary is a party as lessor or sublessor or licensor, together with all amendments, modifications, renewals and extensions exercised related thereto.

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Buyer Parent and the Buyer Subsidiaries, taken as a whole;

provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Buyer Material Adverse Effect or shall be taken into account when determining whether a Buyer Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such Effects do not disproportionately have a greater adverse impact on the Buyer Parent and the Buyer Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Buyer Parent and the Buyer Subsidiaries operate generally, (ii) any changes generally affecting the industries or markets in which Buyer Parent and the Buyer Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on Buyer Parent and the Buyer Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Buyer Parent and the Buyer Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Buyer Parent and the Buyer Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Buyer Parent and the Buyer Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Buyer Parent and the Buyer Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Buyer Parent and the Buyer Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Seller Parties, (vi) any Effect attributable to the negotiation, execution, announcement or other public disclosure or performance of this Agreement and the Transactions or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with Buyer Parent or any Buyer Subsidiary, or any action by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 3.5 of this Agreement), (vii) any failure by Buyer Parent to meet any internal or published projections, estimates or expectations of Buyer Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Buyer Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Buyer Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition) and (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on Buyer Parent and the Buyer Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Buyer Parent and the Buyer Subsidiaries operate generally.

“Buyer OP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership, dated as of December 10, 2010, of Buyer OP.

“Buyer OP Units” means common units of partnership interest in Buyer OP.

“Buyer Parent Charter” means the charter of Buyer Parent.

“Buyer Parent Common Stock” means the common stock of Buyer Parent, par value $0.01 per share.

“Buyer Parent Maximum Amount” means a number of Buyer Parent Shares equal to twenty percent (20%) (rounded down to the nearest whole share) of the total issued and outstanding shares of Buyer Parent Common Stock (including Buyer Parent Restricted Shares), such amount to be calculated as of the close of business on the second Business Day immediately prior to the Closing Date (but for purposes of such calculation, after giving effect to the issuance by Buyer Parent of the Issued Buyer Parent Shares); provided, that such number of Buyer Parent Shares shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer Parent Shares or any transaction in which the Buyer Parent Shares are converted into other securities.

“Buyer Parent Share Amount” means a number of Buyer Parent Shares equal to 9.8% (rounded down to the nearest whole share) of the total issued and outstanding shares of Buyer Parent Common Stock (excluding Buyer Parent Restricted Shares), such amount to be calculated as of the close of business on the second Business Day immediately prior to the Closing Date (but for purposes of such calculation, after giving effect to the issuance by Buyer Parent of the Issued Buyer Parent Shares, and subject to adjustment pursuant to Section 1.2(b)).

“Buyer Parent Shares” means shares of Buyer Parent Common Stock.

“Buyer Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Buyer Leases or Buyer Ground Leases or air rights affecting any Buyer Property, (iv) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (v) Liens that are disclosed on Buyer Parent’s and the Buyer Subsidiaries’ existing title insurance policies made available by or on behalf of the Buyer Parties to the Seller Parties prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (vii) any Liens, limitations, restrictions or title defects in effect as of the date of this Agreement, and (viii) any other Liens, limitations, restrictions or title defects that do not materially impair the continued use and operation of the applicable Buyer Property as currently used and operated.

“Buyer Plan” means each material Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Buyer Parent or any Buyer Subsidiary or with respect to which Buyer Parent or any Buyer Subsidiary has any obligation or liability (whether actual or contingent) with respect to any current or former employee, consultant, director or other service provider of Buyer Parent or any Buyer Subsidiary.

“Buyer Properties” means all real property owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by Buyer Parent or any Buyer Subsidiary as of the date hereof, together with all right, title and interest of Buyer Parent and any Buyer Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property.

“Buyer Property JV” means each of the Buyer Subsidiaries identified on Section 3.1(b) of the Buyer Disclosure Letter as a “Buyer Property JV”.

“Buyer Termination Fee” means a cash amount equal to: (a) in the event that the Buyer Termination Fee is payable pursuant to Sections 8.2(b)(i) or 8.2(b)(ii), $60,000,000 less any amounts previously paid to the Seller Parties to reimburse for out-of-pocket expenses pursuant to Section 5.10(b) or Section 5.11, (b) in the event that the Buyer Termination Fee is payable pursuant to Section 8.2(b)(iii), $60,000,000 less the amount of the Expense

Reimbursement Amount paid by the Buyer Parties to the Seller Parties pursuant to Section 8.2(d) and any amounts previously paid by the Buyer Parties to the Seller Parties pursuant to Section 8.2(e) or for reimbursement of out-of-pocket expenses pursuant to Section 5.10(b) or Section 5.11, and (c) in the event that the Buyer Termination Fee is payable pursuant to Section 8.2(b)(iv), $120,000,000 less any amounts previously paid to the Seller Parties to reimburse for out-of-pocket expenses pursuant to Section 5.10(b) or Section 5.11; provided, however, in the event any Target Property set forth on Section 9.5(i) of the Seller Disclosure Letter becomes an Eliminated Target Property pursuant to Section 1.4(a)(i) or Section 1.4(a)(ii) of this Agreement (but not as a result of any other circumstance under this Agreement), then the amount of the Buyer Termination Fee shall be reduced as set forth thereon.

“Closing Date Payments” means the payment in full, in cash, of the Cash Consideration and the payment of all costs, fees and expenses in connection with the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 18, 2014, between Buyer OP and Blackstone Real Estate Advisors L.P.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral, but excluding any Buyer Leases, Buyer Ground Leases, Target Property Leases and Target Ground Leases.

“Downtime Credit” means an amount determined in accordance with Section 1.7(a)(xiii) of the Seller Disclosure Letter.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations, rules and other guidance promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any Party as defined in Section 414(b), (c), (m) or (o) of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the consummation of the Transactions.

“Financing” means the Anticipated Financing and the Bridge Financing, as applicable.

“Financing Information” means all information with respect to the Target Properties as may be reasonably requested by the Buyer Parties or their financing sources in connection with obtaining the Financing or otherwise as may be reasonably required to be delivered to satisfy a Bridge Financing Condition.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Anticipated Financing and/or the Bridge Financing in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into or amended pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns, in each case related to the Financing as contemplated by Section 5.9.

“Free Rent Credit” means an amount determined in accordance with Section 1.7(a)(xii) of the Seller Disclosure Letter.

“Governing Documents” means (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iv) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (v) all obligations under capital leases, (vi) all obligations in respect of bankers acceptances or letters of credit, (vii) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (viii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

“Intervening Event” means any material event or development or material change in circumstances first occurring after the date of this Agreement and prior to receipt of Requisite Stockholder Approval, to the extent that such event, development or change in circumstances was not reasonably foreseeable (or if foreseeable, the consequences of which were not reasonably foreseeable) as of or prior to the date of this Agreement; provided, however, that (a) the receipt, existence or terms of a Buyer Acquisition Proposal or any matter relating thereto or consequence thereof shall not constitute, or be considered in determining whether there has been, an Intervening Event, and (b) changes in the market price or trading volume of Buyer Parent Common Stock or the fact that Buyer Parent meets or exceeds, or that the Seller Parties fail to meet or exceed, internal or published projections, forecasts or revenue of earnings predictions for any period shall not constitute, or be considered in determining whether there has been, an Intervening Event (provided, however, that the underlying causes of such change or fact shall not be excluded in this clause (b)).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge of the Buyer Parties” means the actual knowledge of Harout Diramerian, Mark Lammas, Dale Shimoda, Kay Tidwell and Alexander Vouvalides.

“Knowledge of the Seller Parties” means the actual knowledge of Matt Koritz, Eric Luhrs, John Moe and Keith Cyrus.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Leasing Parameters” means any new Target Property Lease for any portion of the Target Property entered into after the date of this Agreement in the ordinary course and consistent with past practices of the Seller Parties, provided that any such Target Property Lease (a) is not for more than 5,000 rentable square feet of space, (b) is substantially on the form of lease provided by the Seller Parties to the Buyer Parties prior to the date of this Agreement (for the avoidance of doubt, such Target Property Leases shall not include any termination rights, purchase rights, relocation rights, expansion rights or tenant exclusives), and (c) contains economics that are in accordance with the leasing parameters attached as Section 9.5(ii) of the Seller Disclosure Letter, provided further that the base rent thereunder may be for up to $1.00/psf annually less than the corresponding leasing parameters attached as Section 9.5(ii) of the Seller Disclosure Letter and the tenant improvement allowance may increase by up to 5.0% above the corresponding leasing parameters attached as Section 9.5(ii) of the Seller Disclosure Letter.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, damage, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Efforts” means all activity undertaken (or proposed to be undertaken) in connection with the syndication, placement, offering or other marketing of the Financing, including (a) the provision of assistance by the Seller Parties to the Buyer Parties in the preparation of the Marketing Material and the participation by the Seller Parties in due diligence sessions related thereto and the participation by the Seller Parties in road shows and meetings with prospective lenders and debt investors with respect to the Financing, and (b) the delivery of customary authorization letters, confirmations and undertakings in connection with the Marketing Material (including with respect to presence or absence of material non-public information and accuracy of the information contained therein).

“Marketing Material” means each of the following: (a) customary bank books, information or offering memoranda, prospectuses and other information packages regarding the Target Properties and/or the Seller Parties, including information relating to the Transactions and (b) all other marketing material contemplated by the Bridge Commitment Letter or otherwise reasonably requested by the Buyer Parties or the Financing Sources in connection with the syndication or other marketing of the Financing.

“Material Buyer Lease” means any Buyer Lease with aggregate annual base rent payments to Buyer Parent or the Buyer Subsidiaries in excess of $5,000,000.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Outside Date” means July 3, 2015.

“Person” means a natural person, sole proprietorship, firm, entity, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, unincorporated syndicate, unincorporated organization, joint venture, Governmental Entity or other entity or organization.

“Plan” means (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, and (iii) each savings, life, health, disability, accident, medical, dental, vision, death benefit, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, perquisite, outplacement, welfare benefit, fringe benefit and other similar compensation or benefit plan, program, arrangement, agreement, policy (whether formal or informal) or commitment, including in each case each “employee benefit plan” as defined in Section 3(3) of ERISA (whether not subject to ERISA) and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing COBRA Liability” means any Liabilities arising under Section 4980B of the Code or the regulations thereunder in respect of any current or former Service Provider (or any beneficiary or dependent of the foregoing), in any case, who does not become a Transferred Employee.

“Pre-Closing WARN Act Liability” means any Liabilities arising under the WARN Act with respect to any mass layoff, plant closing or other termination of employees, in any case, occurring on or prior to the Closing Date or with respect to any Seller Employee who does not become a Transferred Employee.

“Post-Signing Voluntary Target Property Encumbrance” shall mean with respect to each Target Property, title exceptions affecting such Target Property that are affirmatively created by the Seller Parties after the date of the applicable Target Property Title Commitment through the execution by the Seller Parties of one or more instruments creating or granting such title exceptions; provided, however, that the term “Post-Signing Voluntary Target Property Encumbrance” shall not include any Target Property Permitted Liens.

“Redacted Bridge Fee Letter” means the fee letter from the Financing Sources for the Bridge Financing (none of which redacted provisions relate to, or contain any terms that would adversely affect, the conditionality of the Bridge Financing (or contain the right to adversely affect the conditionality), enforceability, availability, termination or aggregate principal amount of the Bridge Financing, including by imposing new or additional conditions or modifying any existing conditions).

“Reference VWAP” means the volume weighted average price per share of the Buyer Parent Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page “HPP <equity> VWAP” (or its equivalent successor) in respect of the scheduled open of trading until the scheduled close of trading for the ten (10)-day trading period ending on the trading day immediately preceding the Closing Date.

“Related Party Ground Leases” means (i) that certain Ground Lease between Town Center East LLC and Spieker Properties L.P., dated April 30, 1998, a memorandum of which was recorded in the Official Records of San Mateo County, California (the “Recorder’s Office”) on April 30, 1998, as Series No. 98-064127, as amended by Grant Deed and Assignment of Lease between Spieker Properties, L.P. and SPK-Metro Center, L.L.C., dated June 12, 2001 and recorded on June 25, 2001 as Series No. 2001-094594 in the Recorder’s Office, and (ii) Indenture of Lease between A.O. Cataldi & Son, as lessor and by San Jose Plaza Associates, as lessee, dated as of January 15, 1985, a memorandum of which was recorded as a Short Form Lease Including Right of First Refusal recorded March 4, 1985, in Series No. 8342395, Book J285, Page 283, of the Official Records of Santa Clara County, California (“Official Records”); Assignment and Assumption of Ground Lease and Deed of Improvements between San Jose Plaza Associates and Metropolitan Life Insurance Company dated June 30, 1988 and recorded July 5, 1988 as Instrument 9746597, Book K592, Page 2221 of Official Records; Lease Modification and Settlement Agreement, dated December 27, 1995 between A.O. Cataldi & Son and Metropolitan Life Insurance Company; Assignment and Assumption of ground Lease and Deed of Improvements recorded December 29, 1995 as Instrument 13145909, Book P147, Page 1631 of Official Records; Assignment of Ground Lease recorded December 19, 1996 as Instrument 13557153 of Official Records; Assignment and Assumption of Ground Lease recorded December 19, 1996 as instrument 13557155 of Official Records; Assignment of Ground Lease recorded March 5, 1997 as Instrument 13630439 of Official Records; Grant Deed and Assignment of Lease by Spieker Properties, L.P. to SPK-Metro Plaza, L.L.C. recorded June 21, 2001 as Instrument 15736692 of Official Records.

“Rent Step Credit” means an amount determined in accordance with Section 1.7(a)(xi) of the Seller Disclosure Letter.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives.

“Requisite Stockholder Approval” means the affirmative vote of a majority of votes cast by the holders of Buyer Parent Common Stock at the Special Meeting on the Equity Issuance.

“Retained Employees” means the Seller Employees set forth on Section 6.6(b) of the Seller Disclosure Letter.

“Seller Employee Liabilities” means Liabilities of any Seller Party or any Affiliate of any Seller Party relating to any current or former Service Provider, or any dependent or beneficiary thereof, including damages, expenses, losses, costs or other liabilities (a) except as set forth in Section 6.6(f), arising at any time under or in connection with any Seller Plan, (b) any damages, expenses, losses, costs or other liabilities that constitutes a Pre-Closing COBRA Liability or a Pre-Closing WARN Act Liability, (c) that are or may be imposed on any Seller Party or any Affiliate of any Seller Party due to such entity’s status as an ERISA Affiliate of any other entity, (d) arising in connection with the actual or prospective employment or engagement, the retention or discharge by any Seller Party or any Affiliate of any Seller Party of any current or former Service Provider, (e) for wages, remuneration, compensation (including any equity grants, bonuses or commissions due any employee arising in connection with the Transactions), benefits, severance or other accrued obligations (i) associated with any current or former Service Provider who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) with respect to any Transferred Employee, arising on or prior to the Closing Date, and (f) in connection with any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to current or former Service Providers, in any case, with respect to (i) any such individual who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) any Transferred Employee, arising on or prior to the Closing Date.

“Seller Plan” means each material Plan which is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any Seller Party and under which any Seller Party has any obligation or liability to provide compensation or benefits to or for the benefit of any current Seller Employee, or the spouses, beneficiaries or other dependents thereof.

“Service Contract” means any service or equipment leasing Contract relating to any Target Property.

“Service Provider” means any employee (including any Seller Employee), consultant, director or other service provider of any Seller Party or any Affiliate of any Seller Party who is engaged or employed at, or principally provides services to, any of the Target Properties.

“Significant Subsidiary” means any Subsidiary of Buyer Parent that is material or constitutes a “significant subsidiary” of Buyer Parent within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Specified Ground Lease” shall mean the Target Ground Lease listed as No. 7 on Section 4.7(i) of the Seller Disclosure Letter.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Target Property Existing Surveys” means the surveys of Target Properties listed on Section 9.5(iii) of the Seller Disclosure Letter.

“Target Property Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Target Properties, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Target Property Material Adverse Effect or shall be taken into account when determining whether a Target Property Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any Target Property becoming an Eliminated Target Property pursuant to the terms of this Agreement; (ii) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such Effects do not disproportionately have a greater adverse impact on the Seller Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Seller Parties operate generally, (iii) any changes generally affecting the industries or markets in which the Seller Parties operate to the extent that such changes do not disproportionately have a greater adverse impact on the Seller Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Seller Parties operate generally, (iv) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Seller Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Seller Parties operate generally, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Seller Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Seller Parties operate generally, (vi) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Buyer Parties, (vii) any Effect attributable to the negotiation, execution, announcement or other public disclosure or performance of this Agreement and the Transactions or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with Seller Parties, or any action by a Governmental Entity or any Action or dispute brought or threatened out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vii) shall not apply with respect to Section 4.3 of this Agreement), (viii) any failure by the Seller Parties to meet any internal projections, estimates or expectations of the Target Properties’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Seller Parties to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Target Property Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), (ix) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Seller Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Seller Parties operate generally and (x) any disclosure by the Buyer Parties or Buyer Subsidiaries regarding its plans with regard to the conduct of the business of the Target Properties following the Closing.

“Target Property Permitted Liens” means all of the following: (i) the matters set forth in any of the Target Property Title Commitments, (ii) the Target Property Leases and the Target Ground Leases affecting any of the Target Properties as of the date hereof and any Target Space Leases or Target Ground Leases (or amendments or modifications to the foregoing), in each case, entered into after the date hereof in accordance with the terms of this Agreement, (iii) Liens for current real estate taxes and special assessments which are not yet due and payable (subject to apportionment in accordance with the terms hereof), (iv) standard exceptions and provisions contained in the form of owner’s title insurance policies (except to the extent that such exceptions may be removed as exceptions to an owner’s title insurance policy by the delivery of the Owner’s Affidavit by the Seller Parties), (v) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts that, in each case, are shown on the Target Property Existing Surveys, (vi) subject to the adjustments provided for herein and to the extent due after Closing, any charges for service, installation, connection, maintenance, sewer, water, electricity, telephone, cable television or gas, (vii) rights of vendors and holders of security interests on personal property installed at any Target Property by tenants under Target Property Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, (viii) to the extent permitted under the Target Property Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, rights of tenants to remove fixtures at the expiration of the term of the Target Property Leases of such tenants, (ix) any title exception which is approved, deemed approved or waived by the Buyer Parties pursuant to Section 6.9, (x) any exceptions caused by the Buyer Parties, any Financing Source or their respective agents, representatives or employees, (xi) such other exceptions as the Title Company shall commit to fully insure over without any additional cost or liability to the Buyer Parties, whether such insurance is made available in consideration of payment, bonding, indemnity of the Seller Parties or otherwise, (xii) mechanics liens arising by or through the tenants under any Target Property Leases affecting Target Properties, (xiii) any exceptions created by the ground lessor pursuant to any Target Ground Lease on the fee interest of the relevant property, (xiv) Laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any Target Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority; and (xv) any other non-monetary Liens, limitations, restrictions or title defects first arising from and after the date of this Agreement in the ordinary course of operation of the applicable Target Property that do not have a material adverse effect on the applicable Target Property. In no event shall any Target Ground Lease ROFR constitute a Target Property Permitted Lien.

“Target Property Title Commitments” means each of the marked title commitments or pro-forma owner’s policies with respect to a Target Real Property issued by the Title Company and attached hereto as Exhibit Q.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, information return, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tenant Occupied Square Footage” shall mean the total square footage of a Target Property occupied by tenants under Target Property Leases.

“Tenant Estoppel Requirement” means the receipt by the Buyer Parties of Acceptable Tenant Estoppel Certificates (A) from tenants at the Target Properties leasing at least 50% of the Tenant Occupied Square Footage of the Target Properties in the aggregate, and (B) from tenants at each individual Target Property leasing at least 50% of the Tenant Occupied Square Footage of such Target Property, for 75% of the Target Properties, where the number of Target Properties based on such percentage shall be rounded up (if 0.5 and over) or down (if below 0.5) to the nearest whole number in the event that any Target Property becomes an Eliminated Target Property and is excluded from the Transactions.

“Total Buyer Securities Amount” means 63,474,791, provided that such amount shall be reduced by the aggregate amount, if any, that the Issued Buyer OP Units is reduced under Section 1.4.

“Treasury Regulations” means the U.S. Treasury Regulations, promulgated under the Code.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act results in a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“280G Vote”	Section 6.6(g)
“Acceptable Ground Lease Estoppel”	Section 6.3
“Acceptable Tenant Estoppel Certificates”	Section 6.2
“Accountants”	Section 5.11
“Action”	Section 3.10
“Actual Percentage Rent”	Section 1.7(a)(x)
“Actual Reimbursable Tenant Expenses”	Section 1.7(a)(vii)(A)
“Actual Tenant Reimbursements”	Section 1.7(a)(vii)(A)
“Agreement”	Preamble
“Allocation”	Section 1.5
“Anti-Money Laundering Laws”	Section 3.29
“Approved Reconciliation Statement”	Section 1.7(a)(vii)(A)
“Approved Target Contracts”	Section 6.1
“Assignment of Union Agreement”	Section 2.2(o)
“Assignment and Assumption of Bay Park Lease”	Section 2.3(d)
“Assignment and Assumption of Related Party Lease”	Section 2.3(c)
“Assignment and Assumption of Target Ground Lease”	Section 2.3(b)
“Bay Park Lease Consent”	Section 6.10
“Bay Park Plaza Property”	Section 6.10
“Bill of Sale and Assignment and Assumption”	Section 2.3(g)
“Buyer Acquisition Agreement”	Section 5.8(a)
“Buyer Acquisition Proposal”	Section 5.8(h)
“Buyer Designee”	Section 1.1(a)
“Buyer Disclosure Letter”	Article III
“Buyer Financial Advisors”	Section 3.20
“Buyer Ground Lease”	Section 3.18(b)
“Buyer Group”	Section 8.2(c)
“Buyer Intermediary”	Section 6.5(a)
“Buyer Material Contract”	Section 3.13(b)
“Buyer Multiemployer Plan”	Section 3.11(d)
“Buyer Non-Union Offerees”	Section 6.6(b)
“Buyer OP”	Preamble
“Buyer OP Preferred Units”	Section 3.2(a)
“Buyer Parent”	Preamble
“Buyer Parent Board”	Recitals
“Buyer Parent Board Recommendation”	Recitals
“Buyer Parent Financial Statements”	Section 3.6
“Buyer Parent Preferred Stock”	Section 3.2(a)(ii)
“Buyer Parent Restricted Shares”	Section 3.2(a)(ii)(A)
“Buyer Parent SEC Documents”	Section 3.6
“Buyer Parties”	Preamble
“Buyer Permits”	Section 3.16(b)
“Buyer Specific RSC”	Section 6.1
“Buyer Specified Contracts”	Section 6.1
“Buyer Subsidiary”	Section 3.1(b)
“Cash Consideration”	Section 1.2(a)
“Casualty Target Property”	Section 1.5
“Change of Recommendation”	Section 5.8(d)
“Chosen Courts”	Section 9.11(b)

“Claims”	Section 9.20(a)
“Closing”	Section 2.1
“Closing Date”	Section 2.1
“Closing Statement”	Section 2.3(q)
“Closing Year”	Section 1.7(a)(iii)
“Consent Claim”	Section 1.4(c)
“Consideration”	Section 1.2
“Deed”	Section 2.3(a)
“Delinquency Report”	Section 4.8
“Eligible Stockholders”	Section 6.6(g)
“Eliminated Target Property”	Section 1.4(a)
“Equity Consideration”	Section 1.2(b)
“Equity Interests”	Section 3.2(a)
“Equity Issuance”	Recitals
“Escalation Leases”	Section 1.7(a)(ii)
“Escrow Instructions”	Section 2.1
“Estimated Percentage Rent Payments”	Section 1.7(a)(x)
“Estoppel Certificates”	Section 6.2
“Exchange”	Section 6.5(a)
“Exchange Act”	Section 3.6
“Exchange Properties”	Section 6.5(a)
“Excluded Assets”	Section 1.1(b)
“Excluded Contracts”	Section 6.1
“Excluded Liabilities”	Section 1.8
“Expense Reimbursement Amount”	Section 8.2(d)
“Final Ground Lease Reconciliation”	Section 1.7(a)(x)
“Final Tenant Reconciliation Statement”	Section 1.7(a)(vii)(A)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5(b)
“Ground Lease Reconciliation”	Section 1.7(a)(x)
“Ground Leased Land”	Section 1.1(a)(i)
“GSA Leases”	Section 1.7(a)(xiv)
“HSR Act”	Section 3.5(b)(iii)
“Identified Pre-Closing Rent”	Section 1.7(a)(ii)
“Interim Equity Financing”	Section 5.4(e)
“Issued Buyer OP Units”	Section 1.2(b)
“Issued Buyer Parent Shares”	Section 1.2(b)
“Insured Contract Period”	Section 6.4
“Landlord Work”	Section 5.14
“Landlord Work Contracts”	Section 5.14
“Leasing Costs”	Section 4.9
“Local 39”	Section 6.6(b)
“Maryland Business Combination Act”	Section 3.26
“Monetary Encumbrance”	Section 6.9(a)
“Natural Hazard Disclosure”	Section 9.16
“Non-Recourse Party”	Section 9.15
“Non-Transferable Letter of Credit”	Section 1.7(a)(ii)
“Non-Union Seller Employees”	Section 6.6(b)
“OFAC”	Section 3.28
“Offer List”	Section 6.6(b)
“OP Amendment and Restatement”	Section 2.2(g)
“Outstanding Landlord Work”	Section 5.14

“Owned Land”	Section 1.1(a)(i)
“Owner’s Affidavit”	Section 2.3(n)
“Ownership Limit Waiver Certificate”	Section 2.3(p)
“Parachute Payment Waivers”	Section 6.6(g)
“Parking Analysis”	Section 6.10
“Parking Analysis Date”	Section 6.10
“Parties”	Preamble
“Post-Argus Pre-Approved Leases”	Section 5.5(e)
“Pre-Approved Leases”	Section 5.5(e)
“Post Argus Leases”	Section 1.7(a)(vi)
“Proxy Statement”	Section 3.19
“Qualifying Leases”	Section 5.5(e)
“Qualifying Offer”	Section 6.6(b)
“Reconciliation Statement”	Section 1.7(a)(vii)(A)
“Regional Service Contracts”	Section 6.1
“Registration Rights Agreement”	Section 2.2(d)
“Reimbursable Tenant Expenses”	Section 1.7(a)(iii)
“REIT”	Section 3.12(b)
“Releases”	Section 9.20(a)
“Remediation Contracts”	Section 1.1(a)(ix)
“Rent Roll”	Section 4.8
“Sarbanes-Oxley Act”	Section 3.6
“SD Letters of Credit”	Section 1.7(a)(ii)
“SEC”	Section 3.5(b)(i)
“Securities Act”	Section 3.6
“Seller Designee”	Section 1.2(b)
“Seller Disclosure Letter”	Article IV
“Seller Employees”	Section 4.18(g)
“Seller Multiemployer Plan”	Section 4.18(c)
“Seller Parties”	Preamble
“Solvent”	Section 3.25
“Special Meeting”	Section 5.7
“Stockholders Agreement”	Section 2.2(c)
“Superior Acquisition Proposal”	Section 5.8(i)
“Target Buildings”	Section 1.1(a)(ii)
“Target Ground Leases”	Section 4.7
“Target Ground Lease Documents”	Section 4.7
“Target Ground Leased Properties”	Section 1.1(a)(x)
“Target Ground Lease Consents”	Section 6.3
“Target Ground Lease ROFR”	Section 6.3
“Target Ground Lease ROFR Waiver”	Section 6.3
“Target Improvements”	Section 1.1(a)(ii)
“Target Improvement Deed”	Section 2.3(b)
“Target Intangible Personal Property”	Section 1.1(a)(ix)
“Target Land”	Section 1.1(a)(i)
“Target Owned Properties”	Section 1.1(a)(ix)
“Target Personal Property”	Section 1.1(a)(viii)
“Target Properties”	Section 1.1(a)(ix)
“Target Property Casualty”	Section 6.4
“Target Ground Lease Estoppels”	Section 6.3
“Target Property Leases”	Section 1.1(a)(iv)
“Target Property Permits”	Section 4.11(b)

“Target Real Property”	Section 1.1(a)(iii)
“Target ROFR Ground Leases”	Section 6.3
“Target ROFR Ground Lease Waiver”	Section 1.4(a)
“Title Company”	Section 7.2(d)
“Title Policy”	Section 7.2(d)
“Transactions”	Recitals
“Transferred Employee”	Section 6.6(b)
“U.S. Person”	Section 3.28
“Union-Represented Seller Employees”	Section 6.6(b)
“Union Agreements”	Section 4.18(g)
“VCOC Letter”	Section 2.2(h)
“Voting Agreement”	Recitals
“Voting Debt”	Section 3.2(a)
“WARN Act”	Section 4.18(h)

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Buyer Disclosure Letter and the Seller Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Neither this Agreement (including the Buyer Disclosure Letter and the Seller Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder, except (i) the members of the Buyer Group, who are intended third party beneficiaries of Section 8.2, and (ii) the Financing Sources who are intended third party beneficiaries of Section 8.2(c), this Section 9.9, Section 9.10, Section 9.11, Section 9.12(b), Section 9.13, Section 9.14 and Section 9.15 and which Sections may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources and shall be enforceable by the Financing Sources.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (b) consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof), (c) agrees not to commence any such action or proceeding except in such courts, (d) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) Notwithstanding the foregoing, each party hereto hereby irrevocably and unconditionally agrees that it will not, directly or indirectly, bring or support any Action of any kind or nature, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any other document or agreement contemplated hereby or any of the Transactions, including any dispute arising out of or relating in any way to the Bridge Commitment Letter, the Bridge Financing (including any replacement to the foregoing entered into in accordance with Section 5.9) or the performance of any of the foregoing, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

Section 9.12 Waiver of Jury Trial.

(a) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(a).

(b) EACH OF THE PARTIES FURTHER ACKNOWLEDGES AND AGREES THAT ANY ACTION OF ANY KIND OR NATURE (WHETHER IN LAW OR IN EQUITY) AGAINST ANY FINANCING SOURCES RELATING TO THIS AGREEMENT OR THE BRIDGE FINANCING SHALL BE BROUGHT EXCLUSIVE IN THE COURTS DESCRIBED IN SECTION 9.11(B) AND THE LAWS DESCRIBED IN THE BRIDGE COMMITMENT LETTER SHALL GOVERN ANY SUCH ACTION. IN ADDITION, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION TO THE SAME EXTENT SUCH RIGHTS ARE WAIVED PURSUANT TO SECTION 9.12(a).

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) the Buyer Parties may assign, in their sole discretion and without the consent of the Seller Parties, any or all of their rights, interests and obligations hereunder to (i) any Buyer Designee pursuant to Section 1.1, (ii) any Buyer Intermediary pursuant to Section 6.5(a) or (iii) any of the Financing Sources from time to time as collateral security and (b) the Seller Parties may assign, in their sole discretion and without the consent of the Buyer Parties, any or all of their rights, interests, and obligations hereunder to any of their Affiliates. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and except as set forth in this Section 9.14, including the limitations set forth in Section 9.14(c), each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

(c) Notwithstanding the foregoing, it is explicitly agreed that the right of the Seller Parties to seek an injunction, specific performance or other equitable remedies solely in connection with causing the Buyer Parties to consummate the Transactions, including to effect the Closing in accordance with Section 2.1 and enforcing the Buyer Parties’ obligation to consummate any portion of the Financing shall be subject to the requirements that (i) all conditions in Sections 7.1 and 7.2 have been satisfied or waived by the Buyer Parties (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) at the time when the Closing would have been required to occur pursuant to Section 2.1, including the proviso therein, and remain so satisfied, (ii) the Financing has been funded (in the case of the Bridge Financing, or any alternative financing that has been obtained in accordance with Section 5.9(b), in accordance with the terms thereof) or will be funded (in the case of the Bridge Financing, or any alternative financing that has been obtained in accordance with Section 5.9(b), in accordance with the terms thereof) at the Closing in an aggregate amount sufficient for the Buyer Parties to consummate the Transaction and make all Closing Date

Payments, and (iii) the Seller Parties have irrevocably confirmed in writing that if specific performance is granted and the Financing is funded in an aggregate amount sufficient for the Buyer Parties to consummate the Transaction and make all Closing Date Payments, then they would take such actions required of them by this Agreement to cause the Closing to occur.

Section 9.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party, any Financing Source or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether at law or equity, in contract, tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith; provided that, notwithstanding the foregoing, nothing in this Section 9.15 shall in any way limit or modify the rights and obligations of the Buyer Parties under this Agreement or any Financing Source’s obligations to the Buyer Parties under the Bridge Commitment Letter. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 9.15 shall in no way be deemed to limit the liability or obligations of any party to the extent that such party is required to cause its subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

Section 9.16 Natural Hazard Disclosure. Seller Parties have commissioned First American Real Estate Disclosures, LLC or its affiliate to prepare a natural hazard disclosure statement (the “Natural Hazard Disclosure”) with respect to each of the Target Properties, including the matters required by that certain Article 1.7 of the California Civil Code (currently Section 1103 through 1103.14). Buyer Parties acknowledge that this transaction is not subject to such Article 1.7, but that nevertheless the Natural Hazard Disclosures shall serve to satisfy any and all disclosure requirements relating to the matters referenced therein. Seller Parties do not warrant or represent either the accuracy or completeness of the information in the Natural Hazard Disclosures, and Buyer Parties shall use same merely as a part in its overall investigation of the Target Properties.

Section 9.17 Seller Parties’ Environmental Inquiry. The Buyer Parties acknowledge and agree that the Seller Parties have indicated that the sole inquiry and investigation the Seller Parties have conducted in connection with the environmental condition of the Target Properties is to obtain third party reports relating to Hazardous Substances at the Target Properties, and that, for all purposes, including California Health and Safety Code Section 25359.7, the Seller Parties have acted reasonably in solely relying upon said inquiry and investigation. Copies of the most recent of such third party reports obtained by the Seller Parties have been made available to the Buyer Parties.

Section 9.18 Energy Use Disclosures. The Buyer Parties acknowledge and agree that: (a) they have received all disclosures and other documentation or information for the Target Properties required under Section 25402.10 of the California Public Resources Code and its implementing regulations, (b) such disclosure information is for the current occupancy and use of the Target Properties, (c) the energy profile of the Target Properties will vary depending on future occupancy/use of the Target Properties, (d) the Seller Parties make no claims, representations or warranties regarding the future Energy Star profile of any of the Target Properties, and (e) the Seller Parties have not made and will not make any representations or warranties regarding such disclosures or documentation.

Section 9.19 Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.

Section 9.20 Release.

(a) The Buyer Parties agree that the Target Properties will be sold and conveyed to (and accepted by) the Buyer Parties (and the Buyer Designees) at the Closing in the then existing condition of the Target Properties, as is, where is, with all faults, and without any written or verbal representations or warranties whatsoever, whether express or implied or arising by operation of law, other than those representations which are expressly set forth in this Agreement. The Buyer Parties hereby agree that, effective as of the closing, the Seller Parties and their former, current or future equity holders, controlling persons, partners, members, trustees, directors, officers, employees, agents, Affiliates, Financing Sources, representatives, property managers, asset managers, agents and attorneys, or any former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any of the foregoing and related entities, heirs, successors, and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonable attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Target Properties, including, without limitation, the physical, environmental and structural condition of the Target Properties or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Substances on, in, under or around the Property regardless of when such Hazardous Substances were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Asset, (iii) any and all matters related to the Target Properties or any portion thereof, including without limitation, the condition and/or operation of the Target Properties and each part thereof, (iv) any and all matters related to the current or future zoning or use of the Target Properties, and (v) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Target Properties regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Target Properties; provided, however, that in no event shall Releasees be released from any claims arising pursuant to the provisions of this Agreement. The Buyer Parties hereby waive and agree not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the Federal Superfund Laws, 42 U.S.C. Sections 9601 et seq. and similar state Environmental Laws (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above.

(b) In this connection and to the greatest extent permitted by law, the Buyer Parties hereby agree, represent and warrant that the Buyer Parties realize and acknowledge that factual matters now known to it may have given or may hereafter give rise to causes of action, Claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Buyer Parties further agree, represent and warrant that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Buyer Parties nevertheless hereby intend to release, discharge and acquit the Seller Parties from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to the Seller Parties by the Buyer Parties in exchange for the performance by the Seller Parties hereunder.

(c) This release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected Claims, damages and causes of action and, in that regard, the Buyer Parties hereby expressly waive all rights and benefits they may now have or hereafter acquire under California Civil Code Section 1542 which provides: “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(d) The Seller Parties have given the Buyer Parties material concessions regarding this transaction in exchange for the Buyer Parties agreeing to the provisions of this Section 9.20. The provisions of this Section 9.20 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

[    /s/ML    ]

INITIALS OF BUYER PARTIES

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HUDSON PACIFIC PROPERTIES, INC.

By	/s/ Mark Lammas
Name: Mark Lammas
Title: Chief Financial Officer

HUDSON PACIFIC PROPERTIES, L.P.

By:	Hudson Pacific Properties, Inc.
Its:	General Partner

By	/s/ Mark Lammas
Name: Mark Lammas
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

CA-1740 TECHNOLOGY DRIVE LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-2180 SAND HILL ROAD LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-333 TWIN DOLPHIN LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-3400 HILLVIEW LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

CA-TWIN DOLPHIN LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-BAY PARK PLAZA LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-BAYHILL 4-7 LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

BRE/MILPITAS L.L.C.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

CA-CLOCKTOWER SQUARE LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

EOP-EMBARCADERO PLACE, L.L.C.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-GATEWAY OFFICE LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

CA-3176 PORTER LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-METRO CENTER LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-METRO PLAZA LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-ONE BAY PLAZA LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

CA-PAGE MILL CENTER LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-PALO ALTO SQUARE LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

EOP-NEW INDUSTRIAL PORTFOLIO, L.L.C.

By: EOP Owner Holdings L.L.C., its sole member

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

EOP-PENINSULA OFFICE PARK, L.L.C.

By: EOP Owner Holdings L.L.C., its sole member

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

CA-SHOREBREEZE LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-SKYPORT LAND LIMITED PARTNERSHIP

By: LH GP Holdings LLC

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-SKYPORT I LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-SKYWAY LANDING LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

CARRAMERICA TECHMART, L.L.C.

By	/s/ Danny Kuo
Name: Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-THE CONCOURSE LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP

By: EOP Owner GP L.L.C., its general partner.

By	/s/ Danny Kuo
Name:Danny Kuo
Title: Vice President, Investment and Portfolio Management

[Signature Page to Asset Purchase Agreement]

Annex A

Seller Parties

  1. CA-1740 Technology Drive Limited Partnership

  2. CA-2180 Sand Hill Road Limited Partnership

  3. CA-333 Twin Dolphin Limited Partnership

  4. CA-3400 Hillview Limited Partnership

  5. CA-Twin Dolphin Limited Partnership

  6. CA-Bay Park Plaza Limited Partnership

  7. CA-Bayhill 4-7 Limited Partnership

  8. BRE/Milpitas L.L.C.

  9. CA-Clocktower Square Limited Partnership

10. EOP-Embarcadero Place, L.L.C.

11. CA-Foothill Research Center Limited Partnership

12. CA-Gateway Office Limited Partnership

13. CA-3176 Porter Limited Partnership

14. CA-Metro Center Limited Partnership

15. CA-Metro Plaza Limited Partnership

16. CA-One Bay Plaza Limited Partnership

17. CA-Page Mill Center Limited Partnership

18. CA-Palo Alto Square Limited Partnership

19. EOP-New Industrial Portfolio, L.L.C.

20. EOP-Peninsula Office Park, L.L.C.

21. CA-Shorebreeze Limited Partnership

22. CA-Skyport Land Limited Partnership

23. CA-Skyport I Limited Partnership

24. CA-Skyway Landing Limited Partnership

25. CarrAmerica Techmart, L.L.C.

26. CA-The Concourse Limited Partnership

27. CA-Towers at Shores Center Limited Partnership

Exhibit A-1

Target Properties

Target Owned Property	Seller Party
1740 Technology Drive San Jose, CA	CA-1740 Technology Drive Limited Partnership

2180 Sand Hill Rd. Menlo Park, CA	CA-2180 Sand Hill Road Limited Partnership

333 Twin Dolphin Plaza 333 Twin Dolphin Drive Redwood City, CA	CA-333 Twin Dolphin Limited Partnership

555 Twin Dolphin Plaza 555 Twin Dolphin Drive Redwood City, CA	CA-Twin Dolphin Limited Partnership

Bay Park Plaza 555 & 557 Airport Blvd. Burlingame, CA	CA-Bay Park Plaza Limited Partnership

Bayhill Office Center (4-7) 4—1111 Bayhill Dr. 5—950 Elm Ave. 6—1100 Grundy Lane 7—999 & 1001 Bayhill Dr. San Bruno, CA	CA-Bayhill 4-7 Limited Partnership

Campus Center at McCarthy Ranch—vacant land (Parcel 4) Milpitas, CA	BRE/Milpitas L.L.C.

Campus Center at McCarthy Ranch 115, 135 & 155 N. McCarthy Blvd. Milpitas, CA	BRE/Milpitas L.L.C.

Embarcadero Place 2100, 2200, 2300 & 2400 Geng Road Palo Alto, CA	EOP-Embarcadero Place, L.L.C.

Gateway Office I, II & III

Gateway I—2001 Gateway Place

Gateway IIA—2055 Gateway Place

Gateway IIB—2077 Gateway Place

Gateway IIC—2099 Gateway Place

Gateway III—2033 Gateway Place

Garage—2005 Gateway Place

Garage—2045 Gateway Place

San Jose, CA

CA-Gateway Office Limited Partnership

Metro Center 919 E. Hillsdale Blvd. Lot 9 (vacant parcel) Foster City, CA	CA-Metro Center Limited Partnership

Metro Plaza 25, 101 & 181 Metro Drive San Jose, CA	CA-Metro Plaza Limited Partnership

Target Owned Property	Seller Party
One Bay Plaza 1350 Bayshore Highway Burlingame, CA	CA-One Bay Plaza Limited Partnership

Patrick Henry Drive 3055 Patrick Henry Dr. Santa Clara, CA	EOP-New Industrial Portfolio, L.L.C.

Peninsula Office Park 1, 3, 4, 5, 6, 8 & 9

Building 1: 2988 Campus Drive

Building 3: 2800 Campus Drive

Building 4: 2655 Campus Drive

Building 5: 2755 Campus Drive

Building 6: 2600 Campus Drive

Building 8: 2929 Campus Drive

Building 9: 2955 Campus Drive

San Mateo, CA

EOP-Peninsula Office Park, L.L.C.

Shorebreeze I & II Shorebreeze I: 275 Shoreline Dr. Shorebreeze II: 255 Shoreline Dr. Redwood City, CA	CA-Shorebreeze Limited Partnership

Skyport land Parcel 4—1601 Technology Dr. San Jose, CA	CA-Skyport Land Limited Partnership

Skyport Plaza I 1700 Technology Dr. (tower 1) 1650 Technology Dr. (tower 2) 50 & 90 Skyport Dr. (retail) 1602 Technology Dr. (garage) 1652 Technology Dr. (garage) San Jose, CA	CA-Skyport I Limited Partnership

Skyway Landing I & II I: 959 Skyway Rd. II: 999 Skyway Rd. Hangar: 955 Skyway Rd. San Carlos, CA	CA-Skyway Landing Limited Partnership

The Concourse I, II, III, IV, V & VI

The Concourse Garage I & II

The Concourse—retail

224 & 226 Airport Parkway

1731, 1735, 1741 & 1745 Technology Drive

1757-1759 Technology Drive (retail)

San Jose, CA

CA-The Concourse Limited Partnership

Towers at Shores Center 201 & 203 Redwood Shores Parkway 205 Redwood Shores Parkway (garage) Redwood City, CA	CA-Towers at Shores Center Limited Partnership

Exhibit A-2

Target Ground Leased Properties

Target Ground Leased Property	Seller Party
3400 Hillview (f/k/a Xerox Campus) Palo Alto, CA	CA-3400 Hillview Limited Partnership

Clocktower Square 600, 620, 630 & 660 Hansen Way Palo Alto, CA	CA-Clocktower Square Limited Partnership

Foothill Research Center 4001, 4005, 4009 & 4015 Miranda Palo Alto, CA	CA-Foothill Research Center Limited Partnership

Lockheed 3176 Porter Palo Alto, CA	CA-3176 Porter Limited Partnership

Metro Center 950 Tower Lane (Metro Center Tower) 939 & 977 E. Hillsdale Blvd. (Metro Center Retail) 989 E. Hillsdale Blvd. Foster City, CA	CA-Metro Center Limited Partnership

Page Mill Center 1500, 1510, 1520 & 1530 Page Mill Road Palo Alto, CA	CA-Page Mill Center Limited Partnership

Palo Alto Square 3000 El Camino Real (6 bldgs. at this address—Palo Alto Square One-Six) Palo Alto, CA	CA-Palo Alto Square Limited Partnership

Techmart Commerce Center 5201 Great America Parkway Santa Clara, CA	CarrAmerica Techmart, L.L.C.

Annex B

FORM OF

STOCKHOLDERS AGREEMENT

among

HUDSON PACIFIC PROPERTIES, INC.,

HUDSON PACIFIC PROPERTIES, L.P.

and

THE OTHER PARTIES HERETO

Dated as of [ — ], 2015

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”) is entered into as of [—], 2015, by and among Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), each of the other parties identified on the signature pages hereto under the heading “Sponsor Stockholders” and any other parties that may from time to time become parties hereto (collectively, the “Sponsor Stockholders”), solely for purposes of Section 3.1(a), Blackstone Real Estate Advisors L.P., a Delaware limited partnership (the “Advisor”), and solely for purposes of Section 4.17, Hudson Pacific Properties, L.P., a Maryland limited partnership and a subsidiary of the Company (the “Operating Partnership”).

RECITALS

WHEREAS, this Agreement is being made pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 6, 2014 (the “Purchase Agreement”), by and among the Company, the Operating Partnership, and the other parties thereto, which provides for, in part, (i) the contribution by the Company to the Operating Partnership of shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), and the delivery by the Operating Partnership to the Sponsor Stockholders of such Common Shares, and (ii) the issuance by the Operating Partnership of common units of limited partnership interest in the Operating Partnership (“Common OP Units”) (such deliveries and issuances being referred to herein together as the “Equity Issuance”); and

WHEREAS, in connection with the consummation of the Equity Issuance, the Company and the Sponsor Stockholders wish to set forth certain understandings and agreements between such parties, including with respect to corporate governance matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the meanings as set forth below:

“Advisor” has the meaning set forth in the Preamble.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that notwithstanding the foregoing, (i) neither the Company nor any of its subsidiaries, including the Operating Partnership, shall be deemed an Affiliate of any of the Sponsor Stockholders, and (ii) an Affiliate of a Sponsor Stockholder shall not include (x) any portfolio company of such Sponsor Stockholder or any limited partners of such Sponsor Stockholder, in each case of this clause (x), to the extent such Person has neither received Confidential Information nor is acting on behalf of or at the direction of any Sponsor Stockholder or any Affiliate or Representative of such Sponsor Stockholder or (y) The Blackstone Group L.P. or any of its Affiliates in their Non-Real Estate Private Equity Business.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of a security, (i) a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) and (ii) a Person shall be deemed to be the Beneficial Owner of Common Shares that may be issued upon redemption of Common OP Units; provided, further, that for purposes of calculating the percentage of fully diluted Common Shares Beneficially Owned by the Sponsor Stockholders under Section 3.1(a), all the Common Shares which may be acquired by any Person (determined as described in clauses (i) and (ii) above) shall be deemed to be outstanding Common Shares.

“Board” has the meaning set forth in Section 2.1(a).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the cities of New York, New York or Los Angeles, California are authorized by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended, modified or restated from time to time.

“Change of Control Transaction” means any single transaction or series of related transactions involving (i) the sale of all or substantially all of the assets of the Company or the Operating Partnership, or (ii) the merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or the Operating Partnership.

“Charter” means the charter of the Company.

“Contested Election” means any election at which the directors on the Board shall be elected by a plurality of the votes cast at such meeting as a result of the operation of the proviso at the end of the first sentence of Article II, Section 7(b) of the Bylaws, or any successor provision of the Bylaws.

“Common Limited Partner” has the meaning set forth in the Operating Partnership Agreement.

“Common OP Units” has the meaning set forth in the Recitals.

“Common Redemption” has the meaning set forth in the Operating Partnership Agreement.

“Common Securities” has the meaning set forth in Section 3.4.

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by a Sponsor Stockholder or its Representatives (as defined below) from the Company or its Representatives, in connection with the Beneficial Ownership of any Covered Securities or through its rights granted pursuant to this Agreement (including through its membership on the Board), other than information which (a) was already in the possession of a Sponsor Stockholder or its Representatives, provided that such information is not known by a Sponsor Stockholder or its

Representatives to be subject to another obligation of confidentiality to the Company, (b) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Sponsor Stockholder or its Representatives or as a result of a breach of the Existing Confidentiality Agreement, (c) was or becomes available to such Sponsor Stockholder or its Representatives from a source other than the Company, its subsidiaries or their respective Representatives, or any other Sponsor Stockholder or its Representatives, as the case may be; provided, that the source thereof is not known by such Sponsor Stockholder or its Representatives to be bound by an obligation of confidentiality to the Company, or (d) is or becomes independently developed by or on behalf of such Sponsor Stockholder or its Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (b) through (d) above, “Confidential Information” also includes all non-public information previously provided by the Company or its Representatives under the provisions of the Existing Confidentiality Agreement, including all information, documents and reports referred to thereunder.

“Covered Securities” means (i) any Common Shares and Common OP Units received by the Sponsor Stockholders pursuant to the Equity Issuance and (ii) any Common Shares issued to the Sponsor Stockholders in exchange for Common OP Units described in the preceding clause (i) pursuant to the terms of the Operating Partnership Agreement.

“Election Time” has the meaning set forth in Section 4.17(d)(ii).

“Equity Issuance” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Common Shares” has the meaning set forth in Section 4.17(d)(ii).

“Existing Confidentiality Agreement” means the letter agreement relating to confidentiality, dated as of September 18, 2014, between Blackstone Real Estate Advisors L.P. and the Operating Partnership.

“Investment Fund” means any investment fund, investment vehicle, holding company or other account that is, directly or indirectly, managed or advised by any Sponsor Stockholder or any of their respective Affiliates.

“Investor Group” has the meaning set forth in Section 4.16.

“Nominating and Corporate Governance Committee” has the meaning set forth in Article IV, Section 1 of the Bylaws (or any successor committee of the Board).

“Nomination Deadline” has the meaning set forth in Section 2.1(c).

“Nomination Information” has the meaning set forth in Section 2.1(a).

“Nomination Termination Date” has the meaning set forth in Section 2.1(f)(iii).

“Non-Real Estate Private Equity Business” means any business or investment of a Sponsor Stockholder and its Affiliates distinct from the real estate private equity business of such Sponsor Stockholder and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such real estate private equity business (and shall be deemed to be an Affiliate of the Sponsor Stockholders) if and at such time that (a) any Confidential Information with respect to the Company or its subsidiaries is made available to investment professionals of such Sponsor Stockholder and its Affiliates who are not involved in the real estate private equity business of such Sponsor Stockholder and its Affiliates and who are involved in such other business or investment or (b) such Sponsor Stockholder or any of its Affiliates directs any such business or investment to take any action, to the extent that such action would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a Sponsor Stockholder hereunder.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“NYSE” means the New York Stock Exchange, or successor thereto.

“Operating Partnership” has the meaning set forth in the Preamble.

“Operating Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as may be amended, modified or restated from time to time.

“Permitted Debt” means any securitized commercial mortgage backed securities or other similar instruments, mezzanine indebtedness and mortgage indebtedness, in each case secured by one or more of the properties or assets of the Company or any of its subsidiaries and without recourse to the Company or the Operating Partnership other than customary non-recourse carveout guarantees, environmental indemnities and limited payment or similar guarantees.

“Permitted Transfer” has the meaning set forth in Section 3.2(b).

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proposed Recipients” has the meaning set forth in Section 4.17(d)(vi).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Representatives” of a Person means such Person’s officers or directors (or Persons serving similar functions), employees, members, agents, partners, attorneys, accountants, consultants, bankers and financial advisors.

“Resale Prospectus” means the Prospectus, along with any amendments or supplements thereto, forming a part of the Shelf Registration Statement.

“Restricted Period” has the meaning set forth in Section 3.2(a).

“SEC” means the Securities and Exchange Commission.

“Sponsor Cash Amount” has the meaning set forth in Section 4.17(d)(ii).

“Sponsor Designator” means the Sponsor Stockholder, or group of Sponsor Stockholders collectively, then holding of record a majority of the total number of Common Shares and Common OP Units held of record by all Sponsor Stockholders.

“Sponsor Nominees” has the meaning set forth in Section 2.1(a).

“Sponsor Notice of Redemption” has the meaning set forth in Section 4.17(d)(i).

“Sponsor Redemption Date” has the meaning set forth in Section 4.17(d)(iii).

“Sponsor Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Sponsor Stockholders.

“Sponsor Stockholders” has the meaning set forth in the Preamble.

“Standstill Period” has the meaning set forth in Section 3.1(a).

“Tendered Common Units” has the meaning set forth in the Operating Partnership Agreement.

“Tendering Sponsor” has the meaning set forth in Section 4.17(d)(i).

“Transfer” means any direct or indirect sale (including a short sale), assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, “put equivalent position” (as defined by Rule 16a-1(h) of the Exchange Act), hedging transaction or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (it being understood that no Transfer shall be deemed to be made by a Sponsor Stockholder solely as a result of direct or indirect transfers of limited partnership interests in such Sponsor Stockholder so long as (i) The Blackstone Group L.P. and its Affiliates retain sole voting control over such Sponsor Stockholder following any such direct or indirect transfer and (ii) such direct or indirect transfer shall not require any public report or filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of any Covered Securities, on a combined basis, by The Blackstone Group L.P. and its Affiliates).

1.2 Construction. Unless the context requires otherwise, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

2.1 Board Nomination Rights.

(a) On or prior to the date of this Agreement, the Company shall increase the number of directors of the Board in accordance with Article III Section 2 of the Bylaws to twelve (12) directors and elect to the Board of Directors of the Company (the “Board”) three (3) individual nominees designated by the Sponsor Designator (the “Sponsor Nominees”); provided, however, that no such election of a particular Sponsor Nominee shall be required if the Board reasonably determines in good faith, after consultation with outside legal counsel, that such Sponsor Nominee has been involved in any of the events enumerated in Items 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Exchange Act or is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company, in which case the Sponsor Designator shall withdraw the designation of such Sponsor Nominee and shall designate another individual as a Sponsor Nominee, which replacement will also be subject to the requirements of this Section 2.1(a). The Sponsor Stockholders will take all necessary action to cause any Sponsor Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine such Sponsor Nominee’s independence status as well as information necessary to determine any disclosure obligations of the Company) as the Board or its Nominating and Corporate Governance Committee may reasonably request in connection with the Company’s disclosure obligations or in connection with the

Company’s legal, regulatory or stock exchange requirements (collectively, the “Nomination Information”), which requests shall be of the same type and scope as the Company requests of all other nominees to the Board. [As of the date of this Agreement, the Sponsor Designator has designated Frank Cohen, Michael Nash and John Schreiber as the initial Sponsor Nominees, and the Company has determined that such Sponsor Nominees satisfy the requirements of this Section 2.1(a).]

(b) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any standard of conduct required of directors under Maryland law), to include in the slate of nominees recommended by the Board (or the Nominating and Corporate Governance Committee of the Board) for election at any annual or special meeting of stockholders of the Company at which directors are to be elected to the Board (or consent in lieu of meeting) the applicable Sponsor Nominees, and to nominate, recommend and use its reasonable best efforts to solicit the vote of stockholders of the Company to elect to the Board such slate of directors (which efforts shall, to the fullest extent permitted by applicable law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that the stockholders of the Company vote in favor of the slate of directors, including the Sponsor Nominee(s)). For any meeting (or consent in lieu of meeting) of the Company’s stockholders for the election of members of the Board, the Board (or the Nominating and Corporate Governance Committee thereof) shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board.

(c) The Sponsor Designator shall deliver to the Company a written notice identifying each such Sponsor Nominee, together with all Nomination Information about such proposed Sponsor Nominee as shall be reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) no later than the earlier of (the “Nomination Deadline”) (x) fifteen (15) Business Days following the written request of the Company and (y) the time by which such information is reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) to be delivered (which time shall be concurrent with the request for such information from and otherwise consistent with the request for such information from the other nominees). If the Sponsor Designator fails to designate all the Sponsor Nominees it is entitled to designate prior to such time, then the Sponsor Nominee(s) previously designated by the Sponsor Designator and then serving on the Board (if any) shall be the proposed Sponsor Nominee(s).

(i) If a Sponsor Nominee who has been designated by the Sponsor Designator and nominated for election as a director in accordance with this Section 2.1 is not so elected at any meeting of the stockholders of the Company at which directors are to be elected that is a Contested Election, then (x) such Sponsor Nominee shall not be a director for such new term, (y) any such election loss shall not be deemed to create a vacancy that the Sponsor Designator shall have the right to fill pursuant to this Agreement and (z) neither the Company nor the Board will be obligated to increase the size of the Board or take any other action during such new term to elect such Sponsor Nominee or any designated replacement thereof to serve as an additional director during such new term; provided, however, that nothing in the foregoing clauses (x), (y) or (z) shall in any way affect the rights of the Sponsor Designator, in connection with the next meeting of the stockholders of the Company at which directors are to be elected, to designate up to the total number of Sponsor Nominees to which it is entitled pursuant to Section 2.1(a) (subject to Section 2.1(f)); and

(ii) if a Sponsor Nominee who has been designated by the Sponsor Designator and nominated for election as a director in accordance with this Section 2.1 is not so elected at any meeting of the stockholders of the Company at which directors are to be elected that is not a Contested Election, then (x) if such Sponsor Nominee is then a director on the Board, such Sponsor Nominee will continue in office as a “holdover” director, but will tender his or her resignation as a director, subject to acceptance thereof by the Board, each in accordance with the Company’s Corporate Governance Guidelines, and if the Board thereafter accepts such resignation, then such resignation will be deemed to create a vacancy that the Sponsor Designator shall have the exclusive right to fill pursuant to Section 2.1(d) below, and the Sponsor Designator agrees that it will fill such vacancy with a Sponsor Nominee other than the Sponsor Nominee who failed to be elected at such meeting of the stockholders of the Company and whose resignation was so accepted, or (y) if such Sponsor Nominee is not then a director on the Board, such election loss will be deemed to create a vacancy that the Sponsor Designator shall have the exclusive right to fill pursuant to Section 2.1(d) below, and the Sponsor Designator agrees that it will designate a new Sponsor Nominee fill such vacancy with a Sponsor Nominee other than the Sponsor Nominee that failed to be so elected.

(d) Prior to the Nomination Termination Date, the Sponsor Designator shall have the exclusive right to designate a nominee to fill any and all vacancies created by reason of the death, resignation (including as described in Section 2.1(e)(i)(ii) above) or removal (in accordance with the Charter) of any Sponsor Nominee (other than the resignation or removal of any Sponsor Nominee as a result of the reduction in the number of Sponsor Nominees pursuant to clauses (i) or (ii) of Section 2.1(f) below) and such nominee will be promptly elected to the Board by the Board to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. If the Sponsor Designator fails to designate a replacement Sponsor Nominee for any such vacancy prior to the Nomination Deadline, or if later, the time the Company reasonably requires such information in connection with its next meeting of stockholders at which directors are to be elected, then such directorship shall be eliminated by the Board with effect immediately prior to such next meeting. If such directorship shall be so eliminated, the Sponsor Designator shall have the right to designate Sponsor Nominees pursuant to Section 2.1(a) (subject to Section 2.1(f)) to fill such vacancy at the subsequent meeting of stockholders at which directors are to be elected, and immediately prior to such meeting the Company shall increase the number of directors of the Board in accordance with Article III Section 2 of the Bylaws to create the necessary number of vacancy(ies).

(e) Each Sponsor Nominee serving on the Board shall be subject to the policies and requirements of the Company and the Board, including the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board, and shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Sponsor Nominees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Sponsor Nominees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, Bylaws, applicable law or otherwise. The Company will prepare and provide, or cause to be prepared and provided, to the Sponsor Nominees (in their capacity as such), any information, and access to any information, relating to the Company and its subsidiaries as and when provided to other members of the Board (other than any information in connection with (x) evaluating or negotiating any transaction with a Sponsor Stockholder or any of its Affiliates or (y) business opportunities being pursued by the Company or its subsidiaries, on the one hand, and by a Sponsor Stockholder or its Affiliates, on the other hand).

(f) The obligations of the Company pursuant to this Section 2.1 shall be subject to the following:

(i) in the event that the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than or equal to 50%, but greater than or equal to 30%, of the total number of Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance, the number of Sponsor Nominees which may be designated by the Sponsor Designator pursuant to this Section 2.1 shall be reduced to two (2) individual nominees, and at the request of the Board, the Sponsor Stockholders shall cause the applicable number of Sponsor Nominees then serving on the Board to promptly resign from the Board (which resigning Sponsor Nominee shall be selected by the Sponsor Designator), following which (A) no more than two (2) Sponsor Nominees shall be serving on the Board and (B) the size of the Board shall be reduced correspondingly;

(ii) in the event that the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than 30%, but greater than or equal to 15%, of the total number of Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance, the number of Sponsor Nominees which may be designated by the Sponsor Designator pursuant to this Section 2.1 shall be reduced to one (1) individual nominee, and at the request of the Board, the Sponsor Stockholders shall cause the applicable number of Sponsor Nominees then serving on the Board to promptly resign from the Board (which resigning Sponsor Nominees shall be selected by the Sponsor Designator), following which (A) no more than one (1) Sponsor Nominee shall be serving on the Board and (B) the size of the Board shall be reduced correspondingly; and

(iii) all obligations of the Company under this Section 2.1 shall terminate (and the Sponsor Stockholders shall have no further rights to designate any Sponsor Nominees) upon the first to occur of: (A) such time as the Sponsor Stockholders shall Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than 15% of the total number Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance or (B) the delivery by the Sponsor Designator of written notice to the Company irrevocably waiving and terminating all of the Sponsor Stockholders’ rights under this Section 2.1 (the date of termination of the obligations of the Company under this Section 2.1 pursuant to the foregoing clauses (A) or (B) being referred to herein as the “Nomination Termination Date”), and upon such Nomination Termination Date, the Sponsor Stockholders shall cause all Sponsor Nominees then serving on the Board to promptly resign from the Board.

(g) Except in accordance with this Section 2.1, the Board shall not seek the removal of a Sponsor Nominee without the prior written consent of the Sponsor Designator.

(h) In addition to any vote or consent of the Board required by applicable law or the Charter or Bylaws, prior to the Nomination Termination Date, any action by the Company to (i) increase the total number of directors comprising the Board to more than a total of twelve (12) directors or (ii) adopt any qualifications of a director to be imposed upon a Sponsor Nominee, other than those required by the Bylaws as of the date hereof or those generally applicable to all directors shall, in each case, require the prior written consent of the Sponsor Designator.

(i) The Company shall not amend Article III, Section 15 of the Bylaws without the prior written consent of the Sponsor Designator. In addition, to the maximum extent permitted from time to time by the laws of the State of Maryland, the Company hereby renounces, and the Board shall adopt a resolution renouncing, any interest or expectancy in, or any right to be offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are developed by or presented to one or more of the Sponsor Nominees, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Sponsor Nominee shall have any duty to communicate or offer such business opportunity to the Company or any of the Company’s Affiliates. Notwithstanding the foregoing, a Sponsor Nominee who is offered an opportunity expressly in his or her capacity as a director of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company.

(j) Until such time as the Sponsor Stockholders or their respective Affiliates own, or are entitled to exercise or direct the voting power of in the election of directors, Covered Securities that would entitle the Sponsor Stockholders, in the aggregate, to exercise or direct the exercise of less than 10% of the voting power of the Company’s stock in the election of directors (assuming for this purpose that all Common OP Units held by the Sponsor Stockholders are exchanged for Common Shares), the Company shall not take any action so as to cause the application of Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute, to any Covered Securities Beneficially Owned by the Sponsor Stockholders.

2.2 Committee Representation Rights. For so long as the Sponsor Designator shall have the right to designate at least two (2) Sponsor Nominees pursuant to Section 2.1, subject to the satisfaction by the applicable Sponsor Nominee of the independence requirements of Rule 10A-3 of the Exchange Act and the requirements to qualify as an “independent director” under the rules of the NYSE, the Company shall, if requested in writing by the Sponsor Designator, promptly appoint one (1) Sponsor Nominee then serving on the Board, selected by the

Sponsor Designator, to serve on each committee of the Board (and for the avoidance of doubt, the Sponsor Designator may select different Sponsor Nominees to serve on different committees of the Board and may, upon written notice to the Company, modify such selections which shall be promptly effected by the Company) other than any committee formed for the purpose of evaluating or negotiating any transaction with Sponsor Stockholder, Advisor or any of its or their respective Affiliates.

ARTICLE III

COVENANTS

3.1 Standstill.

(a) Each Sponsor Stockholder and the Advisor agrees that during the period beginning on the date of this Agreement and ending on the date on which the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares representing less than 10% of the total number of Common Shares of the Company (on a fully diluted basis) then outstanding (such period, the “Standstill Period”), without the prior written consent of the Company, it will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of (i) any additional equity securities of the Company, including Common Shares, or securities of the Company convertible, exchangeable, redeemable or exercisable into such equity securities (other than Common Shares issued or issuable as a result of any stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction of Common Shares or upon exchange of Common OP Units), or (ii) other than any Permitted Debt, any debt securities of the Company or the any of its subsidiaries or other direct or indirect interests in loans or recourse indebtedness issued by the Company or any of its subsidiaries. During the Standstill Period, without the prior written consent of the Company, each Sponsor Stockholder and the Advisor agrees it will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, directly or indirectly:

(i) enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving the Company, any subsidiary or division of the Company, or any of their respective securities or assets or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any such transaction;

(ii) tender into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to the Company’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, it shall not be a breach of this clause (ii) if the tendered or exchanged securities are withdrawn prior to the expiration of such tender or exchange offer);

(iii) (x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of the Company under any circumstances, or deposit any securities of the Company in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect (other than solely between or among the Sponsor Stockholders or any of their Affiliates), (y) seek to advise or influence any Person with respect to the voting of any securities of the Company or the Operating Partnership (other than to vote as recommended by Board), or (z) grant any proxy with respect to any Common Shares (other than (A) in connection with satisfying the Sponsor Stockholders obligations under Section 3.1(b) or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company) or other equity securities of the Company;

(iv) form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company, other than a group including solely the Sponsor Stockholders and their Affiliates;

(v) disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of the Company, the Charter or the Bylaws, other than to the Company or the Board or their Representatives (it being understood that this clause (v) shall not prohibit any Sponsor Stockholder from voting any securities of the Company in its sole discretion, but subject to Section 3.1(b));

(vi) call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to the Company of a Sponsor Nominee in accordance with Section 2.1) or any other action by, the stockholders of the Company;

(vii) seek to influence or control the management of the Board, or the policies, affairs or strategy of the Company or the Operating Partnership;

(viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix) advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other Persons in connection with any of the foregoing; or

(x) request the Company to amend or waive any provision of this Section 3.1 (including this clause (x));

provided, that the restrictions set forth in this Section 3.1(a) shall not be deemed to restrict any actions taken by any Sponsor Nominee serving on the Board solely in his or her capacity as a director or any non-public, internal actions taken by the Sponsor Stockholders or any of their Affiliates or Representatives to prepare any Sponsor Nominee to act in such capacity.

(b) Until such time as the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than 15% of the total number Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance, each Sponsor Stockholder shall cause all Common Shares held by such Sponsor Stockholder to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt) mailed to the stockholders of the Company in connection with the solicitation of any proxy (i) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes Sponsor Nominees and (ii) otherwise in accordance with the recommendation of the Board (to the extent such recommendation is not inconsistent with the rights of the Sponsor Stockholders under this Agreement) with respect to any other action, proposal or other matter to be voted upon by the stockholders of the Company other than in connection with (A) any proposed Change of Control Transaction, (B) any amendment to the Charter or Bylaws, (C) any other transaction that the Company submits to a vote of the stockholder approval pursuant to Section 312.03 of the NYSE Listed Company Manual (or, if applicable, any successor rule or regulation of the NYSE) or (D) any other transaction that the Company submits to a vote of the stockholders for approval.

3.2 Restrictions on Transfer.

(a) Subject to Section 3.2(b) below and in addition to any restrictions on transfer set forth in the Operating Partnership Agreement, during the period beginning on the date of this Agreement and ending on March 1, 2016 (the “Restricted Period”), no Sponsor Stockholder shall Transfer any Covered Securities; provided, however, that on November 1, 2015, the provisions of this Section 3.2 shall cease to be applicable to 50% of the Covered Securities (with the Sponsor Designator being able to designate from time to time whether the Covered Securities in respect of which this Section 3.2 shall cease to be applicable shall be Common Shares and/or Common OP Units); provided, further, that (x) in the event that, prior to November 1, 2015, the Sponsor Designator delivers written notice to the Company irrevocably waiving and terminating all of the Sponsor Stockholders’ rights under Section 2.1, the Restricted Period shall be deemed to end on, and all obligations of the Sponsor Stockholders under this Section 3.2(a) shall terminate as of, November 1, 2015, and (y) in the event that, following November 1, 2015, but prior to March 1, 2016, the Sponsor Designator delivers written notice to the Company irrevocably waiving and terminating all of the Sponsor Stockholders’ rights under Section 2.1, the Restricted Period shall be deemed to end on, and all obligations of the Sponsor Stockholders under this Section 3.2(a) shall terminate as of, the earlier of March 1, 2016 and thirty (30) days following the Company’s receipt of such written notice.

(b) The Sponsor Stockholders shall, subject to the “Aggregate Stock Ownership Limit” and the “Common Stock Ownership Limit” (as set forth and defined in Article VI of the Charter) (but giving effect to, and subject to the terms of, any waiver thereof granted by the Board to the Sponsor Stockholders) and subject to the terms of the Operating Partnership Agreement (after application of Section 4.17 hereof), be entitled to Transfer any Covered Securities at any time (i) to the Company, (ii) to any Affiliate or any Investment Fund of which such Sponsor Stockholder or an Affiliate of such Sponsor Stockholder serves as the general partner, managing member or discretionary manager or advisor, so long as such transferee, in connection with such Transfer, executes a joinder to this Agreement evidencing such transferee’s agreement to become a party to and be bound by and subject to the terms and provisions of this Agreement to the same effect as such transferring Sponsor Stockholder, and upon such Transfer to be deemed a “Sponsor Stockholder” hereunder (a “Permitted Transfer”), (iii) pursuant to an order of a court, regulatory agency or other governmental authority, or (iv) if such Transfer is solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement, including pursuant to Section 3.1(a)(ii)).

(c) Any Transfer or attempted Transfer of Covered Securities in violation of this Section 3.2 shall, to the fullest extent permitted by applicable law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

(d) If any Covered Securities are certificated, upon the request of a holder thereof following the expiration of the restrictions pursuant to this Section 3.2 with respect to such Covered Securities (including in connection with a transaction referenced in Section 4.1), the holder thereof shall be entitled to promptly receive from the Company new certificates for a like number of Covered Securities not bearing any legend with respect to transfer restrictions pursuant to this Agreement, including those legends referred to in Section 4.4(d) of the Purchase Agreement, but not including the last block paragraph of the legend referred to in Section 4.4(e) of the Purchase Agreement.

3.3 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement a Sponsor Stockholder or any of its Representatives may have with the Company or its subsidiaries or any other Person, each of the Sponsor Stockholders hereby agrees that all Confidential Information with respect to the Company and its subsidiaries (including the Operating Partnership) and its and their respective businesses, finances and operations shall be kept confidential by such Sponsor Stockholder and its Representatives, shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Section 3.3(a) and shall not be used for any purpose other than as expressly permitted by this Agreement. Any Confidential Information may be disclosed:

(i) by a Sponsor Stockholder to its Affiliates and its and their Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist such Sponsor Stockholder in evaluating or reviewing its investment in the Company, including in connection with the disposition thereof, and each such Affiliate or Representative shall be deemed to be bound by the provisions of this Section 3.3(a) and such Sponsor Stockholder shall be responsible for any breach of this Section 3.3(a) by any such Affiliate or Representative;

(ii) by a Sponsor Stockholder or any of its Representatives to the extent the Company consents in writing; or

(iii) by a Sponsor Stockholder or Representatives to the extent that such Sponsor Stockholder or Representative has received advice from its counsel (including in-house counsel) that it is required to do so to comply with applicable law or legal or regulatory process or any request by or from a governmental or regulatory authority; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including, to the extent reasonably practicable and permitted by applicable law, (A) consulting with the Company regarding such disclosure and (B) if requested by the Company, assisting the Company in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that such Sponsor Stockholder or Representative uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable governmental or regulatory authority or as is, based on the written advice of its counsel (including in-house counsel), required to comply with applicable law or legal or regulatory process.

(b) Each Sponsor Stockholder agrees that, without limiting any Sponsor Nominee’s legal duties as a member of the Board under applicable law but subject to Section 3.3(a) above, each of the parties hereto hereby consents to the Sponsor Nominees sharing any information such Sponsor Nominee (in his or her capacity as such) receives from the Company with the Sponsor Stockholders, their Affiliates and their respective Representatives, in each case, who shall be deemed to be bound by the provisions of this Section 3.3 and, in the case of an Affiliate of a Sponsor Stockholder, by Section 3.1 (and the relevant Sponsor Stockholder shall also remain responsible for any breach of such provisions by any such Sponsor Stockholder’s Affiliates and Representatives), for the internal use by such Sponsor Stockholder and its Affiliates of any such information, subject, however, to (x) such Sponsor Stockholder, any Investment Fund of such Sponsor Stockholder or any of their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law or this Agreement and (y) compliance by such Sponsor Stockholder and, to the extent Confidential Information is furnished thereto, any of its Restricted Affiliates with the confidentiality provisions set forth in this Section 3.3 and any applicable restrictions set forth in Section 3.1. Each Sponsor Stockholder hereby covenants and agrees that it will establish and maintain adequate procedures to prevent Confidential Information with respect to the Company, its subsidiaries and its and their businesses, finances and operations from being disclosed in violation of this Agreement.

3.4 Issuances of Common Securities. During the period beginning on the date of this Agreement and ending on the twenty-four (24) month anniversary of the date of this Agreement, without the prior written consent of the Sponsor Designator, neither the Company nor any subsidiary of the Company, including the Operating Partnership, shall issue any common equity securities (including Common Shares, Common OP Units, or other securities which may be acquired by any Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or any combination of any of the foregoing) or any debt or equity securities which vote together in any respect with any such common equity securities) (collectively, “Common Securities”), other than (i) one or more issuances of up to [—]1 Common Shares, in the aggregate (which amount shall not include any issuances of Common Securities described in the following clauses (ii) and (iii)), (ii) issuances of Common Securities to employees, officers, directors and consultants of the Company or any of its subsidiaries in the ordinary course of business pursuant to any Company compensatory agreement or plan, (iii) issuances of Common Shares in redemption of (including where the proceeds of such issuances are used to pay the redemption price therefor) or in exchange for any outstanding (x) Common OP Units, (y) preferred units of limited partnership interest in the Operating Partnership, and (z) shares of the Company’s 8.375% Series B Cumulative Redeemable Preferred Stock, par

[1]	Amount to be 15% of pro forma common equity at Closing (including Common Shares issued prior to Closing pursuant to equity raise of up to the amount set forth on Section 5.4(e) of the Buyer Disclosure Letter to the Purchase Agreement).

value $0.01 per share, (iv) issuances of securities and other equity issuances in property joint ventures or (v) issuances of equity securities by entities that are non-wholly owned subsidiaries of the Operating Partnership where such issuances are solely intended to facilitate the ability of such subsidiary to qualify as a real estate investment trust for tax purposes and are issued for customary consideration and on other customary terms. For purposes of this Section 3.4, perpetual preferred equity securities on market terms shall not be deemed to be convertible into or exchangeable for common equity securities solely due to a customary right of conversion or exchange in connection with a change of control transaction or a delisting event. For purposes of calculating the number Common Shares issued under clause (i) above with respect to (x) Common Shares that may be acquired upon the exercise of conversion rights, exchange rights warrants or options, the maximum number of Common Shares that may be issued shall be used and (y) shares that vote together with common equity securities, the number of voting equivalents shall be used, and, if both clauses (x) and (y) apply, the greater number of shall be used.

ARTICLE IV

MISCELLANEOUS

4.1 Termination.

(a) At such time when the Sponsor Stockholders and their Affiliates no longer Beneficially Own any Covered Securities, then this Agreement shall automatically terminate and be of no further force and effect.

(b) Upon the consummation of any merger, consolidation or similar transaction involving the Company whereby, immediately following the consummation of such transaction, the holders of Common Shares of the Company immediately prior to the consummation of such transaction do not continue to hold (in substantially the same proportion as their ownership of the Company’s voting securities immediately prior to the transaction) more than 50% of all of the outstanding Common Shares or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, this Agreement shall automatically terminate and be of no further force and effect; provided, that Section 2.1(i), Section 2.1(j), Section 3.2(d), Section 3.3 (for one year following the termination hereof) and this Article IV (and the definitions in Article I to the extent applicable) shall survive in accordance with their terms.

4.2 Sponsor Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any other action of, any Sponsor Stockholder shall be made by, and shall be valid and binding upon, all Sponsor Stockholders, if made by the Sponsor Designator.

4.3 Joint and Several Liability. The Sponsor Stockholders hereby agree that all covenants, agreements, liability and obligations under this Agreement are joint and several to the Sponsor Stockholders, and each Sponsor Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Sponsor Stockholders.

4.4 Further Assurances. Each of the parties hereto agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

4.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

4.6 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission) and the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express). In each case notice shall be sent to:

(a)	If to the Company:

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd. 6th Floor

Los Angeles, California 90025

Attention: General Counsel

Facsimile: (310) 445-5710

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Julian Kleindorfer; Bradley A. Helms

Facsimile: (213) 891-8763

(b)	If to the Sponsor Stockholders:

Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Frank Cohen and Judy Turchin

Facsimile: (212) 583-5202

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Brian Stadler

Facsimile: (212) 455-2502

Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party hereto notice in the manner herein set forth.

4.7 Governing Law; Judicial Proceedings; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally submits to the exclusive jurisdiction and venue in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree (i) to consent to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof); and (ii) that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.6. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.8 Enforcement. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted as provided in Section 4.7, in addition to any other remedy to which they may be entitled, at law or in equity and that each party hereto agrees to waive any requirements for the securing or posting of any bond or other security in connection with such remedy.

4.9 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the parties hereto and any party subsequently made a party hereto pursuant to a joinder executed by any Sponsor Stockholder in accordance with Section 3.2(b). Any agreement on the part of a party hereto to any waiver of any obligation of the other parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party hereto of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

4.10 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.11 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.12 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Purchase Agreement, together with the several agreements and other documents and instruments referred to therein or annexed thereto), as well the terms and conditions of any waiver granted by the Board to the Sponsor Stockholders with respect to any provisions of the Charter, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates with respect to the subject matter hereof and thereof and (ii) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and thereto, as the case may be, and their respective successors and permitted assigns.

4.13 Certain Transactions. In the event of any stock split, reverse stock split, stock dividend or distribution, subdivision, or any change in the Common Shares or Common OP Units by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Common Shares” and “Common OP Units” used herein shall, as applicable, including for purposes of the definition of “Covered Securities”, be deemed to refer to and include all such dividends and distributions and any other securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

4.14 Publicity. To the extent any public announcement by the Company is in respect of the matters governed by this Agreement, the Company will use its reasonable best efforts to consult with the Sponsor Stockholders prior to such announcement (except to the extent such information is consistent with prior public disclosure or is otherwise in the public domain).

4.15 No Recourse. The parties agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, and subject to the immediately following sentence, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 4.15 shall in no way be deemed to limit the liability or obligations of any party to the extent that such party is required to cause its subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

4.16 Dealings with the Sponsor Stockholders. Each of the Company and the Sponsor Stockholders acknowledge and agree that: (a) the Sponsor Stockholders and their Non-Recourse Parties (collectively, the “Investor Group”; provided, that for purposes of this Section 4.16, references to “Investor Group” shall not include any Sponsor Nominees in their capacity as such, provisions with respect to whom are contained in Section 2.1(i)) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its subsidiaries or areas in which the Company or any of its subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its subsidiaries, (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company or its subsidiaries, or its service on the Board or any subsidiary’s board of directors or other governing body, from pursuing and engaging in any such activities; (b) neither the Company nor any other stockholders of the Company shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; and (d) subject to the express terms and conditions set forth in this Agreement, each member of the Investor Group may enter into contracts and other arrangements with the Company and its Affiliates from time to time on terms approved by the Board and the board of directors of such Affiliates, as applicable. Each of the Company and the Sponsor Stockholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such Person may otherwise have in connection with the matters described in this Section 4.16 and the Company, pursuant to approval by the Board, hereby renounces its interest or expectancy, as between itself and the Investor Group, in any corporate opportunity or other matter described in this Section 4.16.

4.17 Operating Partnership Matters. The Company, in its capacity as the sole general partner of the Operating Partnership and pursuant to the authority granted to the Company in such capacity pursuant to Section 15.10 of the Operating Partnership Agreement, the Operating Partnership and the Sponsor Stockholders hereby agree as follows:

(a) For purposes of the Operating Partnership Agreement, the Initial Holding Period (as defined in the Operating Partnership Agreement) as applied to the Sponsor Stockholders, their Affiliates and their respective successors-in-interest shall be a period that ends on the execution and delivery of this Agreement.

(b) In connection with any Transfer of Limited Partnership Interests (as defined in the Operating Partnership Agreement) that complies with both the Operating Partnership Agreement and this Agreement, for purposes of Section 11.4 of the Operating Partnership Agreement, the applicable transferee of a Sponsor Stockholder or its Affiliates shall be admitted to the Operating Partnership as a Substituted Limited Partner (as defined in the Operating Partnership Agreement) upon the transferee’s satisfaction of the requirements set forth in Sections 11.4.A(i) and 11.4.A(ii) of the Operating Partnership Agreement.

(c) In consideration of the representations and warranties made by the Sponsor Stockholders pursuant to Sections 4.2 and 4.4 of the Purchase Agreement (which representations and warranties are incorporated herein by reference and which shall survive the execution and delivery of this Agreement by each of the Sponsor Stockholders), the Sponsor Stockholders are deemed to have satisfied in full all requirements set forth in Sections 3.4.B, 3.4.C and 3.4.D of the Operating Partnership Agreement, which shall have no force and effect with respect to the Sponsor Stockholders (including a Person who becomes a Sponsor Stockholder pursuant to a Permitted Transfer and who makes representations and warranties to the Company in such Person’s joinder to this Agreement required pursuant to Section 3.2(b) equivalent to those set forth in Sections 4.2 and 4.4 of the Purchase Agreement); provided that with respect to Section 3.4.C(iii) of the Operating Partnership Agreement, the Sponsor Stockholders may Transfer (as defined in the Operating Partnership Agreement) any Common OP Units to any Affiliates (as defined in the Operating Partnership Agreement), without regard to the limitations contained therein, provided that after any such Transfer (as defined in the Operating Partnership Agreement), such Common OP Units are held by no more than thirty (30) partners, not including as partners for such purposes any Flow-Through Partners (as defined in the Operating Partnership Agreement) unless a principal purpose of the use of the Flow-Through Entity (as defined in the Operating Partnership Agreement) through which such partners invest was to permit the Operating Partnership to satisfy the 100-partner limitation within the meaning of Treas. Reg. Section 1.7704-1(h)(3)(ii).

(d) Notwithstanding the requirements of Section 15.1 of the Partnership Agreement:

(i) Following the date of this Agreement, a Sponsor Stockholder (the “Tendering Sponsor”) may from time to time exercise its Common Redemption Right (as defined in the Operating Partnership Agreement) by delivering to the Company written notice, executed by a duly authorized signatory of such Tendering Sponsor, in the form attached hereto as Exhibit A (a “Sponsor Notice of Redemption”), and which delivery shall be deemed to be a “Common Unit Notice of Redemption” in respect of a “Common Redemption” (each as defined in the Operating Partnership Agreement) and which will be deemed to comply in full with the requirements set forth in clause (i) of Sections 15.1.B and Section 15.1.G of the Operating Partnership Agreement (and, except as set forth in this Agreement, no further information, certificates, affidavits or other documents of the Tendering Sponsor shall be required);

(ii) upon receipt of a Sponsor Notice of Redemption, the Company shall give notice to the Tendering Sponsor prior to 9:30 a.m. Eastern time on the immediately following Business Day (the “Election Time”) of its election to either (A) cause the Operating Partnership to redeem all of the Tendering Sponsor’s Tendered Common Units in exchange for an aggregate cash amount equal to the product (the “Sponsor Cash Amount”) of (x) the Market Price (as defined in the Operating Partnership Agreement) of a Common Share as of the date of receipt of such Sponsor Notice of Redemption multiplied by (y) the Common Unit REIT Shares Amount (as defined in the Operating Partnership Agreement) determined as of the Sponsor Redemption Date (as defined below) or (B) acquire all of the Tendering Sponsor’s Tendered Common Units in exchange for a number of newly-issued Common Shares equal to the Common Unit REIT Shares Amount (as defined in the Operating Partnership Agreement) (the “Exchange Common Shares”); provided, that the date of “receipt” of a Sponsor Notice of Redemption shall (1) for purposes of determining the Sponsor Cash Amount and the Election Time, be (x) the date on which the Sponsor Notice of Redemption is received by the Company if received prior to 6:00 p.m. Eastern time or (y) the Business Day following the date on which the Sponsor Notice of Redemption is received by the Company if received later than 6:00 p.m. Eastern time and (2) for purposes of determining the Sponsor Redemption Date, be (x) the date on which the Sponsor Notice of Redemption is received by the Company if received prior to 4:30 p.m.

Eastern time or (y) the Business Day following the date on which the Sponsor Notice of Redemption is received by the Company if received later than 4:30 p.m. Eastern time, in each case, the time of receipt being the time transmitted by electronic mail to each of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Investment Officer and General Counsel of the Company at the addresses set forth in Schedule I hereto (excluding any officer roles that are vacant at such time); provided, further, that in the event that the Company fails to give such notice prior to the Election Time, the Company shall be deemed to have elected to cause the Partnership to redeem all such Tendered Common Units in exchange for Common Shares pursuant to the preceding clause (B);

(iii) in the event that the Company elects to cause the Operating Partnership to redeem all of the Tendering Sponsor’s Tendered Common Units in exchange for the Sponsor Cash Amount, the Company shall deliver the Sponsor Cash Amount by wire transfer of immediately available funds (to the account(s) designated by the Tendering Sponsor) no later than three (3) Business Days following the date of receipt of the Sponsor Notice of Redemption (the “Sponsor Redemption Date”, which shall be deemed to be the “Cut-Off Date” for purposes of the Operating Partnership Agreement); provided, that if the Operating Partnership fails to deliver the Sponsor Cash Amount by the Sponsor Redemption Date, in addition to the Sponsor Cash Amount, the Company or the Operating Partnership shall pay to the Tendering Sponsor simple interest on such Sponsor Cash Amount at a rate of 10% per annum (which rate shall increase to 15% per annum and begin to compound quarterly in the event that the Sponsor Cash Amount (and any interest accrued thereon) has not been delivered to the Tendering Sponsor on or prior to the thirty (30) day anniversary of the Sponsor Redemption Date); provided, further, that the Tendering Sponsor shall continue to own all Tendered Common Units and be treated as a Common Limited Partner (as defined in the Operating Partnership Agreement) with respect to such Tendered Common Units for all purposes of the Operating Partnership Agreement, until such Tendered Common Units are paid for in full (together with any accrued interest) as provided herein;

(iv) in the event that the Company elects (or is deemed to have elected) to acquire all of the Tendering Sponsor’s Tendered Common Units in exchange for the Exchange Common Shares, on the Sponsor Redemption Date the Tendering Sponsor shall sell the Tendered Common Units to the Company and, in exchange therefor, the Company shall deliver newly-issued Exchange Common Shares in book-entry form (or other evidence of issuance as may be reasonably requested by the Tendering Sponsor) to the Tendering Sponsor or to another recipient as directed by the Tendering Sponsor (including such other recipient pursuant to Section 4.17(d)(vi)) no later than 9:30 a.m. Eastern time on the Sponsor Redemption Date, which Exchange Common Shares shall be duly authorized, validly issued, fully paid and non-assessable and free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit (as defined in the Operating Partnership Agreement) and, to the extent applicable, the Securities Act (as defined in the Operating Partnership Agreement) and relevant state securities or “blue sky” laws; provided, that the Tendering Sponsor shall continue to own all Tendered Common Units and be treated as a Common Limited Partner (as defined in the Operating Partnership Agreement) with respect to such Tendered Common Units for all purposes of the Operating Partnership Agreement, until the Tendering Sponsor (and/or such other recipient) becomes the record owner of all the Exchange Common Shares;

(v) any Exchange Common Shares issued by the Company in exchange for Tendered Common Units from a Tendering Sponsor pursuant to this Section 4.17(d) shall not contain a legend regarding restrictions under the Securities Act if (A) concurrently with the delivery of the applicable Sponsor Notice of Redemption, such Tendering Sponsor shall have delivered to the Company a certificate executed by a duly authorized signatory of the Tendering Sponsor in the form attached hereto as Exhibit B, (B) such Tendering Sponsor is named as a selling stockholder in the Resale Prospectus and (C) the Shelf Registration Statement (as defined in the Sponsor Registration Rights Agreement) of which the Resale Prospectus forms a part is effective (and the Company is eligible to use such Shelf Registration Statement); provided, that if and to the extent that the Tendering Sponsor does not effect, or cause to be effected, any disposition of Exchange Common Shares issued upon an acquisition of Tendered Common Units by the Company pursuant to this Section 14.7(d) in accordance with the plan of distribution contained in the Resale

Prospectus, at the time of any such disposition of such Exchange Common Shares by the Tendering Sponsor, the Tendering Sponsor shall cause to be delivered to the Company an opinion of counsel, in form and substance acceptable to the Company in its reasonable discretion, confirming that such Exchange Common Shares may be transferred pursuant to an exemption from the registration requirements of the Securities Act;

(vi) if (A) the requirements of clauses (A), (B) and (C) of the preceding Section 4.17(d)(v) have been satisfied, (B) concurrently with the delivery of a Sponsor Redemption Notice, the applicable Tendering Sponsor provides written notice to the Company (x) that such Tendering Sponsor has entered into a firm underwriting agreement or other binding agreement and, pursuant to which, it has sold or will (on or prior to the Sponsor Redemption Date) sell Common Shares pursuant to the Shelf Registration Statement in an amount equal to the number of Exchange Common Shares that may be issued by the Company in connection with the redemption of the Tendering Sponsor’s Tendered Common Units pursuant to this Section 14.7(d), and (y) identifying, and providing all necessary information to give effect to the issuance of delivery of Common Shares to, the intended recipient(s) of such Common Shares (the “Proposed Recipients”), (C) the issuance of Exchange Common Shares to the Tendering Sponsor in exchange for such Tendering Sponsor’s Tendered Common Units would not otherwise be prohibited by the Ownership Limit as defined in the Operating Partnership Agreement) (but giving effect to, and subject to the terms of, any waiver thereof granted, and the Excepted Holder Limit (as defined in the Charter) established, by the Board to the Sponsor Stockholders), and (D) no Suspension Period (as defined in the Sponsor Registration Rights Agreement) is then in effect, then (1) the Company and the Operating Partnership agree that such Tendering Sponsor’s Tendered Common Units shall not be redeemed by the Operating Partnership for cash as described in Section 4.17(d)(iii), and (2) in lieu of issuing the Exchange Common Shares to the Tendering Sponsor as described in Section 4.17(d)(iv), the Company shall issue and deliver such Exchange Common Shares, which Exchange Common Shares shall not contain a legend regarding restrictions under the Securities Act, to the Proposed Recipients (in the proposed denominations set forth in such written notice), which delivery may be effected through The Depository Trust Company’s Deposit and Withdrawal at Custodian service or Direct Registration System (to the extent such deliveries are requested and reasonably available), no later than 9:30 a.m. Eastern time on the Sponsor Redemption Date; and

(vii) Notwithstanding anything to the contrary in this Agreement, (A) this Section 4.17(d) shall not restrict or otherwise limit the Company’s ability to cause the Operating Partnership to redeem any Excess Common Units (including Tendered Common Units that a Tendering Sponsor agrees to treat as Excess Common Units) with the proceeds of a Stock Offering Funding pursuant to Section 15.1.H of the Operating Partnership Agreement, and (B) each of the Company, the Operating Partnership and the Sponsor Stockholders agree that the penultimate sentence of Section 15.1.B of the Operating Partnership shall be deemed to not apply to any Tendering Sponsors.

(e) Any Transfers of Common OP Units by the Sponsor Stockholders pursuant to Article 11 of the Operating Partnership Agreement shall not be subject to the requirements of Section 11.6.E of the Operating Partnership Agreement.

(f) Notwithstanding anything to the contrary in this Agreement or the provisions of Section 15.1.A, 15.1.B or 15.1.H of the Operating Partnership Agreement, the Sponsor Stockholders hereby agree that they shall have no rights to require the Operating Partnership to redeem Common OP Units for cash, to the extent the Company’s election to acquire such Common OP Units in exchange for Common Shares pursuant to Section 15.1.B of the Operating Partnership Agreement or this Agreement would otherwise be prohibited by the Ownership Limit (defined in the Operating Partnership Agreement) (but giving effect to, and subject to the terms of, any waiver thereof granted, and Excepted Holder Limit (as defined in the Charter) established, by the Board to the Sponsor Stockholders).

(g) Notwithstanding Sections 7.3.B, 7.3.C and 14.2 of the Operating Partnership Agreement, but without limiting Sections 4.1 (other than the last sentence thereof), 4.4.E, 11.4.B, 12.1, 12.2.A and 12.3 of the

Operating the Partnership Agreement, without the prior written consent of the Sponsor Designator (x) the Operating Partnership Agreement shall not be amended if such amendment would (i) amend or modify the following provisions of the Operating Partnership Agreement in a manner adverse in any respect to the Sponsor Stockholders (in their capacity as Common Limited Partners): Section 3.1, Section 3.3, Section 3.4, the last sentence of Section 4.1, Section 4.2.C, Section 4.3.E, Section 4.4, Section 4.5, Section 4.7, Section 7.3, Section 7.4, Section 7.5, Section 7.6, Section 7.8, Section 7.9, Section 7.10, Article 8, Article 9, Article 10, Article 11, Article 13, Article 14 or Article 15 or, in each case for all provisions referenced in this clause (g)(x)(i), amend or modify any related definitions as set forth in the Operating Partnership Agreement or exhibits to the Operating Partnership Agreement or (ii) add any new provision to the Operating Partnership Agreement that would have substantially identical effect and (y) the Company and the Operating Partnership shall not take any action that is intended to or would otherwise have substantially identical effect as the amendments prohibited pursuant to clause (x) (but for purposes of this clause (y) without regard to any potential tax consequences).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

Hudson Pacific Properties, Inc.

By:
Name:
Its:

OPERATING PARTNERSHIP:

Hudson Pacific Properties, L.P., solely for purposes of Section 4.17

By:	Hudson Pacific Properties, Inc.
Its:	General Partner

By:
Name:
Its:

SPONSOR STOCKHOLDERS:

[ ● ]

By:
Name:
Its:

ADVISOR:

Blackstone Real Estate Advisors L.P., solely for purposes of Section 3.1(a)

By: BRE Advisors VI L.L.C., its general partner

By:
Name:
Its:

EXHIBIT A

SPONSOR NOTICE OF REDEMPTION

To: Hudson Pacific Properties, Inc.

The undersigned Common Limited Partner or Assignee hereby irrevocably tenders for redemption [●] Common Units in Hudson Pacific Properties, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of [ ● ], 2015 as amended (the “Partnership Agreement”), as modified pursuant to Section 4.17 of the Stockholders Agreement, dated as of [ ● ], 2015 (the “Stockholders Agreement”), by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, LLC and the other parties thereto, and the Common Redemption Right referred to therein. The undersigned Common Limited Partner or Assignee:

(a) undertakes to surrender such Tendered Common Units and any certificate therefor at the closing of the Common Redemption;

(b) directs that the wire transfer representing the Sponsor Cash Amount deliverable upon the closing of such Common Redemption be delivered to the account specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) is a Qualifying Common Party (as defined in the Partnership Agreement),

(ii) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) has good marketable title to such Tendered Common Units and, at the closing of the Common Redemption, will have good marketable title to such Tendered Common Units free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) has, and at the closing of the Common Redemption will have, the full right, power and authority to tender and surrender such Tendered Common Units as provided herein,

(iv) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender, and

(v) after giving effect to an acquisition of the Tendered Common Units by the General Partner pursuant to Section 4.17 of the Stockholders Agreement in exchange for the Common Unit REIT Shares Amount (as defined in the Partnership Agreement), neither the Common Limited Partner nor any member of such Common Limited Partner’s Stockholder Group (as defined in the Ownership Limit Waiver Certificate (as defined in the Purchase Agreement)), if such Common Limited Partner were treated as Stockholder (as defined in the Ownership Limit Waiver Certificate), would own REIT Shares (as defined in the Partnership Agreement) in violation of the Ownership Limit; and

(d) acknowledges that it will continue to own such Tendered Common Units until and unless either (1) such Tendered Common Units are acquired by the General Partner pursuant to Section 4.17 of the Stockholders Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Stockholders Agreement.

Dated:	Name of Common Limited Partner or Assignee:

(Signature of Common Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Wire Instructions

ABA Routing Number:

Bank Name:

Bank Address:

Name on Bank Account:

Account Number:

SWIFT / IBAN (if applicable):

For Further Credit Acct #:

For Further Credit Acct Name:

EXHIBIT B

TENDERING SPONSOR CERTIFICATE

[DATE]

The undersigned, [NAME], the duly authorized and appointed [TITLE] of [TENDERING SPONSOR], does hereby represent and warrant on behalf of [TENDERING SPONSOR] that:

(a) any disposition of Exchange Common Shares to be issued in exchange for the Tendered Common Units referred to in the Sponsor Notice of Redemption enclosed with this certificate will be effected, or caused to be effected, by the [TENDERING SPONSOR] in accordance with the plan of distribution contained in the Resale Prospectus; and

(b) the [TENDERING SPONSOR] is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Capitalized terms used in this certificate and not otherwise defined herein shall have the meaning ascribed to them in the Stockholders Agreement, dated as of [ ● ], 2015, by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, LLC and the other parties thereto.

IN WITNESS WHEREOF, the undersigned has signed and delivered this certificate as of the date first written above.

By:
Name:
Title:

Annex C

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is entered into as of [ ] by and among Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”).

RECITALS

WHEREAS, this Agreement is being made pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 6, 2014 (the “Purchase Agreement”), by and among the Company, Hudson Pacific Properties, L.P., a Maryland limited partnership and a subsidiary of the Company (the “Operating Partnership”), and [certain Affiliates of the Initial Holders];

WHEREAS, as part of the consideration delivered pursuant to the Purchase Agreement, the Company will contribute to the Operating Partnership and the Operating Partnership will deliver to the Initial Holders shares of the Company’s common stock, par value $.01 per share (“Common Stock”), and the Operating Partnership will issue to the Initial Holders common units of limited partnership interest in the Operating Partnership (“Common OP Units”);

WHEREAS, upon the terms and subject to the conditions contained in the Operating Partnership Agreement (as defined below), Common OP Units are redeemable for cash or, at the Company’s option, exchangeable for shares of Common Stock; and

WHEREAS, in connection with the Purchase Agreement, the Company has agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In addition to the definitions set forth above, the following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that the Holders shall not be considered Affiliates of the Company, the Operating Partnership or any other subsidiaries of the Company.

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York or Los Angeles, California are authorized by law to close.

“Charter” means the charter of the Company.

“Commission” means the Securities and Exchange Commission.ge Commission.

“Common OP Units” shall have the meaning set forth in the Recitals hereto.

“Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Offering” means an offering pursuant to an effective registration statement in which common equity securities of the Company are sold (whether or not for the account of the Company) (i) to an underwriter on a firm commitment basis for reoffering and resale to the public, (ii) in an offering that is a “bought deal” with one or more investment banks or (iii) in a block trade with a broker-dealer, but shall, in each case, not include (x) a Stock Offering Funding and/or (y) any at-the-market offering programs of the Company.

“Demand Registration” shall have the meaning set forth in Section 2.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 2.1(a).

“Effectiveness Period” shall have the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 29, 2010, by and among the Company and the holders party thereto, as amended by the First Amendment to Registration Rights Agreement, dated as of May 3, 2011, as in effect as of the date of the Purchase Agreement.

“Farallon” means the “Farallon Holders” (as defined in the Existing Registration Rights Agreement).

“Holder” means (i) any Initial Holder who is the record or beneficial owner of any Registrable Security or (ii) any assignee or transferee of a Holder (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) (x) to the extent permitted under, and not in violation of, the Stockholders Agreement, the Operating Partnership Agreement and the Charter, as applicable, and (y) provided such assignee or transferee agrees in writing to be bound by all the provisions hereof.

“Holder Indemnitee” shall have the meaning set forth in Section 2.8.

“Indemnified Party” shall have the meaning set forth in Section 2.10.

“Indemnifying Party” shall have the meaning set forth in Section 2.10.

“Initial Holder” shall have the meaning set forth in the Preamble hereto.

“Initial Lock-Up Termination Date” means November 1, 2015 (or any earlier date upon which the Lock-Up Restrictions terminate in accordance with Section 4.1 of the Stockholders Agreement)

“Inspectors” shall have the meaning set forth in Section 2.6(m).

“Lock-Up Restrictions” means those restrictions applicable to the transfer of Registrable Securities pursuant to Section 3.2 of the Stockholders Agreement.

“Market Value” means, with respect to the Common Stock, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date of a written request for an offering pursuant to Section 2.5(a). The market price for each such trading day shall be: (i) if the Common Stock is listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system; (ii) if the Common Stock is not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company; or (iii) if the Common Stock is not listed or admitted to trading on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Market Value of the Common Stock shall be determined by the Board of Directors of the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Operating Partnership” shall have the meaning set forth in the Recitals hereto.

“Operating Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof, and as the same may be further amended, modified or restated from time to time.

“Permitted Offering” shall have the meaning set forth in Section 2.14.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggy-Back Exercise” shall have the meaning set forth in Section 2.2.

“Piggy-Back Offering” shall have the meaning set forth in Section 2.3.

“Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

“Qualified Offering” means an offering pursuant to an effective registration statement in which Registrable Securities are sold (i) to an underwriter on a firm commitment basis for reoffering and resale to the public, (ii) in an offering that is a “bought deal” with one or more investment banks or (iii) in a block trade with a broker-dealer, but in each case shall not include any at-the-market offering program.

“Recommended Size” shall have the meaning set forth in Section 2.3.

“Records” shall have the meaning set forth in Section 2.6(m).

“Registration Expenses” shall have the meaning set forth in Section 2.7.

“Registrable Securities” means with respect to any Holder, the shares of Common Stock owned, either of record or beneficially, by such Holder that were (a) received by an Initial Holder pursuant to the Purchase Agreement, (b) issued or issuable upon exchange of Common OP Units received by an Initial Holder pursuant to the Purchase Agreement, and, (c) in the case of (a) and (b), any additional shares of Common Stock issued as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares or units (including as a result of splits, combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise).

As to any particular Registrable Securities, they shall cease to be Registrable Securities at the earliest time as one of the following shall have occurred: (i) a registration statement (including a Shelf Registration Statement) covering such shares has been declared effective by the Commission and all such shares have been disposed of pursuant to such effective registration statement or (ii) such shares have been sold in accordance with Rule 144.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act pursuant to the terms hereof.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.4(a).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, entered into by and among the Initial Holders, the Company and the other parties thereto.

“Stock Offering Funding” shall have the meaning set forth in the Operating Partnership Agreement.

“Suspension Notice” shall have the meaning set forth in Section 2.14.

“Suspension Period” shall have the meaning set forth in Section 2.14.

ARTICLE II REGISTRATION RIGHTS

Section 2.1. Demand Registration.

(a) Commencing on or after the Initial Lock-Up Termination Date and from time to time so long as there are any Registrable Securities outstanding, if the Company is not eligible to file a Shelf Registration Statement, if the Company has not caused a Shelf Registration Statement to be declared effective by the Commission in accordance with Section 2.4 or if the Shelf Registration Statement shall cease to be effective, subject to the minimum size limitations in Section 2.5(a), the Holder(s) holding a majority of Registrable Securities then outstanding may collectively make one or more written requests to the Company for registration under the Securities Act of all or part of its or their Common Stock constituting Registrable Securities, including for the avoidance of doubt shares of Common Stock issued or issuable upon exchange of Common OP Units, that are not then subject to the Lock-Up Restrictions (a “Demand Registration”). The Holders submitting the request for a Demand Registration shall concurrently provide written notice of the proposed registration to all other Holders. The Company shall prepare and file with the Commission, within thirty (30) days after such request for a Demand Registration, a registration statement on an appropriate form which the Company is then eligible to use with respect to any Demand Registration (a “Demand Registration Statement”) as selected by the Company, and shall use its reasonable best efforts to cause any such Demand Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof. Any request for a Demand Registration will specify the number of shares of Registrable Securities proposed to be sold in the offering thereof; provided that the requesting Holder(s) may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to the Demand Registration Statement with respect to the Demand Registration being declared effective by the Commission, in each case subject to the minimum size limitations in Section 2.5(a). Without the prior written consent of the Holders requesting such Demand Registration, no stockholder of the Company (other than the Holders) may include securities in any offering requested under this Section 2.1; provided that the Company may include in such offering securities to be sold for the account of the Company, subject to the limitations set forth in Section 2.5(b).

(b) Effective Registration. The Company will use its reasonable best efforts to keep any Demand Registration Statement continuously effective and in compliance with the Securities Act and usable for sale of such Registrable Securities for the period as may be requested by the Selling Holders.

Section 2.2. Piggy-Back Offering. If at any time following the Initial Lock-Up Termination Date (x) the Company proposes to file a registration statement under the Securities Act with respect to a Company Offering of Common Stock by the Company for its own account or the account of any securityholder of the Company (other than a Holder) or (y) Common Stock is to be sold in a Company Offering (in each case other than (A) for the account of Farallon pursuant to an offering initiated by Farallon under the Existing Registration Rights Agreement or (B) pursuant to a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or filed in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders), then the Company shall give written notice of such proposed filing or sale, as applicable, to the Holders as soon as practicable (but in no event less than ten (10) days before the anticipated filing date and no less than five (5) days before the anticipated sale), and, subject to the Lock-Up Restrictions and Section 2.13, such notice shall offer such Holders the opportunity to register or sell, as applicable, such number of shares of Registrable Securities that are not then subject to the Lock-Up Restrictions as each such Holder may request (which may be all or less than all of the Holder’s Registrable Securities) (a “Piggy-Back Exercise”). Subject to Section 2.3, the Company shall use commercially reasonable efforts to cause the managing underwriter(s) of a proposed Company Offering to permit the Registrable Securities that are not then subject to the Lock-Up Restrictions that are requested to be included pursuant to a Piggy-Back Exercise to be included on the same terms and conditions as any similar securities of the Company included therein. The registration or sale of Registrable Securities as provided in this Section 2.2 shall not count as a Qualified Offering for purposes of the limitations set forth in Section 2.5(a). If any Holder who has requested inclusion in such offering disapproves of the terms of the related underwriting agreement, such Holder shall not be required to enter into such underwriting agreement and, if such Holder elects to not enter into such underwriting agreement such Holder shall withdraw from such offering by providing written notice to the Company and the underwriter(s) no later than the time at which the public offering price and underwriters’ discount are determined with the underwriter(s).

Section 2.3. Reduction of Piggy-Back Offering. Notwithstanding anything contained in Section 2.2, if the managing underwriter(s) of an offering described in Section 2.2 (a “Piggy-Back Offering”) advise in writing the Company and the Holders that, in their opinion, the size of the intended offering is such that the success of the offering would be significantly and adversely affected by inclusion of all of the Registrable Securities requested to be included by the Holders in a Piggy-Back Offering, then (i) in the case of a Piggy-Back Offering initiated by the Company for its own account, the amount of the Common Stock to be offered for the accounts of the Holders and any other stockholders of the Company exercising similar piggyback registration rights shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter(s) (the “Recommended Size”) (such securities to be apportioned, to the extent possible, pro rata among the Holders and such other stockholders according to the total amount of securities requested to be included by each such person, but in any case not in violation of Section 2.3 of the Existing Registration Rights Agreement, and if a violation of Section 2.3 of the Existing Registration Rights Agreement would be caused by a pro rata reduction (which violation is not applicable so long as a “Shelf Registration Statement” as defined under the Existing Registration Rights Agreement is effective), then the Common Stock to be offered for the accounts of the Holders shall be reduced to the extent necessary so that no such violation will result); and (ii) in the case of a Piggy-Back Offering initiated by holders of securities of the Company (other than the Holders), (x) the amount of the Common Stock to be offered by the Company for its own account in such Piggy-Back Offering shall be first reduced to the extent necessary in order to achieve the Recommended Size, and if such reduction is insufficient, then no Common Stock for the account of the Company shall be included in such offering, (y) following any reduction for the Company pursuant to the preceding clause

(x), the amount of the Common Stock to be offered for the accounts of holders of securities of the Company (other than the Holders) shall be reduced to the extent necessary to achieve the Recommended Size (among such holders pro rata according to the securities requested for inclusion by them or in such other proportions as mutually agreed by such holders), and if such reduction is insufficient, then no Common Stock for the account of such holders shall be included in such offering and (z) following the reductions pursuant to the preceding clauses (x) and (y), the amount of the Common Stock to be offered for the accounts of the Holders shall be reduced to the extent necessary to achieve the Recommended Size (among such Holders pro rata according to the Registrable Securities requested for inclusion by them or in such other proportions as mutually agreed by the requesting Holders).

Section 2.4. Shelf Registration.

(a) The Company shall prepare and file not later than August 1, 2015, a “shelf” registration statement with respect to the resale of all of the Registrable Securities by the Holders thereof on an appropriate form which the Company is then eligible to use for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) and permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution elected by the Holders and set forth in the Shelf Registration Statement. Unless the Shelf Registration Statement shall become automatically effective, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission prior to the Initial Lock-Up Termination Date, and, subject to Sections 2.4(e) and 2.14, to keep such Shelf Registration Statement continuously effective for a period ending when all shares of Common Stock covered by the Shelf Registration Statement are no longer Registrable Securities (the “Effectiveness Period”).

(b) At the time the Shelf Registration Statement is declared effective, each Holder shall be named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law.

(c) Subsequent Filings. The Company shall prepare and file such additional registration statements as necessary and use its reasonable best efforts to cause such registration statements to be declared effective by the Commission so that a Shelf Registration Statement remains continuously effective, subject to Section 2.14, with respect to resales of all Registrable Securities as and for the periods required under Section 2.4(a) (such subsequent registration statements to constitute a Shelf Registration Statement).

Section 2.5. Qualified Offerings.

(a) Requests. Any offering under a Demand Registration Statement or a Shelf Registration Statement shall be by means of a Qualified Offering if requested in writing by the Holder(s) requesting such Demand Registration or offering of Registrable Securities off of a Shelf Registration Statement, as applicable; provided, that (i) the Registrable Securities to be sold in such Qualified Offering shall have a Market Value of at least $50,000,000 on the date of such request and (ii) the Company shall not be obligated to effect, or take any action to effect, a Qualified Offering (A) within one hundred and twenty (120) days following the last date on which a Qualified Offering or a Stock Offering Funding was completed pursuant to this Section 2.5; or (B) during any lock-up period binding upon the Holders or the Company (in each case if such lock-up period would prohibit the proposed Qualified Offering and is not waived by the underwriters) entered into in connection with any prior Company Offering; provided, further, that the limitations set forth in clause (i) above shall not apply for any Qualified Offering, and the limitations set forth in clause (ii)(A) above shall not take into account any Qualified Offering, in each case in respect of which the Company is not required to either (x) enter into an underwriting agreement, purchase agreement, lock-up agreement or other similar agreement or (y) take any action referenced in Sections 2.6(k)(ii), (iii) or (iv). Any request for a Qualified Offering hereunder shall be made to the Company in accordance with the notice provisions of this Agreement. Without the prior written consent of the Holders, no stockholder of the Company (other than the Holders) may include securities in any Qualified Offering requested under this Section 2.5; provided that the Company may include in such offering securities to be sold for the account of the Company, subject to the limitations set forth in Section 2.5(b).

(b) Reduction of Qualified Offering. Notwithstanding anything contained herein, if the managing underwriter(s) of an offering described in Section 2.5(a) advise in writing the Company and the Holder(s) of the Registrable Securities included in such offering that the size of the intended offering is such that the success of the offering would be significantly and adversely affected by inclusion of all the Registrable Securities requested to be included, then the amount of securities to be offered for the accounts of the Holders shall be reduced pro rata among such Holders (according to the Registrable Securities requested for inclusion by them or in such other proportions as mutually agreed by the requesting Holders) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter(s). The Company shall have the opportunity to include such number of securities as it may elect in an offering described in Section 2.5(a); provided, if the managing underwriter(s) of such offering advise in writing the Company and the Holder(s) of the Registrable Securities requested to be included that the success of the offering would be significantly and adversely affected by inclusion of all the securities requested to be included by the Company, then the amount of securities to be offered for the account of the Company shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter(s).

(c) Managing Underwriters. The Holders of a majority of the Registrable Securities to be included in a Qualified Offering pursuant to Section 2.5(a) shall select the managing underwriter(s) in connection with any Qualified Offering; provided that such managing underwriter must be reasonably satisfactory to the Company.

(d) Structure. The Holders of a majority of the Registrable Securities to be included in a Qualified Offering pursuant to Section 2.5(a) shall determine the size, manner of sale, plan of distribution, price, underwriting discounts and other financial terms for the offering. Each Holder will be permitted to request the removal of any Registrable Securities held by it from any Qualified Offering pursuant to Section 2.5(a) at any time prior to the pricing of the Qualified Offering or the effective date of the applicable registration statement (or supplement for a take down in the case of a Shelf Registration Statement), by providing written notice thereof to the Company; provided, that if such removal(s) cause such Qualified Offering to cease to have a Market Value of at least $50,000,000, the Company shall not be obligated to effect, or take any action to effect, such Qualified Offering, but if such offering is effected in accordance with this Section 2.5, it shall count as a Qualified Offering for purposes of Section 2.5(a).

Section 2.6. Registration Procedures; Filings; Information. Subject to Section 2.14 hereof, in connection with each registration effected by the Company pursuant to Sections 2.1 or 2.4 or offering pursuant thereto, as applicable:

(a) The Company will, as promptly as practicable, prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to cause or maintain the effectiveness of such registration statement for so long as such registration statement is required to be kept effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the period in which such registration statement is required to be kept effective, and, upon the written request of a Holder, the Company shall as soon as reasonably practicable amend or supplement the prospectus relating to the Shelf Registration Statement to facilitate a “take down” as may be reasonably requested by such Holder.

(b) The Company will, within a reasonable period of time prior (but no later than two (2) Business Days prior) to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Holder of Registrable Securities being registered and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Holder and underwriter, if any, such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents proposed to be filed including documents that are to be incorporated by reference into the registration statement, amendment or supplement or as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder. The Company shall consider in good faith such reasonable changes in any such documents prior to the filing thereof as the counsel to the Holders may request and the Company shall make available such of its representatives as shall be reasonably requested by the Holders or any underwriter available for discussion of such documents.

(c) The Company will furnish to each Holder of Registrable Securities being registered, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits) other than those which are being incorporated into such registration statement by reference, such number of copies of the prospectus contained in such registration statements (including each complete prospectus and any summary or preliminary prospectus) and any other prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as any Holder or an underwriter in a Qualified Offering may reasonably request, in each case including each such amendment and supplement thereto, to the extent such other documents are not available on the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor system), in order to facilitate the disposition of the Registrable Securities by such Holder (it being understood that the Company consents to the use of such prospectus and any amendment or supplement thereto by the Holders and their underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby).

(d) The Company will notify each Holder, as promptly as practicable after it shall receive notice thereof, of the time when such registration statement, or any post-effective amendments to such registration statement, shall have become effective, or a supplement to any prospectus forming part of such registration statement has been filed or when any document is filed with the Commission that would be incorporated by reference into the prospectus.

(e) The Company will deliver as promptly as practicable to Holders’ counsel copies of all correspondence between the Commission and the Company, its counsel or auditors with respect to any registration statement relating to Registrable Securities.

(f) After the filing of a registration statement, the Company will as promptly as practicable notify each Selling Holder of Registrable Securities covered by such registration statement of (i) any stop order, injunction or other order or requirement of the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and use its reasonable best efforts to prevent the issuance or entry of such stop order, injunction or other order or requirement and, if issued or entered, to obtain as soon as practicable the lifting thereof, and (ii) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension.

(g) The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States (where an exemption does not apply) as any Holder or managing underwriter(s), if any, reasonably (in light of such Holder’s intended plan of distribution) requests, (ii) keep such registration or qualification in effect for so long as such registration statement is required to be kept effective, (iii) cooperate with the Holders and the underwriter(s), if any, and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority and (iv) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the

Company; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (g), (B) subject itself to any material tax obligation in any such jurisdiction where it is not then so subject or (C) consent to general service of process in any such jurisdiction to which it is not then so subject. The Company will promptly notify each Selling Holder of (x) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of initiation of any proceeding for such purpose, and the Company will use its reasonable best efforts to prevent the issuance of any such order or suspension and, if issued, will use its reasonable best efforts to remove any such order or suspension and (y) the removal of any such order or suspension.

(h) The Company will immediately notify each Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly prepare and file, and furnish to each Selling Holder a reasonable number of copies of, any such supplement or amendment.

(i) The Company will cooperate with the Holders to facilitate the timely delivery, preparation and delivery of certificates, with requisite CUSIP numbers, representing Registrable Securities to be sold.

(j) The Company will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder (or any successor rule or regulation hereafter adopted by the Commission).

(k) Subject to Section 2.5(a), in the case of a Qualified Offering hereunder the Company will enter into and perform its obligations under customary agreements (including an underwriting agreement, if any, in customary form and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take such other actions as are reasonably required and at such times as customarily occur in similar registered offerings in order to expedite or facilitate the disposition of the Registrable Securities subject to such Qualified Offering, including:

(i) making such representations and warranties to the Selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers in similar offerings;

(ii) using its reasonable best efforts to obtain opinions of counsel to the Company and updates thereof addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in similar offerings;

(iii) using its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with similar offerings; and

(iv) to the extent reasonably requested by the lead or managing underwriters, making the Company’s executive officers available for customary presentations to investors to discuss the affairs of the

Company at times that may be mutually and reasonably agreed upon (including, to the extent customary, senior management participation in due diligence calls with the underwriters and their counsel and, in the case of any marketed Qualified Offering, sending appropriate officers of the Company to attend “road shows” scheduled in reasonable number and at reasonable times in connection with any such Qualified Offering).

(l) In the case of a Qualified Offering, the Company will make available for inspection by any Selling Holder of Registrable Securities subject to such Qualified Offering, any underwriter participating in any disposition of such Registrable Securities and any attorney, accountant or other professional retained by any such Selling Holder or underwriter (the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspector in connection with such registration statement, subject to entry by each such Inspector of a customary confidentiality agreement in a form reasonably acceptable to the Company.

(m) The Company will use its reasonable best efforts to cause all Registrable Securities covered by a registration statement filed by the Company pursuant to Sections 2.1 or 2.4 to be listed on each securities exchange or national quotation system on which Common Stock is then listed or quoted.

(n) use its reasonable best efforts to facilitate the registration and thereafter to complete the distribution of the Registrable Securities so registered.

(o) The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding such Selling Holder, the Registrable Securities held by it and the intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. No Holder may include Registrable Securities in any registration statement pursuant to this Agreement unless and until such Holder has furnished to the Company such information. Each Holder further agrees to furnish as soon as reasonably practicable to the Company all information required to be disclosed in order to make information previously furnished to the Company by such Holder not materially misleading.

(p) Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2.6(f) or 2.6(h) or upon receipt of a Suspension Notice, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of written notice from the Company that such disposition may be made and, in the case of Section 2.6(h) copies of any supplemented or amended prospectus contemplated by Section 2.6(h) and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

Section 2.7. Registration Expenses. In connection with the registration of Registrable Securities pursuant to this Agreement and the Company’s performance of its other obligations hereunder, the Company shall pay any and all third party (except with respect to clause (iv) below) registration expenses incurred in connection therewith (the “Registration Expenses”), regardless whether a registration statement is declared effective by the Commission, including: (i) all registration and filing fees; (ii) all fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing expenses; (iv) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); (v) all fees and expenses incurred in connection with the listing of the Registrable Securities; (vi) all fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent registered public accountants of a comfort letter or comfort letters); (vii) all fees and disbursements of the Company’s auditors, including in connection with the preparation of comfort letters, and any transfer agent and registrar fees; and (viii) all fees and expenses of any special experts retained by the Company in connection with such registration; provided, however, that the Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any legal fees and expenses of counsel to the Holders or any transfer taxes relating to the registration or sale of the Registrable Securities.

Section 2.8. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each Holder’s officers, directors, agents, partners, members, employees, managers, advisors, sub-advisors, attorneys, representatives and Affiliates, each underwriter (within the meaning of the Securities Act), and each Person, if any, who controls such Selling Holder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Holder Indemnitee”) from and against, as incurred, any and all losses, claims, damages and liabilities (or actions in respect thereof), costs and expenses (including reasonable and documented fees, expenses and disbursements of attorneys and other professionals) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, prospectus, or free writing prospectus relating to the Registrable Securities (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such losses, claims, damages, liabilities, costs or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission included in such registration statement or in any such prospectus in reliance upon and in conformity with information regarding such Holder Indemnitee which was furnished in writing to the Company by such Holder Indemnitee or on such Holder Indemnitee’s behalf expressly for inclusion therein.

Section 2.9. Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors, agents, employees, attorneys, representatives and Affiliates, each underwriter (within the meaning of the Securities Act), and each Person, if any, who controls the Company or underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information relating to such Selling Holder which was included in reliance upon and in conformity with information furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement, preliminary prospectus, prospectus or free writing prospectus relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the total obligations of such Selling Holder under this Agreement (including, but not limited to, obligations arising under Section 2.11 herein) will be limited to an amount equal to the net proceeds actually received by such Selling Holder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such registration statement.

Section 2.10. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.8 or 2.9, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing of the commencement thereof, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses (provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of any obligations hereunder, except to the extent such Indemnifying Party is materially prejudiced by such failure). The Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) Business Days after receiving notice from such Indemnified Party that the Indemnified Party believes it has failed to do so, or (ii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party, then, in any such proceeding, any Indemnified Party shall have the right to assume or continue its own defense and the Indemnifying Party shall be liable for the expenses therefor subject to the remainder of this Section 2.10. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys in each jurisdiction at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.8 hereof, the Selling Holders which owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.9, the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or (to the knowledge of the Indemnifying Party) threatened action or claim in respect of which indemnity or contribution could have been sought hereunder by such Indemnified Party (whether or not the Indemnified Party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such action or claim without any admission of fault, culpability, failure to act or liability by or on behalf of any such Indemnified Party.

Section 2.11. Contribution. If the indemnification provided for in Section 2.8 or 2.9 hereof is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages, liabilities, costs or expenses that otherwise would have been covered by Section 2.8 or 2.9 hereof, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of each Selling Holder, on the other hand, in connection with such statements or omissions which resulted in such losses, claims, damages, liabilities, costs or expenses, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of each Selling Holder, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, costs or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.11, no Selling Holder shall be required to contribute any amount which in the aggregate exceeds the amount that such Selling Holder would have been obligated to pay by way of indemnification if indemnification as provided for under Section 2.9 had been available under the circumstances. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holders’ obligations to contribute pursuant to this Section 2.11, if any, are several in proportion to amount that the proceeds of the offering actually received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders, and not joint.

Section 2.12. Rule 144. The Company covenants that it will use its reasonable best efforts to comply with all applicable requirements under the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission thereunder so as to enable any Holder to sell its Registrable Securities pursuant to Rule 144, including to (a) make and keep public information regarding the Company available, as those terms are defined in Rule 144(c)(1), (b) file with the Commission in a timely manner any reports and documents required to be filed by the Company under the Securities Act and the Exchange Act, (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested by a Holder so as to enable such Holder to sell shares of Common Stock without registration under the Securities Act within the exemptions provided by Rule 144, and (d) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (including reasonably cooperating with the Holders to cause the transfer agent to remove any restrictive legend on certificates evidencing Registrable Securities, subject to the expiration of the Lock-Up Restrictions with respect to the applicable Registrable Securities). This Section 2.12 shall survive the termination of the Agreement so long as any Holder continues to hold Registrable Securities.

Section 2.13. Participation in Qualified Offerings.

(a) No Person may participate in any underwritten offerings hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (provided that any underwriting agreements shall be in customary form, and including provisions with respect to indemnification and contribution in customary form) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights provided for in this Article II.

(b) The Company agrees that, if requested by the managing underwriter(s) in any Qualified Offering contemplated by this Agreement, it will enter into a customary “lock-up” agreement providing that it will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any securities that are the same or similar to the Registrable Securities being offered (or securities convertible into or exchangeable or exercisable for such securities) (subject to customary exceptions) and will not enter into derivative transactions with similar economic effect, and it shall use its reasonable best efforts to obtain agreements from its directors and executive officers regarding the same, for a period not to exceed sixty (60) days from the effective date of the registration statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s); provided, that in no event shall the Company be obligated to enter into any such lock-agreements that are more restrictive than such lock-up agreements agreed to by any Holders participating in such Qualified Offering.

(c) The Holders agree that, if requested by the managing underwriter(s) in any Company Offering for the account of the Company or pursuant to the Existing Registration Rights Agreement (in each case subject to the Company’s compliance with Section 2.2), the Holders will enter into customary “lock-up” agreements providing that the Holders will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any securities that are the same or similar to the securities being offered in such offering (or securities convertible into or exchangeable or exercisable for such securities) (subject to customary exceptions)

and will not enter into derivative transactions with similar economic effect, for a period not to exceed thirty (30) days from the effective date of the registration statement pertaining to such securities or from such other date as may be requested by the underwriter(s); provided, that in no event shall the Holders be obligated to enter into such lock-agreements that are any more restrictive than such lock-up agreements agreed to by the Company, its directors and executive officers or the other stockholders of the Company participating in such offering.

(d) Beginning on and after November 1, 2016, to the extent a Holder or the Company is subject to a “lock-up” agreement (in each case if such lock-up period would prohibit a Qualified Offering), any period of time during which such Holder or the Company, as applicable, is subject to such “lock-up” agreement shall be deemed to count as a “Suspension Period” for purposes of Section 2.14, and the execution by the Holders or the Company, as applicable, of such a “lock-up” obligation shall be deemed to be the delivery of a Suspension Notice by the Company for purposes of Section 2.14 below.

Section 2.14. Suspension of Use of Registration. If the Board of Directors of the Company determines in its good faith judgment that the filing of a registration statement or the use of any related prospectus (I) would be materially detrimental to the Company because (x) such action would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or the disclosure of which would materially impede the Company’s ability to consummate a significant transaction, and that the Company is not otherwise required by applicable securities laws or regulations to disclose or (y) the Company is actively undertaking an underwritten offering of its stock or is in active discussions with underwriters regarding an underwritten offering of its stock and it is reasonably likely that such an underwritten offering will be promptly initiated by the Company, or (II) is prohibited because all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date without regard to any extension, or if the consummation of any business combination or acquisition or investment by the Company has occurred or is probable for purposes of Rule 3-05, Rule 3-14 or Article 11 of Regulation S-X promulgated under the Securities Act or any similar successor rule, upon written notice thereof by the Company to the Holders, then upon the delivery of written notice (a “Suspension Notice”) of such determination by the Company to the Holders which shall be signed by the Chief Executive Officer, President or any Executive Vice President of the Company certifying thereto, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to a registration statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to a registration statement shall be suspended (a “Suspension Period”) until the earliest of (i) the date upon which the Company notifies the Holders in writing that suspension of such rights for the grounds set forth in this Section 2.14 is no longer necessary, (ii) the date upon which a “lock-up” giving rise to a deemed Suspension Period pursuant to Section 2.13(d) above expires, (iii) the date upon which copies of any applicable supplemented or amended prospectus is distributed to the Holders (in the case of a suspension pursuant to clause (I)(x) above), (iv) in the case of clause (II), the date upon which the Company has filed such reports or obtained and filed the financial information required by Rule 3-05, Rule 3-14 or Article 11 of Regulation S-X to be included or incorporated by reference, as applicable, in a Shelf Registration Statement, and (v) (A) the thirtieth (30th) day after delivery of the Suspension Notice (if the Suspension Notice is given during the twelve (12)-month period following the Initial Lock-Up Termination Date) or (B) the ninetieth (90th) day after delivery of the Suspension Notice (if the Suspension Notice is given thereafter); provided, that the Company shall not be entitled to exercise any such right more than two (2) times in any twelve (12) month period or less than thirty (30) days from the termination of the prior such Suspension Period, as applicable (it being agreed, however, that a deemed Suspension Period pursuant to Section 2.13(d) above shall not count towards the limitations set forth in this first proviso); and provided further, that in no event shall the number of days covered by one or more Suspension Periods exceed forty-five (45) days during the twelve (12)-month period following the Initial Lock-Up Termination Date or one hundred and fifty-five (155) days in any three hundred and sixty-five (365)-day period thereafter. During any Suspension Period, the Company shall also delay the filing or effectiveness of, and shall not sell or permit a sale under, any registration statement with respect to any common equity securities of the Company to be sold by the Company or by any other stockholders of the Company, other than (x) sales pursuant to a Company Offering for the account of the Company (subject to the Company’s compliance with Section 2.2), (y) sales under a Company-sponsored dividend reinvestment plan or pursuant to a registration statement on Form S-4 or Form S-8 (or any substitute forms that may be adopted by the Commission) or filed in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders, or (z) in the case of a suspension pursuant to clause (I)(y) above, sales by stockholders of the Company not involving an offering pursuant to an effective registration statement sold to an underwriter on a firm commitment basis for reoffering and resale to the public and not involving an offering that is a “bought deal” with one or more investment banks and, in each case of this clause (z), not requiring the Company to undertake any of the types of actions contemplated by clauses (ii), (iii) or (iv) of Section 2.6(k) and not requiring the Company to deliver a “lock-up” (as described in this clause (z), a “Permitted Offering”). The Company agrees to give the notice under (i) above as promptly as practicable following the date that such suspension of rights is no longer necessary. For the avoidance of doubt, in the case of a suspension pursuant to clause (I)(y) above, the Holders shall be permitted to make a Permitted Offering if other stockholders of the Company are being allowed by the Company to make Permitted Offerings.

Section 2.15. Additional Shares. The Company, at its option, may register under a Shelf Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued shares of Common Stock or any shares of Common Stock owned by any other stockholder or stockholders of the Company; provided that in no event shall the inclusion of such shares on a registration statement reduce the amount offered for the account of the Holders in any offering at the request of the Holders pursuant to Section 2.5. From and after the date hereof, the Company shall not enter into any agreement granting registration rights to any party with respect to the Company’s securities that would cause a violation of the rights granted to the Holders hereunder. The Company represents and warrants to each Holder that, as of the date of this Agreement, no Person has any registration rights with respect to any securities of the Company or of the Operating Partnership, other than those rights granted pursuant to the Existing Registration Rights Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1. Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Holders shall be entitled to specific performance of the rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 3.2. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, in each case without the written consent of the Company and the Holders holding a majority of the then outstanding Registrable Securities. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 3.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice):

(1) if to any Holder, initially to the address indicated in Schedule I or to such other address and to such other Persons as any Holder may hereafter specify in writing; and

(2) if to the Company, initially at 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, Facsimile: (310) 445-5710, Attention: Kay Tidwell, or to such other address as the Company may hereafter specify in writing.

Section 3.4. Successors and Assigns; Assignment of Registration Rights. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties. Any Holder may assign its rights under this Agreement in whole or in part without the consent of the Company in connection with a transfer of such Holder’s Registrable Securities, but only if the assignment or transfer is permitted by, and not in violation of, the Stockholders Agreement, the Operating Partnership Agreement and the Charter, as applicable, and provided such assignee or transferee agrees in writing to be bound by all the provisions hereof.

Section 3.5. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 3.7. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.8. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.9. Certain Transactions. In the event that any securities are issued in respect of, or in exchange for, or in substitution of the Registrable Securities by reason of any reorganization, recapitalization, merger, consolidation, spin-off, partial or complete liquidation, share dividend, split-up, sale of assets, distribution to stockholders or combination of Common Stock or Common OP Units or any other similar change in the Company’s or the Operating Partnership’s capital structure, the Company agrees that appropriate adjustments shall be made to this Agreement to ensure that the Holders have, immediately after consummation of such transaction, substantially the same rights with respect to the Company or another issuer of securities, as applicable, as they have immediately prior to the consummation of such transaction in respect of the Registrable Securities under this Agreement.

Section 3.10. Headings; Interpretation. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such word or words of like import.

Section 3.11. Termination. The obligations of the parties hereunder shall terminate with respect to a Holder when it no longer holds Registrable Securities, and with respect to all the parties hereto in the event that (i) the Holders, in the aggregate, own less than one percent (1%) of the outstanding shares of Common Stock (for purposes of this calculation, Common OP Units shall be deemed to be Common Stock to the extent held by the Holders or any other Person (other than by the Company or any subsidiary thereof)) and (ii) all of the shares of Common Stock received pursuant to the Purchase Agreement or issued or issuable upon exchange of Common

OP Units issued pursuant to the Purchase Agreement may be sold in one transaction pursuant to Rule 144 (without any volume or other limitations), except, in each case, for any obligations under Sections 2.7, 2.8, 2.9, 2.10, 2.11, 2.12 and this Article III.

Section 3.12. Waiver of Jury Trial. The parties hereto (including any Initial Holder and any subsequent Holder) irrevocably waive any right to trial by jury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

HUDSON PACIFIC PROPERTIES, INC.

By:
Name:
Title:

[INITIAL HOLDERS]

By:
Name:
Title:

Schedule I

Initial Holders

Name of Holder

[    ]

Address of Holder

[    ]

Number of Registrable Securities

[    ]

Annex D

FORM OF

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HUDSON PACIFIC PROPERTIES, L.P.

a Maryland limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR

THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD,

TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH

REGISTRATION, UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE

PARTNERSHIP THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE

EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER

APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

dated as of [—], 2015

Exhibits List

FORM OF

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF HUDSON PACIFIC PROPERTIES, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HUDSON PACIFIC PROPERTIES, L.P., dated as of [—], 2015, is made and entered into by and among, HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, as the General Partner and the Persons whose names are set forth on Exhibit A attached hereto, as limited partners, and any Additional Limited Partner that is admitted from time to time to the Partnership and listed on Exhibit A attached hereto.

WHEREAS, a Certificate of Limited Partnership of the Partnership was filed with the State Department of Assessments and Taxation of the State of Maryland on January 15, 2010 (the “Formation Date”) and the initial general partner and limited partners of the Partnership entered into an original agreement of limited partnership of the Partnership effective as of January 15, 2010 (the “Original Partnership Agreement”);

WHEREAS, the Original Partnership Agreement was amended and restated by that certain Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of June 29, 2010 (the “First Amended and Restated Partnership Agreement”), by and among the General Partner and the limited partners of the Partnership, in connection with the initial public offering of the General Partner’s common stock;

WHEREAS, the First Amended and Restated Partnership Agreement was amended and restated by that certain Second Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of December 10, 2010 (the “Second Amended and Restated Partnership Agreement”), by and among the General Partner and the limited partners of the Partnership; and

WHEREAS, the General Partner and the Partnership believe it is desirable and in the best interest of the Partnership to amend and restate the Second Amended and Restated Partnership Agreement and admit the additional Persons whose names are set forth on the signature pages hereto as limited partners of the Partnership by entering into this Agreement (as hereinafter defined).

NOW, THEREFORE, BE IT RESOLVED, that, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Maryland Revised Uniform Limited Partnership Act, Title 10 of the Corporations and Associations Article of the Annotated Code of Maryland, as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.7 hereof.

“Additional Funds” has the meaning set forth in Section 4.3.A hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a limited partner pursuant to the Act and Section 4.2 and Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Partnership Year or other applicable period, after giving effect to the following adjustments:

(i) increase such Capital Account by any amounts that such Partner is obligated to restore pursuant to this Agreement upon liquidation of such Partner’s Partnership Interest or that such Person is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) decrease such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year or other applicable period.

“Adjusted Leverage Ratio” has the meaning set forth in Section 16.8.C hereof.

“Adjusted Net Income” means for each Partnership Year or other applicable period, an amount equal to the Partnership’s Net Income or Net Loss for such year or other period (other than any Net Income or Net Loss or items thereof allocated with respect to such year or other period prior to the allocation of Adjusted Net Income), computed without regard to the items set forth below; provided, that if the Adjusted Net Income for such year or other period is a negative number (i.e., a net loss), then the Adjusted Net Income for that year or other period shall be treated as if it were zero:

(a) Depreciation; and

(b) Net gain or loss realized in connection with the actual or hypothetical sale of any or all of the assets of the Partnership, including but not limited to net gain or loss treated as realized in connection with an adjustment to the Gross Asset Value of the Partnership’s assets as set forth in the definition of “Gross Asset Value.”

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i) the General Partner (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii) the General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares, or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares (other than REIT Shares issuable pursuant to a Qualified DRIP / COPP), at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment

Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iii) the General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the record date by a fraction (a) the numerator of which shall be such Value of a REIT Share as of the record date and (b) the denominator of which shall be the Value of a REIT Share as of the record date less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.

Notwithstanding the foregoing, no adjustments to the Adjustment Factor will be made for any class of Limited Partnership Interests to the extent that the Partnership makes or effects any correlative distribution or payment to all of the Limited Partners of such class, or effects any correlative split or reverse split in respect of its Limited Partnership Interests. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit B attached hereto.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Third Amended and Restated Limited Partnership Agreement of Hudson Pacific Properties, L.P., as now or hereafter amended, restated, modified, supplemented or replaced.

“Applicable Percentage” means, as applicable, (i) the proportion of a Common Tendering Party’s Tendered Common Units that will be acquired by the General Partner for REIT Shares in accordance with Section 15.1 to the Tendering Party’s Tendered Common Units, or (ii) the proportion of a Series A Tendering Party’s Tendered Series A Units that will be acquired by the General Partner for REIT Shares in accordance with Section 16.5 to the Tendering Party’s Tendered Series A Units.

“Applicable Rate” means 6.25% per annum.

“Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

“Approval Right Termination Date” means the first date on which the Specified Limited Partners and any of their Affiliates (whether or not such Affiliates are or become Limited Partners pursuant to this Agreement) own less than 9.8% of the aggregate number of REIT Shares and Common Units acquired by the Specified Limited Partners and their Affiliates on [closing date], pursuant to that certain Asset Purchase Agreement, dated as of December 6, 2014, by and among the General Partner, the Partnership and the Seller Parties (as defined therein).

“Assignee” means a Person to whom one or more Partnership Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i) the sum, without duplication, of:

(1) the Partnership’s Net Income or Net Loss (as the case may be) for such period,

(2) Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

(3) the amount of any reduction in reserves of the Partnership referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary),

(4) the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and

(5) all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii) less the sum, without duplication, of:

(1) all principal debt payments made during such period by the Partnership,

(2) capital expenditures made by the Partnership during such period,

(3) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

(4) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

(5) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,

(6) the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the General Partner determines are necessary or appropriate in its sole and absolute discretion,

(7) any amount distributed or paid in redemption of any Limited Partner Interest or Partnership Units, including, without limitation, any Common Unit Cash Amount or Series A Cash Amount paid, and

(8) the amount of any working capital accounts and other cash or similar balances which the General Partner determines to be necessary or appropriate in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.

“Board of Directors” means the Board of Directors of the General Partner.

“Business Combination” has the meaning set forth in Section 16.6.C(1) hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York or Los Angeles, California are authorized by law to close except that, for purposes of Article 17, the term “Business Day” means any day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

(i) To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

(ii) From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(iii) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement (which Transfer does not result in the termination of the Partnership for Federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(iv) In determining the amount of any liability for purposes of subsections (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(v) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Section 704 of the Code, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is necessary or prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification, provided that such modification is not likely to have any material effect on the amounts distributable to any Partner pursuant to Article 13 hereof upon the dissolution of the Partnership. The General Partner may, in its sole discretion, (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

“Capital Share” means a share of any class or series of stock of the General Partner now or hereafter authorized other than a REIT Share.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed with the SDAT, as amended from time to time in accordance with the terms hereof and the Act.

“Charity” means an entity described in Section 501(c)(3) of the Code or any trust all the beneficiaries of which are such entities.

“Charter” means the charter of the General Partner, within the meaning of Section 1-101(f) of the Maryland General Corporation Law.

“Closing Price” has the meaning set forth in the definition of “Value.”

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Limited Partner” means any Limited Partner that is a Holder of Common Units, including any Substituted Common Limited Partner, in its capacity as such.

“Common Redemption” has the meaning set forth in Section 15.1.A hereof.

“Common Redemption Right” has the meaning set forth in Section 15.1.A hereto.

“Common Tendering Party” has the meaning set forth in Section 15.1.A hereof.

“Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, but does not include any Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

“Common Unit Cash Amount” means an amount of cash equal to the product of (i) the Value of a REIT Share and (ii) the Common Unit REIT Shares Amount determined as of the applicable Valuation Date.

“Common Unit Notice of Redemption” means the Common Unit Notice of Redemption substantially in the form of Exhibit C attached to this Agreement.

“Common Unit REIT Shares Amount” means a number of REIT Shares equal to the product of (a) the number of Tendered Common Units and (b) the Adjustment Factor; provided, however, that, in the event that the General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the General Partner’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Common Unit Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Common Unit REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the General Partner in good faith.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article 14 hereof.

“Consent of the Common Limited Partners” means the Consent of a Majority in Interest of the Common Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Common Limited Partner in its sole and absolute discretion.

“Consent of the Limited Partners” means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Limited Partner in its sole and absolute discretion.

“Consent of the Partners” means the Consent of the General Partner and the Consent of a Majority in Interest of the Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by the General Partner or the Limited Partners in their sole and absolute discretion; provided, however, that if any such action affects only certain classes or series of Partnership Units, “Consent of the Partners” means the Consent of the General Partner and the Consent of a Majority in Interest of the affected classes or series of Partnership Units.

“Consent of the Series A Limited Partners” means the Consent of a Majority in Interest of the Series A Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Series A Limited Partner in its sole and absolute discretion.

“Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code Section 708).

“Controlled Entity” means, as to any Partner, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Partner or such Partner’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Partner or such Partner’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Partner or its Affiliates are the managing partners and in which such Partner, such Partner’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Partner or its Affiliates are the managers and in which such Partner, such Partner’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

“Cut-Off Date” means (i) in the case of a Common Unit Notice of Redemption, the fifth (5th) Business Day after the General Partner’s receipt of such notice, or (ii) in the case of a Series A Notice of Redemption, the tenth (10th) Business Day after the General Partner’s receipt of such notice.

“Debt” means, as to any Person, as of any date of determination: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the Federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disregarded Entity” means, with respect to any Person, (i) any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) of such Person, (ii) any entity treated as a disregarded entity for Federal income tax purposes with respect to such Person, or (iii) any grantor trust if the sole owner of the assets of such trust for Federal income tax purposes is such Person.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the General Partner, including the Plans.

“Equity Requirement” has the meaning set forth in Section 16.8.B hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Common Units” means Tendered Common Units, to the extent the issuance of REIT Shares in exchange for such Common Units would result in a violation of the Ownership Limit, including, if applicable, an Excepted Holder Limit (as defined in the Charter).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder and any successor statute thereto.

“Event” has the meaning set forth in Section 16.7.B(3).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, nieces and nephews and inter vivos or testamentary trusts of which only such Person and his or her spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters and nieces and nephews are beneficiaries.

“50% Leverage Ratio” has the meaning set forth in Section 16.8.C(1) hereof.

“Final Adjustment” has the meaning set forth in Section 10.3.B(2) hereof.

“First Amended and Restated Partnership Agreement” has the meaning set forth in the Recitals hereof.

“Flow-Through Partners” has the meaning set forth in Section 3.4.C hereof.

“Flow-Through Entity” has the meaning set forth in Section 3.4.C hereof.

“Formation Date” has the meaning set forth in the Recitals hereof.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner for the purpose of providing funds to the Partnership.

“General Partner” means Hudson Pacific Properties, Inc. and its successors and assigns, in each case, that is admitted from time to time to the Partnership as a general partner pursuant to the Act and this Agreement and is listed as a general partner on Exhibit A, as such Exhibit A may be amended from time to time, in such Person’s capacity as a general partner of the Partnership.

“General Partner Affiliate” means any Affiliates of the General Partner, each of which shall be designated as a “General Partner Affiliate” on Exhibit A attached hereto, as amended from time to time, and shown as such in the books and records of the Partnership.

“General Partner Fundamental Change” means a Termination Transaction as a result of which no class of stock of the General Partner continues to be Publicly Traded and/or the Common Units are no longer exchangeable at the General Partner’s election for any Publicly Traded stock of the General Partner.

“General Partner Interest” means the entire Partnership Interest held by a General Partner hereof, which Partnership Interest may be expressed as a number of Common Units, Preferred Units or any other Partnership Units.

“General Partner Loan” has the meaning set forth in Section 4.3.D hereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the General Partner and agreed to by the contributing Person.

(b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clauses (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the General Partner pursuant to Section 4.2 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(v) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, including, without limitation, if the General

Partner so determines, upon the conversion of any Series A Preferred Units into Common Units, provided that in connection with such adjustment, the Gross Asset Value of the Partnership’s assets shall be determined by taking into account the Value of REIT Shares used for purposes of such conversion.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the distributee and the General Partner; provided, however, that if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holder” means either (a) a Partner or (b) an Assignee owning a Partnership Unit.

“Incapacity” or “Incapacitated” means: (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person subject to a claim or demand, or made a party or threatened to be made a party to a proceeding, by reason of its status as (a) the General Partner or (b) a director of the General Partner or an officer or employee of the Partnership or the General Partner and (ii) such other Persons (including

Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Holding Period” means (a) as to an Original Limited Partner or any successor-in-interest of an Original Limited Partner that is a Qualifying Common Party, a fourteen month period ending on February 9, 2012 and (b) as to any other Qualifying Common Party or any of their successors-in-interest, a period ending on the day before the first fourteen-month anniversary of such Qualifying Common Party’s first becoming a Holder of Limited Partnership Interests; provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Common Party, shorten or lengthen the Initial Holding Period applicable to such Qualifying Common Party and its successors-in-interest to a period of shorter or longer than fourteen (14) months.

“IRS” means the United States Internal Revenue Service.

“Junior Units” means any Partnership Unit representing any class or series of Partnership Interest ranking, as to distributions, or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to Series A Preferred Units.

“Legal Requirements” has the meaning set forth in Section 7.3.C(7) hereof.

“Leverage Ratio” has the meaning set forth in Section 16.8.C(4) hereof.

“Limited Partner” means any Person that is admitted from time to time to the Partnership as a limited partner pursuant to the Act and this Agreement and is listed as a limited partner on Exhibit A attached hereto, as such Exhibit A may be amended from time to time, including any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a limited partner of the Partnership. Limited Partners may be Common Limited Partners, Series A Limited Partners or any other class or group of Partners that is designated or defined herein.1

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

“Majority in Interest of the Common Limited Partners” means Common Limited Partners (other than any Common Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Common Limited Partners entitled to Consent to or withhold Consent from a proposed action.

“Majority in Interest of the Limited Partners” means Limited Partners (other than any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Limited Partners entitled to Consent to or withhold Consent from a proposed action. For purposes of

[1]	NTD: Exhibit A to be updated at closing.

calculating Percentage Interests in connection with this definition, the Series A Limited Partners will be deemed to have effected a Series A Conversion immediately prior to the record date for the applicable vote or Consent.

“Majority in Interest of the Partners” means Partners holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Partners entitled to Consent to or withhold Consent from a proposed action. For purposes of calculating Percentage Interests in connection with this definition, the Series A Limited Partners will be deemed to have effected a Series A Conversion immediately prior to the record date for the applicable vote or Consent.

“Majority in Interest of the Series A Limited Partners” means Series A Limited Partners (other than any Series A Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Series A Limited Partners entitled to Consent to or withhold Consent from a proposed action.

“Market Price” has the meaning set forth in the definition of “Value.”

“Maryland Courts” has the meaning set forth in Section 15.9.B hereof.

“Maximum Leverage Restriction” has the meaning set forth in Section 16.8.C(4) hereof.

“Net Income” or “Net Loss” means, for each Partnership Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year or other applicable period;

(f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(g) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Article 6 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Article 6 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss;” and

(h) To the extent any Adjusted Net Income has been allocated for a Partnership Year or other applicable period, the terms Net Income and Net Loss for that year or other period shall thereafter refer to the remaining items of Net Income or Net Loss, as applicable.

“Net Proceeds” has the meaning set forth in Section 15.1.H(2) hereof.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or Preferred Shares, excluding grants under the Stock Option Plans, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offered Shares” has the meaning set forth in Section 15.1.H(1)(a) hereof.

“Offering Common Units” has the meaning set forth in Section 15.1.H(1)(a) hereof.

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Original Limited Partner” means any Person that is a Limited Partner as of the date of the closing of the issuance of REIT Shares pursuant to the initial public offering of the General Partner.

“Original Partnership Agreement” has the meaning set forth in the Recitals hereof.

“Ownership Limit” means, with respect to any Person, the applicable restriction or restrictions on the ownership and transfer of stock of the General Partner imposed under the Charter, as such restrictions may be modified for any Excepted Holder (as such term is defined in the Charter) pursuant to an Excepted Holder Limit (as such term is defined in the Charter).

“Parity Preferred Unit” means any class or series of Partnership Interests of the Partnership now or hereafter issued and outstanding, which, by its terms ranks on a parity with the Series B Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or both, as the context may require.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(1), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Employee” means an employee or other service provider of the Partnership or an employee of a Subsidiary of the Partnership, if any, acting in such capacity.

“Partnership Equivalent Units” shall have the meaning set forth in Section 4.7.A hereof.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or a General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units. The Partnership Interests represented by the Common Units, the Series A Preferred Units and the Series B Preferred Units and each such type of Unit is a separate class of Partnership Interest for purposes of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall generally be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution or, as applicable, any Series B Distribution Record Date.

“Partnership Series A Redemption Right” shall have the meaning set forth in Section 16.5.B hereof.

“Partnership Unit” means a Common Unit, a Preferred Unit, a Performance Unit or any other partnership unit or fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof.

“Partnership Unit Designation” shall have the meaning set forth in Section 4.2.A hereof.

“Partnership Vote” has the meaning set forth on Section 11.2.D hereof.

“Partnership Year” has the meaning set forth in Section 9.2 hereof.

“Percentage Interest” means, with respect to each Partner, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of all classes and series, or the aggregate number of Partnership Units of any specified class or series or specified group of classes and/or series, as applicable, held by such Partner and the denominator of which is the total number of Partnership Units of all classes and series, or the total number of Partnership Units of such specified class or series or specified group of classes and/or series, as applicable, held by all Partners.

“Performance Unit” has the meaning set forth in Section 4.2.B hereof.

“Permitted Transfer” has the meaning set forth in Section 11.3.A hereof.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Plans” means the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan and the Hudson Pacific Properties, Inc. Director Stock Plan.

“Pledge” has the meaning set forth in Section 11.3.A hereof.

“Preferred Distribution Shortfall” means, with respect to any outstanding Unit or other Partnership Interest that is entitled to any preference in distributions of Available Cash pursuant to this Agreement, the aggregate amount of the required distributions for such Unit or Partnership Interest for all prior distribution periods minus the aggregate amount of the distributions made with respect to such Unit or Partnership Interest pursuant to this Agreement.

“Preferred Unit” means a fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1 or Section 4.2 or Section 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Units. Preferred Units shall include, but not be limited to, Series A Preferred Units and Series B Preferred Units.

“Preferred Share” means a share of preferred stock of the General Partner of any class or series now or hereafter authorized that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

“Pricing Agreements” has the meaning set forth in Section 15.1.H(3)(b) hereof.

“Properties” means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time and “Property” means any one such asset or property.

“Publicly Traded” means having common equity securities listed or admitted to trading on any U.S. national securities exchange.

“Qualified DRIP / COPP” means a dividend reinvestment plan or a cash option purchase plan of the General Partner that permits participants to acquire REIT Shares using the proceeds of dividends paid by the General Partner or cash of the participant, respectively; provided, however, that if such shares are offered at a discount, such discount must (i) be designed to pass along to the stockholders of the General Partner the savings enjoyed by the General Partner in connection with the avoidance of stock issuance costs, and (ii) not exceed 5% of the value of a REIT Share as computed under the terms of such plan.

“Qualified Transferee” means an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Common Party” means (a) a Common Limited Partner, (b) an Assignee of a Common Limited Partner, or (c) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Common Limited Partner Interest in a Permitted Transfer; provided, however, that a Qualifying Common Party shall not include the General Partner.

“Qualifying Series A Party” means (a) a Series A Limited Partner, (b) an Assignee of a Series A Limited Partner, or (c) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Series A Limited Partner Interest in a Permitted Transfer; provided, however, that a Qualifying Series A Party shall not include the General Partner.

“Redemption” means a Common Redemption or a Special Redemption.

“Registered REIT Share” means any REIT Share issued by the General Partner pursuant to an effective registration statement under the Securities Act.

“Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.A(viii) hereof.

“REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Partner” means (a) the General Partner or any Affiliate of the General Partner to the extent such Person has in place an election to qualify as a REIT and, (b) any Disregarded Entity with respect to any such Person.

“REIT Payment” has the meaning set forth in Section 15.12 hereof.

“REIT Requirements” has the meaning set forth in Section 5.1 hereof.

“REIT Series B Preferred Share” means a share of the 8.375% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the General Partner.

“REIT Share” means a share of common stock of the General Partner, $0.01 par value per share (but shall not include any series or class of the General Partner’s common stock classified after the date of this Agreement).

“Related Party” means, with respect to any Person, any other Person to whom ownership of shares of the General Partner’s stock by the first such Person would be attributed under Code Section 544 (as modified by Code Section 856(h)(1)(B)) or Code Section 318 (as modified by Code Section 856(d)(5)).

“Rights” has the meaning set forth in the definition of “Common Unit REIT Shares Amount.”

“Safe Harbors” shall have the meaning set forth in Section 11.3.C hereof.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Partnership Agreement” has the meaning set forth in the Recitals hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Cash Amount” means an amount per Series A Preferred Unit equal to, as applicable, (i) in the case of a Tendered Preferred Unit, the Series A Preference thereon plus any accrued distributions that have not been paid on or prior to the applicable Specified Series A Redemption Date, or (ii) in the case of a Series A Preferred Unit tendered for conversion pursuant to Section 16.6.A(1), the Series A Preference thereon plus any accrued distributions that have not been paid on or prior to the applicable Series A Conversion Date.

“Series A Conversion” shall have the meaning set forth in Section 16.6.A(1).

“Series A Conversion Amount” means a number of whole Common Units equal to the quotient of (a) the product of (x) the number of Series A Preferred Units tendered for conversion pursuant to Section 16.6, multiplied by (y) the Series A Cash Amount, divided by (b) the product of (x) the Value of a REIT Share as of the applicable Valuation Date, multiplied by (y) the Adjustment Factor. If the foregoing would result in the issuance of a fractional Common Unit, the General Partner shall pay a cash amount in lieu of issuing such fractional Common Unit in accordance with Section 16.6.A.2.

“Series A Conversion Date” has the meaning set forth in Section 16.6.B(3) hereof.

“Series A Conversion Right” has the meaning set forth in Section 16.6.A(1) hereof.

“Series A Converting Party” has the meaning set forth in Section 16.6.B(1) hereof.

“Series A Limited Partner” means Limited Partner that is the holder of Series A Preferred Units, including any Substituted Series A Limited Partner, in its capacity as such.

“Series A Notice of Conversion” means the Series A Notice of Conversion substantially in the form of Exhibit E attached to this Agreement.

“Series A Notice of Redemption” means the Series A Notice of Redemption substantially in the form of Exhibit D attached to this Agreement.

“Series A Percentage Interest” means, as to a Series A Limited Partner, the percentage determined by dividing the Series A Preferred Units owned by such Series A Limited Partner by the total number of Series A Preferred Units then outstanding, both as specified on Exhibit A attached hereto, as such Exhibit A may be modified from time to time.

“Series A Preference” means $25.00 per Series A Preferred Unit.

“Series A Preferred Unit” means the Partnership’s 6.25% Series A Cumulative Redeemable Convertible Partnership Units, with the rights, priorities and preferences set forth herein.

“Series A Preferred Unit Distribution Payment Date” has the meaning set forth in Section 16.3.A hereof.

“Series A Priority Return” means an amount equal to 6.25% per annum, determined on the basis of a 360-day year consisting of twelve 30-day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days), cumulative to the extent not distributed for any given distribution period pursuant to Section 16.3 hereof, of the Series A Preference, commencing on the date of issuance of such Series A Preferred Units.

“Series A Redemption” shall have the meaning set forth in Section 16.5.A(1) hereof.

“Series A Redemption Right” shall have the meaning set forth in Section 16.5.A(1) hereof.

“Series A REIT Shares Amount” means a number of whole Registered REIT Shares equal to the product of (a) the number of Tendered Series A Units, multiplied by (b) the quotient of (x) the Series A Cash Amount, divided by (y) the Value of a REIT Share as of the applicable Valuation Date; provided, however, that, in the event that the General Partner issues to all holders of REIT Shares as of a certain record date Rights, with the record date for such Rights issuance falling within the period starting on the date of the Series A Notice of Redemption and ending on the day immediately preceding the Specified Series A Redemption Date, which Rights will not be distributed before the relevant Specified Series A Redemption Date, then the Series A REIT

Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the General Partner in good faith. If the foregoing would result in the issuance of a fractional REIT Share, the General Partner shall pay a cash amount in lieu of issuing such fractional REIT Share in accordance with Section 16.5.A.7(vi).

“Series A Tendering Party” has the meaning set forth in Section 16.5 hereof.

“Series B Distribution Record Date,” with respect to any distribution payable on Series B Preferred Units, means the close of business on the record date fixed for the determination of holders of record of REIT Series B Preferred Shares entitled to receive a distribution on such REIT Series B Preferred Shares.

“Series B Preferred Shares Original Issue Date” shall have the meaning set forth in Section 17.2.A hereof.

“Series B Preferred Shares Terms” means the terms of the REIT Series B Preferred Shares, as set forth in the Articles Supplementary of the General Partner for the REIT Series B Preferred Shares, accepted for record by the SDAT on December 8, 2010, as such terms may be amended or restated or incorporated into the Charter from time to time.

“Series B Preferred Units” means the Partnership’s 8.375% Series B Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth herein.

“Series B Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 17.2.A hereof.

“Series B Priority Return” shall mean, with respect to any Series B Preferred Unit, an amount equal to 8.375% per annum on the stated value of $25.00 of the Series B Preferred Unit (equivalent to the fixed annual amount of $2.09375 per Series B Preferred Unit), commencing on the Series B Preferred Shares Original Issuance Date or, if later, the first day of any distribution period during which such Series B Preferred Unit is issued, subject to adjustment as specified in Section 17.2.E. For any distribution period greater than or less than a full distribution period, the amount of the Series B Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. For any quarterly period, the amount of the Series B Priority Return shall be computed by dividing the applicable annual distribution rate by four.

“Single Funding Notice” has the meaning set forth in Section 15.1.H(1)(b) hereof.

“Special Redemption” has the meaning set forth in Section 15.1.A hereof.

“Specified Limited Partner” means [name Blackstone entities] and any of their Affiliates who are or become a Limited Partner pursuant to this Agreement.

“Specified Limited Partner Registration Rights Agreement” means that certain Registration Rights Agreement, dated [—], by and among the General Partner, and [—].

“Specified Redemption Date” means the tenth (10th) Business Day after the receipt by the General Partner of a Common Unit Notice of Redemption; provided, however, that no Specified Redemption Date shall occur during the Initial Holding Period (except pursuant to a Special Redemption); and provided, further, that, if the General Partner elects a Stock Offering Funding pursuant to Section 15.1.H, such Specified Redemption Date shall be deferred until the next Business Day following the date of the closing of the Stock Offering Funding.

“Specified Series A Redemption Date” shall have the meaning set forth in Section 16.5.A(1) hereof.

“Stockholder Meeting” means a meeting of the holders of REIT Shares convened for the purposes of conducting a Stockholder Vote as contemplated in Section 11.2.D hereof.

“Stockholder Vote” has the meaning set forth on Section 11.2.D hereof.

“Stockholder Vote Transaction” has the meaning set forth on Section 11.2.D hereof.

“Stock Offering Funding” has the meaning set forth in Section 15.1.H(1)(a) hereof.

“Stock Offering Funding Amount” has the meaning set forth in Section 15.1.H(2) hereof.

“Stock Offering Funding Option Termination Date” means the earlier to occur of (i) the date on which the Specified Limited Partner Registration Rights Agreement has been terminated or (ii) the date on which the Specified Limited Partners do not own any Common Units that, if exchanged, would result in a violation of the Ownership Limit.

“Stock Option Plans” means any stock option plan now or hereafter adopted by the Partnership or the General Partner.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Partnership, “Subsidiary” means solely a partnership or limited liability company (taxed, for Federal income tax purposes, as a partnership or as a Disregarded Entity and not as an association or publicly traded partnership taxable as a corporation) of which the Partnership is a member or any “taxable REIT subsidiary” of the General Partner in which the Partnership owns shares of stock, unless the ownership of shares of stock of a corporation or other entity (other than a “taxable REIT subsidiary”) will not jeopardize the General Partner’s status as a REIT or any General Partner Affiliate’s status as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), in which event the term “Subsidiary” shall include such corporation or other entity.

“Substituted Common Limited Partner” means a Person who is admitted as a Common Limited Partner to the Partnership pursuant to the Act and Section 11.4 hereof.

“Substituted Limited Partner” means (i) a Substituted Common Limited Partner, (ii) a Substituted Series A Limited Partner or (iii) a Person who is admitted as a Limited Partner to the Partnership pursuant to the Act and any Partnership Unit Designation.

“Substituted Series A Limited Partner” means a Person who is admitted as a Series A Limited Partner pursuant to the Act and Section 11.4 hereof.

“Surviving Partnership” has the meaning set forth in Section 11.2.B(ii) hereof.

“Tax Items” has the meaning set forth in Section 6.4.A hereof.

“Tendered Common Units” has the meaning set forth in Section 15.1.A hereof.

“Tendered Series A Units” has the meaning set forth in Section 16.5.A(1) hereof.

“Termination Transaction” has the meaning set forth in Section 11.2.B hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership, in any case, not in the ordinary course of the Partnership’s business.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary, involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, “Transfer” does not include (a) any Common Redemption or Series A Redemption by the Partnership, any Series A Conversion, or acquisition of Tendered Common Units or Tendered Series A Units by the General Partner, pursuant to Section 15.1 or Section 16.5 hereof, as applicable, or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Units Junior to the Series B Preferred Units” means any Partnership Unit representing any class or series of Partnership Interest ranking, as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to Series B Preferred Units.

“Valuation Date” means the date of receipt by the General Partner of (i) a Common Unit Notice of Redemption pursuant to Section 15.1 herein, (ii) a Series A Notice of Redemption pursuant to Section 16.5 herein, (iii) a Series A Notice of Conversion pursuant to Section 16.6 herein or (iv) such other date as specified herein; provided, in each case, that if such date is not a Business Day, then the Valuation Date shall be the immediately preceding Business Day.

“Value” means, on any Valuation Date with respect to a REIT Share, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Stock Option Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The term “Market Price” on any date means, with respect to any class or series of outstanding REIT Shares, the Closing Price for such REIT Shares on such date. The “Closing Price” on any date means the last sale price for such REIT Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such REIT Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such REIT Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such REIT Shares are listed or admitted to trading or, if such REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such REIT Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Shares selected by the Board of Directors or, in the event that no trading price is available for such REIT Shares, the fair market value of the REIT Shares, as determined in good faith by the Board of Directors.

In the event that the Common Unit REIT Shares Amount or the Series A REIT Shares Amount includes Rights that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vesting Date” has the meaning set forth in Section 4.4.C(2) hereof.

“Withdrawing Partner” has the meaning set forth in Section 15.1.H(3)(c) hereof.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Partnership is a limited partnership heretofore formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name. The name of the Partnership is “Hudson Pacific Properties, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof; provided, however, that the name of the General Partner (or any Subsidiary thereof) may not include the name (or any derivative thereof) of any Limited Partner without such Limited Partner’s prior written consent. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

Section 2.3 Principal Office and Resident Agent; Principal Executive Office. The address of the principal office of the Partnership in the State of Maryland is located at c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201, or such other place within the State of Maryland as the General Partner may from time to time designate, and the resident agent of the Partnership in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201, or such other resident of the State of Maryland as the General Partner may from time to time designate. The principal executive office of the Partnership is located at 11601 Wilshire Blvd, Suite 1600, Los Angeles, California 90025 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Maryland as the General Partner deems advisable.

Section 2.4 Power of Attorney.

A. Each Limited Partner and Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Maryland and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, acceptance, withdrawal, removal or substitution of any Partner pursuant to the terms of this Agreement or the Capital Contribution of any Partner; and (f) all certificates, documents and other instruments relating to the determination, in accordance with the terms hereof, of the rights, preferences and privileges relating to Partnership Interests; and

(2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any

Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Section 14.2 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Person’s Partnership Units or Partnership Interest (as the case may be) and shall extend to such Person’s heirs, successors, assigns and personal representatives. Each such Limited Partner and Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner and Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner and Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator (as the case may be) deems necessary to effectuate this Agreement and the purposes of the Partnership. Notwithstanding anything else set forth in this Section 2.4.B, no Limited Partner shall incur any personal liability for any action of the General Partner or the Liquidator taken under such power of attorney.

Section 2.5 Term. The term of the Partnership commenced on January 15, 2010, the date that the original Certificate was filed with the SDAT in accordance with the Act, and shall continue indefinitely unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1 Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, without limitation, (i) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, conveyance and exchange of the Properties, (ii) to acquire and invest in any securities and/or loans relating to the Properties, (iii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iv) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (v) to do anything necessary or incidental to the foregoing.

Section 3.2 Powers.

A. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property and lease, sell, transfer and dispose of real property.

B. Notwithstanding any other provision in this Agreement, the Partnership shall not take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership, unless, in any such case, such action (or inaction) under clause (i), clause (ii), or clause (iii) above shall have been specifically consented to by the General Partner which consent may be given or withheld in its sole and absolute discretion.

Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a limited partnership only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Partners or any other Persons with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Partners.

A. Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with (severally, and not jointly or jointly and severally with any other Person), each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) if five percent (5%) or more (by value) of the Partnership’s interests are or will be owned by such Partner within the meaning of Code Section 7704(d)(3), such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) the General Partner or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) the General Partner or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member, (iii) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing, a Partner that is an individual shall not be subject to the ownership restrictions set forth in clause (ii) of the immediately preceding sentence to the extent such Partner obtains the written consent of the General Partner prior to violating any such restrictions, which consent the General Partner may give or withhold in its sole and absolute discretion. Each Partner that is an individual shall also represent and warrant to the Partnership that such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a foreign partner within the meaning of Code Section 1446(e).

B. Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, but excluding any Specified Limited Partner) represents and warrants to, and covenants with (severally, and not jointly or jointly and severally with any other Person), each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be) any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, (iii) if five percent (5%) or more (by value) of the Partnership’s interests are or will be owned by such Partner within the meaning of Code Section 7704(d)(3), such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) the General Partner or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the General Partner, any General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) the General Partner, or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company for which the General Partner, any General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing, a Partner that is not an individual shall not be subject to the ownership restrictions set forth in clause (iii) of the immediately preceding sentence to the extent such Partner obtains the written consent of the General Partner prior to violating any such restrictions, which consent the General Partner may give or withhold in its sole and absolute discretion. Each Partner that is not an individual shall also represent and warrant to the Partnership that such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a foreign partner within the meaning of Code Section 1446(e).

C. Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner, but excluding any Specified Limited Partner) represents, warrants and agrees that (i) it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws, (ii) it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment, and (iii) without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion, it shall not take any action that would cause (a) the Partnership at any time to have more than 100 partners, including for these purposes as partners those Persons (“Flow-Through Partners”) indirectly owning an interest in the Partnership through an entity treated as a partnership, Disregarded Entity or S corporation (each such entity, a “Flow-Through Entity”), but only if substantially all of the value of such Person’s interest in the Flow-Through Entity is attributable to the

Flow-Through Entity’s interest (direct or indirect) in the Partnership; or (b) the Partnership Interest initially issued by the Partnership to such Partner or its predecessors to be held by more than three (3) partners, including as partners any Flow-Through Partners.

D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

E. Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

F. Notwithstanding the foregoing, the General Partner may, in its sole and absolute discretion, permit the modification of any of the representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C above as applicable to any Partner (including, without limitation any Additional Limited Partner or Substituted Limited Partner or any transferee of either), provided that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the General Partner.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Partners. The Partners have heretofore made Capital Contributions to the Partnership. Each Partner owns Partnership Units in the amount set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units. Except as provided by law or in Section 4.2, 4.3, or 10.4 hereof, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any additional Capital Contributions or loans to the Partnership.

Section 4.2 Issuances of Additional Partnership Interests. Subject to Section 16.7, in the case of Series A Preferred Units, and/or the rights of any Holder of other Partnership Units set forth in a Partnership Unit Designation:

A. General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units: (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership; (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, and (iii) in connection with any merger of any other Person into the Partnership. Any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing Partnership Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify: (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share (on a pari passu, junior or preferred basis) in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A and the books and records of the Partnership as appropriate to reflect such issuance.

B. Issuances of Performance Units. Without limiting the generality of the foregoing, the General Partner is hereby authorized to create one or more classes or series of additional Partnership Interests, in the form of Partnership Units (each such class or series of Partnership Interests is referred to as “Performance Units”), for issuance at any time or from time to time to directors, officers or employees of the General Partner or any Affiliate of the foregoing, and to admit such Persons as Additional Limited Partners or General Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without approval of any Limited Partner or any other Person. The General Partner shall determine, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a Partnership Unit Designation, the designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Performance Units (including, without limitation, the extent to which the value or number of each such class or series of Performance Units is subject to adjustment based on the financial performance of the General Partner). Upon the issuance of any class or series of Performance Units, the General Partner shall amend the Partnership Agreement, including Exhibit A and the books and records of the Partnership as appropriate to reflect such issuance.

C. Issuances to the General Partner. No additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests, (ii) (a) the additional Partnership Units are (x) Common Units issued in connection with an issuance of REIT Shares, or (y) Partnership Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the General Partner (other than REIT Shares), and (b) the General Partner contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Preferred Shares, New Securities or other interests in the General Partner, (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Section 4.3.B, Section 4.3.E, Section 4.4 or Section 4.5.

D. No Preemptive Rights. Except as specified in Section 4.2.C(i) hereof, no Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 4.3 Additional Funds and Capital Contributions.

A. General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine, in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Limited Partner or any other Person.

B. Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.2 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

C. Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than the General Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units or REIT Shares; provided, however, that the Partnership shall not incur any such Debt if any Partner (or any Affiliate, partner, member, stockholder, principal, director, officer, adviser, beneficiary or trustee of any Partner) would be personally liable for the repayment of such Debt (unless such Partner or other affected Person otherwise agrees in writing).

D. General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to the General Partner (a “General Partner Loan”) if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) any Partner (or any Affiliate, partner, member, stockholder, principal, director, officer, adviser, beneficiary or trustee of any Partner) would be personally liable for the repayment of such Debt (unless such Partner or other affected Person otherwise agrees in writing) or (b) a breach or violation of, or default under, the terms of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Units or Partnership Interest held by any Person other than the General Partner.

E. Issuance of Securities by the General Partner. The General Partner shall not issue any additional REIT Shares, Capital Shares or New Securities unless the General Partner contributes the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Capital Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional Capital Shares or New Securities to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Common Units, or (y) in the case of an issuance of Capital Shares or New Securities, Partnership Equivalent Units; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares, Capital Shares or New Securities (a) pursuant to Section 4.4 or Section 15.1.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Capital Shares or New Securities to all of the holders of REIT Shares, Capital Shares or New Securities (as the case may be), (c) upon a conversion, redemption or exchange of Capital Shares, (d) upon a conversion, redemption, exchange or exercise of New Securities, or (e) in connection with an acquisition of Partnership Units or a property or other asset to be owned, directly or indirectly, by the General Partner if the General Partner determines that such acquisition is in the best interests of the Partnership; and provided, further, that in the event that the General Partner issues REIT Shares, Capital Shares or New Securities pursuant to the foregoing clauses (c) or (d), the General

Partner shall contribute to the Partnership the cash proceeds or other consideration received from such issuance (or property acquired with such proceeds). In the event of any issuance of additional REIT Shares, Capital Shares or New Securities by the General Partner, and the contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance (or property acquired with such proceeds), if the cash proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the cash proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner (which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of Section 7.4).

Section 4.4 Stock Option Plans and Equity Plans.

A. Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for stock in the General Partner to a Person other than a Partnership Employee is duly exercised:

(1) The General Partner, shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of such stock option.

(2) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, the General Partner shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of an additional Limited Partner Interest (expressed in and as additional Common Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option.

(3) An equitable Percentage Interest adjustment shall be made in which the General Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.A(2) hereof.

B. Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for stock in the General Partner to a Partnership Employee is duly exercised:

(1) The General Partner shall sell to the Optionee, and the Optionee shall purchase from the General Partner, for a cash price per share equal to the Value of a REIT Share at the time of the exercise, the number of REIT Shares equal to (a) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (b) the Value of a REIT Share at the time of such exercise.

(2) The General Partner shall sell to the Partnership (or if the Optionee is an employee or other service provider of a Partnership Subsidiary, the General Partner shall sell to such Partnership Subsidiary), and the Partnership (or such subsidiary, as applicable) shall purchase from the General Partner, a number of REIT Shares equal to (a) the number of REIT Shares as to which such stock option is being exercised less (b) the number of REIT Shares sold pursuant to Section 4.4.B(1) hereof. The purchase price per REIT Share for such sale of REIT Shares to the Partnership (or such subsidiary) shall be the Value of a REIT Share as of the date of exercise of such stock option.

(3) The Partnership shall transfer to the Optionee (or if the Optionee is an employee or other service provider of a Partnership Subsidiary, the Partnership Subsidiary shall transfer to the Optionee) at no additional cost, as additional compensation, the number of REIT Shares described in Section 4.4.B(2) hereof.

(4) The General Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the General Partner in connection with the exercise of such stock option. An equitable Percentage Interest adjustment shall be made as a result of such contribution.

C. Restricted Stock Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any REIT Shares are issued to a Person other than a Partnership Employee in consideration for services performed for the General Partner:

(1) The General Partner shall issue such number of REIT Shares as are to be issued to such Person in accordance with the Equity Plan; and

(2) On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Person, the following events will be deemed to have occurred: (a) the General Partner shall be deemed to have contributed the Value of such REIT Shares to the Partnership as a Capital Contribution, and (b) the Partnership shall issue to the General Partner on the Vesting Date a number of Common Units equal to the number of newly issued REIT Shares divided by the Adjustment Factor then in effect.

D. Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any REIT Shares are issued to a Partnership Employee (including any REIT Shares that are subject to forfeiture in the event such Partnership Employee terminates his employment by the Partnership or the Partnership Subsidiaries) in consideration for services performed for the Partnership or the Partnership Subsidiaries:

(1) The General Partner shall issue such number of REIT Shares as are to be issued to the Partnership Employee in accordance with the Equity Plan;

(2) On the Vesting Date, the following events will be deemed to have occurred: (a) the General Partner shall be deemed to have sold such shares to the Partnership (or if the Partnership Employee is an employee or other service provider of a Partnership Subsidiary, to such Partnership Subsidiary) for a purchase price equal to the Value of such shares, (b) the Partnership (or such Partnership Subsidiary) shall be deemed to have delivered the shares to the Partnership Employee, (c) the General Partner shall be deemed to have contributed the purchase price to the Partnership as a Capital Contribution, and (d) in the case where the Partnership Employee is an employee of a Partnership Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Partnership Subsidiary; and

(3) The Partnership shall issue to the General Partner on the Vesting Date a number of Common Units equal to the number of newly issued REIT Shares divided by the Adjustment Factor then in effect in consideration for the Capital Contribution described in Section 4.4.D(2)(c) above.

E. Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the General Partner, the Partnership or any of their Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner, or for any other reason as determined by the General Partner, amendments to this Section 4.4 may become necessary or advisable, any approval or Consent to any such amendments requested by the General Partner shall be deemed granted by the Limited Partners.

Section 4.5 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article 4, all amounts received or deemed received by the General Partner in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the General Partner to effect open market purchases of REIT Shares, or (b) if the General Partner elects instead to issue new REIT Shares with respect to such amounts, shall be contributed by the General Partner to the Partnership in exchange for additional Common Units. Upon such contribution, the Partnership will issue to the General Partner a number of Common Units equal in value to the product of (i) the Value as of the date of issuance of each REIT Share so issued by the General Partner multiplied by (ii) the number of REIT Shares so issued.

Section 4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.7 Conversion or Redemption of Capital Shares.

A. Conversion of Capital Shares. If, at any time, any of the Capital Shares are converted into REIT Shares, in whole or in part, then a number of Partnership Units with preferences, conversion and other rights, restrictions (other than restrictions on transfer), limitations and rights as to distributions (including upon liquidation, dissolution or winding up) and qualifications that are substantially the same as those of such Capital Shares (but, for the avoidance of doubt, shall not be required to have the same voting rights, redemption rights or restrictions on transfer of such Capital Shares) (“Partnership Equivalent Units”) equal to the number of Capital Shares so converted shall automatically be converted into a number of Common Units equal to (i) the number of REIT Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect, and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect such conversion.

B. Redemption of Capital Shares or REIT Shares. If, at any time, any Capital Shares are redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the General Partner for cash, the Partnership shall, immediately prior to such redemption of Capital Shares, redeem an equal number of Partnership Equivalent Units held by the General Partner upon the same terms and for the same price per Partnership Equivalent Unit as such Capital Shares are redeemed. If, at any time, any REIT Shares are redeemed or otherwise repurchased by the General Partner for cash pursuant to Article VI of the Charter, the Partnership shall, immediately prior to such redemption of REIT Shares, redeem an equal number of Common Units held by the General Partner upon the same terms and for the same price per Common Unit as such REIT Shares are redeemed.

Section 4.8 Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such partner in cash and such Partner had contributed the cash that the Partner would have received to the capital of the Partnership. In addition, with the consent of the General Partner, one or more Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership (and/or a wholly owned Subsidiary of the Partnership).

ARTICLE 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of Sections 16.3 and 17.2 and/or the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner shall cause the Partnership to distribute quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders on the Partnership Record Date with respect to such quarter:

(i) First, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Units (and, within such class(es), among the Holders pro rata in proportion to their respective Percentage Interests in each class of Partnership Units held on such Partnership Record Date); and

(ii) Second, with respect to any Partnership Units that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Units, as applicable (and, within such class, among the Holders pro rata in proportion to their respective Percentage Interests in such class of Partnership Units held on such Partnership Record Date).

Distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made, other than any Partnership Units issued to the General Partner in connection with the issuance of REIT Shares or Capital Shares by the General Partner, shall be prorated based on the portion of the period that such Partnership Units were outstanding. Notwithstanding the foregoing, the General Partner, in its sole and absolute discretion, may cause the Partnership to distribute Available Cash to the Holders on a more or less frequent basis than quarterly and provide for an appropriate record date. The General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the General Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner, for so long as the General Partner has determined to qualify as a REIT, to pay stockholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the General Partner, eliminate any Federal income or excise tax liability of the General Partner.

Section 5.2 Distributions in Kind. Except as expressly provided herein, no right is given to any Holder to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof; provided, however, that the General Partner shall not make a distribution in kind to any Holder unless the Holder has been given 90 days prior written notice of such distribution.

Section 5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state, local or non-United States tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.

Section 5.4 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Holders in accordance with Section 13.2 hereof.

Section 5.5 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article 4 hereof, the General Partner is hereby authorized to make such revisions to Articles 5, 6 and 12 hereof as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to certain classes of Partnership Units.

Section 5.6 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

ARTICLE 6

ALLOCATIONS

Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year as of the end of each such year, provided, that the General Partner may in its discretion allocate Net Income and Net Loss for a shorter period as of the end of such period (and, for purposes of this Article 6, references to the term “Partnership Year” may include such shorter periods). Except to the extent otherwise provided in this Article 6, and subject to Section 11.6.C hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2 Allocations of Net Income and Net Loss.

A. In General. Except as otherwise provided in this Article 6 and Section 11.6.C, Net Income and Net Loss allocable with respect to a class of Partnership Interests shall be allocated to each of the Holders holding such class of Partnership Interests in accordance with their respective Percentage Interest of such class.

B. Net Income. Except as provided in Sections 6.2.E, 6.2.F and 6.3, Net Income (or in the case of clause (iv) or (vi) below, Adjusted Net Income) for any Partnership Year shall be allocated in the following manner and order of priority:

(i) First, 100% to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to clause (v) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to the General Partner pursuant to this clause (i) for all prior Partnership Years;

(ii) Second, 100% to each Holder in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Holder pursuant to clause (iv) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (ii) for all prior Partnership Years;

(iii) Third, 100% to the Holders of Series A Preferred Units in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to such Holder pursuant to clause (iii) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to such Holders pursuant to this clause (iii) for all prior Partnership Years;

(iv) Fourth, 100% of the Adjusted Net Income (or Net Income to the extent there is insufficient Adjusted Net Income) to the Holders of Series A Preferred Units in an amount equal to the excess of the cumulative Series A Priority Return to the last day of the current Partnership Year or to the date of redemption or conversion, to the extent Series A Preferred Units are redeemed or converted during such year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (iv) for all prior Partnership Years;

(v) Fifth, 100% to the Holders of Series B Preferred Units in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to such Holder pursuant to clause (ii) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to such Holders pursuant to this clause (v) for all prior Partnership Years;

(vi) Sixth, any remaining Adjusted Net Income (or Net Income to the extent there is insufficient Adjusted Net Income) to the Holders of Series B Preferred Units in an amount equal to the excess of the cumulative Series B Priority Return to the last day of the current Partnership Year or to the date of redemption, to the extent Series B Preferred Units are redeemed during such year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (vi) for all prior Partnership Years; and

(vii) Seventh, 100% to the Holders of Common Units in accordance with their respective Percentage Interests in the Common Units.

To the extent the allocations of Net Income set forth above in any paragraph of this Section 6.2.B are not sufficient to entirely satisfy the allocation set forth in such paragraph, such allocation shall be made in proportion to the total amount that would have been allocated pursuant to such paragraph without regard to such shortfall.

C. Net Loss. Except as provided in Sections 6.2.E, 6.2.F and 6.3, Net Losses for any Partnership Year shall be allocated in the following manner and order of priority:

(i) First, 100% to the Holders of Common Units in accordance with their respective Percentage Interests in the Common Units (to the extent consistent with this clause (i)) until the Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2) and ignoring the portion of any such Holder’s Capital Account attributable to Series A Preferred Units or Series B Preferred Units) of all such Holders is zero;

(ii) Second, 100% to the Holders of Series B Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)), until the Adjusted Capital Account (as so modified) of each such Holder is zero;

(iii) Third, 100% to the Holders of Series A Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)), until the Adjusted Capital Account (as so modified) of each such Holder is zero;

(iv) Fourth, 100% to the Holders (other than the General Partner) to the extent of, and in proportion to, the positive balance (if any) in their Adjusted Capital Accounts; and

(v) Fifth, 100% to the General Partner.

D. Allocations to Reflect Issuance of Additional Partnership Interests. In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Section 4.2 or 4.3, the General Partner shall make such revisions to this Section 6.2 or to Section 12.2.C or 13.2.A as it determines are necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to certain classes of Partnership Interests, subject to Article 16 and Article 17 below and the terms of any Partnership Unit Designation with respect to Partnership Interests then outstanding.

E. Special Allocations Regarding Preferred Units. Subject to Sections 6.2.F and 6.3, if any Preferred Units are redeemed pursuant to Section 4.7.B hereof (treating a full liquidation of the General Partner’s General Partner Interest for purposes of this Section 6.2.E as including a redemption of any then outstanding Preferred Units pursuant to Section 4.7.B hereof), or Section 16.5 for the Partnership Year that includes such redemption (and, if necessary, for subsequent Partnership Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder(s) of such Preferred Units to the extent that the redemption amounts paid or payable with respect to the Preferred Units so redeemed (or treated as redeemed) exceeds the aggregate Capital Account balances allocable to the Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder(s) of such Preferred Units to the extent that the aggregate Capital Account balances allocable to the Preferred Units so redeemed (or treated as redeemed) exceeds the redemption amount paid or payable with respect to the Preferred Units so redeemed (or treated as redeemed).

F. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article 6 to the contrary but subject to Section 6.3, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article 13 hereof, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, in the discretion of the General Partner, constituent items of income, gain, loss and deduction) shall be specially allocated for such Partnership Year (and to the extent permitted by Section 761(c) of the Code, for the immediately preceding Partnership Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 13.2.A hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article 5 hereof.

G. Offsetting Allocations. Notwithstanding the provisions of Sections 6.1, 6.2.B and 6.2.C, but subject to Sections 6.3 and 6.4, in the event Net Income or items thereof are being allocated to a Partner to offset prior Net Loss or items thereof which have been allocated to such Partner, the General Partner shall attempt to allocate such offsetting Net Income or items thereof which are of the same or similar character (including without limitation Section 704(b) book items versus tax items) to the original allocations with respect to such Partner.

Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

A. Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.A(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.A(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.A(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders in accordance with their respective Percentage

Interests with respect to Common Units. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible; provided, that an allocation pursuant to this Section 6.3.A(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(iv) were not in the Agreement. It is intended that this Section 6.3.A(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Partnership Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest (including, the Holder’s interest in outstanding Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible; provided, that an allocation pursuant to this Section 6.3.A(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(v) and Section 6.3.A(iv) hereof were not in the Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss shall be reallocated (x) first, among the other Holders of Common Units in accordance with their respective Percentage Interests with respect to Common Units and (y) thereafter, among the Holders of other classes of Partnership Units as determined by the General Partner, subject to the limitations of this Section 6.3.A(vi).

(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 6.3.A(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 6.1 and 6.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

B. Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Common Units, except as otherwise determined by the General Partner.

Section 6.4 Tax Allocations.

A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations, each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

B. Section 704(c) Allocations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner. In the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the General Partner. Allocations pursuant to this Section 6.4.B are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, or any other items or distributions pursuant to any provision of this Agreement.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management.

A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right or obligation to participate in or exercise control or management power over the business and affairs of the Partnership, or any liability in connection with the General Partner’s exercise of such control and management power. The General Partner may not be removed by the Partners, with or without cause, except with the consent of the General Partner.

In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including, without limitation, Section 3.1, Section 3.2, and Section 7.3, shall have full and exclusive power and authority, without the consent or approval of any Limited Partner, to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise or direct the exercise of all of the powers of the Partnership under the Act and this Agreement and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1) the making of any expenditures, the lending or borrowing of money or selling of assets (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to the Holders in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to prevent the imposition of any Federal income tax on the General Partner (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders sufficient to permit the General Partner to maintain REIT status or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations that the General Partner deems necessary for the conduct of the activities of the Partnership;

(2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3) the taking of any and all acts necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704;

(4) subject to Section 11.2 and Section 16.7 hereof, the acquisition, sale, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

(5) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the assignment of any assets of the Partnership in trust for creditors or on the promise of the assignee to pay the debts of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that the General Partner sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner and/or the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which the Partnership has an equity investment, and the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;

(6) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property;

(7) the negotiation, execution and performance of any contracts, including leases (including ground leases), easements, management agreements, rights of way and other property-related agreements, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, governmental authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation, as applicable, out of the Partnership’s assets;

(8) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership, and the collection and receipt of revenues, rents and income of the Partnership;

(9) the selection and dismissal of employees of the Partnership (if any) or the General Partner (including, without limitation, employees having titles or offices such as “president,” “vice president,” “secretary” and “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the General Partner and the determination of their compensation and other terms of employment or hiring;

(10) the maintenance of such insurance (including, without limitation, directors and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the General Partner) as the General Partner deems necessary or appropriate;

(11) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which the General Partner has an equity investment from time to time); provided, however, that, as long as the General Partner has determined to continue to qualify as a REIT, the Partnership will not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(12) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(13) the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(14) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt; provided, however, that such methods are otherwise consistent with the requirements of this Agreement;

(15) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

(19) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, confessions of judgment or any other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(20) the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(21) an election to dissolve the Partnership pursuant to Section 13.1.B hereof;

(22) the distribution of cash to acquire Common Units held by a Common Limited Partner in connection with a Common Redemption under Section 15.1 hereof;

(23) the distribution of cash to acquire Series A Preferred Units held by a Series A Limited Partner in connection with a Series A Redemption under Section 16.5 hereof;

(24) an election to acquire Tendered Common Units or Tendered Series A Units in exchange for REIT Shares; and

(25) the redemption of Series B Preferred Units.

B. Each of the Limited Partners agrees that, except as provided in Section 7.3 hereof, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners or any other Persons, notwithstanding any other provision of the Act or any applicable law, rule or regulation.

C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

E. In exercising its authority under this Agreement and subject to Section 7.8.B, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

Section 7.2 Certificate of Limited Partnership. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Maryland and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Maryland and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.3 Restrictions on General Partner’s Authority.

A. Proscriptions. The General Partner may not take any action in contravention of this Agreement, including, without limitation:

(1) take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(2) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose except as otherwise provided in this Agreement, including, without limitation, Section 7.10;

(3) admit a Person as a Partner, except as otherwise provided in this Agreement;

(4) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act; or

(5) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or that has the effect of prohibiting or restricting, (a) the General Partner or the Partnership from performing its specific obligations under Section 15.1 or Section 16.5.A hereof in full, (b) a Common Limited Partner from exercising its rights under Section 15.1 hereof to effect a Common Redemption in full or (c) a Series A Limited Partner from exercising its rights under (x) Section 16.5.A hereof to effect a Series A Redemption in full or (y) under Section 16.6 hereof to effect a Series A Conversion, except, in the case of any of clauses (a), (b) or (c), with the written consent of any Limited Partner affected by the prohibition or restriction.

B. Actions Requiring Consent of the Partners. Except as provided in Section 7.3.C hereof, the General Partner shall not, without the prior Consent of the Partners, amend, modify or terminate this Agreement.

C. Amendments without Consent. Notwithstanding Sections 7.3.B and 14.2 hereof but subject to the terms of any Partnership Unit Designation with respect to Partnership Interests then outstanding, the General Partner shall have the power, without the Consent of the Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend Exhibit A in connection with such admission, substitution, withdrawal or Transfer;

(3) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(4) subject to Section 16.7, to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Holders of any additional Partnership Interests issued pursuant to Article 4;

(5) to reflect the termination of the class of Series A Preferred Units if and from the time that all of the Series A Preferred Units shall no longer be, or be deemed to be, outstanding for any purpose;

(6) to reflect any change to the designation or terms of the Series B Preferred Units as set forth in Article 17 or otherwise in this Agreement;

(7) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law (collectively, “Legal Requirements”);

(8) (a) to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT or to satisfy the REIT Requirements or (b) to reflect the Transfer of all or any part of a Partnership Interest among the General Partner and any Disregarded Entity with respect to the General Partner;

(9) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article 6 or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent otherwise provided in this Agreement); or

(10) the issuance of additional Partnership Interests in accordance with Section 4.2.

The General Partner will provide reasonably prompt advance written notice to the Limited Partners whenever the General Partner proposes to take any of the foregoing actions under this Section 7.3.C.

D. Actions Requiring Consent of Affected Partners. Notwithstanding Sections 7.3.B, 7.3.C and 14.2 hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby, if such amendment or action would: (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest); (ii) modify the limited liability of a Limited Partner; (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article 5, Section 13.2.A, or Article 16 hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2, 7.3.C and Article 6 hereof); (iv) alter or modify the redemption rights, conversion rights, Common Unit Cash Amount or Common Unit REIT Shares Amount as set forth in Section 15.1, Section 16.5 and Section 16.6 hereof; (v) alter or modify Section 11.2 hereof; (vi) remove, alter or amend the powers and restrictions related to REIT Requirements or permitting the General Partner to avoid paying tax under Code Sections 857 or 4981 contained in Sections 3.1, 3.2, 7.1 and 7.3; (vii) reduce any Limited Partner’s rights to indemnification; (viii) create any liability of any Limited Partner not already provided in this Agreement; or (ix) amend this Section 7.3.D, or, in each case for all provisions referenced in this Section 7.3.D, amend or modify any related definitions or Exhibits. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Agreement without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 7.4 Reimbursement of the General Partner.

A. The General Partner shall not be compensated for its services as General Partner of the Partnership except as provided in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which the General Partner may be entitled in its capacity as the General Partner).

B. Subject to Sections 7.4.C and 15.12 hereof, the Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership’s business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans, of the General Partner or the Partnership that may provide for stock units, or phantom stock, pursuant to which employees of the General Partner or the Partnership will receive payments based upon dividends on or the value of REIT Shares, (iii) director or manager fees and expenses of the General Partner or its Affiliates, and (iv) all costs and expenses of the General Partner being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 7.3 hereof; and, provided, further, that the General Partner shall not be reimbursed for expenses it incurs relating to the organization of the Partnership and the General Partner or the initial public offering. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

C. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section 15.12 hereof, if and to the extent any reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.5 Outside Activities of the General Partner. The General Partner shall not, directly or indirectly, enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Partnership Interests as the General Partner, (b) the management of the business of the Partnership, (c) the operation of the General Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) its operations as a REIT, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests related to the Partnership or its assets or activities or the activities of the General Partner in its capacity as general partner of the Partnership, (f) financing or refinancing of any type related to the Partnership or its assets or activities, and (g) such activities as are incidental thereto; provided, however, that, except as otherwise provided herein, any funds raised by the General Partner pursuant to the preceding clauses (e) and (g) shall be made available to the Partnership, whether as Capital Contributions, loans or otherwise, as appropriate; and, provided, further, that the General Partner may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership so long as the General Partner takes commercially reasonable measures to ensure that the economic benefits and burdens of such Property are otherwise vested in the Partnership, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Partnership, the Partners shall negotiate in good faith to amend this Agreement, including, without limitation, the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the General Partner. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership debt. The General Partner and all Disregarded Entities with respect to the General Partner, taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than (i) interests in Disregarded Entities with respect to the General Partner, (ii) Partnership Interests as the General Partner and (iii) such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account Section 7.1.D hereof and the requirements necessary for the General Partner to qualify as a REIT and for the General Partner to carry out its responsibilities contemplated under this Agreement and the Charter. Any Limited Partner Interests acquired by the General Partner, whether pursuant to the exercise by a Limited Partner of its right to Redemption, or otherwise, shall be automatically converted into a General Partner Interest comprised of an identical number of Partnership Units with the same terms as the class or series so acquired.

Section 7.6 Transactions with Affiliates.

A. The Partnership may lend or contribute funds to, and borrow funds from, Persons in which the Partnership has an equity investment, and such Persons may borrow funds from, and lend or contribute funds to, the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person.

B. Except as provided in Section 7.5 hereof and subject to Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, believes, in good faith, to be advisable.

C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

D. The General Partner in its sole and absolute discretion and without the approval of the Partners or any of them or any other Persons, may propose and adopt (on behalf of the Partnership) employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 7.7 Indemnification.

A. To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorney’s fees and other reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, if the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iii) for any transaction for which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement; and provided, further, that (x) no payments pursuant to this Agreement shall be made by the Partnership to indemnify or advance funds to any Indemnitee with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the General Partner or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, and (y) the Partnership shall not be liable for any expenses incurred by an Indemnitee in connection with one or more Actions or claims brought by the Partnership or involving such Indemnitee if such Indemnitee is found liable to the Partnership on any portion of any claim in any such Action.

Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Partnership shall indemnify each Indemnitee to the fullest extent permitted by law and this Agreement. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any other Holder shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) an act or omission of such Indemnitee that was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission that such Indemnitee had reasonable cause to believe was unlawful, or (iii) any transaction in which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement or applicable law.

F. Notwithstanding anything to the contrary in this Agreement, in no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement, and any such indemnification shall be satisfied solely out of the assets of the Partnership.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I. It is the intent of the parties that any amounts paid by the Partnership to the General Partner pursuant to this Section 7.7 shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

J. The Partnership shall indemnify each Limited Partner and its Affiliates, their respective directors, officers, stockholders and any other individual acting on its or their behalf, from and against any costs (including costs of defense) incurred by it as a result of any litigation or other proceeding in which any Limited Partner is named as a defendant or any claim threatened or asserted against any Limited Partner, in either case which relates to the operations of the Partnership or any obligation assumed by the Partnership, unless such costs are the result of intentional harm or gross negligence on the part of, or a breach of this Agreement by, such Limited Partner; provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

K. Any obligation or liability whatsoever of the General Partner which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of the General Partner or the Partnership only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of the General Partner’s directors, stockholders, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 7.8 Liability of the General Partner.

A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners, or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.

B. The Limited Partners agree that: (i) the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner’s stockholders collectively; (ii) the General Partner is under no obligation not to give priority to the separate interests of the General Partner or the stockholders of the General Partner, and any action or failure to act on the part of the General Partner or its directors that gives priority to the separate interests of the General Partner or its stockholders that does not result in a violation of the contract rights of the Limited Partners under this Agreement does not violate the duty of loyalty owed by the General Partner to the Partnership and/or its partners; and (iii) the General Partner shall not be liable to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Partnership or any Limited Partner in connection with such decisions, except for liability for the General Partner’s intentional harm or gross negligence.

C. Subject to its obligations and duties as General Partner set forth in the Act and this Agreement, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E. Notwithstanding anything herein to the contrary, except for liability for intentional harm or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partners, or for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. Without limitation of the foregoing, and except for liability for intentional harm or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.

F. To the extent that, under applicable law, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner

shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or modify the duties and liabilities of the General Partner under the Act or otherwise existing under applicable law, are agreed by the Partners to replace such other duties and liabilities of such General Partner.

G. Whenever in this Agreement the General Partner is permitted or required to make a decision in its “sole and absolute discretion,” “sole discretion” or “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or the Partners or any of them, or (ii) in its “good faith” or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. If any question should arise with respect to the operation of the Partnership, which is not otherwise specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in such a manner as it shall deem, in its sole discretion, to be fair and equitable, and its determination and interpretations so made shall be final and binding on all parties. The General Partner’s “sole and absolute discretion,” “sole discretion” and “discretion” under this Agreement shall be exercised in good faith.

Section 7.9 Other Matters Concerning the General Partner.

A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or agents and a duly appointed attorney or attorneys-in-fact (including, without limitation, officers and directors of the General Partner). Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

D. Notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT, (ii) for the General Partner otherwise to satisfy the REIT Requirements, (iii) for the General Partner to avoid incurring any taxes under Code Section 857 or Code Section 4981, or (iv) for any General Partner Affiliate to continue to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner; provided, that in all cases the General Partner shall use its reasonable efforts to cause beneficial title to such assets to be vested, directly or indirectly, in the Partnership as soon as practicable and beneficial to the Partnership and the General Partner; and provided, further, that the General Partner hereby declares and warrants that (i) any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement and (ii) the General Partner shall use its reasonable efforts to cause beneficial title to such assets to be vested, directly or indirectly, in the Partnership as soon as practicable and beneficial to the Partnership and the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability. No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.

Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in, or have any liability in respect of, the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6 hereof and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any

Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person. In deciding whether to take any actions in such capacity, the Limited Partners and their respective Affiliates shall be under no obligation to consider the separate interests of the Partnership or Subsidiary Entities and to the maximum extent permitted by applicable law shall have no fiduciary duties or similar obligations to the Partnership or any other Partners, or to any Subsidiary Entities, and shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the other Partners in connection with such acts except for liability for intentional harm or gross negligence.

Section 8.4 Return of Capital. Except pursuant to the rights of Common Redemption and Series A Redemption set forth in Section 15.1 and Section 16.5 hereof, respectively, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Articles 5 and 6 hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership.

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, (i) the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of the General Partner as soon as practicable after such mailing and (ii) each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at the Partnership’s expense:

(1) to obtain a copy of the most recent annual and quarterly reports of the General Partner;

(2) to obtain a copy of the Partnership’s Federal, state and local income tax returns for each Partnership Year;

(3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. The Partnership shall notify any Limited Partner that is a Qualifying Common Party or Qualifying Series A Party, on request, of the then current Adjustment Factor and any change made to the Adjustment Factor shall be set forth in the quarterly report required by Section 9.3.B hereof immediately following the date such change becomes effective.

C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the General Partner or (ii) the Partnership or the General Partner is required by law or by agreement to keep confidential.

D. Upon written request by any Limited Partner, the General Partner shall cause the ownership of Partnership Units by such Limited Partner to be evidenced by a certificate for units substantially the form as the General Partner may determine with respect to any class of Partnership Units issued from time to time under this Agreement. Any officer of the General Partner may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Partnership alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated. Unless otherwise determined by an officer of the General Partner, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Partnership a bond in such sums as the General Partner may direct as indemnity against any claim that may be made against the Partnership.

Section 8.6 Partnership Right to Call Limited Partner Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners are less than one percent (1%) (treating Series A Preferred Units as converted to Common Units), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests by treating any Limited Partner as a Common Tendering Party or Series A Tendering Party, as applicable, who has delivered a Common Unit Notice of Redemption or Series A Notice of Redemption for the amount of Common Units or Series A Preferred Units to be specified by the General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.6. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.6 shall be treated as if it were a Common Unit Notice of Redemption or Series A Unit Notice Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 8.6, (a) any Limited Partner (whether or not otherwise a Qualifying Common Party or Qualifying Series A Party) may, in the General Partner’s sole and absolute discretion, be treated as a Qualifying Common Party or Qualifying Series A Party that is a Common Tendering Party or Series A Tendering Party, as applicable, and (b) the provisions of Sections 15.1.F(2), 15.1.F(3), 16.5.A(7)(ii) and 16.5.A(7)(iii) hereof shall not apply, but the remainder of Section 15.1 or 16.5 hereof shall apply, mutatis mutandis.

Section 8.7 Rights as Objecting Partner No Limited Partner and no Holder of a Partnership Interest shall be entitled to exercise any of the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute in connection with a merger of the Partnership.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting.

A. The General Partner shall keep or cause to be kept at the principal place of business of the Partnership any records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5.A, Section 9.3 or Article 13 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on any information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

B. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the General Partner may operate with integrated or consolidated accounting records, operations and principles.

Section 9.2 Partnership Year. For purposes of this Agreement, “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year unless otherwise required by the Code.

Section 9.3 Reports.

A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner of record as of the close of the Partnership Year, financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. As soon as practicable, but in no event later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership for such calendar quarter, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation or as the General Partner determines to be appropriate.

C. The General Partner shall have satisfied its obligations under Section 9.3.A and Section 9.3.B by posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Partnership or the General Partner, provided, that such reports are able to be printed or downloaded from such website.

D. At the request of any Limited Partner, the General Partner shall provide access to the books, records and workpapers upon which the reports required by this Section 9.3 are based, to the extent required by the Act.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for Federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for Federal and state income tax and any other tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties as is readily available to the Limited Partners, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Section 754) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3 Tax Matters Partner.

A. The General Partner shall be the “tax matters partner” of the Partnership for Federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder.

B. The tax matters partner is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner (as the case may be) or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2));

(2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “Final Adjustment”) is mailed to the tax matters partner, to seek judicial review of such Final Adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3) to intervene in any action brought by any other Partner for judicial review of a Final Adjustment;

(4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(6) to take any other action on behalf of the Partners or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

Section 10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of Federal, state, local or foreign taxes that the General

Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount withheld with respect to a Limited Partner pursuant to this Section 10.4 shall be treated as paid or distributed, as applicable, to such Limited Partner for all purposes under this Agreement. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any such withheld amount, shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within thirty (30) days after the affected Limited Partner receives written notice from the General Partner that such payment must be made; provided, that the Limited Partner shall not be required to repay such deemed loan if either (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., thirty (30) days after the Limited Partner receives written notice of such amount) until such amount is paid in full.

Section 10.5 Organizational Expenses. The General Partner may cause the Partnership to elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Section 709 of the Code.

ARTICLE 11

PARTNER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

A. No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio.

C. No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner in its sole and absolute discretion; provided, however, that as a condition to such consent, the lender may be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for the Common Unit REIT Shares Amount or Series A REIT Shares Amount, as applicable, any Partnership Units in which a security interest is held by such lender simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code (provided, that for purpose of calculating the Common Unit REIT Shares Amount or Series A REIT Shares Amount, as applicable, in this Section 11.1.C, “Tendered Common Units” or “Tendered Series A Units,” as applicable, shall mean all such Partnership Units in which a security interest is held by such lender).

Section 11.2 Transfer of General Partner’s Partnership Interest.

A. Except as provided in this Section 11.2 and subject to Section 16.7 below and the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner shall not voluntarily withdraw from the Partnership and shall not Transfer all or any portion of its interest in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Common Limited Partners, which may be given or withheld by each such Common Limited Partner in its sole and absolute discretion. It is a condition to any Transfer of a Partnership Interest of a General Partner otherwise permitted hereunder (including any Transfer permitted pursuant to Section 11.2.B) that: (i) the transferee is admitted as a General Partner pursuant to Section 12.1 hereof; (ii) the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired and the admission of such transferee as a General Partner.

B. Certain Transactions of the General Partner. Subject to Section 16.7 below and the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner may not (a) merge, consolidate or otherwise combine its assets with another entity, (b) sell all or substantially all of its assets not in the ordinary course of the Partnership’s business or (c) reclassify, recapitalize or change any outstanding shares of the General Partner’s stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the General Partner’s stockholders (each, a “Termination Transaction”) unless:

(i) the Termination Transaction has been approved by the Consent of the Partners and, in connection with such Termination Transaction, all of the Common Limited Partners will receive, or will have the right to elect to receive (and shall be provided the opportunity to make such an election if the holders of REIT Shares generally are also provided such an opportunity), for each Partnership Unit an amount of cash, securities and/or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding REIT Shares, each holder of Partnership Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Partnership Units would have received had it exercised its right to redemption pursuant to Article 15 hereof and received REIT Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

(ii) all of the following conditions are met: (w) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (x) the Common Limited Partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of Common Limited Partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership (other than the Series A Limited Partners or holders of other Preferred Units); and (z) the rights of the Common Limited Partners include at least one of the following: (a) the right to redeem their interests in the Surviving Partnership for the consideration available to such persons pursuant to Section 11.2.B(i) or (b) the right to redeem their interests in the Surviving Partnership for cash on terms equivalent to those in effect with respect to their Common Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the REIT Shares.

C. In connection with any transaction permitted by Section 11.2.B hereof, the relative fair market values shall be reasonably determined by the General Partner as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Limited Partners than the relative values reflected in the terms of such transaction.

D. Prior to the Approval Right Termination Date, the General Partner may not consummate (x) a Termination Transaction, (y) a merger, consolidation or other combination of the assets of the Partnership with another entity or (z) a sale of all or substantially all of the assets of the Partnership, in each case which transaction (a “Stockholder Vote Transaction”) is submitted for the approval of the holders of REIT Shares of the General Partner (a “Stockholder Vote”) unless: (i) the General Partner first provides the Common Limited Partners with advance notice at least equal in time to the advance notice given to holders of REIT Shares in connection with such Stockholder Vote, (ii) in connection with such advance notice, the General Partner provides the Common Limited Partners with written materials describing the proposed Stockholder Vote Transaction (which may consist of the proxy statement or registration statement used in connection with the Stockholder Vote) and (iii) the Stockholder Vote Transaction is approved by the holders of the Common Units (the “Partnership Vote”) at the same level of approval as required for the Stockholder Vote (for example, (x) if the approval of holders of outstanding REIT Shares entitled to cast a majority of the votes entitled to be cast on the matter is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of holders of outstanding Common Units (including votes deemed to be cast by the General Partner) entitled to cast a majority of votes entitled to be cast on the matter will be required to approve the Stockholder Vote Transaction in the Partnership Vote or (y) if the approval of a majority of the votes cast by holders of outstanding REIT Shares present at a meeting of such holders at which a quorum is present is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of a majority of the votes cast (including votes deemed to be cast by the General Partner) by holders of outstanding Common Units present at a meeting of such holders at which a quorum is present will be required to approve the Stockholder Vote Transaction in the Partnership Vote). For purposes of the Partnership Vote, (i) each Partner holding Common Units (other than the General Partner or any of its Subsidiaries) shall be entitled to cast a number of votes equal to the total number of Common Units held by such Partner as of the record date for the Stockholder Meeting, and (ii) the General Partner and its Subsidiaries shall not be entitled to vote thereon and shall instead be deemed to have cast a number of votes equal to the sum of (x) the total number of Common Units held by the General Partner as of the Record Date for the Stockholder Meeting divided by the Adjustment Factor then in effect plus (y) the total number of shares of unvested restricted REIT Shares with respect to which the General Partner does not hold back-to-back Common Units as of the Record Date for the Stockholder Meeting, in proportion to the manner in which all outstanding REIT Shares were voted in the Stockholder Vote (for example, “For,” “Against,” “Abstain” and “Not Present”). Any such Partnership Vote will be taken in accordance with Section 14.3 below (including Section 14.3.B thereof permitting actions to be taken by written consent without a meeting), mutatis mutandis to give effect to the foregoing provisions of this Section 11.2.D, except that, solely for purposes of determining whether a quorum is present at any meeting of the Partners at which a Partnership Vote will occur, the General Partner shall be considered to be entitled to cast at such meeting all votes that the General Partner will be deemed to have cast in such Partnership Vote as provided in this Section 11.2.D.

Section 11.3 Limited Partners’ Rights to Transfer.

A. General. Prior to the end of the Initial Holding Period, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that any Limited Partner may, at any time, without the consent of the General Partner, (i) Transfer all or part of its Partnership Interest to any Family Member, any Charity, any Controlled Entity or any Affiliate, or, in the case of an Original Limited Partner, to such Original Limited Partner’s shareholders, members, partners or beneficiaries, as the case may be, or (ii) pledge (a “Pledge”) all or any portion of its Partnership Interest to a lending institution that is not an Affiliate of such Limited Partner as collateral or security for a bona fide loan or other extension of credit, and, except as provided in Section 11.1.C,

Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a “Permitted Transfer”). After such Initial Holding Period, each Limited Partner, and each transferee of Partnership Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Partnership Interest to any Person without the consent of the General Partner, subject to the provisions of Sections 11.1.C and 11.4 hereof and to satisfaction of each of the following conditions (in addition to the right of such Limited Partner or permitted transferee thereof to continue to make Permitted Transfers without the need to satisfy clauses (i) through (v) below):

(i) General Partner Right of First Refusal. The transferring Partner (or the Partner’s estate in the event of the Partner’s death) shall give written notice of the proposed Transfer to the General Partner, which notice shall state (i) the identity and address of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Partnership Units. The General Partner shall have ten (10) Business Days upon which to give the Transferring Partner notice of its election to acquire the Partnership Units on the terms set forth in such notice. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that such closing may be deferred for up to forty-five (45) days to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Act, if applicable, and any other applicable requirements of law. If it does not so elect, the Transferring Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

(ii) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a Qualified Transferee.

(iii) Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the General Partner an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the General Partner may, in its sole discretion, waive this condition upon the request of the Transferor. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any Federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 11.3 by a Limited Partner of Partnership Interests.

(iv) Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) five hundred (500) Partnership Units or (ii) all of the remaining Partnership Units owned by such Transferring Partner, unless, in each case, otherwise agreed to by the General Partner in its sole and absolute discretion; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

(v) Exception for Permitted Transfers. The conditions of Sections 11.3.A(i) through 11.3.A(iv) hereof shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is a Permitted Transfer or effected during or after the Initial Holding Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any

Transferred Partnership Interest shall be subject to any and all restrictions on ownership or transfer of stock of the General Partner contained in the Charter that may limit or restrict such transferee’s ability to exercise its redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

B. Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the authority (but shall not be required) to take any steps it determines are necessary or appropriate in its sole and absolute discretion to prevent the Partnership from being taxable as a corporation for Federal income tax purposes. In furtherance of the foregoing, except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, no Transfer by a Limited Partner of its Partnership Interests (including any redemption, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership) may be made to or by any Person if such Transfer could (i) result in the Partnership being treated as an association taxable as a corporation; (ii) result in a termination of the Partnership under Code Section 708; (iii) be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, or (iv) result in the Partnership being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”).

D. Restrictions Not Applicable to Redemptions or Conversions. The provisions of this Section 11.3 (other than Section 11.3.C) shall not apply to the redemption of Common Units pursuant to Section 15.1, the redemption or conversion of Series A Units pursuant to Section 16.5 or 16.6 or the redemption or conversion of any other Partnership Units pursuant to the terms of any Partnership Unit Designation.

Section 11.4 Admission of Substituted Limited Partners.

A. No Limited Partner shall have the right to substitute a transferee (including any transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Limited Partner in its place. A transferee of the Partnership Interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion (provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Limited Partner, provide such consent in advance on terms and conditions to be agreed upon in writing with a Limited Partner). The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee’s admission as a Substituted Limited Partner.

B. Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number and class and/or series of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

C. A transferee who has been admitted as a Substituted Common Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Common Limited Partner under this Agreement.

D. A transferee who has been admitted as a Substituted Series A Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Series A Limited Partner under this Agreement.

Section 11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 hereof as a Substituted Limited Partner, as described in Section 11.4 hereof, or in the event that any Interest is deemed to be Transferred notwithstanding the restrictions set forth in this Article 11, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article 11, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 15.1, Section 16.5 and Section 16.6 hereof), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further Transfer of any such Partnership Units, such Transfer shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make a Transfer of Partnership Units.

Section 11.6 General Provisions.

A. No Limited Partner may withdraw from the Partnership other than as a result of (i) a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11, with respect to which the transferee becomes a Substituted Limited Partner, or (ii) pursuant to a redemption (or acquisition by the General Partner) of all of its Partnership Units pursuant to a redemption under Section 15.1 hereof and/or pursuant to any Partnership Unit Designation.

B. Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to Sections 15.1 or 16.5 hereof and/or pursuant to any Partnership Unit Designation or (iii) to the General Partner, whether or not pursuant to Section 15.1.B hereof, shall cease to be a Limited Partner.

C. If any Partnership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Partnership, or acquired by the General Partner pursuant to Section 15.1 or 16.5 hereof, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner, the Common Tendering Party or the Series A Tendering Party (as the case may be) and, in the case of a Transfer other than a redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, unless the General Partner decides to use another method permitted under the Code, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a redemption occurs shall be allocated to the transferor Partner, or the Common Tendering Party or Series A Tendering Party (as the case may be), if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or redemption shall be made to the transferor Partner or the Common Tendering Party or Series A Tendering Party (as the case may be) and, in the case of a Transfer other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

D. Notwithstanding anything to the contrary in this Agreement and in addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Partnership Interest by any Partner (including any redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made: (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer could cause either the General Partner or any General Partner Affiliate to cease to comply with the REIT Requirements or to cease to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)); (v) except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, if such Transfer could, based on the advice of counsel to the Partnership or the General Partner, cause a termination of the Partnership for Federal or state income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners); (vi) if such Transfer could, based on the advice of legal counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for Federal income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such Transfer could, based on the advice of counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable Federal or state securities laws; (x) except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, if such Transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder, (2) could cause the Partnership to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, (3) could be in violation of Section 3.4.C(iii), or (4) could cause the Partnership to fail one or more of the Safe Harbors; (xi) if such Transfer causes the Partnership (as opposed to the General Partner) to become a reporting company under the Exchange Act; or (xii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

E. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. Upon any such Transfer, the transferee shall become the successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner. Upon any such Transfer and the admission of any such transferee as a successor General Partner, the transferor shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without the separate Consent of the Common Limited Partners or the consent or approval of any other Partners. Concurrently with, and as evidence of, the admission of such a successor General Partner, the General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number and class and/or series of Partnership Units of such successor General Partner.

Section 12.2 Admission of Additional Limited Partners.

A. After the admission to the Partnership of the Original Limited Partners, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number and class and/or series of Partnership Units of such Additional Limited Partner.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 12.2.A.

C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Partnership Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

D. Any Additional Limited Partner admitted to the Partnership that is an Affiliate of the General Partner shall be deemed to be a “General Partner Affiliate” hereunder and shall be reflected as such on Exhibit A and the books and records of the Partnership.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Section 12.4 Limit on Number of Partners. Unless otherwise permitted by the General Partner in its sole and absolute discretion, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners that would cause the Partnership to become a reporting company under the Exchange Act.

Section 12.5 Admission. A Person shall be admitted to the Partnership as a limited partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners, or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

A. an event of withdrawal as defined in Section 10-402(2) – (9) of the Act (including, without limitation, bankruptcy), or the withdrawal in violation of this Agreement, of the last remaining General Partner unless, within ninety (90) days after the withdrawal, a Majority in Interest of the Limited Partners remaining agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

B. an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of the Partners;

C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

D. any sale or other disposition of all or substantially all of the assets of the Partnership not in the ordinary course of the Partnership’s business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership not in the ordinary course of the Partnership’s business; or

E. the redemption or other acquisition by the Partnership or the General Partner of all Partnership Units other than Partnership Units held by the General Partner.

Section 13.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the

Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(1) First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Holders (whether by payment or the making of reasonable provision for payment thereof);

(2) Second, to the satisfaction of all of the Partnership’s debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

(3) Third, to the satisfaction of all of the Partnership’s debts and liabilities to the other Holders (whether by payment or the making of reasonable provision for payment thereof); and

(4) Fourth, to the Partners in accordance with their positive Capital Account balances, determined after taking into account all Capital Account adjustments for all prior periods and the Partnership taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this Section 13.2.A(4)).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13, other than reimbursement of its expenses as set forth in Section 7.4.

B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), except as otherwise agreed to by such Holder, such Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

D. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article 13 may be:

(1) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

E. In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidator may sell Partnership property. The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, purchase money mortgages, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the General Partner. The Liquidator shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full or otherwise discharged or settled.

Section 13.3 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for Federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Partnership Units to the Partners in the new partnership in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 13.3 shall be deemed to have constituted a Transfer to an Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.4 or Section 13.3 hereof.

Section 13.4 Rights of Holders. Except as otherwise provided in this Agreement (including Section 16.4 below) and subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each Holder and, in the General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the SDAT, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Maryland shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE 14

PROCEDURES FOR ACTIONS AND CONSENTS

OF PARTNERS; AMENDMENTS; MEETINGS

Section 14.1 Procedures for Actions and Consents of Partners. The actions requiring consent or approval of Partners pursuant to this Agreement, including Sections 7.3 and 16.7 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

Section 14.2 Amendments. Amendments to this Agreement may be proposed by the General Partner or by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests held by Limited Partners (for this purpose, treating Common Units and Series A Preferred Units as fungible) and, except as set forth in Section 7.3.C and subject to Sections 7.3.D and 16.7, shall be approved by the Consent of the Partners. Following such proposal, the General Partner shall submit to the Partners holding Partnership Interests entitled to vote thereon any proposed amendment that, pursuant to the terms of this Agreement, requires the consent, approval or vote of such Partners. The General Partner shall seek the written consent, approval or vote of the Partners on any such proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written Consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent that is consistent with the General Partner’s recommendation (if the General Partner shall have made a recommendation) with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

Section 14.3 Meetings of the Partners.

A. Meetings of the Partners may be called by the General Partner at any time in its own discretion, and shall be called by the General Partner upon its receipt of a written request by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests held by Limited Partners (for this purpose, treating Common Units and Series A Preferred Units as fungible). The call shall state the nature of the business to be transacted. Except as set forth in Section 11.2.D, notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote, consent or approval of Partners is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3.B hereof.

B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting with the written Consent of the Partners, or such other applicable percentage or Consent as is expressly required by this Agreement for action on the matter in question, entitled to act on such matter at such a meeting. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the applicable percentage of Partners entitled to act at the meeting. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Each Partner entitled to act at the meeting may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

D. The General Partner may fix, in advance, a record date for determining the Partners entitled to vote at any meeting of the Partners or consent to any matter. Such date shall not be before the close of business on the day the record date is fixed and shall be not more than ninety days nor less than five days before the date on which such meeting is to be held or consent to be given. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any action taken by the Partners without a meeting shall be the effective date of such Partner action. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

E. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the General Partner’s stockholders.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1 Redemption Rights of Qualifying Parties.

A. After the expiration of the applicable Initial Holding Period, a Qualifying Common Party shall have the right (subject to the terms and conditions set forth herein) (the “Common Redemption Right”) to require the Partnership to redeem all or a portion of the Common Units held by a Common Tendering Party (Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Common Units”) in exchange (a “Common Redemption”) for the Common Unit Cash Amount payable on the Specified Redemption Date. The Partnership may, in the General Partner’s sole and absolute discretion, redeem Tendered Common Units at the request of the Qualifying Common Party prior to the end of the applicable Initial Holding Period (subject to the terms and conditions set forth herein) (a “Special Redemption”); provided, however, that the General Partner first receives a legal opinion to the same effect as the legal opinion described in Section 15.1.G(4) of this Agreement. Any Common Redemption shall be exercised pursuant to a Common Unit Notice of Redemption delivered to the General Partner by the Qualifying Common Party when exercising the Redemption right (the “Common Tendering Party”). The Partnership’s obligation to effect a Common Redemption, however, shall not arise or be binding against the Partnership until the earlier of (i) the date the General Partner notifies the Common Tendering Party that it declines to acquire some or all of the Tendered Common Units under Section 15.1.B hereof following receipt of a Common Unit Notice of Redemption and (ii) the Business Day following the Cut-Off Date. In the event of a Common Redemption, the Common Unit Cash Amount shall be delivered as a certified or bank check payable to the Common Tendering Party or, in the General Partner’s sole and absolute discretion, in immediately available funds, in each case, on or before the tenth (10th) Business Day following the date on which the General Partner receives a Common Unit Notice of Redemption from the Common Tendering Party.

B. Notwithstanding the provisions of Section 15.1.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit, elect to acquire some or all of the Tendered Common Units from the Common Tendering Party in exchange for REIT Shares. If the General Partner elects to acquire some or all of the Tendered Common Units pursuant to this Section 15.1.B, the General Partner shall give written notice thereof to the Common Tendering Party on or before the close of business on the Cut-Off Date. If the General Partner elects to acquire any of the Tendered Common Units for REIT Shares, the General Partner shall issue and deliver such REIT Shares to the Common Tendering Party pursuant to the terms of this Section 15.1.B, in which case (1) the General Partner shall assume directly the obligation with respect thereto and shall satisfy the Common Tendering Party’s exercise of its Common Redemption Right with respect to such Tendered Common Units and (2) such transaction shall be treated, for Federal income tax purposes, as a transfer by the Common Tendering Party of such Tendered Common Units to the General Partner in exchange for the Common Unit REIT Shares Amount. If the General Partner so elects, on the Specified Redemption Date, the Common Tendering Party shall sell such number of the Tendered Common Units to the General Partner in exchange for a number of REIT Shares equal to the product of the Common Unit REIT Shares Amount and the Applicable Percentage. The Common Tendering Party shall submit (i) such information, certification or affidavit as the General Partner may reasonably require in connection with the application of the Ownership Limit to any such acquisition and (ii) such written representations and investment letters as reasonably necessary, in the General Partner’s view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Common Units by the General Partner pursuant to this Section 15.1.B, the Common Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Common Units and, upon notice to the Common Tendering Party by the General Partner, given on or before the close of business on the Cut-Off Date, that the General Partner has elected to acquire some or all of the Tendered Common Units pursuant to this Section 15.1.B, the obligation of the Partnership to effect a Redemption of the Tendered Common Units as to which the General Partner’s notice relates shall not accrue or arise. A number of REIT Shares equal to the product of the Common Unit REIT Shares Amount and the Applicable Percentage shall be delivered by the General Partner as duly authorized, validly issued, fully paid and non-assessable REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and, to the extent applicable, the Securities Act and relevant state securities or “blue sky” laws. Neither any Common Tendering Party whose Tendered Common Units are acquired by the General Partner pursuant to this Section 15.1.B, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the General Partner to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 15.1.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the General Partner and any such Person. Notwithstanding any delay in such delivery, the Common Tendering Party shall be deemed the owner of such REIT Shares and such Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise all rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Common Units by the General Partner pursuant to this Section 15.1.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the General Partner in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

C. Notwithstanding the provisions of Section 15.1.A and 15.1.B hereof, the Common Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited by the Ownership Limit. To the extent that any attempted Redemption or acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof would be in violation of this Section 15.1.C, it shall be null and void ab initio, and the Common Tendering Party shall not acquire any rights or economic interests in REIT Shares otherwise issuable by the General Partner under Section 15.1.B hereof or cash otherwise payable under Section 15.1.A hereof.

D. If the General Partner does not elect to acquire the Tendered Common Units pursuant to Section 15.1.B hereof:

(1) Without limiting Section 15.1.H, the Partnership may elect to raise funds for the payment of the Common Unit Cash Amount either (a) by requiring that the General Partner contribute to the Partnership funds from the proceeds of a registered public offering by the General Partner of REIT Shares sufficient to purchase the Tendered Common Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership. Without limiting Section 15.1.H, any proceeds from a public offering that are in excess of the Common Unit Cash Amount shall be for the sole benefit of the General Partner. The General Partner shall make a Capital Contribution of any such amounts to the Partnership for an additional General Partner Interest. Any such contribution shall entitle the General Partner to an equitable Percentage Interest adjustment.

(2) If the Common Unit Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Common Unit Cash Amount from the day after the Specified Redemption Date to and including the date on which the Common Unit Cash Amount is paid at a rate equal to the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate).

E. Notwithstanding the provisions of Section 15.1.B hereof, the General Partner shall not, under any circumstances, elect to acquire any Tendered Common Units in exchange for REIT Shares if such exchange would be prohibited under the Charter.

F. Notwithstanding anything herein to the contrary (but subject to Section 15.1.C hereof), with respect to any Redemption (or any tender of Common Units for Redemption if the Tendered Common Units are acquired by the General Partner pursuant to Section 15.1.B hereof) pursuant to this Section 15.1:

(1) All Common Units acquired by the General Partner pursuant to Section 15.1.B hereof shall automatically, and without further action required, be converted into and deemed to be a General Partner Interest comprised of the same number of Common Units.

(2) Subject to the Ownership Limit, no Common Tendering Party may effect a Redemption for less than one thousand (1,000) Common Units or, if such Common Tendering Party holds (as a Common Limited Partner or, economically, as an Assignee) less than one thousand (1,000) Common Units, all of the Common Units held by such Common Tendering Party, unless, in each case, otherwise agreed to by the General Partner in its sole and absolute discretion.

(3) If (i) a Common Tendering Party surrenders its Tendered Common Units during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such Partnership distribution, and (ii) the General Partner elects to acquire any of such Tendered Common Units in exchange for REIT Shares pursuant to Section 15.1.B, such Common Tendering Party shall pay to the General Partner on the Specified Redemption Date an amount in cash equal to the portion of the Partnership distribution in respect of the Tendered Common Units exchanged for REIT Shares, insofar as such distribution relates to the same period for which such Common Tendering Party would receive a distribution in respect of such REIT Shares.

(4) The consummation of such Redemption (or an acquisition of Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Act.

(5) The Common Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Common Units subject to any Redemption, and be treated as a Common Limited Partner or an Assignee, as applicable, with respect to such Common Units for all purposes of this Agreement, until such Common Units are either paid for by the Partnership pursuant to Section 15.1.A hereof or transferred to the General Partner and paid for, by the issuance of the REIT Shares, pursuant to Section 15.1.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, the Common Tendering Party shall have no rights as a stockholder of the General Partner with respect to the REIT Shares issuable in connection with such acquisition.

G. In connection with an exercise of the Common Redemption Right pursuant to this Section 15.1, except as otherwise agreed by the General Partner, in its sole and absolute discretion, the Common Tendering Party shall submit the following to the General Partner, in addition to the Common Unit Notice of Redemption:

(1) A written affidavit, dated the same date as the Common Unit Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Common Tendering Party and (ii) to the best of their knowledge any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, neither the Common Tendering Party nor to the best of their knowledge any Related Party will own REIT Shares in violation of the Ownership Limit;

(2) A written representation that neither the Common Tendering Party nor to the best of their knowledge any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption or an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof on the Specified Redemption Date; and

(3) An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Common Tendering Party and to the best of their knowledge any Related Party remain unchanged from that disclosed in the affidavit required by Section 15.1.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, neither the Common Tendering Party nor to the best of their knowledge any Related Party shall own REIT Shares in violation of the Ownership Limit.

(4) In connection with any Special Redemption, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Special Redemption will not cause the Partnership or the General Partner to violate any Federal or state securities laws or regulations applicable to the Special Redemption, the issuance and sale of the Tendered Common Units to the Common Tendering Party or the issuance and sale of REIT Shares to the Common Tendering Party pursuant to Section 15.1.B of this Agreement.

H. Stock Offering Funding Option

(1)(a) Notwithstanding Sections 15.1.A or 15.1.B hereof, if prior to the Stock Offering Funding Option Termination Date, (i) one or more Specified Limited Partners have delivered to the General Partner a Common Unit Notice of Redemption with respect to Excess Common Units, and (ii) the number of Excess Common Units, plus any other Tendered Common Units that such Specified Limited Partner agrees to treat as Excess Common Units for purposes of this Section 15.1.H (collectively, the “Offering Common Units”), exceeds $50,000,000 gross value, based on a Common Unit value equal to the Value of a REIT Share, and (iii) the General Partner is then eligible to file a registration statement on Form S-3 (or any successor form similar thereto), then, notwithstanding that the Redemption of such Excess Common Units pursuant to Section 15.1.A and the acquisition of such Excess Common Units by the General Partner pursuant to Section 15.1.B, on the Specified Redemption Date would otherwise be prohibited by Section 15.1.C, the General Partner may, at its election, cause the Partnership to redeem the Offering Common Units with the proceeds of an offering, whether registered under the Securities Act or exempt from such registration, underwritten, offered and sold directly to investors or through agents or other intermediaries, or otherwise distributed (a “Stock Offering Funding”), of a number of REIT Shares (“Offered Shares”) equal to the Common Unit REIT Shares Amount with respect to the Offering Common Units pursuant to the terms of this Section 15.1.H; provided, however, that the General Partner shall be under no obligation to provide a waiver of the Ownership Limit in connection with this Section 15.1.H. The General Partner must provide notice of its exercise of the election described above to purchase the Tendered Common Units through a Stock Offering Funding on or before the second (2nd) Business Day after the receipt by the General Partner of the applicable Common Unit Notice of Redemption. If the General Partner elects to satisfy a Common Unit Notice of Redemption with respect to Excess Common Units pursuant to a Stock Offering Funding, upon the consummation of such Stock Offering Funding, such Stock Offering Funding shall be deemed a “Qualified Offering” for all purposes under the Specified Partner Registration Rights Agreement.

(b) If the General Partner elects a Stock Offering Funding with respect to a Common Unit Notice of Redemption, the General Partner shall give notice (a “Single Funding Notice”) of such election to all Specified Limited Partners who did not provide the notice of Common Redemption pursuant to Section 15.1.A as soon as practicable, but in no event less than two (2) days before the anticipated sale, and such notice shall offer such Specified Limited Partners the opportunity to effect a Common Redemption to be funded through such Stock Offering Funding. If a Specified Limited Partner elects to effect such a Common Redemption, it shall give notice thereof and of the number of Common Units to be made subject thereto in writing to the General Partner within two (2) Business Days after receipt of the Single Funding Notice, and such Specified Limited Partner shall be treated as a Common Tendering Party for all purposes of this Section 15.1.H.

(2) If the General Partner elects a Stock Offering Funding, on the Specified Redemption Date, the Partnership shall redeem each Offering Common Unit that is still a Tendered Common Unit on such date for cash in immediately available funds in an amount (the “Stock Offering Funding Amount”) equal to the net proceeds per Offered Share received by the General Partner from the Stock Offering Funding, determined after deduction of underwriting fees, discounts or commissions attributable to the sale of Offered Shares and any transfer taxes relating to the registration or sale of the Offered Shares (the “Net Proceeds”).

(3) If the General Partner elects a Stock Offering Funding, the following additional terms and conditions shall apply:

(a) As soon as practicable after the General Partner elects to effect a Stock Offering Funding, the General Partner shall use its reasonable best efforts to effect as promptly as possible a registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of the Offered Shares; provided, that, the General Partner shall not by reason hereof, be required to submit to general service of process in any jurisdiction or subject itself to any material tax obligation, or qualify to do business in any jurisdiction in which such submission, qualification or obligation would not be otherwise required; provided, further, if the General Partner shall deliver a notice from the Chief Executive Officer, President or any Executive Vice President of the General Partner to the Common Tendering Party (a “Stock Offering Funding Delay Notice”) certifying that the General Partner has determined that such filing, registration or qualification would be materially detrimental to the General Partner because it would require disclosure of material non-public information that the General Partner has a bona fide business purpose for preserving as confidential or the disclosure of which would materially impede the General Partner’s ability to consummate a significant transaction, and that the General Partner is not otherwise required by applicable securities laws or regulations to disclose, then the General Partner may delay making any filing or delay the effectiveness of such filing, registration or qualification until the earliest of (i) the date upon which the General Partner notifies the Common Tendering Party in writing that such delay is no longer necessary, and (ii) the ninetieth (90th) day after delivery of the Stock Offering Funding Delay Notice.

(b) The General Partner shall advise each Common Tendering Party, regularly and promptly upon any request, of the status of the Stock Offering Funding process, including the timing of all filings, the selection of and understandings with underwriters, agents, dealers and brokers, the nature and contents of all communications with the SEC and other governmental bodies, the nature of marketing activities, and any other matters reasonably related to the timing, price and expenses (to the extent payable by the Specified Limited Partners) relating to the Stock Offering Funding and the compliance by the General Partner with its obligations with respect thereto. The General Partner will permit the Common Tendering Parties to participate in meetings with the underwriters of the Stock Offering Funding. In addition, the General Partner and each Common Tendering Party may, but shall be under no obligation to, enter into understandings in writing (“Pricing Agreements”) whereby the Common Tendering Party will agree in advance as to the acceptability of a Net Proceeds amount at or below a specified amount. Furthermore, the General Partner shall establish pricing notification procedures with each such Common Tendering Party, such that the Tendering Partner will have the maximum opportunity practicable to determine whether to become a Withdrawing Partner pursuant to Section 15.1.H(3)(c) below.

(c) The General Partner will permit the Common Tendering Parties to participate in the pricing discussions for the Stock Offering Funding and, upon notification of the price per REIT Share in the Stock Offering Funding from the managing underwriter(s), in the case of a registered public offering, or lead placement agent(s), in the event of an unregistered offering, engaged by the General Partner in order to sell the Offered Shares, shall immediately use its reasonable best efforts to notify each Common Tendering Party of the price per REIT Share in the Stock Offering Funding and resulting anticipated Net Proceeds. Each Common Tendering Party shall have one (1) hour from the receipt of such written notice (as such time may be extended by the General Partner) to elect to withdraw its Redemption (a Common Tendering Party making such an election being a “Withdrawing Partner”), and Common Units with a Common Unit REIT Shares Amount equal to such excluded Offered Shares shall be considered to be withdrawn from the related Redemption; provided, however, that the General Partner shall keep each of the Tendering Parties reasonably informed as to the likely timing of delivery of its notice. If a Common Tendering Party, within such time period, does not notify the General Partner of such Common Tendering Party’s election not to become a Withdrawing Partner, then such Common Tendering Party shall, except as otherwise provided in a Pricing Agreement, be deemed not to have withdrawn from the Redemption, without liability to the General Partner. To the extent that the General Partner is unable after using its reasonable best efforts to notify any Common Tendering Party, such unnotified Common Tendering Party shall, except as otherwise provided in any Pricing Agreement, be deemed not to have elected to become a Withdrawing Partner. Each Common Tendering Party whose Redemption is being funded through the Stock Offering Funding who does not become a Withdrawing Partner shall have the right, subject to the approval of the managing underwriter(s) or placement agent(s) and restrictions of any applicable securities laws, to submit for Redemption additional Common Units in a number no greater than the number of Common Units withdrawn. If more than one Common Tendering Party so elects to redeem additional Common Units, then such Common Units shall be redeemed on a pro rata basis, based on the number of additional Common Units sought to be so redeemed.

(d) The General Partner shall take all reasonable action in order to effectuate the sale of the Offered Shares including, but not limited to, the entering into of an underwriting or placement agreement in customary form with the managing underwriter(s) or placement agent(s) selected for such underwriting and taking those actions specified in Section 2.6(k) of the Specified Partner Registration Rights Agreement. The General Partner shall have the opportunity to include such number of shares for its own account as it may elect in a Stock Offering Funding; provided, however, that the General Partner shall not permit any stockholder of the General Partner (other than the Common Tendering Parties and “Holders” under the Specified Partner Registration Rights Agreement) to include any of their shares in a Stock Offering Funding without the prior written consent of the Common Tendering Parties. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) or placement agent(s) advises the General Partner in writing that marketing factors require a limitation of the number of shares to be offered, then (i) first, the amount of shares to be included for the account of the General Partner shall be reduced to the extent necessary to reduce the total amount of shares to be included in such offering to the amount recommended by such managing underwriter(s) or placement agent(s), and (ii) if such reduction is insufficient to reduce the offering to the amount recommended by such managing underwriter(s) or placement agent(s), then, the General Partner shall so advise all Common Tendering Parties and the number of Common Units to be sold to the General Partner pursuant to the Redemption shall be allocated among all Common Tendering Parties in proportion, as nearly as practicable, to the respective number of Common Units as to which each Common Tendering Party elected to effect a Redemption. For the sake of clarity, no Offered Shares excluded from the underwriting by reason of the managing underwriter’s or placement agent’s marketing limitation shall be included in such offering.

Section 15.2 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Partner, or Assignee at the address set forth in Exhibit A or Exhibit B (as applicable) or such other address of which the Partner shall notify the General Partner in accordance with this Section 15.2.

Section 15.3 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 15.4 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.5 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.7 Waiver.

A. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

B. The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners (other than any such reduction that affects all of the Limited Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners holding such class or series of Partnership Units), (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; and provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.

A. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

B. Each Partner hereby (i) submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Maryland (collectively, the “Maryland Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Maryland Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Partner at such Partner’s last known address as set forth in the Partnership’s books and records, and (iv) irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 15.10 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership. Notwithstanding the immediately preceding sentence, the Partners hereby acknowledge and agree that the General Partner, without the approval of any Limited Partner, may enter into side letters or similar written agreements with Limited Partners that are not Affiliates of the General Partner, executed contemporaneously with the admission of such Limited Partner to the Partnership, affecting the terms hereof, as negotiated with such Limited Partner and which the General Partner in its sole discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

Section 15.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.12 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, to the extent that the amount to be paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments);

provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts should not adversely affect the REIT Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.12, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year if such carry over does not adversely affect the REIT Partner’s ability to qualify as a REIT, provided, however, that any such REIT Payment shall not be carried over more than three Partnership Years, and any such remaining payments shall no longer be due and payable. The purpose of the limitations contained in this Section 15.12 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.12 shall be interpreted and applied to effectuate such purpose.

Section 15.13 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.14 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto including, without limitation, a creditor of the Partnership or any Partner or other third party having dealings with the Partnership) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

Section 15.15 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Partnership Units any rights whatsoever as stockholders of the General Partner, including without limitation any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

ARTICLE 16

SERIES A PREFERRED UNITS

Section 16.1 Designation and Number.

A series of Partnership Units in the Partnership designated as the “Series A Cumulative Redeemable Convertible Preferred Units” (the “Series A Preferred Units”) is hereby established. The number of Series A Preferred Units shall be 499,014.

Section 16.2 Rank.

Notwithstanding any provision of the Agreement (except Section 13.2.A(4)), including any amendments made thereto after the date hereof, and unless the Consent of the Series A Limited Partners is obtained, the parties hereto intend that the Series A Preferred Units shall, with respect to rights to the payment of distributions in accordance with Section 16.3 and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the General Partner, rank senior to all Junior Units; provided, however, that to the extent there is any conflict between this Section 16.2 and Section 13.2.A(4), Section 13.2.A(4) shall govern.

Section 16.3 Distributions.

A. Payment of Distributions. In accordance with Section 5.1, Holders of Series A Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions in an amount equal to the Series A Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance of such Series A Preferred Units and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on or before the last calendar day of March, June, September and December of each year, commencing on the first of such dates to occur after the original date of issuance, and, (ii) in the event of a redemption or conversion of Series A Preferred Units, and solely with respect to the redeemed or converted Series A Preferred Units, as applicable, on the redemption or conversion date (each, a “Series A Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series A Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

B. Distributions Cumulative. Distributions on the Series A Preferred Units that are due but unpaid will accumulate and compound quarterly, on the applicable Series A Preferred Unit Distribution Payment Date after each calendar quarter, at the Applicable Rate, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions. If any Series A Preferred Units are outstanding, if and so long as the Partnership is in arrears with regard to the payment of any distributions for any past quarterly period upon any outstanding Series A Preferred Units or has failed to pay when due the Series A Cash Amount or deliver when due Registered REIT Shares upon the redemption of any Tendered Series A Preferred Units, (A) no distributions shall be authorized and paid or set apart for payment, nor shall any other distribution be authorized or made, upon any Junior Units unless distributions sufficient to make up such arrearage shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment or such Tendered Series A Preferred Units are redeemed, as applicable, and (B) no Junior Units shall be redeemed, purchased or otherwise acquired for any consideration (nor any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership or the General Partner or any of its Affiliates (except, in each case, for (x) the redemption of Common Units or Partnership Equivalent Units from the General Partner pursuant to Section 4.7.B, (y) any acquisition by the General Partner of Tendered Common Units in exchange for REIT Shares in accordance with Section 15.1 or (z) by conversion into or exchange for Junior Units or REIT Shares with no cash distributed in connection therewith).

Section 16.4 Liquidation Preference.

A. The parties hereto intend that, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made whether in cash or in kind to any current or future Junior Unit Holder in respect of its Junior Units and notwithstanding anything in this Agreement to the contrary (except Section 13.2.A(4)), the Holders of Series A Units shall be entitled to receive and be paid in cash out of the assets of the Partnership legally available for distribution to the Partners pursuant to this Agreement an amount equal to the Series A Preference of the outstanding Series A Preferred Units plus any accrued and unpaid Series A Priority Return.

B. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the legally available assets of the Partnership are insufficient to pay the full amount of the Series A Preference on all outstanding Series A Preferred Units plus any accrued and unpaid Series A Priority Return, then such assets shall be allocated among the Series A Limited Partners in proportion to the Series A Percentage Interests.

C. After the payment to the Holders of Series A Preferred Units of full preferential amounts provided for in this Section 16.4, the Holders of Series A Preferred Units as such shall have no right or claim to any of the remaining assets of the General Partner.

D. Notwithstanding anything to the contrary in this Section 16.4, to the extent there is any conflict between the provisions of this Section 16.4 and Section 13.2.A(4), Section 13.2.A(4) shall govern.

Section 16.5 Redemption of Series A Preferred Units.

A. Redemption at Series A Limited Partners’ Option.

(1) After the 3-year anniversary of the date of this Agreement, each Qualifying Series A Party shall have the right (subject to the terms and conditions set forth in this Section 16.5) (the “Series A Redemption Right”) to require the Partnership to redeem all or a portion of the Series A Preferred Units held by such Series A Tendering Party (Preferred Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Series A Units”) in exchange (a “Series A Redemption”) for an amount per unit equal to the Series A Preference thereon plus any accrued distributions that have not been paid on or prior to the applicable Specified Series A Redemption Date (the “Series A Cash Amount”). Any Series A Redemption shall be exercised pursuant to a Series A Notice of Redemption delivered to the General Partner by the Qualifying Series A Party (the “Series A Tendering Party”) at least thirty (30) Business Days prior to the last day of the calendar quarter in which the Series A Tendering Party is exercising its Series A Redemption Right. The Partnership’s obligation to effect a Series A Redemption, however, shall not arise or be binding against the Partnership until the earlier of (i) the date the General Partner notifies the Series A Tendering Party that it declines to acquire some or all of the Tendered Series A Units under Section 16.5.A.2 hereof following receipt of a Series A Notice of Redemption and (ii) the Business Day following the Cut-Off Date. In the event of a Series A Redemption, the Series A Cash Amount shall be delivered as a certified or bank check payable to the Series A Tendering Party or, in the General Partner’s sole and absolute discretion, in immediately available funds, in each case, on or before 5:00 p.m. Pacific time on the last Business Day of such calendar quarter (the “Specified Series A Redemption Date”), after giving effect to the distributions paid on such date. A Qualifying Series A Party may exercise the Series A Redemption Right once per calendar quarter with respect to part or all of the Series A Preferred Units that it owns, as selected by the Qualifying Series A Party. Notwithstanding anything to the contrary contained in this Section 16.5, the Partnership, in its sole discretion, may redeem the Tendered Series A Units set forth in a Series A Notice of Redemption at any time after receipt of such notice. The General Partner shall use commercially reasonable efforts to ensure that any amounts paid in redemption of Tendered Series A Units under this Agreement shall be paid out of any Available Cash remaining after any accrued but previously unpaid amounts described in Section 16.3 shall have been distributed to all of the Series A Limited Partners entitled to such amounts.

(2) Notwithstanding the provisions of Section 16.5.A.1 hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit, elect to acquire some or all of the Tendered Series A Units from the Series A Tendering Party in exchange for Registered REIT Shares. If the General Partner elects to acquire some or all of the Tendered Series A Units pursuant to this Section 16.5.A.2, the General Partner shall give written notice thereof to the Series A Tendering Party on or before the close of business on the Cut-Off Date. If the General Partner elects to acquire any of the

Tendered Series A Units for Registered REIT Shares, the General Partner shall issue and deliver such Registered REIT Shares to the Series A Tendering Party pursuant to the terms of this Section 16.5.A.2, in which case (1) the General Partner shall assume directly the obligation with respect thereto and shall satisfy the Series A Tendering Party’s exercise of its Series A Redemption Right with respect to such Tendered Series A Units and (2) such transaction shall be treated, for Federal income tax purposes, as a transfer by the Series A Tendering Party of such Tendered Series A Units to the General Partner in exchange for the Series A REIT Shares Amount. If the General Partner so elects, on the Specified Series A Redemption Date, the Series A Tendering Party shall sell such number of the Tendered Series A Units to the General Partner in exchange for a number of Registered REIT Shares equal to the product of the Series A REIT Shares Amount and the Applicable Percentage. The Series A Tendering Party shall submit (i) such information, certification or affidavit as the General Partner may reasonably require in connection with the application of the Ownership Limit to any such acquisition and (ii) such written representations and investment letters as reasonably necessary, in the General Partner’s view, to effect compliance with the Securities Act (including the requirements of any form of registration statement used to issue such Registered REIT Shares). In the event of a purchase of the Tendered Series A Units by the General Partner pursuant to this Section 16.5.A.2, the Series A Tendering Party shall no longer have the right to cause the Partnership to effect a Series A Redemption of such Tendered Series A Units and, upon notice to the Series A Tendering Party by the General Partner, given on or before the close of business on the Cut-Off Date, that the General Partner has elected to acquire some or all of the Tendered Series A Units pursuant to this Section 16.5.A.2, the obligation of the Partnership to effect a Series A Redemption of the Tendered Series A Units as to which the General Partner’s notice relates shall not accrue or arise. A number of Registered REIT Shares equal to the product of the Applicable Percentage and the Series A REIT Shares Amount, if applicable, shall be delivered by the General Partner as duly authorized, validly issued, fully paid and non-assessable Registered REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit. Apart from the requirement that any REIT Shares issued pursuant to this Section 16.5.A.2 must be Registered REIT Shares, neither any Series A Tendering Party whose Tendered Series A Units are acquired by the General Partner pursuant to this Section 16.5.A.2, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the General Partner to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 16.5.A.2, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the General Partner and any such Person. Subject to Section 16.5.A.5 below, but otherwise notwithstanding any other delay in such delivery, the Series A Tendering Party shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Series A Redemption Date.

(3) Notwithstanding the provisions of Section 16.5.A.1 and 16.5.A.2 hereof, the Series A Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited by the Ownership Limit. To the extent that any attempted Series A Redemption or acquisition of the Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof would be in violation of this Section 16.5.A.3, it shall be null and void ab initio, and the Series A Tendering Party shall not acquire any rights or economic interests in REIT Shares otherwise issuable by the General Partner under Section 16.5.A.2 hereof or cash otherwise payable under Section 16.5.A.1 hereof.

(4) If the General Partner does not elect to acquire the Tendered Series A Units pursuant to Section 16.5.A.2 hereof:

(i) The Partnership may elect to raise funds for the payment of the Series A Cash Amount either (a) by requiring that the General Partner contribute to the Partnership funds from the proceeds of a registered public offering by the General Partner of REIT Shares sufficient to purchase the Tendered Series A Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership. Any proceeds from a public offering that are in excess of the Series A Cash

Amount shall be for the sole benefit of the General Partner. The General Partner shall make a Capital Contribution of any such amounts to the Partnership for an additional General Partner Interest. Any such contribution shall entitle the General Partner to an equitable Percentage Interest adjustment.

(ii) If the Series A Cash Amount is not paid on or before the Specified Series A Redemption Date, interest shall accrue with respect to the Series A Cash Amount from the day after the Specified Series A Redemption Date to and including the date on which the Series A Cash Amount is paid at a rate equal to the greater of (x) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate) and (y) the Applicable Rate.

(5) Notwithstanding anything to the contrary in this Section 16.5.A:

(i) If (x) the Board of Directors determines that the filing of a registration statement covering the issuance of Registered REIT Shares or the use of any related prospectus would be materially detrimental to the General Partner because such action would require the disclosure of material information that the General Partner has a bona fide business purpose for preserving as confidential or the disclosure of which would materially impede the General Partner’s ability to consummate a significant transaction or (y) as of an applicable Specified Series A Redemption Date a registration statement under the Securities Act is not then effective, then in either case the General Partner shall be entitled to delay the Specified Series A Redemption Date for a period of up to forty-five (45) consecutive days by delivering written notice thereof to the Series A Tendering Party not less than five (5) Business Days prior to the then-applicable Specified Series A Redemption Date; provided, however, that (A) the General Partner shall not be entitled to exercise such right with respect to a particular Qualifying Series A Party more than two (2) times in any twenty-four month period, (B) more than once with respect to any particular Preferred Tendered Units or (C) less than 30 days after a Specified Series A Redemption Date that was delayed in respect of a particular Qualifying Series A Party pursuant to this paragraph.

(ii) If the General Partner is unable to deliver Registered REIT Shares on the Specified Series A Redemption Date (after giving effect to any delay thereto in accordance with the foregoing), then the General Partner shall be required to purchase for cash on the Specified Series A Redemption Date any Tendered Series A Units that it had previously elected to acquire for Registered REIT Shares, such purchase price to be based upon the Series A Cash Amount used in calculating the applicable Series A REIT Shares Amount. If such purchase price is not paid on or before the Specified Redemption Date (after giving effect to any delay thereto in accordance with the foregoing), such purchase price shall accrue interest in a manner consistent with Section 16.5.A.4(ii), mutatis mutandis.

(6) Notwithstanding the provisions of Section 16.5.A.2 hereof, the General Partner shall not, under any circumstances, elect to acquire any Tendered Series A Units in exchange for Registered REIT Shares if such exchange would be prohibited under the Charter.

(7) Notwithstanding anything herein to the contrary (but subject to Section 16.5.A.3 hereof), with respect to any Series A Redemption (or any tender of Series A Preferred Units for redemption if the Tendered Series A Units are acquired by the General Partner pursuant to Section 16.5.A.2 hereof) pursuant to this Section 16.5:

(i) All Series A Preferred Units acquired by the General Partner pursuant to Section 16.5.A.2 hereof shall automatically, and without further action required, be converted into and deemed to be a General Partner Interest comprised of a number of Common Units equal to the number REIT Shares issued in respect of such acquisition.

(ii) Subject to the Ownership Limit, no Series A Tendering Party may effect a Series A Redemption for less than one thousand (1,000) Series A Preferred Units or, if such Series A Tendering Party holds (as a Series A Limited Partner or, economically, as an Assignee) less than one thousand (1,000) Series A

Preferred Units, all of the Series A Preferred Units held by such Series A Tendering Party, unless, in each case, otherwise agreed to by the General Partner in its sole and absolute discretion.

(iii) If (a) a Series A Tendering Party surrenders its Tendered Series A Units during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such Partnership distribution, and (b) the General Partner elects to acquire any of such Tendered Series A Units in exchange for Registered REIT Shares pursuant to Section 16.5.A.2, such Series A Tendering Party shall pay to the General Partner on the Specified Series A Redemption Date an amount in cash equal to the portion of the Partnership distribution in respect of the Tendered Series A Units exchanged for Registered REIT Shares, insofar as such distribution relates to the same period for which such Series A Tendering Party would receive a distribution in respect of such Registered REIT Shares.

(iv) The consummation of such Series A Redemption (or an acquisition of Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Act.

(v) The Series A Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Series A Preferred Units subject to any Series A Redemption, and be treated as a Series A Limited Partner or an Assignee, as applicable, with respect to such Series A Preferred Units for all purposes of this Agreement, until such Preferred Units are either paid for by the Partnership pursuant to Section 16.5.A.1 hereof or transferred to the General Partner and paid for, by the issuance of the Registered REIT Shares or otherwise, on the Specified Series A Redemption Date. Until a Specified Series A Redemption Date and an acquisition of the Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof, the Series A Tendering Party shall have no rights as a stockholder of the General Partner with respect to the Registered REIT Shares issuable in connection with such acquisition.

(vi) No fractional Registered REIT Shares shall be issued upon the redemption of any Tendered Series A Units. If the redemption of any Tendered Series A Units otherwise would result in the issuance of a fractional Registered REIT Shares, the General Partner shall pay a cash amount in lieu of issuing such fractional Registered REIT Shares in an amount equal to such fractional interest multiplied by the Value of a REIT Share used in determining the Series A REIT Shares Amount.

(8) In connection with an exercise of redemption rights pursuant to this Section 16.5, except as otherwise agreed by the General Partner, in its sole and absolute discretion, the Series A Tendering Party shall submit the following to the General Partner, in addition to the Series A Notice of Redemption:

(i) A written affidavit, dated the same date as the Series A Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Series A Tendering Party and (ii) to the best of their knowledge any Related Party and (b) representing that, after giving effect to the Series A Redemption or an acquisition of the Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof, neither the Series A Tendering Party nor to the best of their knowledge any Related Party will own REIT Shares in violation of the Ownership Limit;

(ii) A written representation that neither the Series A Tendering Party nor to the best of their knowledge any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Series A Redemption or an acquisition of the Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof on the Specified Series A Redemption Date; and

(iii) An undertaking to certify, at and as a condition to the closing of (i) the Series A Redemption or (ii) the acquisition of the Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof on the Specified Series A Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Series A Tendering Party and to the best of their knowledge any Related Party remain unchanged from that disclosed in the affidavit required by Section 16.5.A(8)(i) or (b) after giving effect to the Series A Redemption or an acquisition of the Tendered Series A Units by the General Partner pursuant to Section 16.5.A.2 hereof, neither the Series A Tendering Party nor to the best of their knowledge any Related Party shall own REIT Shares in violation of the Ownership Limit.

B. Redemption at Partnership’s Option. In connection with or after any General Partner Fundamental Change, the Partnership shall have the right, in its sole discretion (the “Partnership Series A Redemption Right”), to redeem all or any portion of the Series A Preferred Units held by any Holder thereof at a redemption price, to be paid in cash, per unit equal to the Series A Cash Amount. The Partnership Series A Redemption Right shall be exercised pursuant to a notice of redemption delivered to the applicable Holder by the General Partner (i) if in connection with a General Partner Fundamental Change, at least five (5) Business Days, but not more than forty-five (45) Business Days, prior to the consummation of the applicable General Partner Fundamental Change or (ii) if after a General Partner Fundamental Change, at least thirty (30) Business Days prior to the date set forth in the notice of redemption on which the Partnership will exercise its Partnership Series A Redemption Right. In the case of a notice of redemption delivered in connection with a General Partner Fundamental Change, such notice of redemption may be conditioned on the consummation of such General Partner Fundamental Change; any other exercise of the Partnership Series A Redemption Right shall be irrevocable. Such Preferred Unit Redemption shall occur on the date specified in the notice of redemption, which shall in no event be prior to the consummation of a General Partner Fundamental Change. For the sake of clarity, the General Partner may exercise the Partnership Series A Redemption Right from time to time after the consummation of any General Partner Fundamental Change. The General Partner shall use commercially reasonable efforts to ensure that any amounts paid in redemption of Series A Preferred Units under this Agreement shall be paid out of any Available Cash remaining after any accrued but previously unpaid amounts described in Section 16.3 shall have been distributed to all of the Series A Limited Partners entitled to such amounts.

C. Redemption Generally. Each Series A Limited Partner or other Holder of Series A Preferred Units covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership free and clear of all liens and, notwithstanding anything herein contained to the contrary, the Partnership shall not be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Series A Limited Partner and other Holder of Series A Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership, such Series A Limited Partner or Holder shall assume and pay such transfer tax.

Section 16.6 Conversion.

A. Series A Conversion Right.

(1) After the 3-year anniversary of the date of this Agreement and from time to time thereafter, each Qualifying Series A Party shall have the right to convert all or any portion of its Series A Preferred Units to Common Units (a “Series A Conversion”), subject to the terms and provisions of this Section 16.6 (the “Series A Conversion Right”). Upon a Qualifying Series A Party’s election to exercise the Series A Conversion Right, the Series A Preferred Units for which the Series A Conversion Right is exercised shall be converted into a number of Common Units equal to the Series A Conversion Amount. Notwithstanding anything to the contrary in this Agreement, the General Partner may, at its option, elect to pay on the applicable Series A Conversion Date all or any portion of any distributions accrued on the Series A Preferred Units tendered for conversion through the Series A Conversion Date, in which event the Series A Cash Amount used in determining the Series A Conversion Amount shall not include the amount of such distributions.

(2) No fractional Common Units shall be issued upon the conversion of any Series A Preferred Units. If the conversion of any Series A Preferred Units otherwise would result in the issuance of a fractional Common

Unit, the General Partner shall pay a cash amount in lieu of issuing such fractional Common Unit in an amount equal to (a) such fractional interest multiplied by (b) the product of (x) the Value of a REIT Share used in determining the Series A Conversion Amount and (y) the Adjustment Factor used in determining the Series A Conversion Amount.

(3) The Series A Converting Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Series A Preferred Units subject to any Series A Conversion, and be treated as a Series A Limited Partner or an Assignee, as applicable, with respect to such Series A Preferred Units for all purposes of this Agreement, until such Series A Preferred Units have been converted into Common Units on the applicable Series A Conversion Date. Until such conversion on such Series A Conversion Date, the Series A Converting Party shall have no rights as a Limited Partner with respect to the Common Units issuable in connection with such conversion.

B. Series A Conversion Right Procedures.

(1) Any Series A Conversion shall be exercised pursuant to a Series A Notice of Conversion delivered to the General Partner by the applicable Qualifying Series A Party (the “Series A Converting Party”).

(2) As promptly as practicable after the receipt of the Series A Notice of Conversion, the General Partner shall issue and shall deliver or cause to be issued and delivered to such Holder (A) a number of Common Units equal to the Series A Conversion Amount, such Common Units to be duly authorized and validly issued in accordance with this Agreement and free of any pledge, lien, encumbrance or restriction, other than as set forth in this Agreement or under the Securities Act and relevant state securities or “blue sky” laws, (B) payment of accrued distributions through the Series A Conversion Date if the General Partner elects to pay such distributions pursuant to Section 16.6.A.1 and (C) cash for any fractional Common Unit in accordance with Section 16.6.A.2.

(3) Each Series A Conversion shall be deemed to have been made at the close of business on the date that the General Partner receives the Series A Notice of Conversion or, if such date is not a Business Day, the close of business on the next Business Day (the “Series A Conversion Date”), so that the rights of the Holder thereof as to the Series A Preferred Units being converted shall cease except for the right to receive the Common Units and, if applicable, the other items set forth in Section 16.6.B.2, and the Qualifying Series A Party entitled to receive Common Units shall be treated for all purposes as having become the Holder of those Common Units at that time. If such Holder was a Series A Limited Partner prior to such Series A Conversion, then such Series A Limited Partner shall thereafter be a Limited Partner in respect of such Common Units. If such Holder was an Assignee prior to such Series A Conversion, then such Assignee shall thereafter be an Assignee in respect of such Common Units.

(4) No Series A Converting Party may effect a Series A Conversion for less than one thousand (1,000) Series A Preferred Units or, if such Series A Converting Party holds (as a Series A Limited Partner or, economically, as an Assignee) less than one thousand (1,000) Series A Preferred Units, all of the Series A Preferred Units held by such Series A Converting Party, unless, in each case, otherwise agreed to by the General Partner in its sole and absolute discretion.

C. Effect of Business Combinations.

(1) In the case of any (i) any recapitalization, reclassification or change of outstanding Common Units (other than changes resulting from a subdivision or combination), (ii) a consolidation, merger or combination involving the Partnership, (iii) a sale, conveyance or lease to another corporation or entity of all or substantially all of the Partnership’s property and assets (other than to one or more of the General Partner’s subsidiaries) or (iv) an exchange of substantially all Common Units for securities of another entity (each of the foregoing, a “Business Combination”), in each case, as a result of which Holders of Common Units are entitled to receive securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Units, a Qualifying Series A Party shall be entitled thereafter to convert its Series A Preferred Units into the kind and amount of securities or other property or assets (including cash or any combination thereof) which the Qualifying Series A Party would have owned or been entitled to receive upon such Business Combination as if such Qualifying Series A Party had converted its Series A Preferred Units immediately prior to the consummation thereof. In the event that Holders of Common Units have the opportunity to elect the form of consideration to be received in such Business Combination, the General Partner shall make adequate provision whereby each Holder of Series A Preferred Units shall have a reasonable opportunity to determine the form of consideration into which all of such Holder’s Series A Preferred Units shall be convertible from and after the effective date of such Business Combination.

(2) The General Partner shall provide notice of the opportunity to determine the form of such consideration by posting such notice to the General Partner’s transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Holders of Series A Preferred Units shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. None of the foregoing provisions shall affect the right of a Qualifying Series A Party to convert its Series A Preferred Units into Common Units prior to the effective date of such Business Combination.

Section 16.7 Voting Rights.

A. General. Except as required by any non-waivable provision of the law of the State of Maryland or as expressly set forth Sections 7.3.B, 7.3.D, 13.1.A, 14.2, 15.7.B and this Section 16.7, the Series A Limited Partners shall have no voting rights whatsoever on any matter relating to the Partnership, whether under the Act, at law, in equity or otherwise, and the Consent of the Series A Limited Partners shall not be required for the taking of any action by the Partnership or the General Partner, regardless of the effect that such action may have upon the rights, preferences or privileges of the Series A Preferred Units.

B. Additional Consent Rights. So long as any Series A Preferred Units remain outstanding, the Consent of the Series A Limited Partners will be required to:

(1) Authorize, designate or issue any class or series of Partnership Interests ranking pari passu with or senior to the Series A Preferred Units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Partnership;

(2) Increase the authorized or issued amount of Series A Preferred Units;

(3) Amend, alter or repeal the provisions of this Article 16, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Partnership’s assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference or privilege of the Series A Preferred Units; provided, however, that, with respect to any Event (and subject to clause (4) immediately below, if applicable), so long as the Series A Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Partnership may not be the surviving entity and the surviving entity may not be a limited partnership, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences or privileges of Series A Preferred Units, and in such case no Consent of the Series A Limited Partners shall be required with respect to the occurrence of any such Event; or

(4) Effect any General Partner Fundamental Change, provided, however, that, with respect to any General Partner Fundamental Change (and subject to clause (3) immediately above, if applicable), so long as the provisions of Section 16.8, or substantially identical provisions thereto set forth in the organizational documents of any Surviving Partnership, shall be effective after the consummation of such General Partner Fundamental Change, no Consent of the Series A Limited Partners shall be required with respect to such General Partner Fundamental Change.

Section 16.8 Provisions Effective After General Partner Fundamental Change.

The following provisions shall become effective only upon consummation of a General Partner Fundamental Change, and then only and for so long as any Series A Preferred Units shall remain outstanding:

A. Minimum Tax Distributions. From and after the date a General Partner Fundamental Change is consummated, if the amount distributed to each Series A Limited Partner pursuant to Section 5.1 and Section 16.3 with respect to any Partnership Year is less than an amount equal to (i) the amount of taxable income allocated to such Series A Limited Partner pursuant to Article 6 multiplied by (ii) 40%, then the Partnership shall make distributions not later than the Series A Preferred Unit Distribution Payment Date in March of the year following the Partnership Year to which such distributions relate in an amount equal to the product of clause (i) and (ii) above reduced by the aggregate amount of distributions made to such Series A Limited Partner under Section 5.1 and Section 16.3 with respect to such Partnership Year. Distributions required by this Section 16.8.A shall be made without regard to the availability of Available Cash. If the Partnership does not have sufficient Available Cash to fund the distribution required by this Section 16.8.A, the General Partner shall, subject to the other limitations of this Agreement, take such action as may be necessary to create sufficient funds to permit such distribution. Any distributions made pursuant to this Section 16.8.A shall be treated as having been made by the Partnership pursuant to Section 5.1 and Section 16.3 for all purposes hereunder.

B. Minimum Equity Requirement. From and after the date a General Partner Fundamental Change is consummated, so long as any Series A Preferred Units are thereafter outstanding, at any time and from time to time, the General Partner, in its capacity as general partner and/or as a limited partner of the Partnership, and its Affiliates shall own an aggregate of at least 33% of the equity in the Partnership through the ownership of Junior Units (the “Equity Requirement”), with the equity in the Partnership being valued based on the excess of the Gross Asset Value over Indebtedness and taking into account the Series A Preference as equity. If any Series A Preferred Unit owned by a Qualifying Series A Party is redeemed pursuant to Section 16.5, the General Partner will have the right to reduce its ownership of the equity in the Partnership to a minimum of 33% of such equity based upon the criteria set forth in the preceding sentence after such redemption, by making distributions (in cash or in-kind) to redeem a portion of its Junior Units, so long as such distributions are in compliance with Section 5.1 and Section 16.3 and the first sentence of this Section 16.8.B.

C. Leverage Restrictions. From and after the date a General Partner Fundamental Change is consummated, so long as any Series A Preferred Units are thereafter outstanding:

(1) The Partnership shall not incur additional Indebtedness if its Leverage Ratio exceeds 50% (the “50% Leverage Ratio”).

(2) The Partnership’s Leverage Ratio shall not exceed 60% at any time; provided, however, that if the Partnership’s Leverage Ratio exceeds 60%, it shall have a period of 180 days to cause its Leverage Ratio to fall below 60%.

(3) Notwithstanding the foregoing, (i) in the event of any redemption or conversion of any Series A Preferred Units pursuant to Sections 16.5 or 16.6 of this Agreement, whether such redemption or conversion occurs before or after the consummation of the General Partner Fundamental Change pursuant to which this Section 16.8.C becomes effective, the Partnership shall have the right to increase its Indebtedness by an amount equal to the amount by which the aggregate Series A Preference has been reduced relative to the amount thereof as of the original issuance date of the Series A Preferred Units, so long as the Adjusted Leverage Ratio does not, as a result of such incurrence of Indebtedness, exceed 83%, and (ii) the Partnership shall have the right to increase its Indebtedness above the 50% Leverage Ratio to the extent, and only to the extent, necessary to satisfy the Partnership’s obligations to provide opportunities to Series A Limited Partners to guaranty Partnership Indebtedness or otherwise provide debt protection pursuant to agreements between the Partnership and the various Series A Limited Partners (but only if such obligation is not able to be satisfied through guaranties of the

Partnership’s Indebtedness that would not require the Partnership to increase its Indebtedness above the amount that would violate the 50% Leverage Ratio).

(4) As used in this Article 16, (i) “Leverage Ratio” means the ratio of the sum of the total Indebtedness of the Partnership and its consolidated Subsidiaries to the Partnership’s and its consolidated Subsidiaries’ Gross Asset Value, (ii) “Adjusted Leverage Ratio” means the ratio of (x) the sum of the total Indebtedness of the Partnership and its consolidated Subsidiaries plus the Series A Preference with respect to all of the then-outstanding Series A Preferred Units to (y) the Partnership’s and its consolidated Subsidiaries’ Gross Asset Value, and (iii) “Maximum Leverage Restriction” means the restrictions on the Partnership’s Leverage Ratio and Adjusted Leverage Ratio set forth in this Section 16.8.C.

D. Certain Remedies For Violations by the General Partner. If the Partnership is in violation of the Maximum Leverage Restriction following the cure period set forth in Section 16.8.C.3 above, or the General Partner is in violation of the Equity Requirement, Series A Limited Partners holding at least 10% of the then-outstanding Series A Preferred Units shall have the right to demand specific performance, including the right to demand the contribution of additional equity to the Partnership by the General Partner. No amounts may be distributed to the General Partner or any of its Affiliates pursuant to Section 5.1 and Section 16.3 during any period in which the General Partner is in violation of the Equity Requirement.

E. Provision of Certain Financial Information. From and after the date a General Partner Fundamental Change is consummated, so long as any Series A Preferred Units are thereafter outstanding, the Partnership shall provide quarterly unaudited financial statements and annual audited financial statements prepared by a nationally recognized independent accounting firm to the Series A Limited Partners which shall be in such detail as to allow the Series A Limited Partners to determine compliance with the Equity Requirement and the Maximum Leverage Restriction. The Partnership shall arrange for a nationally recognized independent accounting firm to compile financial data necessary to support compliance with the Equity Requirement and the Maximum Leverage Restriction and shall include the results of such accounting firm’s review in the annual financial reports delivered to the Series A Limited Partners. Additionally, the General Partner will certify to the Series A Limited Partners on a quarterly basis that it is in compliance with the Equity Requirement and that the Partnership is not in violation of the Maximum Leverage Restriction.

F. Termination. This Section 16.8 shall terminate immediately after such time as no Series A Preferred Units shall remain outstanding. Upon any such termination, this Section 16.8 shall be null, void and shall not affect in any way whatsoever the business or operations of the Partnership, the interpretation of this Agreement or the rights or obligations of any Person.

Section 16.9 Amendments. Notwithstanding anything to the contrary in this Agreement, all or any portion of this Article 16 may be amended with the Consent of the Series A Limited Partners and without the consent or approval of any other Partners.

Section 16.10 Exclusion of Other Rights. The Series A Limited Partners shall have no preferences, conversion or other rights, voting powers, restrictions, rights or limitations as to distributions, qualifications or terms or conditions of redemption other than as expressly set forth in this Agreement and any agreement or side letter entered into by the Partnership and any direct or indirect owner of the General Partner relating to the rights of the Series A Limited Partners on or after the date hereof, including, without limitation, any preferences, conversion or other rights, voting powers, restrictions, rights or limitations as to distributions, qualifications or terms or conditions of redemption provided to the Common Limited Partners and not expressly provided to the Series A Limited Partners.

ARTICLE 17

SERIES B PREFERRED UNITS

Section 17.1 Designation.

A series of Partnership Units in the Partnership designated as the “8.375% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”) is hereby established.

Section 17.2 Distributions.

A. Payment of Distributions. Subject to the rights of Holders of Series A Preferred Units as to the payment of distributions, in accordance with Section 5.1, the General Partner, as holder of the Series B Preferred Units, will be entitled to receive, when, as and if authorized by the General Partner, out of Available Cash, cumulative cash distributions per Series B Preferred Unit in an amount equal to the Series B Priority Return accrued thereon, at the applicable rate, in accordance with this Section 17.2. Such distributions shall accrue and be cumulative from and including the first date on which any REIT Series B Preferred Shares are issued (the “Series B Preferred Shares Original Issue Date”) and will be payable at the then applicable rate (each a “Series B Preferred Unit Distribution Payment Date”) (i) for the period from the Series B Preferred Shares Original Issue Date to December 31, 2010, on or about December 31, 2010, (ii) except as provided in clause (iii), for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on or about the last calendar day of each March, June, September and December, commencing on or about March 31, 2011, and (iii) to the extent that any Series B Preferred Unit is redeemed pursuant to Section 4.7.B after a Series B Distribution Record Date with respect to any distribution and before the payment date (determined in accordance with clause (i) or (ii)) of such distribution, in the event of a redemption of any Series B Preferred Unit, on the redemption date of such Unit; provided however, if any Series B Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise be payable on such date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series B Preferred Unit Distribution Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series B Preferred Unit Distribution Payment Date to such next succeeding Business Day. Distributions will be payable on Series B Preferred Units outstanding at the close of business on the applicable Series B Distribution Record Date. Each distribution is payable to holders of record of outstanding Series B Preferred Units as of the applicable Series B Distribution Record Date or date of redemption of such Series B Preferred Unit, as applicable. Notwithstanding any provision to the contrary contained herein, the distribution payable on each Series B Preferred Unit outstanding on any Series B Distribution Record Date shall be equal to the distribution paid with respect to each other Series B Preferred Unit that is outstanding on such date.

B. Distributions Cumulative. Distributions on the Series B Preferred Units will be cumulative from and including the Series B Preferred Shares Original Issuance Date, or, with respect to the special distribution right referred to in Section 17.2.E below, from, and including, the first date on which the dividend rate payable on the REIT Series B Preferred Shares is increased in accordance with the Series B Preferred Shares Terms. Distributions will accumulate from the Series B Preferred Shares Original Issuance Date or the most recent Series B Preferred Unit Distribution Payment Date to which accrued distributions have been paid, whether or not the terms and provisions set forth in Section 17.2.D hereof at any time prohibit the current payment of distributions, whether or not the Partnership has Available Cash or earnings and whether or not such distributions are authorized.

C. Restrictions on Distributions. No distributions on the Series B Preferred Units shall be authorized, declared, paid or set apart for payment at such time as the terms and provisions of any agreement of the General Partner, including any agreement relating to its indebtedness, prohibits the authorization, declaration, payment or setting apart for payment of dividends on the REIT Series B Preferred Shares or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

D. Priority as to Distributions.

(1) So long as any Series B Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared, paid or set apart for payment on any class or series of Parity Preferred Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series B Preferred Units and all distributions authorized and declared upon any class or series of Parity Preferred Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series B Preferred Units and such Parity Preferred Units.

(2) So long as any Series B Preferred Units are outstanding, no distributions (other than distributions paid solely in Units Junior to the Series B Preferred Units or in options, warrants or rights to subscribe for or purchase any Units Junior to the Series B Preferred Units) shall be declared or paid or set apart for payment with respect to any Units Junior to the Series B Preferred Units, nor shall any Units Junior to the Series B Preferred Units be redeemed, purchased or otherwise acquired for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any such Units, by the Partnership, directly or indirectly (other than a redemption, purchase or other acquisition of Common Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner, the Partnership or any subsidiary thereof, a conversion into or exchange for Units Junior to the Series B Preferred Units or options, warrants or rights to subscribe for or purchase Units Junior to the Series B Preferred Units or a purchase or redemption pursuant to Section 4.7.B), unless in each case full cumulative dividends on all outstanding shares of Series B Preferred Units for all past dividend periods shall have been paid or set apart for payment.

(3) If full cumulative distributions on the Series B Preferred Units for all past periods have not been declared and paid or declared and set apart for payment, except pursuant to Section 4.7.B, the Partnership may not purchase, redeem or otherwise acquire Series B Preferred Units in part or any Parity Preferred Units other than in exchange for Units Junior to the Series B Preferred Units or Parity Preferred Units or in exchange for options, warrants or rights to subscribe for or purchase any Units Junior to the Series B Preferred Units or Parity Preferred Units.

E. Special Distribution Rate. If, at any time, and for such period of time as, the dividend rate payable on the REIT Series B Preferred Shares is increased in accordance with the Series B Preferred Shares Terms, the Series B Priority Return shall be increased to 12.375% per annum on the stated value of $25.00 per Series B Preferred Unit (equivalent to the fixed annual amount of $3.09375 per Series B Preferred Unit).

F. No Further Rights. Notwithstanding anything in this Section 17.2, after full cumulative distributions on the outstanding Series B Preferred Units have been paid with respect to a distribution period, the General Partner, as holder of the Series B Preferred Units, will not be entitled to any further distributions with respect to that distribution period. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series B Preferred Units which remains payable.

Section 17.3 Liquidation Preference

A. Distributions. Upon any liquidation, dissolution or winding up of the affairs of the Partnership, voluntary or involuntary, distributions on the Series B Preferred Units shall be made in accordance with Article 13 hereof.

B. No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the General Partner, as holder of the Series B Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

C. Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Partnership with one or more entities or a sale or transfer of all or substantially all of the Partnership’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

Section 17.4 Rank

The Series B Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units, now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distribution rights and upon liquidation, dissolution or winding up, junior to the Series B Preferred Units; (ii) on a parity with all Parity Preferred Units; and (iii) junior to the Series A Preferred Units and any other class or series of Partnership Units the terms of which specifically provide that such Partnership Units shall rank senior to the Series B Preferred Units.

Section 17.5 Voting Rights

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series B Preferred Units.

Section 17.6 Transfer Restrictions

The Series B Preferred Units shall not be transferable except upon the redemption thereof in accordance with Section 4.7.B or to a successor General Partner in accordance with Section 11.2.

Section 17.7 No Conversion Rights

The Series B Preferred Units shall not be convertible into any other class or series of Partnership Interest or any other property of the Partnership.

Section 17.8 No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series B Preferred Units.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

GENERAL PARTNER:

HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation

By:
Name: Its:

LIMITED PARTNERS:

HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, as attorney-in-fact for the existing limited partners listed on Exhibit A hereto.

By:
Name: Its:

[ ]

By:
Name: Its:

As of [—], 2015

EXHIBIT A

PARTNERS AND PARTNERSHIP UNITS

Name and Address of Partners	Partnership Units (Type and Amount)

[TO BE UPDATED]

EXHIBIT B

EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on [            ] is 1.0 and (b) on [            ] (the “Partnership Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 REIT Shares issued and outstanding.

Example 1

On the Partnership Record Date, the General Partner declares a dividend on its outstanding REIT Shares in REIT Shares. The amount of the dividend is one REIT Share paid in respect of each REIT Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Partnership Record Date, the General Partner distributes options to purchase REIT Shares to all holders of its REIT Shares. The amount of the distribution is one option to acquire one REIT Share in respect of each REIT Share owned. The strike price is $4.00 a share. The Value of a REIT Share on the Partnership Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Partnership Record Date, the General Partner distributes assets to all holders of its REIT Shares. The amount of the distribution is one asset with a fair market value (as determined by the General Partner) of $1.00 in respect of each REIT Share owned. It is also assumed that the assets do not relate to assets received by the General Partner pursuant to a pro rata distribution by the Partnership. The Value of a REIT Share on the Partnership Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 – $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

EXHIBIT C

COMMON UNIT NOTICE OF REDEMPTION

To: Hudson Pacific Properties, Inc.

The undersigned Common Limited Partner or Assignee hereby irrevocably tenders for redemption [            ] Common Units in Hudson Pacific Properties, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of [—], 2015 as amended (the “Agreement”), and the Common Redemption Right referred to therein. The undersigned Common Limited Partner or Assignee:

(a) undertakes (i) to surrender such Common Units and any certificate therefor at the closing of the Common Redemption and (ii) to furnish to the General Partner, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 15.1.G of the Agreement;

(b) directs that the certified check representing the Common Unit Cash Amount, or the Common Unit REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Common Limited Partner or Assignee is a Qualifying Common Party,

(ii) the undersigned Common Limited Partner or Assignee has, and at the closing of the Common Redemption will have, good, marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Common Limited Partner or Assignee has, and at the closing of the Common Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein, and

(iv) the undersigned Common Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that he will continue to own such Common Units until and unless either (1) such Common Units are acquired by the General Partner pursuant to Section 15.1.B of the Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:	Name of Common Limited Partner or Assignee:

(Signature of Common Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Check Payable to:

Please insert social security or identifying number:

EXHIBIT D

SERIES A NOTICE OF REDEMPTION

To: Hudson Pacific Properties, Inc.

The undersigned Series A Limited Partner or Assignee hereby irrevocably tenders for redemption [            ] Series A Preferred Units in Hudson Pacific Properties, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of [—], 2015 as amended (the “Agreement”), and the Series A Redemption Right referred to therein. The undersigned Common Limited Partner or Assignee:

(a) undertakes (i) to surrender such Series A Preferred Units and any certificate therefor at the closing of the Series A Redemption and (ii) to furnish to the General Partner, prior to the Specified Series A Redemption Date, the documentation, instruments and information required under Section 16.5.A(8) of the Agreement;

(b) directs that the certified check representing the Series A Cash Amount, or the Series A REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Series A Limited Partner or Assignee is a Qualifying Series A Party,

(ii) the undersigned Series A Limited Partner or Assignee has, and at the closing of the Series A Redemption will have, good, marketable and unencumbered title to such Series A Preferred Units, free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Series A Limited Partner or Assignee has, and at the closing of the Series A Redemption will have, the full right, power and authority to tender and surrender such Series A Preferred Units as provided herein, and

(iv) the undersigned Series A Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that he will continue to own such Series A Preferred Units until and unless either (1) such Series A Preferred Units are acquired by the General Partner pursuant to Section 16.5.A.2 of the Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:	Name of Series A Limited Partner or Assignee:

(Signature of Series A Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Check Payable to:

Please insert social security or identifying number:

EXHIBIT E

SERIES A NOTICE OF CONVERSION

To: Hudson Pacific Properties, Inc.

The undersigned Series A Limited Partner or Assignee hereby irrevocably exercises its right to convert [            ] Series A Preferred Units in Hudson Pacific Properties, L.P. to Common Units in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of [—], 2015 as amended (the “Agreement”), and the Series A Conversion Right referred to therein. The undersigned Series A Limited Partner or Assignee:

(a) undertakes (i) to surrender such Series A Preferred Units and any certificate therefor at the closing of the Series A Conversion;

(b) directs that the Common Units and any certificate therefor and any payment made pursuant to Section 16.6.A(2) of the Agreement, deliverable upon the closing of such Series A Conversion be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Series A Limited Partner or Assignee is a Qualifying Series A Party,

(ii) the undersigned Common Limited Partner or Assignee has, and at the closing of the Series A Conversion will have, good, marketable and unencumbered title to such Series A Preferred Units, free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Series A Limited Partner or Assignee has, and at the closing of the Series A Conversion will have, the full right, power and authority to tender and surrender such Series A Preferred Units as provided herein, and

(iv) the undersigned Series A Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that he will continue to own such Series A Preferred Units until and unless such conversion transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:	Name of Series A Limited Partner or Assignee:

(Signature of Series A Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Common Units (and Check Payable, if applicable) to:

Please insert social security or identifying number:

Annex E

OPINION OF WELLS FARGO SECURITIES, LLC

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

December 6, 2014

The Board of Directors

Hudson Pacific Properties, Inc.

11601 Wilshire Boulevard, Sixth Floor

Los Angeles, California 90025

The Board of Directors:

The Board of Directors (the “Board”) of Hudson Pacific Properties, Inc., a Maryland corporation (“Hudson”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to Hudson of the Aggregate Consideration (as hereinafter defined) to be paid pursuant to an Asset Purchase Agreement (the “Agreement”) to be entered into among Hudson, Hudson Pacific Properties, L.P., a Maryland limited partnership for which Hudson is the General Partner (“Hudson OP”), and the entities (each of which is an affiliate of The Blackstone Group (“Blackstone”)) specified on an annex to the Agreement (collectively, the “Sellers”). The Agreement provides, among other things, for the acquisition by Hudson of all right, title and fee or leasehold interests in, and the assumption by Hudson of certain liabilities related to, various properties owned or leased by the Sellers as specified in the Agreement (collectively, the “Properties” and, such acquisition, the “Transaction”) in exchange for aggregate consideration consisting of (i) $1.75 billion in cash (the “Cash Consideration”) and (ii) 63,474,791 aggregate shares of the common stock, par value $0.01 per share, of Hudson (“Hudson Common Stock”) and common units of partnership interest in Hudson OP (“Hudson OP Units”) (such aggregate number of shares of Hudson Common Stock and Hudson OP Units, the “Equity Consideration” and, such Equity Consideration collectively with the Cash Consideration, the “Aggregate Consideration”), subject to adjustment and proration (in each case, as to which we express no opinion) as specified in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft, dated December 5, 2014, of the Agreement, including the financial terms of the Transaction;

•	Reviewed certain publicly available business, financial and other information regarding Hudson, including information set forth in Hudson’s annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 and quarterly report on Form 10-Q for the period ended September 30, 2014;

•	Reviewed certain other business and financial information regarding the Properties and Hudson furnished to us by and discussed with representatives of Blackstone and the management of Hudson, including financial forecasts and estimates relating to the Properties for the fiscal years ending December 31, 2015 through December 31, 2025 prepared by representatives of Blackstone as adjusted by the management of Hudson and financial forecasts and estimates relating to Hudson for the fiscal years ending December 31, 2015 through December 31, 2019 prepared by the management of Hudson;

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

•	Discussed with representatives of Blackstone and the management of Hudson the operations and prospects of the Properties and Hudson, including the historical financial performance and trends in the results of operations of the Properties and Hudson;

•	Discussed with the management of Hudson the strategic rationale for the Transaction and financial and strategic benefits anticipated by such management to result from the Transaction;

•	Participated in discussions and negotiations among representatives of Hudson, Blackstone and their respective advisors regarding the proposed Transaction;

•	Reviewed reported prices and trading activity for Hudson Common Stock;

•	Compared certain financial data of Hudson with similar data of certain other publicly traded companies that we deemed relevant in evaluating Hudson;

•	Analyzed the estimated net asset values of the Properties and Hudson’s real estate portfolio and other assets based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by representatives of Blackstone and the management of Hudson;

•	Analyzed the estimated present value of the future cash flows of the Properties and the estimated present value of the future dividends per share of Hudson based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by representatives of Blackstone and the management of Hudson; and

•	Considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the management of Hudson and representatives of Blackstone that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates (as adjusted, in the case of financial forecasts and estimates relating to the Properties, by the management of Hudson) and other information utilized in our analyses, we have been advised by the management of Hudson and representatives of Blackstone and, at the direction of Hudson, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of such management and representatives as to the future financial performance of the Properties and Hudson, the potential pro forma financial effects of the Transaction and the other matters covered thereby. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, business or prospects of the Properties or Hudson since the respective dates of the most recent financial statements and other information provided to us and that the financial forecasts relating to the Properties reviewed by us reflect all assets and liabilities to be acquired or assumed by Hudson in the Transaction. We have relied, at the direction of Hudson, upon the assessments of the management of Hudson and representatives of Blackstone as to (i) the potential impact on the Properties and Hudson of certain trends and other developments in, and prospects for, the commercial real estate market and related credit and financial markets and (ii) the terms upon which certain Properties are subject to certain rights of first refusal, rights of first opportunity or other rights and the potential impact thereof on such Properties and

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

the Transaction. We have assumed, with the consent of Hudson, that there will be no developments with respect to any such matters that would have an adverse effect on the Properties, Hudson or the Transaction (including the contemplated benefits thereof to Hudson) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, at the direction of Hudson, that no rights of first refusal, rights of first opportunity or other rights in respect of the Properties will be exercised and that there will be no adjustments to the Aggregate Consideration as a result thereof or otherwise that would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have not conducted physical inspections of the Properties or the properties or assets of Hudson or any other entity, nor have we made or been provided with any evaluations or appraisals of the Properties or the assets or liabilities (contingent or otherwise) of Hudson or any other entity. We also have not evaluated the solvency or fair value, as the case may be, of the Properties, Hudson or any other entity under state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, with the consent of Hudson, that Hudson will acquire and retain all Properties and rights contemplated to be acquired by Hudson in the Transaction, that there are no undisclosed liabilities relating to the Properties to be assumed by Hudson in connection with the Transaction and that Hudson will not directly or indirectly assume, retain or incur any liabilities relating to the Properties that are contemplated to be excluded as a result of the Transaction or otherwise.

In rendering our opinion, we have assumed, at the direction of Hudson, that the final form of the Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion, that the Transaction will be consummated in accordance with the terms described in the Agreement and related documents and in compliance with all applicable laws and other requirements, without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Transaction, no delay, limitation or restriction will be imposed or action will be taken that will have an adverse effect on the Properties, Hudson or the Transaction (including the contemplated benefits thereof to Hudson). We have been advised by the management of Hudson that Hudson has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed, at the direction of Hudson, that the Transaction will not adversely affect the status or operations of Hudson.

We are not expressing any opinion as to what the value of Hudson Common Stock or Hudson OP Units actually will be when issued or the prices at which such securities will trade or otherwise be transferable at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Board is aware, the credit, financial and stock markets have experienced significant volatility and we express no opinion or view as to any potential effects of such volatility on the Properties, Hudson or the Transaction (including the contemplated benefits thereof to Hudson). Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to Hudson of the Aggregate Consideration to be paid in the Transaction pursuant to the Agreement to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction, the form of the Aggregate Consideration, any adjustment to or proration or allocation of the Aggregate Consideration, or any stockholders, registration rights

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

or voting agreements or other agreement, arrangement or understanding entered into in connection with or contemplated by the Transaction or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Aggregate Consideration or otherwise. Our opinion also does not address the merits of the underlying decision by Hudson to enter into the Agreement or related documents or the relative merits of the Transaction compared with other business strategies or transactions available or which have been or might be considered by the management of Hudson or the Board or in which Hudson might engage. We also are not expressing any view or opinion with respect to, and with the consent of Hudson have relied upon the assessments of representatives of Hudson regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Hudson obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to Hudson in connection with the Transaction and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which will be payable upon consummation of the Transaction. Wells Fargo Securities and certain of its affiliates also expect to participate in the financing for the Transaction, including acting as sole arranger for the bridge financing for the Transaction, for which services Wells Fargo Securities and such affiliates will receive compensation. Hudson has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which we and such affiliates receive customary fees and, given certain policies and procedures designed to preserve the independence of our research and credit analysts, the views of such analysts may differ from those reflected in our analyses and opinion. Wells Fargo Securities and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Hudson, Blackstone and certain of their respective affiliates, for which Wells Fargo Securities and such affiliates have received and expect to receive fees including, during the past two years, having acted or acting as (i) syndication agent, co-documentation agent, joint bookrunner and/or joint lead arranger for, and as a lender under, certain credit facilities of Hudson and certain entities, according to publicly available information, in which Blackstone has an investment, a portion of the existing credit facilities of which may be repaid in connection with the Transaction and in respect of which certain Sellers may be guarantors, (ii) managing underwriter and bookrunner for various common and preferred equity and debt offerings of Hudson and certain entities, according to publicly available information, in which Blackstone has an investment and (iii) financial advisor, agent and broker to Hudson and Blackstone for sales of real estate assets and loans, real estate debt financings, and other transactions. Wells Fargo Securities and certain of its affiliates have, and certain of Wells Fargo Securities’ and such affiliates’ respective employees may have, direct or indirect investments in investment funds which, according to publicly available information, are managed or advised by Blackstone. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Hudson, Blackstone and certain of their respective affiliates for our and our affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. Our opinion does not constitute a recommendation to the Board

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

or to any other person or entity in respect of the Transaction, including as to how any securityholder should vote or act in connection with the Transaction or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Hudson.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

Annex F

OPINION OF HOULIHAN LOKEY CAPITAL, INC.

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

December 6, 2014

The Board of Directors

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd.

Los Angeles, CA 90025

Dear Board of Directors:

We understand that Hudson Pacific Properties, Inc. (the “Company”), Hudson Pacific Properties, L.P. (“OP” and, together with the Company, the “HPP Parties”), which is the Company’s operating partnership, and certain selling entities (the “Target Properties Sellers”), which are affiliated with The Blackstone Group L.P. (“Blackstone”), propose to enter into the Agreement (defined below) pursuant to which, among other things, OP will acquire from the Target Properties Sellers 26 office real estate properties located in Northern California (the “Target Properties” and also referred to in certain instances herein, collectively, as the “Target Portfolio”) and certain related assets (such acquisition, the “Transaction”), for aggregate consideration consisting of (a) $1,750,000,000 in cash (the “Cash Consideration”), (b) a number of newly-issued shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) equal to 9.8% of the total issued and outstanding shares of Company Common Stock (such Company Common Stock to be issued in the Transaction, the “Company Share Consideration”) and (c) a number of newly-issued common units in partnership interest in OP (“OP Units”) equal to 63,474,791 minus the number of shares of Company Common Stock to be issued as the Company Share Consideration (such OP Units to be issued in the Transaction, the “OP Unit Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion). For purposes hereof, the term “Aggregate Consideration” shall mean the Cash Consideration, the Company Share Consideration and the OP Unit Consideration.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Aggregate Consideration to be paid by the HPP Parties for the Target Properties in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Asset Purchase Agreement, dated as of December 6, 2014, among the HPP Parties and the Target Properties Sellers (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the HPP Parties that we deemed to be relevant;

3.	reviewed certain information relating to the Target Properties made available to us by the Company, including financial projections prepared by representatives of Blackstone relating to the Target

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

Properties for the fiscal years ending 2015 through 2024 as adjusted by the management of the Company;

4.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the HPP Parties made available to us by the Company, including (a) financial projections prepared by the management of the Company relating to the HPP Parties for the fiscal years ending 2014 through 2019 and (b) estimates discussed with the management of the Company as to the value of the HPP Parties’ undeveloped land;

5.	spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the Target Properties, the business, operations, financial condition and prospects of the HPP Parties, the Transaction and related matters;

6.	compared the financial and operating performance of the HPP Parties with that of other public companies that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Company Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. As you are aware, we have not been provided with access to Blackstone or its advisors. We assume that, were we to have access to Blackstone and its advisors, any information received from such parties would not materially affect or change our analyses or this Opinion. In addition, management of the Company has advised us, and we have assumed, that the financial projections (as adjusted by such management in the case of the financial projections prepared by representatives of Blackstone relating to the Target Properties) and other estimates reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Target Properties and the HPP Parties and as to the other matters covered thereby, and we express no opinion with respect to such projections and other estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the Target Properties or the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the HPP Parties since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We also have relied, at the direction of the Company, upon the assessments of the management of the Company as to (i) the potential impact on the Target Properties and the HPP Parties of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and (ii) the HPP Parties’ ability to retain key tenants of the Target Properties and integrate the Target Properties with the existing business of the HPP Parties, and we have assumed, at the direction of the Company, that there will be no developments with respect to any such matters that would be material in any respect to our analyses or this Opinion. This Opinion is based on analyses of the Target Properties in their entirety as a portfolio and on analyses of the HPP Parties as a consolidated entity. At the direction of the Company, we have relied upon and assumed, without independent verification, that Company Common Stock and OP Units are economically equivalent.

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also relied upon and assumed, without independent verification, that the Transaction will qualify for the intended tax treatment described in the Agreement for U.S. federal income tax purposes. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals (including, without limitation, ground lessor and tenant waivers, consents and estoppels) necessary for the consummation of the Transaction or otherwise material to our analyses or this Opinion will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or OP, or otherwise have an effect on the Transaction, the Company, OP, the Target Properties or any expected benefits of the Transaction, that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Aggregate Consideration pursuant to the Agreement (including, without limitation, adjustments for prorations or the elimination (if any) of certain Target Properties from the Transaction) will not be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the Target Properties or the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, OP, the Target Properties Sellers (with respect to the Target Properties or otherwise) or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion as to the price at which any of the Target Properties may be transferable at any time. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, OP or any of the Target Properties is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company, OP or any of the Target Properties is or may be a party or is or may be subject. We have been advised by the management of the Company, and have relied upon and assumed, without independent verification, that the Company has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT, and also have relied upon and assumed, without independent verification, that the Transaction will not adversely affect the REIT status of the Company.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the financing thereof, the Target Properties, the securities, assets, businesses or operations of the Company, OP or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, the Company, OP or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Company Common Stock, OP Units

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

or any other securities of the Company or OP actually will be when issued pursuant to the Transaction or the financing thereof or the price or range of prices at which Company Common Stock, OP Units or any other securities of the Company or OP may be purchased, sold or exchanged, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, OP, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, OP, one or more affiliates of Blackstone or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and/or its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and other financial services to Blackstone or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Blackstone (collectively, with Blackstone, the “Blackstone Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) having provided certain portfolio valuation, investment banking and financial advisory services to the Blackstone Group, (b) having acted as co-manager in connection with the initial public offering of Extended Stay America, which transaction closed in November 2013, (c) having acted co-manager in connection with a secondary offering of Extended Stay America, which transaction closed in August 2014, (d) having acted as financial advisor to Bluewater Thermal Solutions, a portfolio company of the Blackstone Group, in connection with a sale of the company, which transaction closed in October 2012, and (e) having acted as financial advisor to Travelport, a portfolio company of the Blackstone Group, in connection with its conversion of $498 million of PIK Loans into newly issued common equity and subordinated notes, which transaction closed in 2013. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial services to the Company, members of the Blackstone Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Blackstone, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with members of the Blackstone Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the Blackstone Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been asked to, and we do not, express any opinion with respect to any matter other than the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be paid by the HPP Parties for the Target Properties in the Transaction pursuant to the Agreement from a financial point of view, without regard to the terms of the stockholders agreement, registration rights agreement and amended OP partnership agreement (collectively, the “Investor Rights Agreements”) to be entered into in connection with the Transaction or the individual circumstances following the Transaction of the Target Properties Sellers and their affiliates or any other security holders of the Company or OP with respect to control, voting or other rights, aspects or relationships which may distinguish such holders. At the direction of the Board, we have evaluated the foregoing as if the Target Properties will be directly acquired by the Company in the Transaction. We also express no opinion as to the form or structure of the Aggregate Consideration or the allocation thereof among cash, Company Common Stock or OP Units or among the Target Properties. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, OP, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction (other than the Aggregate Consideration to the extent expressly specified herein) or otherwise, including, without limitation, any term or aspect of the Investor Rights Agreements or any contracts to be assumed by OP in the Transaction with respect to the Target Properties or any aspect of the financing for the Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or OP, or to any other party, except to the Company if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, OP or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, OP’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, OP’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, OP, the Target Properties Sellers, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, OP, any of the Target Properties Sellers or any other participant in the Transaction, or any of their respective assets (including any of the Target Properties), under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Consideration or otherwise, (ix) the appropriate capital structure of the Company and OP or whether the Company and OP should be issuing shares of Company Common Stock and OP Units, respectively, or any other type of security in the Transaction, or (x) the potential dilutive or other effects of the Transaction on the existing security holders of the Company and OP. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the

The Board of Directors

Hudson Pacific Properties, Inc.

December 6, 2014

Target Properties, the Company, OP, the Target Properties Sellers and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the HPP Parties for the Target Properties in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

Annex G

TARGET PROPERTY FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To EOP Operating Limited Partnership:

We have audited the accompanying combined statement of revenues and certain expenses (the “combined statement”) of Redwood Portfolio, a group of 26 office properties and two land parcels (collectively, “the Portfolio”) for the year ended December 31, 2013, and the related notes to the combined statement. These properties are under common ownership and management.

Management’s Responsibility for the Combined Statement

Management is responsible for the preparation and fair presentation of this combined statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Portfolio’s preparation and fair presentation of the combined statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2 to the combined statement of the Portfolio for the year ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 of the combined statement, which describes that the accompanying combined statement was prepared for the purpose of complying with the provisions of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 22, 2014

REDWOOD PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2013

(In thousands)

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(unaudited)
REVENUES:
Rental	$168,942	$230,383
Tenant reimbursements	27,428	34,543
Other property income	13,094	5,590

Total revenues	209,464	270,516

CERTAIN EXPENSES:
Property operating	51,639	66,428
Real estate taxes	18,737	24,810
Ground rent	11,127	15,537

Total certain expenses	81,503	106,775

REVENUES IN EXCESS OF CERTAIN EXPENSES	$127,961	$163,741

See accompanying notes to the combined statements of revenues and certain expenses.

REDWOOD PORTFOLIO

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED) AND THE YEAR ENDED

DECEMBER 31, 2013

1. Organization

On December 6, 2014, Hudson Pacific Properties, Inc. (the “Company”) entered into an agreement (the “Agreement”) to acquire 26 office properties and two vacant land parcels (the “Portfolio”) from indirect subsidiaries of EOP Operating Limited Partnership and Nantucket Parent LLC, which are in turn indirect subsidiaries of private equity funds sponsored by the Blackstone Group L.P. (“Management”).

The Portfolio is not a legal entity but rather a portfolio of office buildings and two vacant land parcels indirectly owned by private equity funds sponsored by The Blackstone Group L.P. The combined statements of revenues and certain expenses presented herein represent the combination of the office properties and vacant land parcels and related operations to be acquired pursuant to the Agreement.

The following table sets forth certain information related to the Portfolio (unaudited):

			Total Rentable Square Feet	Percent Occupied
Sub-Market	Number of Properties	Number of Buildings		September 30, 2014	December 31, 2013
Peninsula / San Francisco	18	55	4,742,910	77.8%	82.5%
Silicon Valley	8	22	3,459,902	87.0%	86.8%

Total	26	77	8,202,812	81.6%	84.3%

2. Basis of Presentation

The Combined Statements of Revenues and Certain Expenses (the “Statement(s)”) have been prepared on the accrual basis of accounting. The Statements are combined herein because the properties are under common ownership and management. The Statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and with the provisions of Rule 3-14 of Regulation S-X, which requires certain information with respect to real estate operations to be included within certain filings with the SEC. The Statements are not intended to be a complete presentation of the combined revenues and expenses for the Portfolio. The Statements exclude certain expenses such as depreciation and amortization, amortization of above-market and below-market leases, interest expense, non-recurring professional fees, corporate expenses and allocations such as management fees, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Portfolio.

In preparation of the accompanying audited annual Statement for the year ended December 31, 2013, the Portfolio has been evaluated for events and transactions occurring after such date through December 22, 2014 for recognition or disclosure purposes. Material transactions have been disclosed in the accompanying report.

The Statement for the nine months ended September 30, 2014 is unaudited. In the opinion of Management, the Statement reflects all adjustments necessary for the fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year of operations for the Portfolio.

In preparation of the accompanying unaudited interim Statement, the Portfolio has been evaluated for events and transactions occurring after September 30, 2014 for recognition or disclosure purposes. Based on this evaluation, there were no subsequent events from September 30, 2014 through December 22, 2014.

3. Summary of Significant Accounting Policies

Revenue and Expense Recognition—The Portfolio leases its office properties to tenants under agreements that are classified as operating leases. The Portfolio records rental revenue on a straight-line basis as it is earned during the lease term. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments change during the lease term. Straight-line rental revenue increased rental revenues that are contractually due from tenants by $76,000 (unaudited) for the nine months ended September 30, 2014 and decreased rental revenues by $0.6 million for the year ended December 31, 2013.

If a lease provides for tenant payment of building operating expenses, the Portfolio recognizes revenue associated with the recovery of those building operating expenses as those expenses are incurred. If a lease provides for rent based on the resolution of contingencies, such as achieving a level of sales by the tenant, the Portfolio recognizes revenue associated with rental contingencies when the contingency is resolved.

The Portfolio recognizes lease termination fees on a straight-line basis over the shortened remaining term of the lease. Lease termination fees are included in other property income on the accompanying Statements. For the nine months ended September 30, 2014 and the year ended December 31, 2013, the Portfolio recognized lease termination fees of $12.0 million (unaudited) and $1.8 million, respectively.

During the year ended December 31, 2013, the Portfolio recognized a $2.4 million restoration fee from a tenant to restore the space the tenant was vacating to agreed-upon terms. This fee is included in other property income for the year ended December 31, 2013.

Property operating expenses represent the direct expenses of operating the Portfolio and include repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operations of the Portfolio. Expenditures for maintenance and repairs are charged to operations as incurred.

Bad Debt Expense—The Portfolio provides for potentially uncollectible accounts receivables based on analysis of the risk of loss on specific accounts. The Portfolio incurred bad debt expense, which is included in property operating expenses in the accompanying Statements, of $80,000 (unaudited) and $64,000, for the nine months ended September 30, 2014 and for the year ended December 31, 2013, respectively.

Use of Estimates—The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires Management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions and conditions.

4. Future Minimum Rents

Space in the Portfolio’s rental properties is leased to tenants. The future minimum base rent to be received under non-cancelable tenant operating leases as of December 31, 2013, is summarized as follows (in thousands):

2014	$219,620
2015	192,767
2016	154,648
2017	108,208
2018	76,484
Thereafter	102,369

Total	$854,096

The Portfolio is subject to the usual business risks associated with the collection of the above scheduled rents.

In addition to minimum rents, the leases typically provide for other rents, which reimburse the Portfolio for specific property operating expenses, insurance and real estate taxes. These rents are not included in the table above.

Leases can also provide for additional rent based on increases in the Consumer Price Index. Such amounts are not included in the table above.

On May 30, 2014, a tenant executed a lease termination agreement to accelerate the expiration date of their lease to August 31, 2014. In conjunction with this lease termination agreement, the tenant paid a $9.5 million (unaudited) termination fee. The future minimum base rent to be received as of December 31, 2013 associated with this lease was $12.2 million and is included in the table above.

5. Future Minimum Lease Payments

Certain properties are subject to ground leases. We record ground rent expense on a straight-line basis over the term of the lease. Some of these leases require rental payments or rental payment increases based upon the appraised value of the property at specified dates, increases in pricing indexes, or certain financial calculations based on the operations of the respective property. Any incremental changes in the rental payments as a result of these adjustments are not included in the table below because the amount of the change is not determinable. Future minimum lease obligations under these noncancelable ground leases as of December 31, 2013, are as follows (in thousands):

2014	$9,616
2015	9,616
2016	9,616
2017	9,785
2018	10,705
Thereafter	345,522

Total	$394,860

The Portfolio includes a land parcel located at 919 East Hillsdale Boulevard, in Foster City, California, purchased on March 4, 2014 for $17.1 million (unaudited), which had previously been subject to a ground lease. The ground rent expense has been excluded from the Statements and the table above.

6. Tenant Concentrations

No tenant comprised more than 10% of the Portfolio’s rental revenue for the nine months ended September 30, 2014 (unaudited) or for the year ended December 31, 2013.

7. Related Party Transactions

The Portfolio utilizes Real State Insurance LLC (“Real State”), a wholly-owned subsidiary of the Portfolio’s common parent, to provide insurance services to the Portfolio. Fees paid to Real State for the nine months ended September 30, 2014 and for the year ended December 31, 2013 were $3.6 million (unaudited) and $5.0 million, respectively, and are included in property operating expense on the accompanying Statements.

Property management services for the office properties in the Portfolio are provided by Equity Office Management, L.L.C. (“EOM”), an indirect subsidiary of the Portfolio’s common parent. Fees paid to EOM for the nine months ended September 30, 2014 and for the year ended December 31, 2013 were $6.0 million (unaudited) and $8.2 million, respectively. These costs are not included in the Statements as they are not expected to be paid to EOM after the acquisition of the Portfolio by the Company.

8. Commitments and Contingencies

Environmental—As an owner of real estate, the Portfolio is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws has not had a material impact on the Portfolio’s combined financial condition and results of operations, and Management does not believe it will have such an impact in the future. However, Management cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on the properties within the Portfolio.

Litigation—The Portfolio is presently not subject to material litigation nor, to Management’s knowledge, is any material litigation threatened against the Portfolio, other than routine actions for alleged negligence and other claims and administrative proceedings arising in the ordinary course of business. Some of this litigation is expected to be covered by liability insurance or third party indemnifications. Management does not expect any of this litigation to have a material impact on the Statements.

******

Preliminary Copy Subject to Completion

Dated December 22, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by [            ], 2015.

Vote by Internet
• Go to www.investorvote.com/HPP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US

territories & Canada on a touch tone telephone

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A

+

The Board of Directors recommends you vote “FOR” Proposal Nos. 1 and 2:

For	Against	Abstain	For	Against	Abstain

1. The proposal to approve the issuance of up to an aggregate amount of 63,474,791 shares of common stock of Hudson Pacific Properties, Inc. and common units of limited partnership interest in Hudson Pacific Properties, L.P., as contemplated by the Asset Purchase Agreement, dated as of December 6, 2014, and as may be amended from time to time, by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the Seller Parties named therein.

☐	☐	☐

2. The proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient voetes at the time of the meeting to approve the equity issuance as contemplated by the Asset Purchase Agreement.

			☐	☐	☐

The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.    Comments — Please print your comments below.                    Meeting Attendance

Mark the box to the right	☐
if you plan to attend the
Special Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01M0IA

Special Meeting Admission Ticket

Special Meeting of Stockholders of Hudson Pacific Properties, Inc.

[            ], 2015, [            ] local time

[                    ]

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy for the Special Meeting of Stockholders of Hudson Pacific Properties, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the “Stockholder”) of Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Mark T. Lammas, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Stockholders of the Company to be held at [                    ], on [            ], [            ], 2015, at [        ] a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast “FOR” proposals one and two. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be Held on [            ], 2015:

Hudson Pacific Properties, Inc.’s Proxy Statement and 2013 Annual Report are available at http://www.edocumentview.com/HPP

Preliminary Copy Subject to Completion

Dated December 22, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Proxy for the Special Meeting of Stockholders

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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The Board of Directors recommends you vote “FOR” Proposal Nos. 1 and 2:

For	Against	Abstain	For	Against	Abstain

1. The proposal to approve the issuance of up to an aggregate amount of 63,474,791 shares of common stock of Hudson Pacific Properties, Inc. and common units of limited partnership interest in Hudson Pacific Properties, L.P., as contemplated by the Asset Purchase Agreement, dated as of December 6, 2014, and as may be amended from time to time, by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the Seller Parties named therein.

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2. The proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient voetes at the time of the meeting to approve the equity issuance as contemplated by the Asset Purchase Agreement.

			☐	☐	☐

The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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01M0JA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy for the Special Meeting of Stockholders of Hudson Pacific Properties, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the “Stockholder”) of Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Mark T. Lammas, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Stockholders of the Company to be held at [                    ], on [            ], [            ], 2015, at [            ]., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast “FOR” proposals one and two. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be Held on [                    ]:

Hudson Pacific Properties, Inc.’s Proxy Statement and 2013 Annual Report are available at http://www.edocumentview.com/HPP